QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on September 20, 2006

Registration No. 333-136257

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Vanguard Car Rental Group Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7514 (Primary Standard Industrial Classification Code Number)	03-0600354 (I.R.S. Employer Identification Number)

6929 North Lakewood Avenue
Suite 100
Tulsa, Oklahoma 74117
(918) 401-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Wesley C. Fredenburg
Senior Vice President, General Counsel and Secretary
6929 North Lakewood Avenue
Suite 100
Tulsa, Oklahoma 74117
(918) 401-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Stuart D. Freedman, Esq. Michael R. Littenberg, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Ph: (212) 756-2000 Fax: (212) 593-5955	Alan D. Schnitzer, Esq. Joseph H. Kaufman, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Ph: (212) 455-2000 Fax: (212) 455-2500

Approximate date of commencement of the proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Per Offering Price Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value	—	—	$300,000,000(1)	$32,100(2)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act.

(2)
The registrant previously paid this fee on August 2, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated September 20, 2006

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus

Vanguard Car Rental Group Inc.

                   shares

Common stock

This is an initial public offering of shares of common stock by Vanguard Car Rental Group Inc. We are offering             shares of our common stock, and our selling stockholders named in this prospectus are selling an additional             shares. We will not receive any proceeds from the sale of the shares by the selling stockholders.

Prior to the offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share of our common stock will be between $           and $           . We have applied to list our common stock for quotation on the New York Stock Exchange under the symbol "VCG."

		Per share		Total

Initial public offering price	$		$
Underwriting discounts and commissions	$		$
Proceeds, before expenses, to Vanguard Car Rental Group Inc.	$		$
Proceeds, before expenses, to selling stockholders	$		$

Our selling stockholders have granted the underwriters an option for a period of 30 days to purchase up to                           additional shares. We will not receive any proceeds from the sale of shares by the selling stockholders.

Investing in our common stock involves a high degree of risk. See "Risk factors" beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to investors on                           , 2006.

JPMorgan	Morgan Stanley
Bear, Stearns & Co. Inc.	Goldman, Sachs & Co.

                           , 2006.

(Artwork to be filed in a subsequent amendment)

i

About this prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. If any person provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common shares or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

ii

Prospectus summary

The following summary highlights selected information from this prospectus. It does not contain all the information that you should consider in making an investment decision and should be read together with the more detailed information appearing elsewhere in this prospectus, including the "Risk factors" section and the financial statements and related notes. Unless the context indicates otherwise, as used in this prospectus, "we," "our," "us," and "our company" refer to Vanguard Car Rental Group Inc. ("VCRG") and its consolidated subsidiaries, and "EMEA" refers to our operations in Europe, the Middle East and Africa.

Our company

We serve the daily car rental needs of both business and leisure travelers globally through a network of approximately 3,800 company-owned, franchised and licensed locations in 82 countries with a fleet of approximately 300,000 vehicles as of June 30, 2006. We operate primarily under the National Car Rental and Alamo Rent A Car brands. Based on 2005 airport concessionaire revenue data obtained from local airport authorities, we hold the third largest combined brand market share in the top 125 airports in the United States in which we have company-owned locations. We believe we have a leading combined brand market share based on revenues in the United Kingdom, operating at both on-airport and off-airport locations.

Through our National and Alamo brands, we offer two distinct daily car rental products with service attributes that meet the car rental needs of business and leisure customers. We believe that the National brand provides services attractive to frequent business travelers. Through our Emerald Club loyalty program and our Emerald Aisle service offering, we provide a car rental experience focused on speed of rental and return, such as allowing our customers to bypass the rental counter, choose their own car and obtain an E-Receipt (an electronic receipt that is automatically e-mailed to the customer). The National brand has a large and diverse customer base that includes more than one-third of the Fortune 500 companies.

We believe Alamo is a leading choice for leisure travelers in key U.S. tourist markets. Alamo provides a value-oriented car rental experience that includes services we believe are particularly attractive to vacation travelers. We use our information technology capabilities to differentiate Alamo from other leisure travel brands by offering our customers products and services to simplify their rental experience, such as Pre-Pay and Save (a prepaid rental product that provides customers a discount), Online Check-In (a service offering the ability to check in on the Internet and bypass the rental counter) and E-Vouchers (an electronic voucher for tour customers that documents the prepayment of the cost of a reserved rental car).

In 2005, we generated total revenues of $2,891.1 million, income before provision for income taxes of $184.8 million and net income of $105.3 million. For the six months ended June 30, 2006, we generated total revenues of $1,496.6 million, income before provision for income taxes of $54.5 million and net income of $38.6 million. We generated approximately 77% of our 2005 rental revenues in the United States. We derived approximately half of our 2005 combined U.S. and Canadian revenues from each of our National and Alamo brands. We estimate that our National brand contributed approximately two-thirds of our 2005 rental revenues in EMEA, and our Alamo and Guy Salmon brands contributed the remaining one-third.

Our markets

We operate in the global car rental industry, which represented a market with revenues in excess of $30 billion in 2005 as estimated by Datamonitor. Our business primarily focuses on the $19 billion U.S. market, which exhibited a 4.9% compound annual growth rate from 1991 to 2005 according to Auto Rental News. In addition, we compete in the European car rental market with a specific focus on the United Kingdom. These markets were estimated by Datamonitor to be $8.4 billion and $1.5 billion, respectively, in 2005.

In the United States, we operate primarily in on-airport and near-airport locations. The U.S. on-airport rental market represented approximately 60% of total U.S. car rentals in 2004 according to Datamonitor. Industry growth in the U.S. on-airport car rental market is driven primarily by economic growth which in turn stimulates airline traffic, or enplanements. From 2002 through 2005, U.S. domestic airline enplanements grew 5.2% per year according to the U.S. Department of Transportation. From 2005 to 2009, U.S. domestic enplanements are projected to grow at a compound annual growth rate of 2.4% per year based on U.S. Department of Transportation estimates.

In Europe, we operate in both on-airport and off-airport locations. The European car rental market is driven largely by economic growth in individual European countries. According to Datamonitor, this market is expected to grow from $8.4 billion in 2005 to $9.3 billion in 2009, representing a 2.7% compound annual growth rate. The off-airport business was approximately 60% of the European car rental market in 2005 according to The Thomson Corporation.

Our strengths

Strong and distinct global brands

We believe that the National Car Rental and Alamo Rent A Car brands are well recognized in leading car rental markets worldwide. The National brand is well-known by frequent business travelers for its Emerald Club loyalty program and Emerald Aisle premier service offerings. Emerald Club allows National customers to earn rewards such as rental upgrades, credit towards free rental days and airline travel miles.

We have positioned Alamo as the rental car brand that provides value and service for leisure travelers. We believe that Alamo is a leader in the industry at introducing customer-friendly products. Recent innovations include Online Check-In at Alamo.com which allows customers to bypass the rental counter, Pre-Pay and Save which provides customers a discount in exchange for prepaying for the cost of the rental at the time the reservation is made and E-Vouchers that replace paper intensive tour vouchers for domestic and international tour customers.

Established customer base

We have long-standing relationships with many leading customers in the business and leisure travel sectors. For example, National maintains commercial contracts with more than one-third of the Fortune 500 companies.

Through our Alamo brand, we have established preferred provider agreements with leading domestic and international tour companies, airlines and online and offline travel distributors. Multi-year contracts with domestic and international tour operators and major airline carriers provide Alamo access to a large customer base. In addition, Alamo has marketing and distribution agreements with leading internet travel sites such as Expedia, Orbitz, Travelocity and Priceline.

Industry leading information systems

Our recently upgraded, unified operating system integrates counter and online reservations, fleet usage and rate management data, which has given us better visibility and flexibility and enabled us to make more efficient operating decisions. As a result of the integration and upgrade of our systems, we have been able to enhance both our Nationalcar.com and Alamo.com websites and launch new products and services, including Online Check-In, Pre-Pay and Save, E-Receipt and E-Vouchers. These features enhance the customer experience, lower ongoing operating costs or reduce late cancellations and "no-shows".

Integrated fleet and revenue management systems

We manage our single fleet of cars between our two distinct brands by repositioning fleet for normal weekly and seasonal demand fluctuations as a result of the distinct customer groups we serve. With the National brand, we are able to contract with large corporate customers that provide a consistent level of business travel demand throughout the year, except during peak leisure travel periods. Conversely, the Alamo customer demand seasonally peaks during key leisure travel periods such as traditional holiday periods, when business travel is low. We use our integrated information technology system to adjust our pricing and marketing in response to customer demand dynamics and to further enhance our fleet management and utilization.

Lean cost structure

Since we acquired the operations of our predecessor, ANC Rental Corporation, or ANC, in 2003, we have realigned our business cost structure in the United States and Canada to enhance profitability through a number of significant cost reduction initiatives. These initiatives include the implementation of a unified operating system pursuant to a long-term technology outsourcing agreement with Perot Systems Corporation, or Perot; the consolidation and relocation of our corporate headquarters from Fort Lauderdale and Boca Raton, Florida to a single, lower cost facility in Tulsa, Oklahoma; and the consolidation of our U.S. reservation facilities. In addition, we implemented a management pay-for-performance philosophy which eliminates automatic annual compensation increases and which includes a significant component of at-risk pay.

Experienced and motivated management team

Led by industry veteran William E. Lobeck, we have an experienced management team with a strong track record in the rental car industry. Our senior management team has an average of 20 years in the travel and transportation industries. Members of our senior management team were part of the investor group that acquired our business in 2003. After giving effect to this offering, Mr. Lobeck and his family trusts will beneficially own approximately    % of our common stock and other members of our management team will beneficially own approximately     % of our common stock.

Our strategy

Grow our National Car Rental and Alamo Rent A Car brands

We have distinct growth strategies for the National and Alamo brands. To attract new National customers and increase rental activity with existing customers, we are continuing to expand our product and service offerings for the Emerald Club program. We recently introduced services that have enhanced rental activity by new corporate customers as well as our frequent renters. These services include E-Receipts and targeted marketing campaigns through email offers and joint marketing initiatives with airlines and travel clubs.

We have focused on positioning Alamo as the rental car brand for leisure travelers. We intend to accelerate the Alamo brand's growth through the use of our operating system and our Alamo.com website to enhance the speed and efficiency of our customers' experience. We believe that we can also build on Alamo's brand recognition among international travelers to the United States to grow the Alamo brand outside the United States.

Leverage recent technology infrastructure investments to support our brands, improve customer service and reduce our operating costs

Our integrated operating system has enabled us to create a leading presence on the internet, which is an increasingly important component of our customers' experience. We intend to further enhance the functionality of our National and Alamo websites to create an even more user-friendly customer experience, while facilitating communication, administration and data flow. Our operating system has allowed us to introduce innovative services that improve the speed and efficiency of our customers' experience and enhance our profitability. For example, we are testing touch screen car rental kiosks at the Dallas, Las Vegas, and Jacksonville airports. In tests, the new process reduces check-in time for customers by approximately 72% when compared to average queue and transaction times at traditional staffed counters. We believe that, if fully implemented, the touch-screen rental kiosks will allow us to increase the number of customers we serve at existing locations while decreasing customer check-in time.

Diversify fleet purchases

In light of the prevailing conditions in the automobile industry in the United States and Canada, we have taken steps to diversify our vehicle supply sources and improve our vehicle mix to better match the needs of our customers. While we expect that General Motors, or GM, and DaimlerChrysler will continue to be our primary vehicle suppliers, we have negotiated an increased supply of 2007 model year vehicles from our third largest provider, Toyota, as well as added new suppliers, including Kia, Volkswagen and Volvo. In our EMEA segment, we have significant experience operating a more diverse fleet.

Opportunistically acquire and expand our franchise business and develop other strategic relationships

We regularly review opportunities to acquire franchises in key markets in the United States and Canada. For example, in 2005, we acquired franchises in San Antonio, Texas and Albany, New York and, in August 2006, we acquired a franchise in Providence, Rhode Island. The selective acquisition of franchises in the United States and Canada is attractive for us as we believe we can generally reduce operating costs and improve performance by implementing our management model, reducing fleet costs and employing our information management systems. We also may selectively grant new franchises in smaller markets in the United States and Canada.

Our leading market share in the United Kingdom, combined with our strong network of company-owned and franchised locations, provides a platform for growth in the fragmented European market through the addition or formation of joint ventures or marketing alliances, the selective acquisition of franchisees and the addition of new company-owned locations. For example, in the first quarter of 2006, we entered into a new franchise agreement with an established rental car operator in southern Germany that added more than 40 locations. In addition to our focus on our core markets, we intend to continue the cost effective expansion of our global platform through strategic alliances or new franchisees in rapidly growing markets such as Asia and Central and South America. We believe these initiatives will not only increase rental transactions by providing a single-source solution for corporate procurement specialists of multi-national organizations and global tour operators, but also augment Alamo's inbound U.S. and Canadian international tour business.

The transactions

The refinancing

On June 14, 2006, certain of our U.S. and Canadian subsidiaries entered into new senior secured credit facilities with various lenders in an aggregate principal amount of up to $975 million, consisting of a revolving credit facility of up to $175 million (including a $25 million sub-facility for loans related to Canadian operations) and a term loan of $800 million. For further information concerning the senior secured credit facilities, see "Description of certain indebtedness—Non-vehicle related indebtedness" in this prospectus.

We used the proceeds under the term loan as follows: (1) $260.5 million to repay our existing non–vehicle indebtedness, including interest accrued to the repayment date, held by Cerberus (as defined under "—Our history and sponsor"), (2) $122.6 million to repurchase shares of preferred stock, including accrued and unpaid dividends, of Worldwide Excellerated Leasing Ltd., or Worldwide, held by Cerberus and Mr. Lobeck, and (3) $395.7 million to repay certain vehicle-related indebtedness.

We refer to the senior secured credit facilities and the application of proceeds therefrom as the "Refinancing".

The incorporation transactions

VCRG was incorporated in Delaware in July 2006 to become the direct parent holding company for Worldwide. This will occur prior to the consummation of this offering through the following transactions:

  •
  The contribution by the existing equityholders of Worldwide of their outstanding shares of Class A and Class B common stock of Worldwide in exchange for Class A and Class B common equity units of Vanguard Car Rental Holdings LLC, or VCR Holdings LLC, an entity formed on July 25, 2006 solely for the purpose of effecting the Incorporation Transactions. This transaction was consummated on August 1, 2006 and resulted in VCR Holdings LLC becoming the immediate parent company of Worldwide.

  •
  The merger of VCR Holdings LLC into VCRG. In the merger, assuming the sale in this offering of                           shares of our common stock at a price of $    per share, the midpoint of the estimated offering price range set forth on the cover page of this prospectus, each Class A common equity unit of VCR Holdings LLC will be converted into     shares of common stock of VCRG, and each Class B common equity unit of VCR Holdings LLC will be converted into             shares of common stock of VCRG.

We refer to these transactions as the "Incorporation Transactions".

The offering transactions

In this offering, we will issue             shares of our common stock and use the net proceeds to repay a portion of our indebtedness under our term loan, for general corporate purposes and to pay related fees and expenses as described under the "Use of Proceeds" section in this

prospectus. See "Use of proceeds." The selling stockholders will sell                           shares of our common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholders. Affiliates of certain of the underwriters will receive a portion of the net proceeds of the offering in their capacity as lenders under our term loan. See "Underwriting."

We refer to these transactions as the "Offering Transactions" and, together with the Refinancing and the Incorporation Transactions, as the "Transactions."

Our history and sponsor

The National Car Rental brand has been in use since 1947, and the Alamo Rent A Car brand has been in use since 1973. National and Alamo were separately owned businesses until the mid-1990s, when Republic Industries, Inc. (now AutoNation Inc.) acquired the domestic and international National and Alamo car rental businesses as well as certain other international car rental operations and operated both brands through its subsidiary, ANC. In 2000, ANC was spun off from AutoNation Inc. In November 2001, ANC filed for voluntary reorganization under Chapter 11 of the United States Bankruptcy Code. In October 2003, we acquired substantially all of the assets and worldwide operations of ANC. We refer to this transaction as the "Acquisition."

Founded in 1992, Cerberus Capital Management, L.P., through certain Cerberus-affiliated funds and managed accounts, which we collectively refer to as "Cerberus," owns a significant majority of our equity. Cerberus is an active worldwide investor that, together with its affiliates, manages funds and accounts with aggregate equity capital in excess of $18.0 billion as of June 30, 2006. Cerberus' primary businesses include distressed debt, private equity, secured lending, real estate and international investment funds.

Our corporate information

Our principal executive offices are located at 6929 North Lakewood Avenue, Suite 100, Tulsa, Oklahoma, 74117, and our telephone number is (918) 401-6000. Our website address is www.vanguardcar.com. The information contained on our website does not constitute a part of, nor is it incorporated into, this prospectus.

Ownership structure

The chart below illustrates our ownership and corporate structure after giving effect to the Transactions (assuming no exercise by the underwriters of their option to purchase an additional          shares of common stock from the selling stockholders to cover over-allotments).

The offering

Common stock offered by us	shares
Common stock offered by the selling stockholders	shares
Common stock to be outstanding immediately after this offering	shares
Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses of $ million, will be approximately $ million, assuming an initial public offering price of $ per share, the midpoint of the estimated offering price range set forth on the cover page of this prospectus.
We intend to use approximately $ million of the net proceeds to repay a portion of our indebtedness under our term loan and $ million of the net proceeds for general corporate purposes and to pay fees and expenses related to this offering. We will not receive any of the proceeds from sales of shares of our common stock by the selling stockholders in this offering, including the proceeds from the exercise of the underwriters' overallotment option. See "Use of proceeds."
Affiliates of certain of the underwriters will receive a portion of the net proceeds of the offering in their capacity as lenders under our term loan. See "Underwriting."
Dividend policy	We do not intend to pay cash dividends on our common stock for the forseeable future.
Proposed New York Stock Exchange symbol	"VCG"

Unless we specifically state otherwise, all information in this prospectus:

  •
  assumes an initial public offering price of $             per share, the midpoint of the estimated offering price range set forth on the cover page of this prospectus; and

  •
  excludes approximately             additional shares of common stock that will be reserved for issuance under our 2006 Equity Incentive Plan that we intend to adopt prior to the consummation of this offering.

Risk factors

For a discussion of risks relating to our company, our business and an investment in our common stock, see "Risk factors" beginning on page 13 and all other information set forth in this prospectus before investing in our common stock.

Summary consolidated historical
financial data

VCRG, the issuer of the common stock offered hereby, was recently formed to become the parent holding company for Worldwide. Worldwide was formed in 2003 for the purpose of acquiring substantially all of the assets of ANC out of bankruptcy and did not have any operations prior to the Acquisition. Although the effective date of the Acquisition was October 14, 2003, the effective date for accounting purposes was October 1, 2003. In this prospectus, we refer to the period prior to October 1, 2003 as the "Predecessor Period" and the period from and after October 1, 2003 as the "Successor Period," and we refer to ANC as the "Predecessor Company" and Worldwide as the "Successor Company."

We present below summary consolidated historical financial data of Worldwide. The following summary consolidated historical financial data as of December 31, 2005 and for the years ended December 31, 2004 and 2005 are derived from the audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated historical financial data as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 are derived from the unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

You should read the following financial data below in conjunction with "Capitalization," "Selected historical consolidated financial data," "Management's discussion and analysis of financial condition and results of operations" and the consolidated financial statements, including the notes thereto, in each case, included elsewhere in this prospectus.

	Six months ended June 30,		Years ended December 31,
($ in millions, except per share and operating data)	2006	2005	2005	2004

Statement of operations data:
Rental revenues	$1,456.8	$1,335.8	$2,815.0	$2,632.0
Total revenues	1,496.6	1,371.5	2,891.1	2,701.6
Costs and expenses:
Direct vehicle and operating costs	690.8	633.4	1,279.1	1,215.2
Revenue earning vehicle depreciation and lease charges, net	381.5	340.6	688.9	595.0
Selling, general and administrative	239.9	233.7	469.4	487.8
Interest expense, net:
Vehicle interest expense, net	119.9	110.9	231.9	162.1
Non-vehicle interest expense, net	17.8	20.8	39.6	41.2
Net (gain) loss from derivatives	(10.6)	3.8	(0.8)	2.0
Other (income) expense, net	2.8	0.9	(1.8)	(3.4)

Income before provision for income taxes	54.5	27.4	184.8	201.7
Provision for income taxes	15.9	12.2	79.5	30.0
Net income	$38.6	$15.2	$105.3	$171.7

Pro forma as adjusted weighted average shares outstanding(1):
Basic
Diluted
Pro forma as adjusted net income (loss) per share(1):
Basic
Diluted
Operating data:
Rental revenue per day(2)	$42.33	$39.43	$41.08	$41.36
Rental revenue per unit per month(3)	$1,007.93	$935.80	$990.83	$993.32
Average paid fleet(4)	240,885	237,904	236,760	220,804
Rental days(5)	34,416,332	33,881,059	68,521,486	63,642,013
Segment profit (loss)(6):
United States	$91.5	$45.6	$197.9	$200.3
EMEA	11.2	12.8	25.1	43.1
Canada	(10.3)	(3.2)	17.4	7.6
Other	(5.8)	—	(0.7)	(0.1)
Less:
Depreciation of property and equipment	14.3	7.0	15.3	8.0
Non-vehicle interest, net	17.8	20.8	39.6	41.2

Income before provision for income taxes	$54.5	$27.4	$184.8	$201.7

($ in millions)	Pro forma as adjusted as of June 30, 2006(7)	As of June 30, 2006	As of December 31, 2005

Balance sheet data:
Cash and cash equivalents		$288.3	$253.9
Total assets		7,101.7	6,547.9
Non-vehicle debt		817.8	300.0
Total debt		5,709.2	5,170.7
Mandatorily redeemable securities(8)		173.6	246.6
Stockholders' equity		291.2	279.0

(1)   Pro forma as adjusted basic and diluted net income (loss) per share have been computed in accordance with the Securities and Exchange Commission, or SEC, rules for initial public offerings. These rules require that the weighted average share calculation give retroactive effect to any changes in our capital structure in connection with this offering as well as the number of shares issued in this offering for which the proceeds will be used to repay debt. Therefore, pro forma weighted average shares for purposes of the unaudited pro forma as adjusted net income (loss) per share calculation has been adjusted to reflect (i) the issuance of                           shares in this offering, the proceeds of which will be used to repay a portion of the $800 million term loan issued on June 14, 2006 as set forth in the "Use of Proceeds" section, and (ii) the conversion of each Class A common equity unit of VCR Holdings LLC into    shares of common stock of VCRG and each Class B common equity unit of VCR Holdings LLC into     shares of common stock of VCRG. See "—The transactions—The incorporation transactions." The SEC rules for initial public offerings also require that net income used for purposes of the unaudited pro forma as adjusted net income (loss) per share calculation be adjusted on a pro forma basis to reflect the effect on net income of repayment of debt from the proceeds of the offering.

(2)   Rental revenue per day is calculated as total rental revenue for the applicable period divided by the total number of rental days in that period. We believe that this statistic is important as it reflects the total revenue generated per rental day, inclusive of all ancillary products and vehicle pass-through charges.

(3)   Rental revenue per unit per month is calculated as total rental revenue for the applicable period divided by average paid fleet (described in footnote (4)) divided by the number of months in that period. We use this measurement in evaluating the revenue productivity of our fleet.

(4)   Average paid fleet represents the average of the number of vehicles that are acquired for daily rental use that incur a depreciation or lease expense on each individual day during the period being reported. We use this measurement to calculate rental revenue per unit per month.

(5)   Rental days represent the number of days that customers were billed for using vehicles in our fleet. We use this measurement to calculate rental revenue per day.

(6)   We evaluate performance based on segment profit (loss), which represents earnings before non-vehicle interest expense, net, income taxes and depreciation of property and equipment. See Note 22 of the Notes to consolidated financial statements of Worldwide as of and for the years ended December 31, 2005 and 2004 and for the period from October 1, 2003 to December 31, 2003 included elsewhere in this prospectus.

(7)   Pro forma as adjusted gives effect to the Incorporation Transactions and the Offering Transactions assuming an initial public offering price of $             per share, the midpoint of the estimated offering price range set forth on the cover page of this prospectus. See "Capitalization."

(8)   See Note 18 of the Notes to consolidated financial statements of Worldwide as of and for the years ended December 31, 2005 and 2004 and for the period from October 1, 2003 to December 31, 2003 included elsewhere in this prospectus for a discussion of the mandatorily redeemable securities, which consists of shares of Class A common stock of Worldwide and shares of preferred stock of Worldwide. In June 2006, the preferred stock of Worldwide was repurchased. See Note 11 of the Notes to the condensed consolidated financial statements of Worldwide as of June 30, 2006 and December 31, 2005 and for the six months ended June 30, 2006 and 2005 included elsewhere in this prospectus.

Risk factors

An investment in our common stock involves a high degree of risk. You should carefully consider the following information, together with other information in this prospectus, before buying shares of our common stock. If any of the following risks or uncertainties occur, our business, including our financial condition, results of operations, cash flows and prospects, could be materially and adversely affected. As a result, the trading price of our common stock could decline and you may lose all or a part of your investment.

Risks related to our business

A decrease in air travel would significantly and adversely impact our business.

Our on-airport and near-airport locations generate substantially all of our revenues from our U.S. and Canadian operations, and, as such, we are highly dependent on air travel. Any events or factors that disrupt business or leisure air travel could reduce our customer volume and significantly and adversely impact us. Factors that may adversely affect air travel include: general economic downturns, including in the United States; global security issues, political instability, high-profile crimes against tourists, further acts or threats of terrorism, hostilities or war; increased airport security that could reduce the convenience of air travel; natural disasters, such as the hurricanes that occurred in Florida and the Gulf Coast in 2005; travelers' perception of the occurrence of travel-related accidents; travelers' concerns about exposure to contagious diseases and pandemics; labor unrest; higher airfares, including as a result of increases in fuel prices and reduced availability of airline capacity; and deteriorating financial condition of airlines.

In particular, certain U.S. and international airlines have recently experienced economic distress, as evidenced by the bankruptcy proceedings of Delta Air Lines, Inc., Northwest Airlines Corporation, United Airlines, Inc. and US Airways Group, Inc. Any further deterioration in the economic condition of U.S. or international airlines could further reduce airline capacity, result in increased airfares and lead to reduced airline passenger traffic.

These factors and events, which are unpredictable and outside of our control, may result in a decrease in air travel generally or in one or more geographic areas on a short- or long-term basis. A sustained material decrease in airline passenger traffic from current levels generally or in one or more geographic areas would significantly reduce our customer volume and significantly and adversely impact us. A downturn in air travel in 2001 as a result of both adverse economic conditions and the effects of the September 11 terrorist attack was a precipitating factor in the November 2001 bankruptcy filing of our predecessor company.

Our business is highly seasonal, and a disruption in air travel or vehicle rental activity during our peak season could materially adversely affect our business.

Our business, and particularly our rental activity from leisure travelers, is highly seasonal. Our third quarter, which includes the peak summer travel months of July and August, is historically the strongest quarter of the year and generates in excess of 50% of our income before provision for income taxes. Our first and fourth quarters generally are the weakest, primarily due to reduced leisure travel except during key holiday periods. During our peak season, we increase our rental fleet and workforce to accommodate increased rental activity. The larger fleet also increases our financing and related credit enhancement requirements. As a result, any occurrence that disrupts travel patterns, particularly air travel, or vehicle rental activity directly during the peak season, including those described above under "—A decrease in air travel would significantly and adversely impact our business," could have a material adverse effect on our business. Many of our expenses, such as rent, general insurance and administrative personnel, remain fixed throughout the year and cannot be reduced during periods of decreased rental demand. In addition, our airport concession agreements provide for minimum concession fees that must be paid to the airport authority regardless of our revenues or profitability. As a result, we may not be able to conduct our operations efficiently or profitably at all times during a given year, and any disruption in air travel or in vehicle rental activity directly during our peak season could have a disproportionately material adverse effect on our business, financial condition and results of operations.

A decrease in travel to our key leisure destinations could significantly and adversely affect our business.

The Alamo brand has a significant presence in key leisure destinations, including California, Florida, Hawaii, Nevada and Texas. For the year ended December 31, 2005, 54.3% of our combined Alamo and National U.S. rental revenues were derived from operations in these five states. Reductions in leisure travel to these destinations, as a result of any occurrence that disrupts travel patterns or vehicle rental activity, including those described above under "—A decrease in air travel would significantly and adversely impact our business," could have a material adverse effect on us.

We face intense competition on the basis of pricing, which may adversely impact our rental rates and/or market share.

We operate in a highly competitive industry, and the combined market share of our National and Alamo brands in the top 125 U.S. airports in which we have a company-owned location, declined from 29.0% to 20.5% during the period 1999 to 2005. We believe that pricing is one of the primary competitive factors in the car rental industry, particularly among leisure travelers. From time to time, we or our competitors, some of whom have greater resources than we do, may compete aggressively by lowering rental prices. To the extent that we lower prices to match our competitors' downward pricing or in an attempt to enhance or retain market share, our operating margins may be adversely affected. Conversely, if we do not match our competitors' actions, we may lose market share, resulting in decreased rental volume and revenues. The internet has increased pricing transparency among car rental companies by enabling customers to obtain more easily the lowest rental rates available from car rental companies for any given rental. In addition, rental car companies' use of pricing software, which facilitates quick revisions to pricing to meet changes in car rental demand, has caused pricing to become more volatile. This pricing transparency and volatility may continue to intensify the price competition in the car rental industry.

Increases in fuel costs or reduced fuel supplies could harm our business.

Increases in fuel prices, limitations on fuel supplies and the imposition of mandatory allocations or rationing of fuel could harm our business by disrupting travel patterns generally or adversely affecting car rental activity in particular. Also, these circumstances could increase our operating costs and could adversely affect our margins if we are not able to pass the increased costs through to our customers. Natural disasters, such as Hurricane Katrina in 2005, have had a significant impact on fuel costs and availability, and similar events in the future that affect fuel cost and availability could impact both customer demand and our operations. In addition, political and military events involving or affecting the Middle East, such as the war in Iraq, or elsewhere could have a significant impact, temporary or permanent, on fuel costs and availability.

We depend on GM and DaimlerChrysler as our principal U.S. rental fleet suppliers. If we are unable to acquire vehicles from these or other manufacturers in sufficient quantities or on competitive terms and conditions, we may experience a loss of revenue or an increase in our vehicle acquisition and depreciation costs.

GM and DaimlerChrysler are the principal suppliers of our U.S. rental fleet. Although we have vehicle supply agreements with GM and DaimlerChrysler through model year 2008, we are required to negotiate annually model mix, depreciation rates and incentives and optional minimum equipment, any of which could result in a loss of revenue or increased costs.

GM and DaimlerChrysler have each stated their intention to reduce fleet sales, including to daily rental car companies. In the event GM or DaimlerChrysler is unable or unwilling to supply us with the planned number and type of vehicles in a timely manner, including as a result of planned reductions in fleet sales or production, interruptions in production from strikes or similar circumstances, or disruptions or delays in the logistic channels of vehicle delivery, we may not have desired quantities and mix of vehicles available to us to meet our requirements in a timely manner. Although we have broadened our supplier base by entering into vehicle purchase commitments with a variety of Asian and European manufacturers, there is no assurance that we will be able to purchase sufficient quantities of vehicles from these manufacturers on competitive terms or at all. Accordingly, if we are unable to negotiate competitive terms and conditions with GM and DaimlerChrysler or if we are not able to purchase sufficient quantities of vehicles from other manufacturers on competitive terms and conditions, then we may be forced to purchase vehicles at higher prices or on less favorable terms.

Vehicle manufacturers, particularly GM and Daimler Chrysler, are expected to reduce or eliminate the availability of vehicle repurchase programs. These changes in vehicle repurchase programs may reduce our fleet flexibility and expose us to the risk that our costs relating to the acquisition and disposition of vehicles will increase.

As of June 30, 2006, approximately 98% of our U.S. fleet and 91% of our Canadian fleet consisted of program vehicles, which are subject to manufacturer repurchase agreements with minimal return conditions. We have historically managed our vehicle depreciation costs through reliance upon manufacturer repurchase programs, which enable us to determine depreciation expense in advance. This predictability is useful to us, since vehicle depreciation and lease charges are the largest component of our cost of operations. Vehicle depreciation and lease charges represented approximately one quarter of our cost and expenses during 2005 and may vary from year to year based on the prices at which we are able to purchase and dispose of vehicles.

GM and DaimlerChrysler are expected to reduce or eliminate the availability of repurchase programs in general, reduce related incentives, reduce the number of vehicles available to us through repurchase programs, increase depreciation charges, increase adjustments for damages or excess mileage or otherwise impose less favorable terms on the repurchase of our vehicles. Accordingly, we expect to increase our purchase of non-program vehicles, which could result in an increase and higher volatility in our revenue earning vehicle depreciation expense. We intend to substantially increase our reliance on non-program vehicles for our U.S. fleet for the 2007 model year. We currently estimate that our non-program purchases for the U.S. 2007 model year will be approximately 16% of our estimated U.S. 2007 fleet purchases, although the actual percentage could be higher or lower. We expect to bear increased risk relating to the residual market value of non-program vehicles and the related depreciation on our rental fleet. In addition, repurchase programs generally provide us with flexibility to reduce the size of our fleet by returning cars sooner than originally planned without risk of loss in the event of reductions in demand. This flexibility will be reduced to the extent the percentage of program cars in our car rental fleet decreases. Furthermore, significant increases in the purchase price of vehicles could have a significant and adverse effect on our financial condition and results of operations if we are unable to increase rental rates in order to pass these increased costs on to our customers. As a result of these developments, we could have difficulty managing our costs relating to the acquisition and disposition of vehicles.

Our fleet costs may be adversely affected by the timing of our receipt or disposition of vehicles and/or if we determine to reduce our fleet size.

The actual timing of the receipt or disposition of vehicles from manufacturers can significantly impact our business, financial condition and results of operations. We may incur greater expense when we receive vehicles earlier than planned from manufacturers or when manufacturers are unable to take returned vehicles on a timely basis. We may lose revenues and incur increased costs when we receive vehicles later than planned from manufacturers. We also may incur greater expense if we reduce our fleet size as a result of weak demand, including costs relating to accelerated depreciation charges and turn-back charges imposed under the terms of our manufacturer repurchase agreements for returning vehicles ahead of schedule. In addition, if we determine to materially reduce the size of our fleet due to market conditions or otherwise, we may lose the anticipated benefits of our like-kind vehicle exchange program. For further information concerning our like-kind vehicle exchange program, see "Management's discussion and analysis of financial condition and results of operations — Liquidity and capital resources — Cash payment of income tax expense".

A decline in the results of operations or financial conditions of vehicle manufacturers could adversely impact the price, supply, residual value and our ability to dispose of vehicles. This risk is heightened because of the recent deterioration in the financial condition of our principal supplier, GM.

GM, which is our principal supplier of cars, has experienced a deterioration in its operating results and significant declines in its credit ratings. A severe or persistent decline in the results of operations or financial condition of any of our vehicle manufacturers could reduce the residual values of vehicles of that manufacturer, particularly to the extent that the manufacturer unexpectedly announced the eventual elimination of specific models or nameplates or ceases manufacturing them altogether. Such a reduction could cause a loss on the ultimate sale of those vehicles or require us to depreciate those vehicles on a more rapid basis while we own them. A decline in the economic and business prospects of manufacturers, including any economic distress impacting the suppliers of automobile components to manufacturers, could also cause them to raise the prices we pay for cars, reduce their supply of cars to us or cause them to not fulfill their obligation to repurchase program vehicles from us or guarantee the depreciation of program vehicles.

In addition, if a decline in financial condition or results or conditions were so severe as to cause a manufacturer to default on an obligation to repurchase program vehicles or if a manufacturer bankruptcy were to occur, we would have to find an alternate method of disposition of those vehicles, which could significantly increase our expenses and decrease the sale proceeds from these vehicles. Our disposition of program vehicles after a default or rejection of manufacturer repurchase agreements in bankruptcy could result in losses similar to those associated with the disposition of cars that have become ineligible for return or sale under the applicable repurchase agreement. These losses could be material if a large number of program vehicles were affected. Any such default might also leave us with a substantial unpaid, unsecured claim against the manufacturer with respect to program cars that were sold and returned to the vehicle manufacturer but for which we were not paid. The amount of this receivable could be substantial. During the twelve months ended June 30, 2006, our combined U.S. and Canadian operations had outstanding month-end receivables for cars sold to manufacturers that were as much as $352.1 million, including $335.7 million owed by GM.

Repurchase agreements for our European operations are with the manufacturers or with dealers whose repurchase obligations are indirectly supported by the manufacturers. Adverse developments in the business, financial conditions, results of operations or prospects of our manufacturers or component manufacturers could also cause our manufacturers to raise prices or reduce their supply to us. In addition, events or occurrences that adversely affect car manufacturers may adversely affect the terms or availability of asset-backed financing.

Changes in repurchase programs could, and the occurrence of certain events of bankruptcy involving a manufacturer would, require us to increase our credit enhancement levels and significantly increase our fleet financing costs.

Because GM no longer has investment grade credit ratings, we are subject to materially increased credit enhancement levels on new financings with respect to the GM vehicles in our fleet, resulting in increased required credit enhancement levels for our vehicle secured debt. Increased credit enhancement levels would substantially increase the effective cost of our vehicle financing and require us to generate additional cash from operations or cash or credit support from our revolving credit facility or other sources to finance our fleet. In addition, if required credit enhancement levels increase and we are unable to provide the increased required amount of credit enhancement, the related vehicle secured debt may begin to amortize and will not be available to finance additional vehicles.

Under the terms of our vehicle secured debt, we would be required to provide additional credit enhancement in the event a supplier of financed vehicles were to file a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The amount of this additional credit enhancement obligation could be material. For example, if our principal supplier of financed vehicles were to file a reorganization petition in September 2006, based on our current fleet, we estimate that we would be required to provide an additional $247.3 million of credit enhancement. This is in addition to the credit enhancement that we will be required to provide upon expiration of the GM freeze agreement at the end of the 2006 model year. See "Description of Certain Indebtedness—Vehicle-related indebtedness—GM freeze agreement and issuance of series A preferred stock."

Any disruption in our ability to finance our fleet through asset-backed financing could have a material adverse effect on our financial condition and results of operations.

We rely on asset-backed financing to purchase vehicles for our rental fleet and will require additional asset-backed financing in the future. As of June 30, 2006, we had approximately $4.2 billion of total asset-backed indebtedness relating to our U.S. and Canadian rental fleet and no manufacturer-provided financing outstanding. As of June 30, 2006, we had additional borrowing capacity of $1.4 billion for our U.S. and Canadian fleet, including $0.8 billion of additional manufacturer-provided capacity that expired on August 31, 2006. If our access to asset-backed financing were reduced or were to become significantly more expensive for any reason, we may not be able to refinance our existing asset-backed financing or continue to finance new car acquisitions through asset-backed financing on favorable terms, or at all. This could cause our cost of vehicle financing to increase significantly and have a material adverse effect on our financial condition and results of operations.

Our asset-backed financing could be decreased, or our financing costs could be increased, as a result of risks and contingencies, many of which are beyond our control. These risks include, without limitation:

  •
  rating agencies, third-party credit enhancers or other third parties that may require changes in the terms and structure of our asset-backed financing, including increased credit enhancement;

  •
  adverse changes in the terms and availability of third-party credit enhancement;

  •
  the insolvency or deterioration of the financial condition of one or more of the third-party credit enhancers;

  •
  the occurrence of certain events that, under the agreements governing our asset-backed financing, could result, among other things, in (i) an amortization event pursuant to which payments of principal and interest on the affected series of asset-backed notes may be accelerated or (ii) a liquidation event of default pursuant to which the trustee or holders of asset-backed notes would be permitted to require the sale of fleet vehicles that collateralize the asset-backed financing; or

  •
  changes in law that negatively impact our asset-backed financing structure.

Upon expiration of the GM freeze agreement, which coincides with our acquisition of model year 2007 vehicles, we are required to significantly increase our credit enhancement with respect to new GM vehicles. We estimate that approximately $200 million of additional credit enhancement will be required through the first quarter of 2007 in order to finance model year 2007 vehicles that replace model year 2006 vehicles that were subject to the GM freeze agreement. See "Description of certain indebtedness—Vehicle-related indebtedness—GM freeze agreement and issuance of Series A preferred stock" for a description of the GM freeze agreement.

Our fleet financing in Europe and Canada is concentrated with a few lenders. The insolvency, deterioration of the financial condition or change in credit policy of one or more of these lenders could have a material adverse effect on our financial condition and results of operations.

We rely on asset-backed financing to purchase vehicles for our Canadian rental fleet and operating and capital leases to finance our European fleet. We have a CDN$500 million ($447.9 million as of June 30, 2006) facility for our Canadian fleet. As of June 30, 2006, the Canadian facility had an outstanding amount of CDN$409.5 million ($366.8 million). This facility is provided by a single lender. In Europe we have total fleet financing and leasing facilities totaling $855.2 million as of June 30, 2006, of which $731.5 million is provided by two lenders. As of June 30, 2006, the European facilities had an outstanding amount of $684.6 million of which $650.7 million was owed to two lenders. The Canadian facility matures in October 2010 and the primary European facilities mature in December 2007. If we are not able to refinance either the Canadian facility or the European facilities or if any of these facilities were to become significantly more expensive, we may not be able to finance new vehicle acquisitions on favorable terms or at all for these markets. In addition, our fleet financing facilities could be decreased, or our financing costs increased, as a result of factors which are beyond our control, including the insolvency, deterioration of the financial condition or a change in credit policy of one or more of our lenders.

We may sell vehicles that are not subject to manufacturers' repurchase programs at a loss. This risk may be heightened as we increase our purchase of non-program vehicles.

As of June 30, 2006, approximately 2% of our U.S. rental fleet and approximately 9% of our Canadian rental fleet consisted of vehicles not subject to manufacturer repurchase programs. We intend to substantially increase our reliance on non-program vehicles for our U.S. fleet for the 2007 model year. We currently estimate that our non-program purchases for the U.S. 2007 model year will be approximately 16% of our estimated U.S. 2007 fleet purchases, although the actual percentage could be higher or lower. Non-program vehicles are sold at auction or through other channels at the then prevailing market prices which may be less than the net book value of those vehicles. If this occurs, we would suffer losses in the amount of the shortfalls, which could have an adverse effect on our results of operations. Furthermore, our exposure to fluctuations in the used car market would increase to the extent that we increase our reliance on non-program vehicles. Any event or factor which has an adverse impact upon the wholesale market for used vehicles, including market fluctuations, may adversely affect the amounts realizable from sales of non-program vehicles. For example, prices for used vehicles generally decrease if manufacturers increase the retail sales incentives they offer on new vehicles or announce new models or discontinue existing models. The bankruptcy of a manufacturer also may adversely affect the wholesale market values of the vehicles produced by that manufacturer. Because it is difficult to predict the impact or timing of any of these events or factors, we may not be able to effectively manage the risk that net book values of the non-program vehicles exceed the sales proceeds thereof. If this occurs, we would suffer losses in the amount of the shortfalls. If the percentage of non-program vehicles in our fleet increases substantially, such losses could have a material adverse effect on our business and results of operations.

Maintaining a vehicle rental fleet is highly capital intensive, and we will require additional capital in order to continue to finance our vehicles and to support both our growth objectives and general working capital needs.

We will require access to additional short- and long-term credit in the future in order to continue to finance our vehicle rental fleet and other working capital requirements. Our capital requirements will increase if, as we expect, we continue purchases of program vehicles from non-investment grade manufacturers or increase our purchase of non-program vehicles. We may not be able to obtain additional financing when needed or, to the extent such financing is available, to obtain financing on acceptable terms. In the event that we require such financing, we would be adversely affected if we were unable to continue to secure sufficient financing in a timely manner on acceptable terms.

Cost of our rental fleet may increase, which would adversely affect our results of operations.

During the last few years, the average price of vehicles generally has increased. The effect of these price increases has been partially offset by periodic manufacturers' sales incentives that tend to lower the average cost of vehicles. We anticipate that new vehicle prices will continue to increase, but manufacturers' sales incentive programs may not remain available to minimize the increase in our rental fleet costs, and we may not be able to control our rental fleet costs and selection, or to pass on any increases in vehicle cost to our customers through rate increases. Our net U.S. vehicle depreciation costs per car day for the 2006 model year were approximately 15% higher than for the 2005 model year and we anticipate that our net U.S. vehicle depreciation costs per car day for the 2007 model year will be approximately 28% higher than for the 2006 model year. Total vehicle costs per car day, including net vehicle depreciation, vehicle interest and all other vehicle related operating and maintenance costs, are expected to increase approximately 10% in calendar year 2006 as compared to calendar year 2005, and we expect at least a 16% increase in total vehicle costs per car day in calendar year 2007 as compared to calendar year 2006, primarily as a result of the expected increases in net vehicle depreciation costs per car day for the model year 2007 vehicles. Significant increases in vehicle costs for 2007 and future model years would adversely affect our financial condition and results of operations absent increases in rental rates. The cost of our rental fleet is also impacted by the relative mix of short-term vehicles, which are vehicles generally held for a period of six months and that have a higher daily depreciation rate but provide greater seasonal flexibility, versus the mix of long-term vehicles, which are vehicles held up to twelve months and generally have a lower daily depreciation rate but provide less seasonal flexibility. Additionally, the relative mix of manufacturers, the models that manufacturers make available for sale to us and the cost of optional minimum equipment to meet customer preferences and our business needs impact the costs of our rental fleet. To the extent we fail to satisfy minimum purchase requirements under our vehicle purchase agreements with GM and DaimlerChrysler for our U.S. fleet, the sales incentives to which we would otherwise be entitled would be reduced, resulting in higher vehicle costs.

We rely on our information technology systems to manage numerous aspects of our business, and a disruption of these systems could adversely affect our business.

Our business depends on the efficient and uninterrupted operation of our integrated information technology systems. Among other things, we use these systems to accept reservations, process rental and sales transactions, provide many of our value-added services, and track and manage our vehicle rental fleet. We also depend on our information technology systems for back office functions, such as billing, our like-kind vehicle exchange program and accounts payable. If any of our information technology systems were to fail, our business, financial condition and result of operations could be materially adversely affected. In addition, because our systems contain information about millions of individuals and businesses, our failure to maintain the security of the data we hold, whether as a result of our own error or the malfeasance or errors of others, could harm our reputation or give rise to legal liabilities leading to lower revenues, increased costs and other material adverse effects on our results of operations.

We outsource our U.S. and Canadian information technology needs to a single supplier. Any disruption in service from this supplier could adversely affect our operations.

We outsource our U.S. and Canadian information technology needs to a single supplier, Perot. If Perot fails to adequately meet our information technology needs, whether due to a decline in its technical ability or financial condition or otherwise, we may suffer a loss of business functionality, at least on a temporary basis, which would adversely affect our U.S. and Canadian operations. If there is any disruption in our relationship with Perot or if Perot fails to adequately meet our information technology needs, we may not be able to secure another supplier of information technology services on acceptable terms or at all. In addition, if we change our supplier of U.S. and Canadian information technology services, we may face significant upfront costs as well as potential performance issues in the transition period, which could adversely affect our business.

The increasing prominence and concentration of internet-based travel service providers may adversely impact our market share and costs.

Reservations booked through the websites of internet-based travel service providers such as Orbitz, Travelocity and Expedia have grown rapidly, increasing 31.8% for U.S. bookings in 2005 versus 2004, and accounted for approximately 15.6% of our total bookings in the U.S. segment in 2005. While we have agreements for the display and sale of our brands through these third-party internet sites, any decrease in our presence or placement on these or other internet distribution channels would likely adversely impact our market share of customers who purchase through these channels and subsequently reduce our rental day demand. In addition, we are required to pay fees to these third-party internet sites for the display and sale of our brands, and depending upon competitive conditions, may be subject to significant fee increases.

Any loss of our right to operate as an on-airport concessionaire may adversely affect our revenues and market share.

We estimate we derived 97% of our total U.S. rental revenues in 2005 from rental transactions at on- or near-airport locations. The aggressive bidding for on-airport locations in the United States among vehicle rental companies has increased the cost of our concessions at some of our on-airport locations. In locations where there are a limited number of concession spaces, in the United States or elsewhere, we may be forced to bid for airport concessions on unfavorable terms or lose our ability to operate on-airport at these locations. While our concession agreements generally have a duration of fixed years, as is common in the industry, a number of our concession agreements for key locations are on a month-to-month basis. To the extent that we lose our right to operate as an on-airport concessionaire at a particular location, we are likely to experience a reduction in rental volume. Additionally, the resulting limitations on obtaining car rental concessions for each brand at these airports may negatively impact our dual-brand strategy to differentiate our National and Alamo brands at all points of customer contact in the United States.

Additional government fees and incremental surcharges may be levied on rentals at our on-airport locations, which could adversely affect our business.

Federal, state and local authorities in the United States and the relevant governmental authorities internationally, including the airport authorities at our on-airport locations, may levy additional fees and surcharges on our vehicle rentals. An increase in on-airport fees and/or surcharges, if passed on to customers by vehicle rental companies generally, would cause a resulting increase in rental prices at the affected locations, potentially driving airport daily rental customers away from on-airport locations and into the local market, or motivating customers to utilize alternate modes of transportation. As a result, our vehicle rentals could decrease at these locations and our revenues could be adversely affected. If we absorb these additional fees and expenses, our expenses at these locations would increase adversely affecting our profitability.

We depend on franchisees and licensees in certain domestic and international markets, and a decline in the number of franchisees and licensees or in their quality could adversely impact our business.

The successful operation of our business is dependent, in part, upon our ability to attract and retain qualified franchisees and licensees in certain domestic and international markets in which we operate, as well as the ability of our franchisees and licensees to successfully penetrate their markets and to provide high-quality services. A decline in the number of our franchisees and licensees, our failure to renew franchise agreements and licensees, or a decline in the quality of our franchisees' and licensees' services could adversely impact our business, our geographic network and our ability to retain our existing customers and attract new customers.

Our self-insurance program is subject to material retained risk and regulatory requirements.

In most jurisdictions, we are a qualified self-insurer, and, in other jurisdictions, we purchase insurance from unaffiliated carriers. Additionally, we purchase excess liability insurance from unaffiliated carriers, up to a per occurrence limit of $200 million on a worldwide basis. Amounts that we are required to pay with respect to our retained risk are payable out of our current cash flow and would reduce the amount available for our working capital needs. We may not be able to renew or continue insurance at current deductible levels, which could result in additional retained risk. Additionally, U.S. state insurance regulatory authorities, on a periodic basis, review our self-insurance status, including our financial condition. Adverse changes in our financial condition and other considerations may disqualify us from retaining self-insurance status in certain jurisdictions. As a result, we may be required to obtain third-party insurance at higher costs or we may be precluded from operating in these jurisdictions. If we incur higher insurance costs, are precluded from operating in any jurisdiction or are required to make payment on self-insured or retained liabilities, it could have an adverse effect on our business.

We require surety bonding in the United States and Canada, and our inability to obtain or renew surety bonds would adversely affect our business.

In the normal course of business, we are required to post performance and surety bonds as financial guarantees of our performance with airports, self-regulatory authorities and insurance companies in the United States and Canada. The availability of surety bonding has declined in recent years, and our surety bond providers have required that we provide cash collateral for a majority of these bonds. See "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Surety bonding." We may not be able to obtain new surety bonds or renew outstanding surety bonds on acceptable terms or at all. Our inability to obtain or renew surety bonds would adversely affect our business, financial condition and results of operations.

We are subject to extensive environmental laws and regulations that can give rise to substantial liabilities from environmental contamination.

Our operations are subject to extensive federal, state and local environmental laws and regulations, which impose limitations on the discharge of pollutants into the environment, establish standards for the management, treatment, storage, transportation and disposal of petroleum products and hazardous materials, and impose obligations to investigate and remediate contamination in certain circumstances. Liabilities to investigate or remediate contamination, as well as other liabilities concerning hazardous materials or contamination such as claims for personal injury or property damage, may arise at many locations, including formerly owned or operated properties and sites where wastes have been treated or disposed of, as well as at properties currently owned or operated by us. Such liabilities may arise even where the contamination does not result from noncompliance with applicable environmental laws. Under a number of environmental laws, such liabilities may also be joint and several, meaning that we could be held responsible for more than our share of the liability involved or even the entire share. Environmental laws and regulations generally have become more stringent in recent years, and compliance with those laws and regulations has become more expensive.

We have incurred expenses in connection with environmental compliance, and we anticipate that we will continue to do so in the future. Failure to comply with the extensive environmental laws and regulations applicable to us could result in significant civil or criminal penalties and remediation costs.

Our service facilities contain storage tanks to store petroleum products such as gasoline, diesel fuel, motor oil and waste oil. We also handle other materials that may under certain circumstances be harmful to human health or the environment. At many of our facilities, storage tanks are located underground which could result in soil or groundwater contamination. Our operations at our owned or operated properties, including activities relating to automobile and bus maintenance, have resulted and may continue to result in releases of contaminants into soil or groundwater. Certain properties in which we have an ownership interest or at which we operate are, and others are suspected of being, affected by such environmental contamination. Any such contamination or release, depending on the material involved, quantity, environmental setting and impact on third parties could result in significant remediation expenditures, claims, liabilities and interruptions to our operations.

We are required to hold environmental permits, licenses or registrations for our activities at some of our facilities, and these permits may be subject to renewal, modification or revocation. Failure to have such permits or to comply with the terms and conditions of such permits could subject our operations to fines, penalties or other sanctions.

Changes in laws and regulations could adversely affect our business.

We are subject to a wide variety of laws and regulations in the jurisdictions in which we operate, and changes in the laws and regulations applicable to our business have the potential to materially alter our business practices or increase our costs, either of which could reduce our profitability. Those changes may come about through new legislation, the issuance of new regulations or changes in the interpretation of existing laws and regulations by a court, regulatory body or governmental official. These changes may have a retroactive effect, in particular when a change is made through reinterpretation of laws or regulations already in effect and may impact us differently than our competitors.

The optional liability insurance policies and products providing insurance coverage in our U.S. car rental operations are provided pursuant to limited licenses or exemptions under state insurance laws. Any changes in state insurance laws could increase our compliance cost or make it uneconomical to offer such products, which would lead to a reduction in revenue.

Changes in the regulation of customer privacy and data security could likewise adversely affect our business primarily through the impairment of our marketing and transaction processing activities. Privacy and data security are rapidly evolving areas of regulation, and additional regulation in those areas, some of which may be potentially difficult for us to accommodate, is frequently proposed and occasionally adopted. Furthermore, the regulation of rental rates, either through direct price regulation or a requirement that we disregard a customer's source market (location or place of residence) for rate purposes, could reduce our revenues or increase our expenses.

Manufacturer safety recalls could adversely affect our business.

Our vehicles may be subject to safety recalls by their manufacturers. Under certain circumstances, the recalls may cause us to attempt to retrieve vehicles from our rental customers or to decline to re-rent returned vehicles until we can arrange for the steps described in the recalls to be taken. If a large number of vehicles are the subject of simultaneous recalls, or if needed replacement parts are not in adequate supply, we may not be able to re-rent recalled vehicles for a significant period of time. We could also face liability claims if recalls affect vehicles that we have already sold in channels other than repurchase by the manufacturer. Depending on its severity, the recall could reduce our revenues, create customer service problems, reduce the residual value of the vehicles involved and harm our general reputation, any of which could adversely affect our business.

Our expansion strategy involves risks that could harm our operating results, dilute your ownership of us, increase our debt or cause us to incur significant expense.

As part of our business strategy, we may pursue opportunistic acquisitions of franchisees, joint ventures, or marketing alliances or add new company-owned locations. In addition to our core markets, we intend to focus our strategy in rapidly growing markets such as Asia and Central and South America. Our expansion strategy involves risks, including the inability to integrate an acquired business, potential disruption of our ongoing business and distraction of management, and exposure to unknown liabilities. We may not identify or complete these transactions in a timely manner, on a cost-effective basis or at all, and we may not realize the anticipated benefits of any acquisition, joint venture, marketing alliance or expansion of company-owned locations. We may be exposed to additional risks relating to doing business in emerging markets, such as greater economic, commercial and political risk, price and exchange controls, exchange rate risks, devaluation of currency, high rates of inflation, lack of enforcement of legal rights and inefficient or restrictive banking systems. To finance any acquisitions or expansion, or in connection with any joint venture or marketing alliance, we may also incur debt which could increase our leverage or issue shares of our common stock, which could dilute your interest in us.

We may be unable to attract and retain key personnel, which could adversely impact our ability to successfully execute our business strategy.

The continued successful implementation of our business strategy depends in large part upon the ability and experience of members of our senior management, in particular our Chief Executive Officer. In addition, our performance is dependent on our ability to identify, hire, train, motivate and retain qualified management, technical, and sales and marketing personnel. We cannot assure you that we will be able to retain such personnel on acceptable terms or at all. If we lose the services of members of our senior management or are unable to continue to attract and retain the necessary personnel, we may not be able to successfully execute our business strategy, which could have an adverse effect on our business.

We may experience labor disputes associated with the expiration of our collective bargaining agreements.

As of June 30, 2006, we had approximately 11,000 employees in the United States and Canada, approximately 3,500, or 31%, of whom were represented by labor unions and covered by approximately 50 collective bargaining agreements. Collective bargaining agreements range in term from two to five years. As of June 30, 2006, 17 collective bargaining agreements covering approximately 13% or 1,329 of our employees in the United States and Canada were either open for renegotiation or were eligible for renegotiation in the next twelve months. See "Business—Employees." There can be no assurance that we will be able to negotiate new collective bargaining agreements to replace the existing agreements on satisfactory terms, or that actions by our employees during this process will not disrupt our business. If we are unable to negotiate new collective bargaining agreements to replace these expired collective bargaining agreements or to enter into new collective bargaining agreements upon expiration, we may experience labor disputes, which could adversely impact our business.

We could face significant withdrawal liability if we withdraw from participation in one or more multi-employer pension plans in which we participate.

We participate in various "multi-employer" pension plans administered by labor unions representing some of our employees. We make periodic contributions to these plans to allow them to meet their pension benefit obligations to their participants. In the event that we withdrew from participation in one or more of these plans, we may be required, under the applicable law, to make additional contributions to those plans. Our withdrawal liability for any multi-employer plan would depend on the extent of the plan's funding of vested benefits. We currently do not expect to incur any withdrawal liability in the near future. However, in the ordinary course of our renegotiation of collective bargaining agreements with labor unions that maintain these plans, we could decide to discontinue participation in a plan, and in that event, we could face a withdrawal liability. Some multi-employer plans, including ones in which we participate, are reported to have significant underfunded liabilities. Such underfunding could increase the size of our potential withdrawal liability.

In the past, we have identified material weaknesses in our internal control over financial reporting. Our failure to achieve and maintain effective internal controls could have a material adverse effect on our business in the future, our access to the capital markets, and on the price of our common stock.

Although we are not currently subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we are in the process of documenting and testing our internal controls in order to enable us to satisfy those requirements as of December 31, 2007. During the preparation of our financial statements for the year ended December 31, 2004, a material weakness was identified pertaining to the accounting for certain accrued liabilities. The internal control related to the identified material weakness was remediated during 2005. During the preparation of our financial statements for the year ended December 31, 2005, a material weakness was identified pertaining to internal controls over the complete and accurate accounting for open rental contract accrued revenue. We believe that the material weakness in internal controls noted in connection with the preparation of our year ended December 31, 2005 financial statements has been remediated.

We cannot be certain that additional material weaknesses will not develop or be identified. Any failure to maintain adequate internal control over financial reporting or to implement required, new or improved controls, or difficulties encountered in their implementation could cause us to report material weaknesses or other deficiencies in our internal control over financial reporting and could result in a more than remote possibility of errors or misstatements in the consolidated financial statements that would be material. As of December 31, 2007, we will be required to assess the effectiveness of our internal control over financial reporting, and we will be required to have our independent registered public accounting firm audit management's assessment and the operating effectiveness of our internal control over financial reporting. If we or our independent registered public accounting firm were to conclude that our internal control over financial reporting was not effective, investors could lose confidence in our reported financial information and the price of our common stock could decline. Our failure to achieve and maintain effective internal controls could have a material adverse effect on our business in the future, our access to the capital markets on which we are highly dependent and investors' perception of our company. In addition, material weaknesses in our internal controls could require significant expense and management time.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our services and our brands.

Our success depends to a significant degree upon our ability to protect and preserve our trademarks, service marks, domain names and similar intellectual property. We have obtained U.S. and foreign service mark and trademark registrations, and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. We cannot guarantee that our applications will be approved by the applicable governmental authorities or that third parties may not seek to oppose or otherwise challenge our registrations or applications. A failure to obtain or maintain trademark registrations in the United States and other countries could limit our ability to protect our trademarks and impede our marketing efforts in those jurisdictions.

We currently own the exclusive right to use various domain names containing or relating to our brand. We may be unable to prevent third parties from acquiring and maintaining domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights. Failure to protect our domain names could adversely affect our reputation and brand, and make it more difficult for users to find our website.

We cannot be certain that our intellectual property does not and will not infringe the intellectual property rights of others, or that the intellectual property of third parties does not and will not infringe ours. We may be subject to, or initiate, legal proceedings and claims in the ordinary course of our business, which could result in costly litigation and divert the efforts of our personnel. Depending on the success of these proceedings, we may be required to enter into licensing or consent agreements (if available on acceptable terms or at all), or to pay damages or cease using certain service marks or trademarks.

Risks related to our indebtedness

Our substantial debt could adversely affect our financial health.

We have, and will continue to have after this offering, substantial debt. Our rental fleet is primarily acquired through the issuance of vehicle secured debt, and we rely heavily on our ability to obtain debt financing to operate our business. As of June 30, 2006, after giving effect to the Transactions, we would have had approximately $           billion of outstanding indebtedness on a consolidated basis, including approximately:

  •
  $           billion of U.S. vehicle secured debt;

  •
  $           million of Canadian vehicle secured debt;

  •
  $           million of United States and Canadian non-vehicle secured and unsecured debt, including capitalized leases;

  •
  $           million of European vehicle secured debt; and

  •
  $           million of European non-vehicle secured and unsecured debt, including capitalized leases.

Our substantial debt could have important consequences to our business. For example, it could:

  •
  limit our ability to obtain additional financing, if needed, for working capital, capital expenditures, debt service requirements, fleet credit enhancement obligations, acquisitions or other purposes, on favorable terms or at all;

  •
  increase our vulnerability to adverse general economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to make principal and interest payments on our debt, which would reduce funds available for operations, future business opportunities or other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the vehicle rental industry;

  •
  place us at a competitive disadvantage with competitors that have proportionately less debt and greater access to capital; and

  •
  make it more difficult for us to make payments under our leases.

Subject to complying with the financial covenants set forth in our debt instruments, we may incur additional indebtedness in the future, which may increase the risks described above.

Restrictions contained in the agreements and other documents relating to our indebtedness may prevent us from taking actions that we believe would be in the best interest of our business.

The instruments governing our indebtedness, including our senior secured credit facilities, contain restrictions on our activities, including covenants that restrict us from:

  •
  incurring or guaranteeing additional indebtedness;

  •
  granting liens on our assets;

  •
  making capital expenditures;

  •
  making investments;

  •
  consolidating or merging with, or acquiring, another business;

  •
  selling or otherwise disposing of our assets;

  •
  paying dividends and making other distributions with respect to our capital stock, or purchasing, redeeming or retiring our capital stock; and

  •
  entering into transactions with our affiliates.

The instruments governing our indebtedness, including our senior secured credit facilities, require us to comply with specified financial covenants. Our failure to comply with these covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of a substantial amount of our debt. These restrictions may prevent us from taking actions or engaging in activities that we believe would be in the best interest of our business and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted.

We are also subject to operational limitations under the terms of our asset-backed financing facilities. For example, there are contractual limitations with respect to the cars that secure our asset-backed financing facilities. These limitations are based on the identity or credit ratings of the manufacturers, the existence of satisfactory repurchase or guaranteed depreciation arrangements for the cars or the physical characteristics of the cars. As a result, we may be required to limit the percentage of cars that we purchase from any one manufacturer or increase the credit enhancement related to the program and may not be able to take advantage of certain cost savings that might otherwise be available through manufacturers. These limitations may prevent us from purchasing or retaining in our fleet cars on terms that we would otherwise find advantageous. In addition, the facilities relating to our international fleet financing contain certain restrictions, including a restriction on the ability of our international subsidiaries to make dividends or other restricted payments, which may include payments of intercompany indebtedness.

To service our debt, including meeting credit-enhancement obligations from time to time, will require a significant amount of cash. Our ability to generate sufficient cash flow from operations depends on many factors beyond our control, and any failure to meet our debt service obligations could materially and adversely affect our business.

Our ability to make payments on or to refinance our debt to fund working capital and planned capital expenditures will depend on our ability to generate sufficient cash flow from operations which, to a certain extent, is subject to general economic, financial, competitive, legislative and other factors that are beyond our control, including those described under "Risks related to our business". To the extent that we do not generate sufficient cash flow from operations, future borrowings may not be available to us under our financing facilities in an amount sufficient to enable us to pay our liabilities and obligations or to fund our other liquidity needs. As a result, we may have to undertake alternative plans, such as refinancing or restructuring our indebtedness, reducing our fleet size, selling assets, reducing or delaying capital investments or seeking to raise additional capital, any of which could have a material adverse effect on our business. The instruments governing our indebtedness restrict our ability to dispose of assets and restrict the use of proceeds from such dispositions.

Under the terms of our vehicle-secured debt, we have equity capitalization levels and credit-enhancement obligations that require us to establish cash reserve accounts upon issuance of vehicle-secured debt and from time to time during the term of these financings to maintain a specified level of credit enhancement. Upon the expiration of the GM freeze agreement at the end of the 2006 model year, we estimate that we will be required to provide approximately $200 million of additional credit enhancement. In June 2006, we used approximately $395.7 million of proceeds under our new $800 million term loan to repay vehicle debt and increase credit enhancement to our U.S. fleet securitization subsidiaries, thereby prefunding this credit enhancement requirement. In addition, because GM is no longer an investment grade credit, we will be required to provide materially increased credit enhancement for future financing of GM vehicles or increase reliance on non-program vehicles. If we are not able to obtain sufficient funds to satisfy these credit enhancement requirements, we may have to refinance or restructure the related vehicle secured debt or reduce our fleet size.

Our ability to refinance or restructure our debt will depend on the state of the capital markets, lending markets and our financial condition at such time, as well as our then existing debt instruments. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict the activities of our business.

An increase in total leverage or interest rates is likely to reduce our generation of cash flow.

A significant portion of our vehicle debt and our senior secured credit facilities accrues interest at floating interest rates, and therefore interest payments on such debt will increase or decrease in response to increases or decreases in interest rates. At June 30, 2006, we had approximately $5,709.2 million in combined vehicle debt and obligations and non-vehicle debt, of which approximately $4,021.8 million, or approximately 70.4%, was variable rate debt. Further, at June 30, 2006, our variable rate debt consisted of (1) $3,221.8 million of variable rate vehicle debt and obligations of which $2,815.0 million or 87.4% is capped at rates of 5.5% or less and (2) $800.0 million of variable rate non-vehicle debt of which $475.0 million is hedged at an all in rate of 8.5%. Although we have acquired and intend to acquire additional interest derivatives associated with our variable rate debt, a substantial increase in interest rates has increased our cost of vehicle indebtedness. Holding other factors constant, including levels of indebtedness and foreign exchange rates, a 1.0% increase in the interest rates on our variable rate debt as of June 30, 2006, after giving effect to our interest rate derivatives, would increase expense, and reduce income and cash flows on a pre-tax basis, by approximately $11.3 million on an annual basis, $7.5 million of which relates to vehicle debt and obligations. Any further substantial increase in leverage or interest rates could significantly increase the amount of our cash flow dedicated to service debt for our vehicle debt and our secured credit facilities. In addition, the cost of interest rate derivatives purchased by us to hedge our interest rate exposure is expected to continue to be substantial. See "Management's discussion and analysis of financial condition and results of operations—Quantitative and qualitative disclosures about market risks."

Risks related to the offering

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity. If the market price of our common stock declines after this offering, you could lose all or part of your investment.

Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the New York Stock Exchange, or the NYSE, or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of the shares of our common stock that you buy. The initial public offering price for the shares of our common stock will be determined by negotiations between us, our selling stockholders and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The market price of our common stock may be influenced by many factors, some of which are beyond our control, including

  •
  our quarterly or annual earnings or those of other companies in our industry;

  •
  the public's reaction to our press releases, our other public announcements and our filings with the SEC;

  •
  changes in financial estimates or recommendations by the securities research analysts who track our common stock or the stock of other car rental companies or the failure of securities research analysts to cover our common stock after this offering;

  •
  investor perceptions of us and the car rental industry;

  •
  the activities of competitors;

  •
  changes in demand in our industry;

  •
  general conditions in the U.S. or global economy, financial markets or the travel and leisure, automobile or rental car industries, including those resulting from war, incidents of terrorism or responses to such events; and

  •
  future sales of our common stock.

As a result of these factors, you may not be able to sell shares of our common stock at prices equal to or greater than the price paid by you in this offering. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of specific companies. These broad market factors may materially reduce the market price of our common stock, regardless of our operating performance.

Cerberus will continue to be able to control us after the completion of the offering and may have conflicts of interest with other stockholders.

After the completion of the offering, funds and accounts managed by Cerberus or its affiliated management companies, which we refer to collectively as our controlling stockholder, will collectively own    % of our common stock, or    % of our common stock if the underwriters' over-allotment option is exercised in full. As a result, our controlling stockholder will continue to be able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter required to be submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. Our controlling stockholder will also have sufficient voting power to amend our organizational documents. The interests of our controlling stockholder may not coincide with the interests of other holders of our common stock. For example, our controlling stockholder could cause us to make acquisitions or dispositions or increase the amount of our indebtedness. So long as our controlling stockholder continues to own a significant amount of the outstanding shares of our common stock, it will continue to be able to strongly influence or effectively control our decisions.

We are controlled by Cerberus, who may acquire and hold interests in businesses that compete directly or indirectly with us.

Our controlling stockholder is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Although Cerberus does not currently have any investments in a direct competitor, no arrangements are in place to prevent Cerberus from making such an investment in the future or from taking corporate opportunities that otherwise might be available to us. Cerberus may also pursue, for its own account, acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

We are a "controlled company" within the meaning of the NYSE rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

Upon completion of this offering, our controlling stockholder will continue to own a majority of our outstanding common stock. As a result, we are a "controlled company" within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain NYSE corporate governance requirements, including:

  •
  the requirement that a majority of the Board of Directors consist of independent directors;

  •
  the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

  •
  the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors nor will our nominating/corporate governance and compensation committees consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

Even if Cerberus no longer controls us in the future, certain provisions of our certificate of incorporation and bylaws and Delaware law could discourage, delay or prevent a merger or acquisition at a premium price.

Our certificate of incorporation and bylaws contain provisions that:

  •
  permit us to issue, without any further vote or action by our stockholders, up to             shares of preferred stock in one or more series and, with respect to each series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of such series, and the preferences and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series;

  •
  limit our stockholders' ability to call special meetings; and

  •
  limit our stockholders' ability to act by written consent.

In addition, we are subject to Section 203 of the General Corporation Law of the State of Delaware, or the DGCL, which also imposes certain restrictions on mergers and other business combinations between us and any holder acquiring 15% or more of our common stock. The provisions of Delaware law, our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that other stockholders may otherwise deem to be in their best interests. Further, we expect that our 2006 Equity Incentive Plan will provide for immediate vesting of stock options, stock appreciation rights or other stock-based awards and/or payments to be made to our employees upon a change of control, which could also discourage, delay or prevent a merger or acquisition at a premium price.

Further sales of our common stock could depress the market price of our common stock.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering or the perception that these sales could occur. Upon completion of this offering, we will have             shares of common stock outstanding, of which                           shares will be held by our current stockholders.

Our executive officers, directors and the holders of substantially all of our outstanding common stock have agreed with the underwriters not to sell, dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock, subject to limited exceptions, during the "lock up" period ending 180 days after the date of this prospectus without the prior written consent of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated. In addition, each of our executive officers who owns shares of our common stock immediately prior to the consummation of this offering has each entered into a lock-up agreement with us, under which they have agreed, subject to certain limited exceptions, not to sell or otherwise transfer the shares of our common stock beneficially owned by such executive officer for the two-year period commencing on the date that this offering is consummated without our prior written consent. Pursuant to these agreements, if Cerberus and its affiliates sell any of their shares of common stock, these executive officers will be entitled to sell the same percentage of their shares as are sold by Cerberus and its affiliates. The shares owned by trusts for the benefit of Mr. Lobeck's children are not subject to this two-year lock up agreement. See "Principal and selling stockholders." In addition, all of our current stockholders will be subject to the Rule 144 holding period requirement described in "Shares Eligible for Future Sale." When the lock-up agreements expire, these shares and the shares underlying the options will become eligible for sale, in some cases subject to the requirements of Rule 144. The market price of shares of our common stock may drop significantly when the restrictions on resale by our existing stockholders lapse. In addition, prior to the consummation of this offering, we expect that approximately    million shares will have been reserved for future issuance under the 2006 Equity Incentive Plan. If the options issued are exercised, or the restricted stock we issue vests, and those shares are sold into the public market, the market price of our common stock may decline. As a result, you could lose all or part of your investment. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

The instruments governing our indebtedness contain various covenants that limit our ability to pay dividends, make other distributions and purchase, redeem or retire our capital stock.

Although we do not currently intend to pay dividends on our common stock, the instruments governing our indebtedness contain various covenants that would limit our ability to pay dividends in the future and further limit our ability to purchase, redeem or retire our capital stock. In particular, under our senior secured credit facilities, our principal operating subsidiary, Vanguard Car Rental USA Holdings Inc., or Vanguard USA Holdings, is permitted, following the completion of this offering, subject to certain exceptions, to pay dividends to us in an amount not to exceed in the aggregate $30 million plus 35% of the U.S. subsidiaries' excess cash flow since June 14, 2006; provided that the U.S. subsidiaries' consolidated non-vehicle leverage ratio, as of the most recently completed four fiscal quarter period (determined after giving effect to any such dividend), is equal to or less than 2.75 to 1.0. Vanguard USA Holdings is not obligated to pay dividends to us. Furthermore, even if Vanguard USA Holdings does pay dividends to us, we may not pay dividends to our shareholders in the same amount or at all.

If you purchase shares of common stock sold in this offering, you will experience immediate and substantial dilution.

Assuming an offering of    shares of our common stock, if you purchase shares of our common stock in this offering at an initial public offering price of $    per share, the midpoint of the range set forth on the cover page of the prospectus, you will experience immediate and substantial dilution of $     per share, because the price that you pay will be substantially greater than the net tangible book value per share of the shares you acquire based on the net tangible book value per share as of June 30, 2006. This dilution is due to the fact that our existing stockholders paid substantially less than the initial public offering price when they acquired their equity interests in Worldwide.

Industry and market data

Unless otherwise indicated, industry and market data used in this prospectus are based on independent industry publications, government publications, reports by independent market research firms or internal studies and analysis. Airport concessionaire revenue data have been obtained from local airport authorities; these data are reported to them by airport concessionaires. Although we believe that the independent industry publications, government publications and other independent sources of information are reliable, we have not independently verified any of the data from these sources or ascertained the underlying economic assumptions relied upon therein; therefore we cannot guarantee the accuracy or completeness of any such data.

Trademarks

We own various trademarks and trade names used in this prospectus, including Alamo®, Emerald Aisle®, Emerald Club®, Emerald Club Aisle Service®, National® and National Car Rental®. This prospectus includes trademarks and trade names of other companies. Our use or display of other parties' trademarks, trade names or products is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, the trademark or trade name owners.

Cautionary statement concerning forward-looking statements

This prospectus contains "forward-looking statements." These statements contain or express our intentions, beliefs, expectations, strategies or predictions for the future and may contain the words "believes," "anticipates," "expects," "estimates," "intends," "projects," "plans," "will be," "would result" or similar expressions of future conditions or conditional verbs such as "should," "would," "could" or "may."

Forward-looking statements in this prospectus may include, among others, statements regarding:

  •
  our ability to execute our business strategy and achieve the desired financial results and cost savings;

  •
  our expectations regarding our ability to obtain new vehicle-secured financing and refinance existing vehicle-secured indebtedness, and the costs and other material terms of our vehicle-secured debt, including credit enhancement obligations;

  •
  our expectations regarding our ability to adequately finance our liquidity needs, including our ability to obtain new non-vehicle financing, surety bonds and letters of credit, refinance existing non-vehicle indebtedness and the costs and other material terms of related agreements and instruments generally and the increased credit enhancement risk and related liquidity issues as a result of the downgrade of the ratings of GM, our largest supplier of cars, to below investment grade;

  •
  the demand for our rental vehicles and our ability to adjust the size of our fleet to meet demand;

  •
  our ability to grow profitably the market share of our brands in light of intense competition in the United States and internationally;

  •
  our ability to capitalize on operating leverage and realize economies of scale and scope in our business;

  •
  our expectations regarding the continued availability of favorable vehicle manufacturers' purchase and repurchase programs and the ability of these manufacturers to fulfill their obligations under these programs;

  •
  filing of bankruptcy by, or loss of business from, any of our significant customers or suppliers and the ultimate disposition of any such bankruptcy;

  •
  the ability of Perot to manage effectively our information technology systems on an outsourced basis;

  •
  our ability to maintain relationships with our franchisees and licensees;

  •
  our ability to acquire our fleet at competitive prices;

  •
  our ability to generate sufficient cash flow from operations;

  •
  the activities of our competitors;

  •
  general economic and business conditions, including our ability to remain profitable during unfavorable economic cycles and adverse external events;

  •
  legal proceedings and regulatory matters;

  •
  the effects of a decline in travel, due to political instability, adverse economic conditions, pandemics, substantial increases in fuel prices or otherwise, on our travel related businesses;

  •
  our development and expansion plans and expectations for the future;

  •
  our management forecasts; and

  •
  the other factors described herein under "Risk Factors."

All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those discussed in "Risk Factors" herein. Given these risks and uncertainties, you should not place undue reliance on the forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements contained herein.

These forward-looking statements speak only as of the date of this prospectus, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $            million, assuming an initial public offering price of $         per share, the midpoint of the estimated offering price range set forth on the cover page of this prospectus.

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

We intend to use approximately $            million of the net proceeds from this offering to repay a portion of our indebtedness under our term loan and approximately $            million of the net proceeds for general corporate purposes, including to fund working capital requirements and to pay fees and expenses related to this offering.

On June 14, 2006, Vanguard USA Holdings, a wholly-owned subsidiary of Worldwide, and one of its subsidiaries entered into senior secured credit facilities with various lenders in an aggregate principal amount of up to $975 million, consisting of a revolving credit facility of up to $175 million (including a $25 million sub-facility for loans related to Canadian operations) and a term loan of $800 million. The term loan matures on June 14, 2013 and currently bears interest at 8.4% per annum. Under the senior secured credit facilities, we are required to use 50% of the net cash proceeds to us from our initial public offering to repay indebtedness outstanding under the senior secured credit facilities. For further information concerning the senior secured credit facilities, see "Description of certain indebtedness—Non-vehicle related indebtedness" in this prospectus.

We used the proceeds under the term loan as follows: (1) $260.5 million to repay our existing non-vehicle indebtedness, including interest accrued to the repayment date, held by Cerberus, (2) $122.6 million to repurchase shares of preferred stock, including accrued and unpaid dividends, of Worldwide held by Cerberus and Mr. Lobeck, and (3) $395.7 million to repay certain vehicle-related indebtedness.

Affiliates of certain of the underwriters will receive a portion of the net proceeds of the offering in their capacity as lenders under our term loan. See "Underwriting."

Dividend policy

We do not intend to pay cash dividends to holders of our common stock for the foreseeable future. Any declaration and payment of dividends will be subject to the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions contained in our senior secured credit facilities or other agreements, provisions of applicable law and other factors that our board of directors may deem relevant.

We are a holding company with no business operations of our own. To the extent that we elect to pay dividends, we are dependent on distributions and other payments that we may receive from time to time from our operating subsidiaries and proceeds raised from sales of our debt and equity securities. Our operating subsidiaries, however, are legally distinct from us and are under no obligation to make funds available to us for the payment of dividends. The ability of our operating subsidiaries to pay dividends and make distribution payments to us is subject to, among other things, the availability of funds, after taking into account their financial condition, their capital expenditure requirements, the terms of their indebtedness and applicable laws. For example, our principal operating subsidiary, Vanguard USA Holdings' ability to pay dividends to us is subject to restrictions under the senior secured credit facilities. See "Risk Factors—Risk related to the offering—The instruments governing our indebtedness contain various covenants that limit our ability to pay dividends, make other distributions and purchase, redeem or retire our capital stock."

Capitalization

VCRG was formed on July 26, 2006, in connection with the Incorporation Transactions.

The following table sets forth, as of June 30, 2006:

  •
  the capitalization of Worldwide on an actual basis;

  •
  the capitalization of VCRG on a pro forma basis to give effect to the Incorporation Transactions; and

  •
  the capitalization of VCRG on a pro forma as adjusted basis to give effect to the Offering Transactions.

You should read the information in this table in conjunction with our audited consolidated financial statements and our unaudited condensed consolidated financial statements and the notes to those statements, "Use of Proceeds," "Selected historical consolidated financial data," "Management's discussion and analysis of financial condition and results of operations," "Description of certain indebtedness," and "Description of capital stock" included elsewhere in this prospectus.

	As of June 30, 2006
($ in millions)	Actual	Pro forma(1)	Pro forma as adjusted(2)

Cash and cash equivalents	$288.3	$288.3	$

Debt:
Vehicle debt and obligations	$4,891.4	$4,891.4	$

Non-vehicle debt:
Revolving credit facility	—	—
Term loan	800.0	800.0
Other	17.8	17.8

Total non-vehicle debt	$817.8	$817.8	$

Total debt	$5,709.2	$5,709.2	$

Mandatorily redeemable securities:
Preferred stock, par value of $0.001 per share; 95,000 shares authorized, no shares issued and outstanding as of June 30, 2006 and no shares outstanding pro forma and pro forma as adjusted	$—	$—	$
Common stock-Class A, par value $0.001 per share; 20,000,000 shares authorized, 18,283,333 shares issued and outstanding as of June 30, 2006 and no shares outstanding pro forma and pro forma as adjusted (Liquidation value of $298.9 million)	173.6	—
Stockholders' equity:
Preferred stock (par value $0.01 per share; 5,000,000 shares authorized, no shares issued and outstanding)	$—	$—	$
Common stock (par value $0.01 per share; 50,000,000 shares authorized, shares outstanding pro forma, and shares outstanding pro forma as adjusted)	—
Common stock-Class B (par value $0.001 per share; 5,000,000 shares authorized, 1,364,334 shares issued and outstanding and no shares outstanding pro forma and pro forma as adjusted)	—
Additional paid in capital	23.4
Retained earnings	246.6	246.6
Accumulated other comprehensive income	21.2	21.2

Total stockholders' equity	$291.2	$464.8	$

Total capitalization(3)	$6,000.4	$6,174.0	$

(1)
As more fully described in "Prospectus summary—The transactions—The incorporation transactions" section, effective August 1, 2006, existing equityholders of Worldwide contributed their outstanding shares of Class A and Class B common stock in exchange for Class A and Class B common equity units of VCR Holdings LLC, and, prior to the consummation of the offering, assuming the sale in the offering of        shares of our common stock at a price of $        per share, each Class A common equity unit of VCR Holdings LLC will be converted into        shares of common stock of VCRG, and each Class B common equity unit of VCR Holdings LLC will be converted into          shares of common stock of VCRG.

(2)
As more fully described in the "Use of proceeds" section, VCRG estimates net proceeds of the offering to be $                       million, of which $                        million of the proceeds will be used to repay a portion of our term loan included in non-vehicle debt. The pro forma as adjusted data gives effect to the estimated net proceeds of the Offering Transactions and repayment of a portion of the term loan.

(3)
A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) each of cash and cash equivalents, additional paid in capital, total stockholders' equity and total capitalization by $         million and decrease (increase) total debt by $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

Dilution

Dilution is the amount by which the offering price paid by the purchasers of our common stock to be sold in this offering will exceed the pro forma net tangible book value per share of common stock after the offering. After giving effect to the Incorporation Transactions, our net tangible book value as of June 30, 2006 on a pro forma basis was $     million, or $    per share of common stock. Net tangible book value per share represents the amount of our total tangible assets (which for the purpose of this calculation excludes capitalized debt issuance costs) less total liabilities (which for the purpose of this calculation excludes preferred stock and preferred dividends), divided by the basic weighted average number of shares of common stock outstanding.

After giving effect to the Offering Transactions, our pro forma as adjusted net tangible book value as of June 30, 2006 would have been $              million, or $             per share of common stock. This represents an immediate increase in net tangible book value of $             per share of common stock to our existing holders of common stock and an immediate dilution of $             per share of common stock to new investors purchasing our common stock in this offering. The following table illustrates this per share dilution to the new investors:

Assumed initial public offering price	$
Pro forma net tangible book value per share as of June 30, 2006 (after giving effect to the Incorporation Transactions)	$
Increase in net tangible book value per share attributable to new investors	$
Pro forma as adjusted net tangible book value per share after giving effect to the Offering Transactions	$
Dilution per share of common stock to new investors in this offering purchasing our common stock in this offering	$

The following table summarizes, as of June 30, 2006 after giving effect to the Transactions, the total number of shares of common stock purchased from us, the total consideration paid to us and the weighted average price per share paid by existing stockholders and by new investors purchasing shares from us at our assumed initial public offering price of $             per share.

	Shares of common stock purchased			Total consideration			Weighted average price per share of common stock
	Number	Percent		Amount	Percent

Existing common stockholders			%	$		%	$
New investors			%			%
Total		100%			100%

A $1.00 increase (decrease) in the assumed initial public offering price of $    per share would increase (decrease) total consideration and the total average price per share paid by new investors by $    , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and without deducting underwriting discounts and commissions and estimated expenses payable by us.

Selected historical consolidated financial data

The following tables present selected historical consolidated financial information of Worldwide and ANC.

The selected consolidated statement of operations data of Worldwide for the six months ended June 30, 2006 and 2005 and the consolidated balance sheet data of Worldwide as of June 30, 2006 were derived from the unaudited condensed consolidated financial statements and the related notes thereto of Worldwide included in this prospectus. The operating results for the six months ended June 30, 2006 and 2005 include all adjustments (consisting only of normal recurring adjustments) that we consider necessary for a fair statement of the results for such interim periods. The interim results are not necessarily an indication of the results for the full year. The selected consolidated statement of operations data of Worldwide for the years ended December 31, 2005 and 2004 and for the period from October 1, 2003 to December 31, 2003 and the consolidated balance sheet data of Worldwide as of December 31, 2005 and 2004 were derived from the audited consolidated financial statements and the related notes thereto of Worldwide included in this prospectus. The consolidated balance sheet data of Worldwide as of December 31, 2003 was derived from audited consolidated financial statements and related notes thereto, which are not included in this prospectus.

The selected consolidated statement of operations data of the Predecessor Company for the nine months ended September 30, 2003 (restated) and the selected consolidated balance sheet data of the Predecessor Company as of September 30, 2003 (restated) are derived from the audited consolidated financial statements of the Predecessor Company as of and for the nine months ended September 30, 2003 (restated) included elsewhere in this prospectus. The selected consolidated financial data of the Predecessor Company as of and for the year ended December 31, 2002 were derived from the audited consolidated financial statements of the Predecessor Company, which are not included in this prospectus. The selected consolidated financial data of the Predecessor Company as of and for the year ended December 31, 2001 has been adjusted for the adjustments made in connection with the restatement of the 2002 financial statements related to 2001 and prior periods. The 2001 financial data is derived from financial statements of the Predecessor Company that have not been audited.

You should read the following information in conjunction with the financial statements and related notes, "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Successor company					Predecessor company
	Six months ended June 30,		Years ended December 31,		Period from October 1, 2003 to December 31, 2003		Years ended December 31,
						Nine months ended September 30, 2003
(in millions, except per share amounts)
	2006	2005	2005	2004			2002	2001

						(Restated)(a)
Statement of operations data:
Revenues	$1,496.6	$1,371.5	$2,891.1	$2,701.6	$609.0	$1,898.6	$2,530.6	$3,051.1
Cost and Expenses:
Direct vehicle and operating costs	690.8	633.4	1,279.1	1,215.2	295.8	849.1	1,241.4	1,423.9
Revenue earning vehicle depreciation and lease charges, net	381.5	340.6	688.9	595.0	156.0	453.8	717.8	922.9
Selling, general and administrative	239.9	233.7	469.4	487.8	127.4	335.8	497.8	633.3
Transition and reorganization expenses(b)	—	—	—	—	—	72.8	164.9	—
Impairment of long-lived assets(c)	—	—	—	—	—	522.2	—	—
Impairment of goodwill	—	—	—	—	—	—	—	210.8
Amortization of intangible assets	—	—	—	—	—	—	—	8.4
Interest expense, net:
Vehicle interest expense, net	119.9	110.9	231.9	162.1	33.1	101.3	143.5	258.1
Non-vehicle interest expense, net	17.8	20.8	39.6	41.2	11.1	14.2	58.3	56.4
Net (gain) loss from derivatives	(10.6)	3.8	(0.8)	2.0	—	—	—	—
Other (income) expense, net	2.8	0.9	(1.8)	(3.4)	0.9	32.2	42.7	19.8

Income (loss) from continuing operations before provision for income taxes, extraordinary gain and cumulative effect of change in accounting principle	54.5	27.4	184.8	201.7	(15.3)	(482.8)	(335.8)	(482.5)
Provision for income taxes	15.9	12.2	79.5	30.0	3.9	—	—	—

Income (loss) from continuing operations before extraordinary gain and cumulative effect of change in accounting principles	38.6	15.2	105.3	171.7	(19.2)	(482.8)	(335.8)	(482.5)
Loss from discontinued operations	—	—	—	—	—	(7.7)	(92.1)	(32.3)

Income (loss) before extraordinary gain and cumulative effect of change in accounting principles	38.6	15.2	105.3	171.7	(19.2)	(490.5)	(427.9)	(514.8)
Extraordinary gain(d)	—	—	—	—	146.6	—	—	—
Cumulative effect of change in accounting principles	—	—	—	—	—	—	(106.2)	7.1

Net income (loss)	$38.6	$15.2	$105.3	$171.7	$127.4	$(490.5)	$(534.1)	$(507.7)

Weighted average shares outstanding:
Basic	18.0	17.0	17.0	17.0	17.0	45.3	45.3	45.2
Diluted	19.4	19.2	19.3	19.1	17.0	45.3	45.3	45.2
Net income (loss) per share:
Basic	$0.62	$0.59	$5.57	$9.53	$0.07	$(10.83)	$(11.79)	$(11.23)
Diluted	$0.58	$0.52	$4.92	$8.49	$0.07	$(10.83)	$(11.79)	$(11.23)
Pro forma as adjusted weighted average shares outstanding(e):
Basic
Diluted
Pro forma as adjusted net income (loss) per share(e):
Basic
Diluted

	Successor company				Predecessor company
	As of June 30, 2006	As of December 31,				As of December 31,
					As of September 30, 2003
($ in millions)		2005	2004	2003		2002	2001

					Restated(a)
Balance sheet data:
Cash and cash equivalents	$288.3	$253.9	$172.6	$22.9	$0.1	$166.2	$310.8
Total assets	7,101.7	6,547.9	5,661.7	5,124.4	4,195.1	4,705.6	6,053.9
Non-vehicle debt	817.8	300.0	240.5	234.3	204.9	250.7	247.3
Total debt	5,709.2	5,170.7	4,487.2	4,254.8	204.9	3,501.7	4,510.3
Liabilities related to assets held for sale(f)	—	—	—	—	3,962.4	—	—
Mandatorily redeemable securities(g)	173.6	246.6	246.6	246.6	—	—	—
Total stockholders' equity (deficit)	291.2	279.0	182.2	(2.9)	(506.8)	(56.5)	450.3

(a)
ANC's management determined that the financial statements for the nine months ended September 30, 2003 contained certain misapplications of generally accepted accounting principles. See Note 4 of the Notes to consolidated financial statements of ANC as of and for the nine months ended September 30, 2003 (restated) included elsewhere in this prospectus.

(b)
ANC incurred $164.9 million of transition and reorganization expenses in the year ended December 31, 2002 related to the consolidation of airport locations, combining information technology systems, exiting certain international locations and professional fees and other. See Note 10 of the Notes to consolidated financial statements of ANC as of and for the nine months ended September 30, 2003 (restated) included elsewhere in this prospectus for a discussion of the transition and reorganization expenses for the nine months ended September 30, 2003.

(c)
See Note 5 of the Notes to consolidated financial statements of ANC as of and for the nine months ended September 30, 2003 (restated) included elsewhere in this prospectus for a discussion of impairment of long-lived assets.

(d)
See Note 5 of the Notes to consolidated financial statements of Worldwide as of and for the years ended December 31,2005 and 2004 and for the period from October 1, 2003 to December 31, 2003 included elsewhere in this prospectus for a discussion of the extraordinary gain.

(e)
Pro forma as adjusted basic and diluted net income (loss) per share have been computed in accordance with SEC rules for initial public offerings. These rules require that the weighted average share calculation give retroactive effect to any changes in our capital structure in connection with this offering as well as the number of shares issued in this offering for which the proceeds will be used to repay debt. Therefore, pro forma weighted average shares for purposes of the unaudited pro forma as adjusted net income (loss) per share calculation has been adjusted to reflect (i) the issuance of          shares in this offering, the proceeds of which will be used to repay a portion of the $800 million term loan issued on June 14, 2006 as set forth in the "Use of Proceeds" section, and (ii) the conversion of each Class A common equity unit of VCR Holdings LLC into          shares of common stock of VCRG and each Class B common equity unit of VCR Holdings LLC into          shares of common stock of VCRG. See "—The transactions—The incorporation transactions." The SEC rules for initial public offerings also require that net income used for purposes of the unaudited pro forma as adjusted net income (loss) per share calculation be adjusted on a pro forma basis to reflect the effect on net income of repayment of debt from the proceeds of the offering.

(f)
See Note 5 of the Notes to consolidated financial statements of ANC as of and for the nine months ended September 30, 2003 (restated) included elsewhere in this prospectus for the detail of liabilities related to assets held for sale.

(g)
See Note 18 of the Notes to consolidated financial statements of Worldwide as of and for the years ended December 31, 2005 and 2004 and for the period from October 1, 2003 to December 31, 2003 included elsewhere in this prospectus for a discussion of the mandatorily redeemable securities. In June 2006, the preferred stock of Worldwide was repurchased. See Note 11 of the Notes to the condensed consolidated financial statements of Worldwide as of June 30, 2006 and December 31, 2005 and for the six months ended June 30, 2006 and 2005 included elsewhere in this prospectus.

Management's discussion and analysis
of financial condition and results of operations

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Forward-looking statements" and "Risk factors". Our actual results may materially differ from those contained in or implied by any forward-looking statements. You should read the following discussion and analysis in conjunction with "Risk factors," "Forward-looking statements," "Selected historical consolidated financial data", the unaudited condensed consolidated and audited consolidated financial statements of Worldwide and related notes included elsewhere in this prospectus and our Predecessor Company's audited consolidated financial statements and related notes included in this prospectus.

Corporate history and organization

Worldwide was formed on August 8, 2003 and is controlled by certain investment funds and accounts managed by Cerberus and its affiliates. On June 12, 2003, CAR Acquisition Company LLC ("CAR"), a Delaware limited liability company controlled by Cerberus, entered into an asset purchase agreement, as amended, with ANC and various of its subsidiaries to acquire substantially all of the assets and the worldwide operations of ANC. CAR was a newly formed entity with the sole purpose of effecting the Acquisition. The total purchase price consisted of $240.1 million in cash (of which $223.8 million was paid to ANC and $16.3 million represented direct costs of the transaction), the assumption of $54.4 million of debtor-in-possession financing provided to ANC by DaimlerChrysler (which was repaid at the time of closing of the Acquisition) and the assumption of other specified liabilities including most of ANC's vehicle financing debt and operating liabilities incurred or assumed by ANC subsequent to the commencement of its bankruptcy case. The Acquisition closed on October 14, 2003, with October 1, 2003 designated as the acquisition effective date for accounting purposes. The activities of Worldwide from August 8, 2003 to September 30, 2003 consisted exclusively of organizational activities related to its formation. Worldwide conducted no operations during this period.

Prior to October 14, 2003, ANC owned and operated the domestic and international National and Alamo car rental businesses as well as certain other international car rental operations. ANC and various of its direct and indirect U.S. subsidiaries filed voluntary reorganization petitions under Chapter 11 of Title 11 of the United States Code, on November 13, 2001. ANC and these subsidiaries operated as debtors-in-possession under the Bankruptcy Code from that date until the date of the Acquisition, which was effected as an asset sale under Sections 363 and 365 of the Bankruptcy Code. An order approving the Acquisition was entered by the United States Bankruptcy Court for the District of Delaware on August 21, 2003 and became final on September 2, 2003.

VCRG was formed on July 26, 2006 to become the parent holding company for Worldwide. Effective August 1, 2006, all of the holders of Worldwide's outstanding shares of Class A and Class B common stock contributed such shares to VCR Holdings LLC in exchange for all of the Class A and Class B common equity units of VCR Holdings LLC. Immediately before the consummation of this offering, VCR Holdings LLC will merge into VCRG, in a transaction in which VCRG will be the surviving corporation and the Class A and Class B common equity units of VCR Holdings LLC will be converted into shares of VCRG's common stock. As a result of the merger, Worldwide will become a wholly-owned subsidiary of VCRG.

The following discussion relates to the consolidated financial performance and results of operations of Worldwide and ANC.

Overview

Operations

We are one of the largest rental car companies in the world. We operate under three reportable segments: (1) United States; (2) EMEA; and (3) Canada. Each of our segments includes our operations as well as revenues generated from franchised and licensed operations. Our United States segment includes company-owned and franchised locations in the United States and franchised and licensed locations in Mexico, the Caribbean, Central and South America and Asia Pacific. Our EMEA segment includes company-owned, franchised and licensed locations in Europe and franchised and licensed operations in the Middle East and Africa, with operations located primarily in Europe, and our Canada segment includes company-owned, franchised and licensed locations in Canada only.

The following table sets forth certain information concerning our fleet at June 30, 2006.

	U.S.	EMEA	Canada	Total

Number of company-owned vehicles	228,089	47,136	18,820	294,045
% Program	98%	87%	91%	96%
% Non-program	2%	10%	9%	4%
% Leased	0%	3%	0%	1%

Our revenues are derived principally from:

  •
  rental revenues consisting of revenues from company-operated rental locations, including charges to customers for the reimbursement of costs incurred related to airport concession fees and vehicle license fees and the sale of rental related products; and

  •
  other revenues consisting of fees generated from continuing franchise and license fees and providing services to our franchisees and licensees.

Our expenses consist primarily of:

  •
  direct vehicle and operating costs which include costs specifically relating to the operation and maintenance of our vehicle rental fleet, field personnel, facility costs and variable operating costs such as insurance, airport concession fees and fuel;

  •
  revenue earning vehicle depreciation and lease charges, net which includes vehicle depreciation, net of manufacturer incentives, gains and losses on vehicle sales in the ordinary course of business and lease charges relating to any vehicle operating leases;

  •
  selling, general and administrative expenses (including advertising and travel agent, tour operator and other commissions); and

  •
  interest expense, net of interest income.

We generated approximately 77% of our 2005 rental revenues in the United States. We derived approximately half of our 2005 combined U.S. and Canadian revenues from each of our

National and Alamo brands. We estimate that our National brand contributed approximately two-thirds of our 2005 rental revenues in EMEA, and our Alamo and Guy Salmon brands contributed the remaining one-third.

Demand from business travelers has continued to be strong. Demand from National's business travelers has historically been more impacted by general economic and business conditions and has been less sensitive to ticket and fuel prices.

Demand for the Alamo brand, particularly from our leisure customers, is more sensitive to pricing than the National brand, reflecting Alamo's positioning as a value brand. During the second half of 2005 and continuing into 2006, in anticipation of rising vehicle costs, we have sought to achieve higher daily rental yields for the Alamo brand. An important source of Alamo's business is tour operators who sell packages, which include car rental, for popular U.S. leisure destinations such as California, Florida and Hawaii. The popularity of these destinations may vary from year to year. Demand may be affected by such factors as the actual or perceived risk of adverse weather conditions, such as last year's hurricanes in Florida, as well as terror threats. Demand for these destinations may also be impacted by changes in relative exchange rates and the overall cost of all-inclusive tour packages to these destinations relative to other travel alternatives. During the six months ended June 30, 2006, our tour traffic declined on a year over year basis by 12.2% measured by rental days. The decline may reflect the concerns of tour operators and their customers on travel conditions in the South Florida region amid reports predicting another strong hurricane season in 2006, less attractive exchange rates for foreign visitors compared to 2005, as well as the diversion of demand to Germany for the 2006 World Cup.

As a result of rising interest rates and fuel prices and a rise in airline ticket prices, as well as capacity constraints in the U.S. airline industry, airline passenger traffic, particularly of leisure travelers, is expected to grow at a slower rate in 2006 than in 2005. The Federal Aviation Authority projects that U.S. domestic enplanements for all of 2006 will be flat as compared to 2005, after growth of 6.2% experienced from 2004 to 2005. According to Bureau of Transportation Statistics, first half of 2006 U.S. domestic enplanements were essentially unchanged from the prior year level, reflecting the possibility that rising interest rates, increased fuel costs and higher ticket prices may be negatively impacting travel, particularly discretionary leisure travel.

We believe, however, that the number of corporate travelers is increasing within the enplanement mix as business travel continues to rebound. Historically, business travelers have been more frequent renters. While enplanement growth may slow in 2006, the number of rentals may still grow as a result of increasing business traveler mix.

The most significant market for our EMEA operations is the United Kingdom. Demand for daily rental cars in our EMEA operations is affected by the same principal factors that impact demand in the United States, including economic growth and enplanements. However, our U.K. business also has significant off-airport rental operations and, as a result, changes in travel demand do not have as great an impact on EMEA as they do in the United States.

The profitability of our business is highly dependent on the cost of vehicles sourced and the financing of those vehicles. Direct vehicle costs, including revenue earning vehicle depreciation and lease charges, net, and vehicle interest expense, net, represented 42.1% and 38.2% of our total costs and expenses during 2005 and 2004, respectively. Our business requires significant expenditures for vehicles and, consequently, we require substantial liquidity to finance such expenditures. We expect near-term increases in the cost of vehicles, particularly in the United States and Canada, and continuing increases in interest rates.

Our net U.S. vehicle depreciation costs per car day for the 2006 model year were approximately 15% higher than for the 2005 model year and we anticipate that our net U.S. vehicle depreciation costs per car day for the 2007 model year will be approximately 28% higher than that for the 2006 model year. Total vehicle costs per car day, including net vehicle depreciation, vehicle interest and all other vehicle related operating and maintenance costs, are expected to increase approximately 10% in calendar year 2006 as compared to calendar year 2005, and we expect at least a 16% increase in total vehicle costs per car day in calendar year 2007 as compared to calendar year 2006, primarily as a result of the expected increases in net vehicle depreciation costs per car day for model year 2007 vehicles. We intend to substantially increase our reliance on non-program vehicles for our U.S. fleet for the U.S. 2007 model year. We currently estimate that our non-program purchases for the 2007 model year will be approximately 16% of our estimated U.S. 2007 fleet purchases, although the actual percentage could be higher or lower. We expect to bear increased risk relating to the residual market value of non-program vehicles and the related depreciation on our rental fleet. Rising interest rates will also increase vehicle financing costs, although 87.4% of our U.S. and Canadian variable rate vehicle debt at June 30, 2006 is protected through interest rate caps, thereby mitigating the adverse impact of rising interest rates on our vehicle financing costs in the near term.

Vehicle manufacturers, particularly GM and DaimlerChrysler, are expected to reduce or eliminate the availability of repurchase programs in general, reduce related incentives, reduce the number of vehicles available to us through repurchase programs, increase depreciation charges, increase adjustments for damages or excess mileage or otherwise impose less favorable terms on the repurchase of our vehicles. At the present time, we cannot quantify the financial impact, including the increase in our expenses, if GM and DaimlerChrysler were to reduce or eliminate the availability of repurchase programs. The financial impact will depend upon the extent to which vehicle manufacturers reduce their repurchase programs, the nature of the changes to the programs and the price at which we are able to dispose of non-program vehicles in the future.

Pursuant to an agreement we have entered into with GM, under specified circumstances we are entitled to more favorable repurchase terms with respect to vehicles purchased from GM through model year 2006. For a description of this agreement, see "Description of certain indebtedness—Vehicle-related indebtedness—GM freeze agreement and issuance of series A preferred stock" in this prospectus. As a result, our credit enhancement requirements for vehicles subject to this agreement have been lower than would otherwise have been the case. Upon expiration of this agreement, which coincides with the acquisition of model year 2007 vehicles, we are required to significantly increase our credit enhancement with respect to new GM vehicles. We estimate that approximately $200 million of additional credit enhancement will be required through the first quarter of 2007 in order to finance model year 2007 vehicles that replace model year 2006 vehicles that were subject to the GM freeze agreement. In June 2006, we used approximately $395.7 million of proceeds under our new $800 million term loan to repay vehicle debt and increase credit enhancement to our U.S. fleet securitization subsidiaries, thereby prefunding this credit enhancement requirement. Because GM no longer has investment grade credit ratings, we are subject to materially increased credit enhancement levels on new financings with respect to the GM vehicles in our fleet.

Pricing in the rental car industry is driven by changes in the relative cost and availability of the supply of vehicles from manufacturers, as well as competitive dynamics such as the desire by certain competitors to grow on-airport market share as well as the impact of increased pricing transparency provided by the prevalence of internet services. In response to announcements during 2005 by U.S. vehicle manufacturers, including our primary supplier, GM, of their intention to reduce the supply and increase the cost of vehicles sold to the rental car industry, we and a number of our competitors increased daily rental pricing in the United States, beginning in the third quarter of 2005. We expect upward pricing trends to continue in anticipation of higher vehicle costs and reduced vehicle supply to the industry.

A significant increase in the purchase price of vehicles or interest rates could have a substantial adverse effect on our profitability if we are unable to increase our rental rates to offset these increased costs. In order to offset the impact of increased vehicle and financing costs, we will continue to seek to increase rental yields. While recent pricing trends have been favorable, we cannot be assured that rental yields will increase sufficiently to offset higher vehicle costs.

Seasonality

Our business, particularly among leisure travelers, is highly seasonal. The third quarter, which includes the peak summer travel months, has historically been our strongest quarter of the year. During the peak season we increase our rental fleet and workforce to accommodate increased rental activity. As a result, any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on our business. The first and fourth quarters are generally the weakest because there is reduced leisure travel except during key holiday periods and a greater potential for adverse or unseasonable weather conditions that could impact business activity. Because of the seasonality of our operations, our revenue and variable operating and selling expenses are generally higher in aggregate dollars during the second and third quarters as compared to the first and fourth quarters. Many of our expenses, such as rent, general insurance and administrative personnel remain fixed throughout the year and cannot be reduced during periods of decreased rental demand. As a result, our cost of operations, as a percentage of revenue, is generally higher during the first and fourth quarters as compared to the second and third quarters.

Critical accounting policies and estimates

General

The discussion and analysis of our financial condition and results of operations and the Predecessor Company's results of operation and other financial data are based upon the consolidated financial statements included in this prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to areas that require a significant level of judgment or are otherwise subject to an inherent degree of uncertainty. These areas include depreciation and carrying value of revenue earning vehicles, damage recoveries, intangible and long-lived assets, insurance reserves, pension benefits, income taxes, financial instruments and commitments and contingencies. These estimates are based on our historical experience, our observation of trends in particular areas, information and/or valuations available from outside sources and various other assumptions that we believe to be reasonable under the circumstances. Actual amounts could differ significantly from amounts previously estimated.

We believe that of our significant accounting policies, further described in the notes to our audited annual consolidated financial statements included elsewhere in this prospectus, the following significant accounting policies may involve a higher degree of judgment and complexity:

Revenue earning vehicles

Vehicles are stated at cost, net of related discounts which relate primarily to manufacturer purchase incentive programs. We purchase the majority of our vehicles under programs for which residual values are determined by depreciation rates that are established and guaranteed by the vehicle manufacturers. As of June 30, 2006, approximately 98% of our U.S. fleet, 91% of our Canadian fleet and 87% of our EMEA fleet were program vehicles. At June 30, 2006, the remainder of our purchased revenue earning vehicles (approximately 2% of our U.S. fleet, 9% of our Canadian fleet and 10% of our EMEA fleet) were without the benefit of manufacturer repurchase programs, or non-program vehicles.

In addition, we lease vehicles under operating lease agreements, which require us to provide normal maintenance and liability coverage. The lease agreements generally have terms of four to thirteen months. As of June 30, 2006, vehicles under operating leases approximated 3% of our EMEA fleet.

For non-program vehicles, we estimate what the residual values of these vehicles will be at the expected time of disposal to determine monthly depreciation rates. Depreciation rates generally average between 1.5% and 3.0% per month for our U.S. and Canadian fleet. Our EMEA fleet consists principally of vehicles subject to capital lease which are depreciated over the expected period of use which is approximately six to eight months. We evaluate estimated residual values on a regular basis. Differences between estimated and actual residual values result in a gain or loss on disposal and are recorded as an adjustment to revenue earning vehicle depreciation expense.

Insurance reserves

The nature of our business exposes us to significant risk of liability arising primarily out of accidents involving vehicles rented from us. We provide for retained or self-insured claims monthly based upon evaluations by us as well as outside actuaries of the estimated ultimate liabilities on reported and unreported claims. The estimated ultimate liabilities are evaluated on a periodic basis by us and outside actuaries and any adjustments to the estimated reserves resulting from ultimate claim payments will be reflected in operations in the periods in which such adjustments become known.

Income taxes

Income taxes are recorded based upon amounts currently payable or receivable in the current year and any difference between the basis of existing assets and liabilities determined under generally accepted accounting principles in the U.S. and the basis of assets and liabilities under applicable tax guidelines. These differences are recorded as deferred tax assets or liabilities. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates, applicable to future years, to these differences. Changes in tax laws and rates may affect recorded deferred tax assets and liabilities in the future.

A valuation allowance is recorded to reduce our deferred tax assets when we determine it is more likely than not that such assets will not be realized. While we consider future taxable income and ongoing tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize deferred tax assets in the future in excess of the net recorded amount, the resulting adjustment to deferred tax assets would increase our income in the period such determination was made. Similarly, should we determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to deferred tax assets would decrease our income in the period such determination was made.

Pension benefits

EMEA sponsors a defined benefit pension plan that provides pension arrangements to certain employees. This plan is closed to new participants and has approximately 300 participants. The pension expense and obligations recorded in the financial statements are calculated by a third-party actuary and are dependent on various estimates and assumptions. These estimates and assumptions include the discount rate, expected return on plan assets, expected rate of compensation increases, age and employment periods. In determining the projected benefit obligations and costs, assumptions can change from period to period and result in changes in the costs and liabilities we recognize. For the year ended December 31, 2005, we recorded net periodic pension expense of $1.2 million related to our defined benefit pension plan. We estimate that, in 2006, we will record net periodic pension expense of $2.5 million related to our defined benefit pension plan.

See Note 15 in the consolidated financial statements of Worldwide as of and for the years ended December 31, 2005 and 2004 and for the period from October 1, 2003 to December 31, 2003 and Note 9 in the condensed consolidated financial statements of Worldwide as of June 30, 2006 and December 31, 2005 and for the six months ended June 30, 2006 and 2005 included elsewhere in this prospectus for additional information.

Financial instruments

We estimate the fair values of each of our financial instruments, including interest rate derivatives. These financial instruments are not publicly traded on an organized exchange. In the absence of quoted market prices, we must develop an estimate or rely on an estimate provided by a third-party of fair value using present value cash flow models, which may involve significant judgments and assumptions, including estimates of future interest rate levels based on interest rate yield curves and estimation of the timing of future cash flows. The use of different assumptions may have a material effect on the estimated fair value amounts recorded in the financial statements. In addition, hedge accounting requires that at the beginning of each hedge period, we justify the probability of the occurrence of transactions for cash flow hedges. The use of different assumptions and changing market conditions may impact the results of the effectiveness assessment and ultimately the timing of when the underlying hedged items are recorded in earnings. See also "—Quantitative and qualitative disclosures about market risk."

Basis of presentation

The presentation included herein is a comparison of our results of operations for the six months ended June 30, 2006 to our results of operations for the six months ended June 30, 2005; our results of operations for the year ended December 31, 2005 to our results of operations for the year ended December 31, 2004; and our results of operations for the year ended December 31, 2004 compared to the Predecessor Company's results of operations for the nine months ended September 30, 2003 and our results of operations for the period from October 1, 2003 to December 31, 2003.

Restatement.    ANC's management determined that the condensed consolidated financial statements as of and for the nine months ended September 30, 2003, during which time ANC operated as a debtor-in-possession, contained certain misapplications of generally accepted accounting principles related to prior period adjustments, liabilities subject to compromise, impairment charges and other adjustments primarily related to certain assets and liabilities without appropriate support for the amounts on the consolidated balance sheet as of September 30, 2003. Therefore, ANC restated its previously unaudited consolidated financial statements as of and for the nine months ended September 30, 2003. In connection with the restatement, ANC adjusted its assets and liabilities as of September 30, 2003 and its consolidated statement of operations for the nine months ended September 30, 2003. The net effect of these adjustments was to decrease assets by $106.2 million and decrease liabilities by $35.4 million as of September 30, 2003, and to increase revenue by $102.0 million and increase costs and expenses by $165.5 million for the nine months ended September 30, 2003. The impact on net loss for such period of all restatement adjustments was an increase to the net loss by $299.7 million. The cumulative impact of the adjustments resulted in an increase to ANC's accumulated deficit as of September 30, 2003 of $70.6 million. See Note 4 in ANC's audited consolidated financial statements, as restated, as of and for the nine months ended September 30, 2003 included in this prospectus for additional information.

Results of operations

The following table sets forth, for each of the periods indicated, the percentage of revenues represented by certain items in our consolidated statements of income and the Predecessor Company's consolidated statement of operations:

	Percentage of Revenues
						Predecessor Company
	For the six months ended June 30,		For the years ended December 31,
					For the period from October 1, 2003 to December 31, 2003
						For the nine months ended September 30, 2003
	2006	2005	2005	2004

Revenues
United States	78.9%	77.5%	76.6%	77.0%	79.1%	80.6
EMEA	16.0	17.6	17.4	17.7	16.4	14.5
Canada	5.1	4.9	6.0	5.3	4.5	4.9

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Direct vehicle and operating costs	46.2%	46.2%	44.2%	45.0%	48.6%	44.7%
Revenue earning vehicle depreciation and lease charges, net	25.5	24.8	23.8	22.0	25.6	23.9
Selling, general and administrative	16.0	17.0	16.2	18.1	20.9	17.7
Transition and reorganization expenses	—	—	—	—	—	3.8
Impairment of long-lived assets	—	—	—	—	—	27.5
Vehicle interest expense, net	8.0	8.1	8.0	6.0	5.5	5.4
Non-vehicle interest expense, net	1.2	1.5	1.4	1.5	1.8	0.7
Net (gain) loss from derivatives	(0.7)	0.3	—	0.1	—	—
Other (income) expense, net	0.2	0.1	—	(0.2)	0.2	1.7

	96.4	98.0	93.6	92.5	102.6	125.4
Provision for income taxes	1.1	0.9	2.8	1.1	0.6	—
Loss from discontinued operations	—	—	—	—	—	0.4
Extraordinary gain	—	—	—	—	(24.1)	—

Net income (loss)	2.5%	1.1%	3.6%	6.4%	20.9%	(25.8)%

Six months ended June 30, 2006 compared with six months ended June 30, 2005

Revenues

	For the six months ended June 30,
			$ Increase/ (decrease)	% Increase/ (decrease)
($ in millions, except operating data)	2006	2005

Revenues
Rental:
United States	$1,158.0	$1,043.4	$114.6	11.0%
EMEA	224.6	228.1	(3.5)	(1.5)%
Canada	74.2	64.3	9.9	15.4%

Total Rental	1,456.8	1,335.8	121.0	9.1%
Other:
United States	23.3	20.2	3.1	15.3%
EMEA	14.0	13.2	0.8	6.1%
Canada	2.5	2.3	0.2	8.7%

Total Other	39.8	35.7	4.1	11.5%

Total Revenues	$1,496.6	$1,371.5	$125.1	9.1%

Rental revenue per day	$42.33	$39.43	$2.90	7.4%
Rental revenue per unit per month	$1,007.93	$935.80	$72.13	7.7%
Average paid fleet	240,885	237,904	2,981	1.3%
Rental days	34,416,332	33,881,059	535,273	1.6%

Total revenues increased for the six months ended June 30, 2006 compared to the six months ended June 30, 2005, primarily driven by an increase in U.S. rental revenues. The 11.0% increase in U.S. rental revenues for the six months ended June 30, 2006 as compared to the six months ended June 30, 2005 was primarily due to an increase in the average rental revenue per day in the United States of $3.77, or 9.7%, for the six months ended June 30, 2006 as compared to the six months ended June 30, 2005, resulting from price increases for both the National and Alamo brands. Rental days in the U.S. increased 1.2% primarily due to the acquisition and shifting of operations in San Antonio and Albany from franchise locations to company-owned locations during the third and fourth quarters of 2005, respectively. Rental days in the United States were relatively flat with an increase of 0.1% in the six months ended June 30, 2006 as compared to the six months ended June 30, 2005, excluding the operations in San Antonio and Albany. EMEA rental revenues decreased slightly in the six months ended June 30, 2006 compared to the six months ended June 30, 2005 despite an increase in rental days of 3.7%. Average rental revenue per day at EMEA declined $2.10, or 5.0%, reflecting a more competitive pricing environment in the United Kingdom in the six months ended June 30, 2006 as compared to the six months ended June 30, 2005. Canada rental revenues increased 15.4% in the six months ended June 30, 2006 compared to the six months ended June 30, 2005, primarily due to an increase in the average rental revenue per day of $5.50, or 13.6%. Rental days increased 1.6% for Canada in the six months ended June 30, 2006 compared to the six months ended June 30, 2005.

Costs and expenses

	For the six months ended June 30,
			$ Increase/ (decrease)	% Increase/ (decrease)
($ in millions)	2006	2005

Direct vehicle and operating costs	$690.8	$633.4	$57.4	9.1%
Revenue earning vehicle depreciation and lease charges, net	381.5	340.6	40.9	12.0%
Selling, general and administrative	239.9	233.7	6.2	2.7%
Vehicle interest expense, net	119.9	110.9	9.0	8.1%
Non-vehicle interest expense, net	17.8	20.8	(3.0)	(14.4)%
Net (gain) loss from derivatives	(10.6)	3.8	(14.4)	*
Other expense, net	2.8	0.9	1.9	*

Total costs and expenses	$1,442.1	$1,344.1	$98.0	7.3%

*
Not meaningful

Direct vehicle and operating costs increased for the six months ended June 30, 2006 compared to the six months ended June 30, 2005, primarily as a result of a $49.1 million, or 10.4%, increase in U.S. direct vehicle and operating costs. As a percentage of revenues, direct vehicle and operating costs were 46.2% for each of the six months ended June 30, 2006 and 2005. During the six months ended June 30, 2006 compared to the six months ended June 30, 2005, U.S. direct vehicle and operating costs increased as follows:

  •
  Fleet related costs increased $15.3 million. The increase in fleet related costs was primarily due to an increase in license and tag costs of $6.4 million and an increase in net damage costs of $8.5 million.

  •
  Personnel related costs included in direct vehicle and operating costs increased $10.6 million but were modestly lower as a percentage of revenues.

  •
  Variable transaction costs increased $20.9 million primarily due to an increase in fuel expense of $13.4 million. Additionally, airport and agency fees increased $9.2 million and credit card commissions increased $4.7 million primarily as a direct result of the increase in revenues. Partially offsetting these increases was a decrease in auto liability expense of $4.0 million. Auto liability expense was lower in the six months ended June 30, 2006 compared to the six months ended June 30, 2005 due in part to the passage on August 10, 2005 of the Safe, Accountable, Flexible, Efficient Transportation Equity Act: A Legacy for Users, the new vicarious liability legislation also known as the Highway Bill. The new vicarious liability insurance laws eliminated vicarious liability for vehicle rental and leasing companies for claims incurred and asserted after August 10, 2005. The law eliminated our exposure for vicarious insurance claims for accidents occurring or claims asserted after August 10, 2005.

    Net downward adjustments to our insurance reserves of $7.0 million and $15.8 million were recorded in the six months ended June 30, 2006 and 2005, respectively. These adjustments were required to meet actuarial estimates and reflect the impact of more favorable settlement experience than estimated, which impacted estimated reserves for open claims. These net downward adjustments resulted in a decrease to auto liability expense and a corresponding increase to income before provision for income taxes in each period.

As a percentage of revenues, revenue earning vehicle depreciation and lease charges, net was 25.5% for the six months ended June 30, 2006 and 24.8% for the six months ended June 30, 2005, with the increase primarily due to price increases for the U.S. fleet from manufacturers. Additionally, the U.S. fleet consisted of a higher percentage of full-sized vehicles and sport utility vehicles in the six months ended June 30, 2006 as compared to more mid-sized vehicles in the six months ended June 30, 2005 as a result of changes in the mix of vehicles negotiated with the suppliers. The change in the mix of the U.S. fleet increased the average cost of the vehicles and resulted in higher revenue earning vehicle depreciation and lease charges, net.

As a percentage of revenues, selling, general and administrative expenses decreased to 16.0% in the six months ended June 30, 2006 from 17.0% in the six months ended June 30, 2005, with the decrease primarily due to a decrease in marketing costs of $9.3 million, or 0.9% as a percentage of revenues. The decrease in marketing costs is primarily due to the scheduling of U.S. television advertising campaigns after June 30, 2006 as compared to during the six months ended June 30, 2005. Additionally, reservation costs decreased $3.6 million, or 0.4% as a percentage of revenues primarily as a result of lower call volumes due to increased customer use of the internet for reservations and the closure of one of our three call centers located in the United States. These decreases in selling, general and administrative expenses were partially offset by an increase of $10.6 million, or 0.3% as a percentage of revenues of corporate administrative expenses.

Vehicle interest expense was $119.9 million, or 8.0% of revenues, net of interest income of $10.9 million in the six months ended June 30, 2006, as compared to $110.9 million, or 8.1% of revenues, net of interest income of $12.1 million in the six months ended June 30, 2005. The $9.0 million, or 8.1%, increase was primarily a result of an increase in the average LIBOR interest rate from 2.87% in the six months ended June 30, 2005 to 4.84% in the six months ended June 30, 2006. The increase in interest expense resulting from an increase in the average LIBOR interest rate was partially offset by $4.1 million of realized income from our interest rate caps that qualify for hedge accounting, which is a component of vehicle interest expense. Increased fleet size and a higher average cost per vehicle during the six months ended June 30, 2006 as compared to the six months ended June 30, 2005 also contributed to an increase in the average level of vehicle debt outstanding and increased vehicle interest expense in the six months ended June 30, 2006.

The net gain from derivatives represents the change in the fair value of the ineffective (as defined by generally accepted accounting principles in the United States) portions of our interest rate caps primarily related to changes in the forward LIBOR curve.

Income before provision for income taxes

	For the six months ended June 30,
			$ Increase/ (decrease)	% Increase/ (decrease)
($ in millions)	2006	2005

Segment profit (loss)
United States	$91.5	$45.6	$45.9	100.7%
EMEA	11.2	12.8	(1.6)	(12.5)%
Canada	(10.3)	(3.2)	(7.1)	*
Other	(5.8)	—	(5.8)	*
Less:
Depreciation of property and equipment	14.3	7.0	7.3	104.3%
Non-vehicle interest expense, net	17.8	20.8	(3.0)	(14.4)%

Income before provision for income taxes	$54.5	$27.4	$27.1	98.9%

*
Not meaningful

Segment profit for the United States doubled in the six months ended June 30, 2006 as compared to the six months ended June 30, 2005 primarily due to the increase in U.S. rental revenues discussed above. Segment profit for EMEA decreased 12.5% in the six months ended June 30, 2006 as compared to the six months ended June 30, 2005 primarily due to the decline in EMEA's rental revenues discussed above. Segment loss for Canada increased for the six months ended June 30, 2006 as compared to the six months ended June 30, 2005. The increase in Canada's segment loss is primarily due to a $10.4 million increase in direct vehicle and operating cost and a $4.6 million increase in revenue earning vehicle depreciation and lease charges, net. The increase in these costs was partially offset by a $9.9 million increase in rental revenues as discussed above. Segment loss for Other in the six months ended June 30, 2006 relates primarily to professional fees incurred in connection with our pursuit of corporate initiatives. Depreciation of property and equipment represents depreciation associated with property and equipment purchased since the Acquisition as all depreciable property and equipment balances as of the Acquisition date were reduced to zero as part of the purchase accounting for the Acquisition. We expect depreciation expense for property and equipment to continue to increase for the next several years as we make capital expenditures.

Income taxes

We recorded a provision for income taxes of $15.9 million during the six months ended June 30, 2006 as compared to $12.2 million during the six months ended June 30, 2005. The effective income tax rate for the six months ended June 30, 2006 was 29.2% compared to 44.5% in the six months ended June 30, 2005. The decrease in the effective income tax rate is primarily due to a one-time tax benefit of $6.0 million resulting from certain organizational restructuring transactions undertaken in conjunction with the Refinancing.

Year ended December 31, 2005 compared with year ended December 31, 2004

Revenues

	For the years ended December 31,
			$ Increase/ (decrease)	% Increase/ (decrease)
($ in millions, except operating data)	2005	2004

Revenues
Rental:
United States	$2,173.7	$2,037.1	$136.6	6.7%
EMEA	474.4	457.0	17.4	3.8%
Canada	166.9	137.9	29.0	21.0%

Total Rental	2,815.0	2,632.0	183.0	7.0%
Other:
United States	$42.4	$42.7	$(0.3)	(0.7)%
EMEA	28.5	22.5	6.0	26.7%
Canada	5.2	4.4	0.8	18.2%

Total Other	76.1	69.6	6.5	9.3%

Total Revenues	$2,891.1	$2,701.6	$189.5	7.0%

Rental revenue per day	$41.08	$41.36	$(0.28)	(0.7)%
Rental revenue per unit per month	$990.83	$993.32	$(2.49)	(0.3)%
Average paid fleet	236,760	220,804	15,956	7.2%
Rental days	68,521,486	63,642,013	4,879,473	7.7%

The increase in U.S. rental revenue can be attributed to a 6.2% increase in U.S. rental days in 2005 compared to 2004. The increase in U.S. rental days is attributable to the improving U.S. economy, which resulted in increased Alamo leisure travel business for the first six months of 2005. U.S. rental revenues per day increased slightly in 2005 and reflect price increases in the second half of the year for both of the Alamo and National brands. Travel into Florida was negatively impacted by hurricanes during the third and fourth quarters of 2005 which adversely impacted the car rental business in that region. Canada rental revenues increased in 2005 as compared to 2004 reflecting strong rental revenue per day and rental day growth of 12.8% and 7.3%, respectively.

Costs and expenses

	For the years ended December 31,
			$ Increase/ (decrease)	% Increase/ (decrease)
($ in millions)	2005	2004

Direct vehicle and operating costs	$1,279.1	$1,215.2	$63.9	5.3%
Revenue earning vehicle depreciation and lease charges, net	688.9	595.0	93.9	15.8%
Selling, general and administrative	469.4	487.8	(18.4)	(3.8)%
Vehicle interest expense, net	231.9	162.1	69.8	43.1%
Non-vehicle interest expense, net	39.6	41.2	(1.6)	(3.9)%
Net (gain) loss from derivatives	(0.8)	2.0	(2.8)	*
Other income, net	(1.8)	(3.4)	1.6	47.1%

Total costs and expenses	$2,706.3	$2,499.9	$206.4	8.3%

*
Not meaningful

U.S. direct vehicle and operating costs increased $22.2 million, or 2.4%, to $935.7 million for the year ended December 31, 2005 from $913.5 million for the year ended December 31, 2004 due to a 6.2% increase in rental days and a 5.8% increase in average paid fleet. United States direct vehicle and operating costs decreased 1.7% as a percentage of revenues during 2005 as compared to 2004 due to the decrease in auto liability costs of $36.5 million, or 1.8% as a percentage of revenues, from $49.3 million in 2004 to $12.8 million in 2005. The decrease in auto liability costs in 2005 compared to 2004 was due to the passage of Highway Bill and the impact of more favorable settlements than previously estimated. During 2005, Worldwide recorded a downward adjustment of $10.4 million as a result of the the passage of Highway Bill on August 10, 2005, which eliminated our exposure for vicarious insurance claims for accidents occurring or claims asserted after August 10, 2005, as discussed above, and net downward adjustments to meet reserve estimates determined by actuaries of $45.7 million, for total adjustments of $56.1 million. The adjustment related to the new legislation represents the reversal of amounts accrued for estimated liability on claims incurred prior to the bankruptcy of the Predecessor Company. The new legislation also resulted in a reduction in the amount of expense recorded on claims occurring after August 10, 2005. We estimate that we saved approximately $8.8 million in auto liability expense during the period from August 10, 2005 to December 31, 2005 as a result of the legislation. The adjustments to meet actuary estimates reflect the impact of more favorable settlements than previously estimated, which impacted the estimated reserves for open claims, as discussed above. During 2004, adjustments to meet reserve estimates determined by actuaries were $45.3 million. The reserve estimate adjustments in 2005 and 2004 resulted in a decrease to direct vehicle and operating costs and a corresponding increase in income before provision for income taxes.

Direct vehicle and operating costs for EMEA increased $33.2 million, or 15.1%, from $218.9 million in 2004 to $252.1 million in 2005. Direct vehicle and operating costs for EMEA were 45.7% of revenues for 2004 compared to 50.1% in 2005, an increase of 4.4% as a percentage of revenues. The increase in EMEA's direct vehicle and operating costs in 2005 compared to 2004 resulted from the following:

  •
  Auto liability expense increased $9.3 million, or 1.7% as a percentage of revenues.

  •
  Fleet related costs increased $7.3 million, or 0.9% as a percentage of revenues, primarily due to the increase in rental days.

  •
  Personnel related costs included in direct vehicle and operating costs increased $7.5 million, or 0.8% as a percentage of revenues, primarily due to an increase in the minimum wage in the United Kingdom in October 2004.

  •
  Fuel expense increased $6.0 million, or 0.9% as a percentage of revenues as a result of higher gas prices.

As a percentage of revenues, revenue earning vehicle depreciation and lease charges, net was 23.8% for the year ended December 31, 2005 and 22.0% for the year ended December 31, 2004, with the 1.8% increase primarily due to the U.S. fleet having a higher percentage of short-term vehicles in 2005 than in 2004 because short-term vehicles are typically depreciated at a higher rate than long-term vehicles. The increase in short-term vehicles as a component of our U.S. fleet was due primarily to short-term vehicles being held for longer periods in 2005 as compared to 2004 due to the higher levels of demand. Additionally, the fleet in the U.S. consisted of a higher percentage of full-sized vehicles and sport utility vehicles in 2005 as compared to more mid-sized vehicles in 2004 as a result of changes in the mix of vehicles negotiated with the suppliers. The change in the mix of the U.S. fleet increased the average cost of the vehicles and resulted in higher revenue earning vehicle depreciation and lease charges, net. Full sized vehicles and sport utility vehicles accounted for approximately 53.0% of our model year 2005 purchases for our U.S. fleet, as compared to approximately 40.0% of our model year 2004 purchases for our U.S. fleet.

The decrease in selling, general and administrative expenses in 2005 compared to 2004 was primarily due to a decrease in information technology costs of $13.3 million and a decrease in corporate administrative costs of $15.4 million. The decrease in the information technology costs was primarily due to the conversion to a single platform which was completed at the end of 2004. We transferred Alamo's legacy system to an improved version of National's Odyssey system, which reduced redundancy in information technology, investment, training and processing. Corporate administrative costs decreased in 2005 as the majority of the severance and retention costs related to the transitioning of our headquarters from Florida to Oklahoma occurred in 2004. U.S. advertising expense increased $12.3 million primarily due to increased television advertising for National and Alamo.

Vehicle interest expense for the U.S. increased $62.5 million, or 48.6%, primarily as a result of an increase in the average LIBOR interest rate from 1.5% in 2004 to 3.4% in 2005. The Company also issued $985.0 million of fixed rate debt at an average rate of 4.4% and prefunded future obligations which resulted in excess borrowings and a negative carry on approximately $710.0 million of average debt. Increased fleet size and a higher average cost per vehicle in the U.S. during 2005 also contributed to an increase in the average level of vehicle debt outstanding and higher vehicle interest expense for the United States in 2005 compared to 2004.

The net gain/loss from derivatives represents the change in the fair value of the ineffective (as defined by generally accepted accounting principles in the United States) portions of our interest rate caps primarily related to changes in the forward LIBOR curve.

Income before provision for income taxes

	For the years ended December 31,
($ in millions, except operating data)	2005	2004	$ Increase (decrease)	% Increase (decrease)

Segment profit (loss)
United States	$197.9	$200.3	$(2.4)	(1.2)%
EMEA	25.1	43.1	(18.0)	(41.8)%
Canada	17.4	7.6	9.8	128.9%
Other	(0.7)	(0.1)	(0.6)	*
Less:
Depreciation of property and equipment	15.3	8.0	7.3	91.3%
Non-vehicle interest expense, net	39.6	41.2	(1.6)	(3.9)%

Income before provision for income taxes	$184.8	$201.7	$(16.9)	(8.4)%

*
Not meaningful

The segment profit for EMEA decreased in 2005 as compared to 2004 primarily due to the increase in direct vehicle and operating costs discussed above. Canada segment profit increased in 2005 as compared to 2004 primarily due to the increase in revenues discussed above.

Income taxes

We recorded a provision for income taxes of $79.5 million for the year ended December 31, 2005 as compared to $30.0 million recorded for the year ended December 31, 2004. The effective income tax rate for the 2005 was 43.0% compared to 14.9% for 2004. As of December 31, 2003, we recorded a valuation allowance against certain deferred taxes due to uncertainty regarding their future realization. During 2004, we revised our estimates regarding the future realization of these assets and determined that it was more likely than not that the future benefit of these assets would be realized at a future point in time. As a result, we reversed $45.6 million of valuation allowance previously recorded as additional tax expense. The reversal of this expense during 2004 resulted in a reduction in income tax expense and generated a lower effective tax rate for the year ended December 31, 2004 as compared to the year ended December 31, 2005.

Year ended December 31, 2004 compared with the period from October 1, 2003 to December 31, 2003 and the nine months ended September 30, 2003 (Predecessor Company)

Revenues, direct vehicle and operating costs, revenue earning vehicle depreciation and lease charges, net and vehicle interest expense, net are generally comparable to the financial data of the Predecessor Operations for the nine months ended September 30, 2003. Therefore, we are combining these items for our operations for the period from October 1, 2003 to December 31, 2003 with the Predecessor Operations for the nine months ended September 30, 2003 for comparison to our results of operations for the year ended December 31, 2004 below. Selling, general and administrative expense, non-vehicle interest expense, net, other income/expense, net and other non-recurring expenses of the Predecessor Company are not comparable and are not combined.

Revenues

				Predecessor Company for the nine months ended September 30, 2003	Combined year comparison
			For the period from October 1, 2003 to December 31, 2003
	Year ended December 31, 2004	Combined year ended December 31, 2003
($ in millions, except operating data)					$ Increase/ (decrease)	% Increase/ (decrease)

Revenues
Rental:
United States	$2,037.1	1,972.3	$474.0	1,498.3	64.8	3.3%
EMEA	457.0	361.3	95.9	265.4	95.7	26.5%
Canada	137.9	115.0	26.0	89.0	22.9	19.9%

Total Rental	$2,632.0	$2,448.6	$595.9	$1,852.7	$183.4	7.5%
Other:
United States	$42.7	40.1	$7.7	32.4	2.6	6.5%
EMEA	22.5	15.0	4.2	10.8	7.5	50.0%
Canada	4.4	3.9	1.2	2.7	0.5	12.8%

Total Other	69.6	59.0	13.1	45.9	10.6	18.0%

Total Revenues	$2,701.6	$2,507.6	$609.0	$1,898.6	$194.0	7.7%

Rental revenue per day	$41.36	$40.61	$41.44	$40.35	$0.75	1.8%
Rental revenue per unit per month	$993.32	$983.76	$991.25	$981.25	$9.56	1.0%
Average paid fleet	220,804	207,417	200,385	209,787	13,387	6.5%
Rental days	63,642,013	60,295,556	14,381,238	45,914,318	3,346,457	5.6%

The improving economy in the U.S. resulted in increased demand in 2004 compared to 2003 with the Alamo brand in particular benefiting from inbound international tour volume, especially in Hawaii and Florida. Also contributing to the increase in rental revenue per day was a less competitive pricing environment in 2004 than in 2003.

Costs and expenses

				Predecessor Company for the nine months ended September 30, 2003	Combined year comparison
			For the period from October 1, 2003 to December 31, 2003
	Year ended December 31, 2004	Combined year ended December 31, 2003
($ in millions)					$ Increase/ (decrease)	% Increase/ (decrease)

Direct vehicle and operating costs	$1,215.2	$1,144.9	$295.8	$849.1	$70.3	6.1%
Revenue earning vehicle depreciation and lease charges, net	595.0	609.8	156.0	453.8	(14.8)	(2.4)%
Selling, general and administrative	487.8		127.4	335.8
Transition and reorganization expenses	—		—	72.8
Impairment of long-lived assets	—		—	522.2
Vehicle interest expense, net	162.1	134.4	33.1	101.3	27.7	20.6%
Non-vehicle interest expense, net	41.2		11.1	14.2
Net gain from derivatives	2.0		—	—
Other (income) expense, net	(3.4)		0.9	32.2

Total costs and expenses	$2,499.9		$624.3	$2,381.4

As a percentage of revenues, direct vehicle and operating costs were 45.0% for 2004 and 45.7% for 2003. The decrease in direct vehicle and operating costs as a percentage of revenues in 2004 compared to 2003 is primarily due to a decrease of $23.6 million, or 1.4% as a percentage of revenues, in facility costs for operating properties. The decrease in facility costs is primarily due to the decrease of $13.2 million in depreciation of operating property and equipment. In connection with the Acquisition, we allocated a portion of the excess of fair value of identifiable acquired net assets over purchase price to reduce the property and equipment balances to zero. Therefore, the depreciation of property and equipment in 2004 and the period from October 1, 2003 to December 31, 2003, relates only to additions to property and equipment since the Acquisition date.

As a percentage of revenues, revenue earning vehicle depreciation and lease charges, net was 22.0% for 2004 and 24.3% for 2003. Revenue earning vehicle depreciation and lease charges, net decreased despite the fact that the vehicles of the Predecessor Company were classified as "assets held for sale" and not depreciated from August 21, 2003 to September 30, 2003. Revenue earning vehicle depreciation and lease charges, net would have been $80.2 million higher for 2003 had the vehicles been depreciated the entire period.

The decrease in revenue earning vehicle depreciation and lease charges, net for 2004 as compared to 2003 was due to the terms of significant long-term purchase commitments we entered into with GM and DaimlerChrysler for our U.S. fleet. In light of conditions in the automotive industry at the time, we obtained favorable manufacturer incentives and repurchase terms for 2004 as compared to the Predecessor Company in 2003. These new arrangements provided us with a more cost effective U.S. fleet program and reduced our depreciation costs. The new fleet purchasing programs with GM and DaimlerChrysler allowed us to make a higher proportion of short-term vehicle purchases than the Predecessor Company had made in the prior year, which provided us with more flexibility in managing our U.S. fleet, further reducing revenue earning vehicle depreciation and lease charges, net.

We incurred $17.9 million of incremental selling, general and administrative costs in 2004 associated with the relocation of our corporate headquarters to Tulsa, Oklahoma for employee relocation, severance and retention costs, duplicative payroll costs and incremental travel costs. We also increased our professional consulting and audit fees during 2004 in connection with audit requirements relating to both the Predecessor and Successor periods. During the period from October 1, 2003 to December 31, 2003, we incurred $12.5 million of stock based compensation expense as compared to $4.0 million for 2004. There was no stock based compensation expense in the nine months ended September 30, 2003. Additionally, we incurred $17.8 million in transaction bonuses and consulting fees in the period from October 1, 2003 to December 31, 2003 as a result of the consummation of the Acquisition.

Vehicle interest expense, net was $162.1 million, or 6.0% of revenues for 2004. Vehicle interest expense, net was $33.1 million for the period from October 1, 2003 to December 31, 2003 and $101.3 million for the nine months ended September 30, 2003, or a combined $134.4 million, or 5.4% of revenues for 2003. Included in vehicle interest expense, net is $8.3 million, $2.2 million and $5.5 million of interest income for the year ended December 31, 2004, the period from October 1, 2003 to December 31, 2003 and the nine months ended September 30, 2003, respectively.

The non-vehicle interest expense, net for 2004 and the period from October 1, 2003 to December 31, 2003 primarily reflects interest expense associated with acquisition debt financing provided by Cerberus. The Predecessor Company had non-vehicle interest expense, net of $14.2 million for the nine months ended September 30, 2003 and includes $2.2 million of interest income.

The net loss from derivatives represents the change in the fair value of the ineffective (as defined by generally accepted accounting principles in the Unites States) portions of our interest rate caps primarily related to changes in the forward LIBOR curve.

The Predecessor Company had other expense, net of $32.2 million for the nine months ended September 30, 2003 primarily related to an expense of $33.1 million resulting from interest rate derivative activity of the Predecessor Company during such period.

The Predecessor Company incurred $522.2 million of expense related to impairment of long-lived assets during the nine months ended September 30, 2003. Upon the United States Bankruptcy Court approval of the sale on August 21, 2003, the assets of the Predecessor Company were classified as "assets held for sale". Accordingly, on that date, the Predecessor Company ceased depreciating depreciable assets. This resulted in the Predecessor Company recording a $522.2 million impairment reserve during the nine months ended September 30, 2003 to adjust the carrying amount of the disposed group (assets held for sale and liabilities related to assets held for sale) to its fair value less cost to sell.

The Predecessor Company incurred $51.0 million in reorganization expenses and $21.8 million in transition expenses in the nine months ended September 30, 2003. The transition expenses resulted from the Predecessor Company's attempt to combine their two information technology systems. The expense includes external consulting costs and expenses related to the accelerated depreciation due to the change in the useful life of the system to be abandoned. The reorganization expenses are primarily expenses associated with the consolidation of airport locations, exiting certain international locations and professional fees related to the Predecessor Company's bankruptcy.

Income (loss) before provision for income taxes

We had income before provision for income taxes of $201.7 million for the year ended December 31, 2004 and a loss before provision for income taxes of $15.3 million for the period from October 1, 2003 to December 31, 2003. The Predecessor Company had a loss from continuing operations before income taxes of $482.8 million for the nine months ended September 30, 2003.

Extraordinary gain

We recognized a $146.6 million extraordinary gain in the period from October 1, 2003 to December 31, 2003 as a result of the excess of the fair value of identifiable acquired net assets over the purchase price being allocated as a pro rata reduction of the amounts that otherwise would have been assigned to acquire long-lived assets. The excess remaining after reducing to zero the amounts that otherwise would have been assigned to those assets was recognized as an extraordinary gain.

Loss from discontinued operations

The Predecessor Company had a loss from discontinued operations, net of income taxes of $7.7 million in the nine months ended September 30, 2003 related to the closure of its former insurance replacement and local market business in the fourth quarter of 2002. The $7.7 million loss from discontinued operations in the nine months ended September 30, 2003 primarily relates to costs incurred relative to the disposition of vehicles as well as provisions for insurance reserves.

Income taxes

We recorded a provision for income taxes of $30.0 million for fiscal 2004 and $3.9 million for the period from October 1, 2003 to December 31, 2003. For the period from October 1, 2003 to December 31, 2003, we recorded a deferred tax provision of $3.9 million related to foreign taxes. A valuation allowance of $47.9 million was placed against domestic deferred tax assets generated by accelerated tax depreciation. Our management determined that a valuation allowance was appropriate due to uncertainty related to the future realization of these assets. The Predecessor Company recorded no benefit for income taxes for the nine months ended September 30, 2003 as a result of the belief of management of the Predecessor Company that its net operating losses and other net deferred tax assets would expire unused as a result of its plan of liquidation.

Liquidity and capital resources

($ in millions)	As of June 30, 2006	As of December 31, 2005	$ Increase (decrease)	% Increase (decrease)

Cash and cash equivalents	$288.3	$253.9	$34.4	13.5%

Restricted cash
Vehicle related	264.8	948.9	(684.1)	(72.1)%
Non-vehicle related	83.6	48.9	34.7	71.0%

Total	$348.4	$997.8	$(649.4)	(65.1)%

Vehicle related restricted cash relates to credit enhancement requirements to support our vehicle debt and obligations. Non-vehicle related restricted cash is primarily collateral associated with our insurance arrangements. Vehicle related restricted cash decreased from December 31, 2005 to June 30, 2006 due to the amortization of certain vehicle debt and the purchase of new rental vehicles. The increase of non-vehicle related restricted cash from December 31, 2005 to June 30, 2006 was due to a return of cash collateral from restructured insurance arrangements previously reflected as a deposit within other assets on the consolidated balance sheet. We finance the majority of our vehicles through the issuance of vehicle secured debt as described under "—Financing facilities—Vehicle debt and obligations" and rely heavily on the continued availability of such debt financings to operate our business. We meet our other capital needs as described under "—Financing facilities—Non-vehicle debt" and "—Surety Bonding."

Our primary sources of liquidity are cash generated from operations and secured vehicle financings. Net cash provided by our operating activities was $433.5 million and $333.0 million during the six months ended June 30, 2006 and 2005, respectively. This increase was primarily due to a decline in working capital. Net cash provided by our operating activities was $884.2 million and $846.3 million during the years ended December 31, 2005 and 2004, respectively.

Our primary capital need is for the purchase of vehicles for our rental fleet. Net cash used in investing activities was $767.1 million and $1,818.9 million for the six months ended June 30, 2006 and 2005, respectively, with net purchases of revenue earning vehicles constituting $1,435.4 million and $1,099.2 million, respectively, of such amounts. In addition, we had a decrease in total restricted cash of $649.4 million for the six months ended June 30, 2006 and an increase in total restricted cash of $672.3 million for the six months ended June 30, 2005. Our net cash used in investing activities was $1,449.3 million and $857.5 million for the years ended December 31, 2005 and 2004, respectively, with net purchases of revenue earning vehicles constituting $783.9 million and $1,063.0 million, respectively, of such amounts. Additionally, we purchased property and equipment of $59.8 million and $45.3 million during the years ended December 31, 2005 and 2004, respectively, primarily for improvements to our airport rental locations and investments in information technology equipment and systems consistent with our business strategy. We also had an increase in total restricted cash of $591.3 million for the year ended December 31, 2005 and a decrease in total restricted cash of $255.9 million for the year ended December 31, 2004.

Net cash provided by our financing activities was $364.8 million for the six months ended June 30, 2006, primarily reflecting net borrowings for non-vehicle debt of $543.3 million, partially offset by $122.6 million for the repurchase of shares of preferred stock, including accrued and unpaid dividends, of Worldwide. Net cash provided by our financing activities was $1,456.6 million for the six months ended June 30, 2005, primarily reflecting net borrowings of $1,461.2 million for fleet financing. Net cash provided by our financing activities was $650.8 million for the year ended December 31, 2005, reflecting net borrowings for fleet financing of $676.7 million. The net cash provided by our financing activities for the year ended December 31, 2004 of $154.8 million primarily consists of net borrowings for our fleet financing of $181.1 million.

We are highly leveraged and a substantial portion of our liquidity needs arise from our debt service as well as our costs of operations, working capital and capital expenditures. As of June 30, 2006, we had outstanding vehicle debt of $4,891.4 million and outstanding non-vehicle debt of $817.8 million. During the six months ended June 30, 2006, vehicle interest expense, net was $119.9 million and non-vehicle interest expense, net was $17.8 million.

We believe that our current and anticipated vehicle secured debt issuances and our other financing facilities, combined with our cash flows from operations, cash and cash equivalents on hand and the proceeds from this offering, are sufficient to fund our working capital and to meet our capital expenditure needs, debt service and vehicle debt credit enhancement requirements for the foreseeable future. Our future financial and operating performance and our ability to service or refinance our debt and to comply with covenants and restrictions contained in our debt agreements will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. See "Risk factors" and "Cautionary statement concerning forward-looking statements."

Vehicle capital expenditures

During the six months ended June 30, 2006, our rental vehicle purchases were $4.5 billion as compared to $3.8 billion for the six months ended June 30, 2005. During the year ended December 31, 2005, our rental vehicle purchases were $7.2 billion. We believe that our vehicle purchases for the year ended December 31, 2006 will be between $7.8 billion and $8.3 billion, reflecting an expected increase in our number of vehicle acquisitions by approximately 9% and an expected increase in our vehicle acquisition prices of between 4% and 5%. However, we expect our average fleet size to increase by 1.4%.

To accommodate the seasonal nature of our business, we maintain a larger fleet during the second and third quarter of each year. As demand moderates during the winter months, we reduce our fleet through increased disposition of vehicles and reduced purchases of new vehicles. We finance the majority of our vehicles through the issuance of vehicle secured debt as described under "—Financing facilities—Vehicle debt and obligations" and rely heavily on the continued availability of such debt financings to operate our business.

As part of our fleet capital needs, we require funds to provide liquidity reserves and other credit enhancement for our vehicle-secured debt as well as funds for the purchase of interest rate caps from time to time to manage interest rate exposure with respect to our vehicle secured variable rate debt. With the downgrade of GM's credit ratings to non-investment grade, our vehicle repurchase program with GM will no longer be considered adequate to mitigate the residual risk of GM program vehicles for new vehicle financings. As a result, we will be required to provide materially increased credit enhancement for future financings of vehicles purchased from GM or other non-investment grade manufacturers or to increase our exposure to fluctuations in the used car market through increased reliance on non-program vehicles.

Pursuant to our freeze agreement with GM, under specified circumstances we are entitled to more favorable repurchase terms with respect to vehicles purchased from GM. As a result, our credit enhancement requirements for vehicles subject to this agreement have been lower than would otherwise have been the case. Upon expiration of this agreement, which coincides with the acquisition of model 2007 vehicles, we will be required to significantly increase our credit enhancement with respect to new GM vehicles. We estimate that approximately $200 million of additional credit enhancement will be required through the first quarter of 2007 in order to finance model year 2007 vehicles that replace model year 2006 vehicles that were subject to the GM freeze agreement. In June 2006, we used approximately $395.7 million of proceeds from our new $800 million term loan to repay vehicle debt and subsequently increased credit enhancement to our U.S. fleet securitization subsidiaries, thereby prefunding this credit enhancement requirement.

Under the terms of our vehicle secured debt, we would be required to provide additional credit enhancement in the event a supplier of financed vehicles were to commence a case under Chapter 11 of the U.S. Bankruptcy Code. The amount of this additional credit enhancement obligation could be material. For example, if our principal supplier of financed vehicles were to commence a case under Chapter 11 of the U.S. Bankruptcy Code in September 2006, we estimate that we would be required to provide an additional $247.3 million of credit enhancement within 30 days of the event. This is in addition to the credit enhancement that we will be required to provide upon expiration of the GM freeze agreement at the end of the 2006 model year. See "Description of Certain Indebtedness—Vehicle-related indebtedness—GM freeze agreement and issuance of series A preferred stock." We believe that we have sufficient liquidity through cash generated from operations and available borrowings under our new revolving credit facility to satisfy this potential obligation.

Non-vehicle capital expenditures

Our non-vehicle capital expenditures are comprised of expenditures related to new facilities, improvements to our existing facilities, investments in our information technology infrastructure consistent with our business strategy and purchases of vehicles used in our operations but not part of our rental fleet. We finance these other capital needs as described under "—Financing facilities—Non-vehicle debt" and "—Surety bonding."

During the six months ended June 30, 2006, we had $12.4 million of non-vehicle capital expenditures as compared to $40.0 million in the six months ended June 30, 2005. During the year ended December 31, 2005, our non-vehicle capital expenditures aggregated $59.8 million. During the year ended December 31, 2006, we plan to make a total of $60.0 million to $70.0 million in non-vehicle capital expenditures related to the categories described above.

Financing facilities

Non-vehicle debt

Senior Secured Credit Facilities.    Our operations in the United States and Canada are owned and conducted through our wholly-owned subsidiary, Vanguard USA Holdings, and its subsidiaries. Vanguard USA Holdings' operations are primarily conducted through its subsidiary, Vanguard Car Rental USA Inc., or Vanguard USA. In June 2006, Vanguard USA Holdings, and one of its subsidiaries, National Car Rental (Canada) Inc., or National Canada, entered into new senior secured credit facilities with various lenders in an aggregate principal amount of up to $975 million, consisting of a revolving credit facility of up to $175 million (including a $25 million Canadian sub-facility) and an $800 million term loan. As of June 30, 2006, other than outstanding letters of credit of $14.9 million, there were no borrowings under the revolving credit facility. The obligations under the senior secured credit facilities are guaranteed by substantially all of our U.S. subsidiaries, other than our securitization subsidiaries.

We used the proceeds under the term loan as follows: (1) $260.5 million to repay existing non-vehicle indebtedness, including interest accrued to the repayment date, held by Cerberus, (2) $122.6 million to repurchase shares of preferred stock, including accrued and unpaid dividends, of Worldwide held by Cerberus and Mr. Lobeck and (3) $395.7 million to repay certain vehicle-related indebtedness.

The term loan has a maturity of seven years, with payments during the first six years equal to 1.0% of the original principal amount of the term loan per year and the remaining balance due during the seventh year. The term loan is prepayable at any time without premium or penalty, except that in certain limited circumstances a prepayment penalty equal to 1.0% of the amount of the term loan prepaid is required in connection with any refinancing prior to June 14, 2007.

The revolving credit facility can be used for working capital and general corporate purposes, including obtaining standby letters of credit. Availability under the revolving credit facility is not subject to a borrowing base. At our request, the amount of revolving credit facility can be increased by up to $25 million. Any such increase is at the discretion of the administrative agent for the revolving credit facility and would be available only if one or more existing or additional lenders are willing to provide the additional commitments. Unless terminated earlier, the revolving credit facility has a maturity of six years.

The loans under the senior secured credit facilities to Vanguard USA Holdings bear interest, at our option, at a rate based on either the prime lending rate or LIBOR, in each case plus an applicable margin. The effective interest rate on the term loan was 8.4% at June 30, 2006. The loans to National Canada bear interest either at the Canadian prime rate plus an applicable margin or at a defined Canadian discount rate. The loans under the senior secured credit facilities are generally subject to mandatory prepayment with: (i) 100% of the net cash proceeds of certain asset sales, subject to certain exceptions and reinvestment rights; (ii) 50% of the net cash proceeds to us from this offering; (iii) 100% of the net cash proceeds of debt incurrences, subject to certain exceptions and (iv) 40% of Vanguard USA Holdings' excess cash flow, as defined in the senior secured credit facilities.

The senior secured credit facilities contain various customary affirmative and negative covenants. In particular, dividends by Vanguard USA Holdings on its capital stock on a cumulative basis on and after June 14, 2006 will be limited to an amount not to exceed in the aggregate $30 million plus 35% of excess cash flow of the U.S. subsidiaries since June 14, 2006, provided that the U.S. subsidiaries' consolidated non-vehicle leverage ratio, as of the most recently completed four fiscal quarter period (determined after giving effect to any such dividend), is equal to or less than 2.75 to 1.0. Additionally, we will be required to comply with the following financial covenants on a periodic basis: (i) minimum interest coverage ratio of Vanguard USA Holdings (ratio of consolidated adjusted EBITDA after fleet costs to consolidated non-vehicle cash interest expense); (ii) maximum consolidated leverage ratio of Vanguard USA Holdings (ratio of consolidated non-vehicle indebtedness to consolidated adjusted EBITDA after fleet costs); and (iii) maximum periodic capital expenditures. See "Description of certain indebtedness—Non-vehicle related indebtedness."

If the Refinancing had occurred on January 1, 2005, the impact to our consolidated statement of operations, on a pro forma basis, would have been an approximate $3.5 million decrease to net income for the year ended December 31, 2005 based on the interest rate in effect at June 30, 2006 under the new senior secured facilities.

In conjunction with the issuance of the $800 million term loan, Vanguard USA Holdings entered into interest swap agreements in a total notional amount of $475 million. These interest swaps are based on LIBOR and have notional amounts of $275 million, $100 million and $100 million at maturities of 3 years, 5 years and 7 years, respectively, and effectively converted the respective portions of the variable rate $800 million term loan to 8.5%, 8.53% and 8.56%, respectively.

European credit facility.    In order to meet the working capital needs of our EMEA operations, our European subsidiaries have entered into a £30.0 million ($55.5 million as of June 30, 2006) senior secured revolving credit facility, including a £10.0 million overdraft sub-facility with The Governor and Company of the Bank of Scotland, or Bank of Scotland. As of June 30, 2006, no amounts were drawn on the European credit facility and £28.0 million was available and £2.0 million was dedicated for bank overdraft facilities.

Vehicle debt and obligations

United States.    Seasonal financing needs are primarily handled in the U.S. through wholly-owned, consolidated, special purpose financing subsidiaries. These financing subsidiaries obtain funds by issuing asset-backed notes secured by the acquired vehicles. These financing subsidiaries, in turn, lease vehicles to our principal U.S. operating subsidiary, Vanguard USA.

In February 2004, a special purpose financing subsidiary entered into an Auction Rate Note, or ARN, program that provides for the issuance of up to $700.0 million of Series 2004-1 Rental Car Asset Backed ARNs. The Series 2004-1 ARNs were initially issued in seven classes with varying interest rate reset dates and varying auction frequencies ranging from 7 days to 91 days. Interest rates are reset at each auction date. During the third quarter of 2005, the terms of the Series 2004-1 ARNs were amended to extend the scheduled repayment date from August 2007 to August 2009. We have entered into an interest rate cap agreement relating to the Series 2004-1 ARNs with a notional amount of $700.0 million, effectively capping the rate of interest through August 2008 at 5.0% plus the applicable spread. As of June 30, 2006, we had issued $500.0 million of our Series 2004-1 Rental Car Asset Backed ARNs and the weighted average interest rate under the various classes of ARNs was 5.24%.

In June 2004, a special purpose financing subsidiary entered into a Variable Funding Note program that provides for the issuance of up to $350.0 million in the form of a Series 2004-4 Variable Funding Rental Car Asset Backed Note. The Series 2004-4 Note has a final maturity of October 2007 and bears interest at a spread over various bank conduit's cost of funds. As of

June 30, 2006, we had $40.0 million borrowed under the Series 2004-4 Note at a weighted average interest rate of 5.79%.

In February 2005, a special purpose financing subsidiary entered into a medium term note, or MTN, program that provides for the issuance of $1.8 billion in Series 2005-1 Rental Car Asset Backed Notes. The Series 2005-1 notes were issued in four classes. The Class A-1 notes, $250.0 million, were issued at a fixed rate of 4.02% with an expected final distribution date of April 2008. The Class A-2 notes, $1.0 billion, were issued at a floating rate reflecting a spread over LIBOR with an expected final distribution date of April 2008. We entered into an interest rate cap relating to the Class A-2 notes with a notional amount of $1.0 billion, effectively capping the rate of interest at 4.0% plus the applicable spread. The Class A-3 notes, $350.0 million, were issued at a fixed rate of 4.29% with an expected final distribution date of April 2010. The Class A-4 notes, $200.0 million, were issued at a floating rate reflecting a spread over LIBOR with an expected final distribution date of April 2010. We entered into an interest rate cap relating to the Class A-4 notes with a notional amount of $200.0 million, effectively capping the rate of interest at 4.25% plus the applicable spread. At June 30, 2006, we had $1.8 billion borrowed under the Series 2005-1 Notes at a weighted average interest rate of 4.98%.

In April 2005, a special purpose financing subsidiary entered into a MTN program that provides for the issuance of $1.5 billion in Series 2005-2 Rental Car Asset Backed Notes. The Series 2005-2 notes were issued in five classes. The Class A-1 notes, $218.0 million, were issued at a fixed rate of 4.54% with an expected final distribution date of May 2008. The Class A-2 notes, $395.0 million, were issued at a floating rate reflecting a spread over LIBOR with an expected final distribution date of May 2008. The Class A-3 notes, $320.0 million, were issued at a floating rate reflecting a spread over LIBOR with an expected final distribution date of May 2009. The Class A-4 Notes, $167.0 million, were issued at a fixed rate of 4.84% with an expected final distribution date of May 2010. The Class A-5 notes, $400.0 million, were issued at a floating rate reflecting a spread over LIBOR with an expected final distribution date of May 2010. In connection with the Class A-2, Class A-3 and Class A-5 notes, we entered into interest rate caps with notional amounts of $395.0 million, $320.0 million and $400.0 million, respectively. The interest rate caps effectively cap the rate of interest for each class at 4.5% plus the applicable spread. At June 30, 2006, we had $1.5 billion borrowed under the Series 2005-2 Notes at a weighted average interest rate of 5.22%.

In conjunction with the issuance of the Series 2005-1 Notes and the Series 2005-2 Notes and the related interest rate caps discussed above, we arranged with the provider of the interest rate caps to pay a portion of the purchase price of the caps at the time of closing and to finance the remaining portion. The purchase price of interest rate caps associated with the Series 2005-1 Notes was $28.0 million, with $8.0 million paid at closing and the remaining amount financed over three years. The cost of the interest rate caps associated with the Series 2005-2 Notes was $37.8 million, with $10.4 million paid at closing and the remaining balance financed over six years. In June 2006, these notes were repaid in full.

Until June 2006, we had a financing commitment from GMAC in the principal amount of $800.0 million to purchase new GM vehicles in the United States. On June 15, 2006, the GMAC facility was repaid in full and the facility was terminated. We also had a financing commitment from DaimlerChrysler in the amount of $800.0 million to purchase new DaimlerChrysler vehicles in the United States. The DaimlerChrysler facility provided for advances to our special purpose financing subsidiaries to purchase DaimlerChrysler vehicles. The DaimlerChrysler facility matures on August 31, 2007. As of June 30, 2006 and as of August 31, 2006, there were no amounts drawn down under the DaimlerChrysler facility.

EMEA.    Our EMEA operations primarily acquire vehicles from manufacturers under repurchase programs (with guaranteed residual values). The vehicles are then sold under sale-leaseback arrangements to various third-party financing institutions. The vehicles are generally held for six to eight months and the vehicle obligation accrues interest at a rate based upon a spread over LIBOR (4.8% at June 30, 2006). As of June 30, 2006, the aggregate amount due under these capital lease obligations was $684.6 million.

Canada.    Our operating subsidiary for the National brand in Canada has entered into a partnership agreement with a Canadian bank, through a subsidiary, for the purpose of purchasing, owning, leasing and renting vehicles throughout Canada. The bank subsidiary, in its role as a limited partner, has committed to fund CDN$500 million ($447.9 million as of June 30, 2006) to the partnership through the issuance and sale of notes in the Canadian commercial paper market. The bank subsidiary's limited partnership interest is collateralized by a security interest in all the vehicles and receivables of the partnership. The term of the partnership agreement is through October 29, 2010, subject to extension. As of June 30, 2006, the interest rate on the amount funded was 4.8% and a total of $366.8 million had been funded pursuant to this arrangement.

Cash payment of income tax expense

In March 2002, Congress passed the Job Creation and Worker Assistance Act of 2002, which includes a provision allowing bonus depreciation on certain depreciable assets, including vehicles, acquired after September 10, 2001 and before September 11, 2004. In May 2003, Congress passed the Jobs and Growth Tax Relief Reconciliation Act of 2003 (together, the "Acts"), which increased the rate of bonus depreciation for assets acquired after May 5, 2003 and extended the benefit of bonus depreciation to assets acquired through December 31, 2004. The Acts significantly increased the amount of tax basis depreciation that could be claimed for these assets on our federal and some state tax returns. The Acts improved our liquidity position by significantly reducing our cash requirements for tax payments relating to the affected periods. As the periods covered by the Acts have now been completed, their benefit will not be extended to future periods.

We have established a like-kind exchange, or LKE, asset management program for our vehicles whereby tax basis gains on disposal of eligible revenue-earning vehicles are deferred. The LKE program enables us to exchange (through a qualified intermediary) vehicles being relinquished with replacement vehicles and allows us to carry-over the remaining tax basis of relinquished vehicles to the replacement vehicles, with certain adjustments. Absent a change in tax law, we anticipate that the LKE program will reduce taxable income and cash income tax expense for the foreseeable future so long as we maintain a fleet size at least as large as our 2005 fleet. The combined effect of the Acts and the LKE program has been to reduce our taxable income and to defer our cash payment of most income based taxes.

Surety bonding

In the normal course of our business, we are required to post performance and surety bonds, letters of credit, and/or cash deposits as financial guarantees of our performance. Many of our airport concession agreements require us to provide surety bonds or issue letters of credit for the benefit of the airport. Similarly, bonding is required in a number of other areas including insurance and titling of vehicles. As of June 30, 2006, we had $67.2 million of surety bonds outstanding.

Contractual obligations and commitments

We have various commitments primarily related to long-term debt, commercial paper and short-term borrowings outstanding for vehicle purchases, airport concession fees and operating lease commitments related to airport and other facilities. The following table provides details regarding our contractual cash obligations and related interest payable and other commercial commitments subsequent to June 30, 2006:

($ in millions)	July 1, 2006 to December 31, 2006	2007	2008	2009	2010	Thereafter	Total

Vehicle debt and obligations(1)	$519.7	$721.7	$1,399.3	$1,044.7	$1,206.0	$—	$4,891.4
Non-vehicle debt	11.3	12.0	11.2	10.0	9.3	764.0	817.8
Interest on debt(2)	153.2	280.8	194.0	155.5	86.1	135.7	1,005.3
Minimum lease obligations Real property	38.0	65.5	56.3	44.8	38.6	266.6	509.8
Equipment and software	4.2	2.9	2.0	2.0	1.2	—	12.3
Airport concession fees	66.6	121.5	97.1	64.6	45.1	233.4	628.3
Perot agreement	14.0	29.2	28.5	26.4	26.3	72.1	196.5

Total	$807.0	$1,233.6	$1,788.4	$1,348.0	$1,412.6	$1,471.8	$8,061.4

(1)
Increases following 2007 are due to the maturity dates of vehicle debt.

(2)
Amounts represent the estimated interest payments based on the principal amounts, contractual maturity dates and applicable interest rates on the debt at June 30, 2006 excluding any impact of our interest rate derivatives. At June 30, 2006, we had approximately $5,709.2 million in combined vehicle debt and obligations and non-vehicle debt, of which approximately $4,021.8 million, or approximately 70.4%, was variable rate debt. Further, at June 30, 2006, our variable rate debt consisted of (1) $3,221.8 million of variable rate vehicle debt and obligations of which $2,815.0 million, or 87.4%, is capped at rates of 5.5% or less and (2) $800.0 million of variable rate non-vehicle debt of which $475.0 million is hedged at an all in rate of 8.5%. Estimated interest payments for variable rate debt are based on the interest rate in effect at June 30, 2006 for each variable rate debt issuance.

In addition, Vanguard USA has entered into supply agreements with GM and DaimlerChrysler through 2008. Vanguard USA has also entered into supply agreements with Toyota, Volkswagen and Kia for the 2006 model year. EMEA has also entered into supply agreements to purchase vehicles for its rental fleet from a number of different manufacturers, including GM, Ford and Peugeot, under contracts that determine pricing and delivery of fleet vehicles and are typically annual agreements. Fleet purchases for our brands aggregated approximately $7.2 billion in 2005 and we anticipate our purchases in 2006 will be between $7.8 and $8.3 billion. We anticipate our purchases for 2007 will be between $7.9 billion and $8.1 billion of which we have purchase commitments of approximately $3.8 billion as of August 31, 2006. Our purchases for 2008 are estimated to be between $8.2 and 8.5 billion of which we have purchase commitments of approximately $930 million as of August 31, 2006.

Off-balance sheet arrangements

As of June 30, 2006, we had no off-balance sheet arrangements.

Quantitative and qualitative disclosures about market risks

The discussion below provides information about our market sensitive financial instruments. All items described are non-trading.

Our major market risk exposure is changing interest rates. Our policy is to manage interest rate risk through the issuance of a combination of fixed and floating rate debt. We use interest rate derivatives to hedge interest rate exposures when appropriate, based upon market conditions. We have entered into interest rate derivative agreements with a group of financial institutions with investment grade credit ratings, thereby minimizing the risk of counterparty credit loss. Generally, our interest rate derivatives extend to at least the expected maturity dates of related debt. Average interest rates are based upon contractual rates that give effect to our interest rate derivatives. Holding other factors constant, including levels of indebtedness and foreign exchange rates, a 1.0% increase in the interest rates on our variable rate debt as of June 30, 2006, after giving effect to our interest rate derivatives, would increase interest expense, and reduce income and cash flows on a pre-tax basis, by approximately $11.3 million on an annual basis, $7.5 million, of which relates to vehicle debt and obligations. See "—Financing facilities" above.

Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment. The fair value of fixed rate debt is based on the prices of similar securities and credit ratings. The fair value of variable rate debt approximates the carrying value since interest rates are variable and, thus, approximate current market rates. The fair value of interest rate caps is determined from financial institutions that are counterparties to the derivatives which are then compared to our value calculations valuation models and represent the discounted future cash flows through maturity or expiration using current rates, and is effectively the amount we would pay or receive to terminate the agreements.

Additionally, we are exposed to market risks resulting from the changes in foreign currency exchange rates, primarily the Pound Sterling. We manage foreign currency risk by incurring operating and financing expenses in the local currency in the countries in which we operate, including making fleet and equipment purchases and borrowing for working capital needs. We believe the effect of exchange rate changes would not materially affect our consolidated financial position, results of operations or cash flows.

Inflation

The cost of acquiring vehicles is the primary inflationary factor affecting our company. However, many of the other operating expenses are also expected to increase with inflation, including health care costs. We do not expect that the effect of inflation on our overall operating costs to be greater for our company than for our competitors.

Recent accounting pronouncements

In December 2004, the Financial Accounting Standards Board, or FASB, issued FASB Statement No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)") which is a revision of SFAS No. 123 and supercedes APB No. 25. SFAS 123(R) is effective at the beginning of the first annual period beginning after December 15, 2005 for non-public companies. The provisions of SFAS 123(R) are similar to those of SFAS No. 123. Effective January 1, 2006, we adopted SFAS 123(R) under the modified prospective method. The adoption of SFAS 123(R) did not effect our financial position, results of operations or cash flow.

In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations," or "FIN 47". FIN 47 clarifies that liabilities related to asset retirement obligations whose method of settlement or timing are conditional upon future events should be recognized at fair value as soon as fair value is reasonably estimable. FIN 47 also provides guidance on the requirements to reasonably estimated the fair value of the liability. FIN 47 was effective no later than December 31, 2005, and did not have a material impact on our financial position, results of operations or cash flows.

In May 2005, the FASB issued FASB Statement No. 154, "Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3," or "SFAS 154". SFAS 154 required companies to recognize changes in accounting principle, including changes required by a new accounting pronouncement when the pronouncement does not include specific transition provisions, retrospectively to prior periods' financial statements. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not currently anticipate making any accounting changes which would be governed by this statement.

In June 2006, FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," or FIN 48. FIN 48 creates a single model to address uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. In addition, FIN 48 clearly scopes out income taxes from FASB Statement No. 5, "Accounting for Contingencies". We are currently evaluating the impact of FIN 48 on our financial statements.

In June 2006, the Emerging Issues Task Force, or "EITF," issued EITF No. 06-3, or "EITF 06-3," "How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (i.e., Gross versus Net Presentation)," which relates to any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction. EITF 06-3 states that the presentation of the taxes, either on a gross or net basis, is an accounting policy decision that should be disclosed pursuant to Accounting Principles Board Opinion No. 22, "Disclosure of Accounting Policies," if those amounts are significant. EITF 06-3 should be applied to financial reports for interim and annual reporting periods beginning after December 15, 2006. The adoption of EITF 06-3 will not have any impact on our financial position or results of operations.

Business

We serve the daily car rental needs of both business and leisure travelers globally through a network of approximately 3,800 company-owned, franchised and licensed locations in 82 countries with a fleet of approximately 300,000 vehicles as of June 30, 2006. We operate primarily under the National Car Rental and Alamo Rent A Car brands. Based on 2005 airport concessionaire revenue data obtained from local airport authorities, we hold the third largest combined brand market share in the top 125 airports in the United States in which we have company-owned locations. We believe we have a leading combined brand market share based on revenues in the United Kingdom, operating in both on-airport and off-airport locations.

Through our National and Alamo brands, we offer two distinct daily car rental products with service attributes that meet the car rental needs of business and leisure customers. We believe that the National brand provides services attractive to frequent business travelers. Through our Emerald Club loyalty program and our Emerald Aisle service offering, we provide a car rental experience focused on speed of rental and return, such as allowing our customers to bypass the rental counter, choose their own car and obtain an E-Receipt (an electronic receipt that is automatically e-mailed to the customer). The National brand has a large and diverse customer base that includes more than one-third of the Fortune 500 companies.

We believe Alamo is a leading choice for leisure travelers in key U.S. tourist markets. Alamo provides a value-oriented car rental experience that includes services we believe are attractive to vacation travelers. We use our information technology capabilities to differentiate Alamo from other leisure travel brands by offering our customers products and services to simplify their rental experience, such as Pre-Pay and Save (a prepaid retail product that provides customers a discount), Online Check-In (a service offering the ability to check in on the Internet and bypass the rental counter) and E-Vouchers (an electronic voucher for tour customers that documents the prepayment of the cost of a reserved rental car).

In 2005, we generated total revenues of $2,891.1 million, income before provision for income taxes of $184.8 million and net income of $105.3 million. For the six months ended June 30, 2006, we generated total revenues of $1,496.6 million, income before provision for income taxes of $54.5 million and net income of $38.6 million. We generated approximately 77% of our 2005 rental revenues in the United States. See Note 22 to our consolidated financial statements for the years ended December 31, 2005 and 2004 for further financial information regarding our segments. We derived approximately half of our 2005 combined U.S. and Canadian revenues from each of our National and Alamo brands. We estimate that our National brand contributed approximately two-thirds of our 2005 rental revenues in EMEA, and our Alamo and Guy Salmon brands contributed the remaining one-third.

Our markets

We operate in the global car rental industry, which represented a market with revenues in excess of $30 billion in 2005 as estimated by Datamonitor. Our business primarily focuses on the $19 billion U.S. market, which exhibited a 4.9% compound annual growth rate from 1991 to 2005 according to Auto Rental News. In addition, we compete in the European car rental market with a specific focus on the United Kingdom. These markets were estimated by Datamonitor to be $8.4 billion and $1.5 billion, respectively, in 2005.

In the United States, we operate primarily in on-airport and near-airport locations. The U.S. on-airport rental market represented approximately 60% of total U.S. car rentals in 2004 according to Datamonitor. Industry growth in the U.S. on-airport car rental market is driven primarily by economic growth which in turn stimulates airline traffic, or enplanements. From 2002 through 2005, U.S. domestic airline enplanements grew 5.2% per year according to the U.S. Department of Transportation. From 2005 to 2009, U.S. domestic enplanements are projected to grow at a compound annual growth rate of 2.4% per year based on U.S. Department of Transportation estimates.

In Europe, we operate in both on-airport and off-airport locations. The European car rental market is driven largely by economic growth in individual European countries. According to Datamonitor, this market is expected to grow from $8.4 billion in 2005 to $9.3 billion in 2009, representing a 2.7% compound annual growth rate. The off-airport business was approximately 60% of the European car rental market in 2005 according to The Thomson Corporation.

Our strengths

Strong and distinct global brands

We believe that the National Car Rental and Alamo Rent A Car brands are well recognized in leading car rental markets worldwide. The National brand is well-known by frequent business travelers for its Emerald Club loyalty program and Emerald Aisle premier service offerings. Emerald Club allows National customers to earn rewards such as rental upgrades, credit towards free rental days and airline travel miles.

We have positioned Alamo as the rental car brand that provides value and service for leisure travelers. We believe that Alamo is a leader in the industry at introducing customer-friendly products. Recent innovations include Online Check-In available only at Alamo.com which allows customers to bypass the rental counter, Pre-Pay and Save which provides customers a discount in exchange for prepaying for the cost of the rental at the time the reservation is made and E-Vouchers that replace paper intensive tour vouchers for domestic and international tour customers.

Established customer base

We have long-standing relationships with many leading customers in the business and leisure travel sectors. For example, National maintains commercial contracts with more than one-third of the Fortune 500 companies.

Through our Alamo brand, we have established preferred provider agreements with leading domestic and international tour companies, airlines and online and offline travel distributors. Multi-year contracts with domestic and international tour operators and major airline carriers provide Alamo access to a large customer base. In addition, Alamo has marketing and distribution agreements with leading internet travel sites such as Expedia, Orbitz, Travelocity and Priceline.

Industry leading information systems

Our recently upgraded, unified operating system integrates counter and online reservations, fleet usage and rate management data, which has given us better visibility and flexibility and enabled us to make more efficient operating decisions. As a result of the integration and upgrade of our systems, we have been able to enhance both our Nationalcar.com and Alamo.com websites and launch new products and services, including Online Check-In, Pre-Pay and Save, E-Receipt and E-Vouchers. These features enhance the customer experience, lower ongoing operating costs, or reduce late cancellations and "no-shows".

Integrated fleet and revenue management systems

We manage our single fleet of cars between our two distinct brands by repositioning fleet for normal weekly and seasonal demand fluctuations as a result of the distinct customer groups we serve. With the National brand, we are able to contract with large corporate customers that provide a consistent level of business travel demand throughout the year, except during peak leisure travel periods. Conversely, the Alamo customer demand seasonally peaks during key leisure travel periods such as traditional holiday periods, when business travel is low. We use our integrated information technology system to adjust our pricing and marketing in response to customer demand dynamics and to further enhance our fleet management and utilization.

Lean cost structure

Since we acquired the operations of our predecessor, ANC, in 2003, we have realigned our business cost structure in the United States and Canada to enhance profitability through a number of significant cost reduction initiatives. These initiatives include the implementation of a unified operating system pursuant to a long-term technology outsourcing agreement with Perot; the consolidation and relocation of our corporate headquarters from Fort Lauderdale and Boca Raton, Florida to a single, lower cost facility in Tulsa, Oklahoma; and the consolidation of our U.S. reservation facilities. In addition, we implemented a management pay-for-performance philosophy which eliminates automatic annual compensation increases and which includes a significant component of at-risk pay.

Experienced and motivated management team

Led by industry veteran William E. Lobeck, we have an experienced management team with a strong track record in the rental car industry. Our senior management team has an average of 20 years in the travel and transportation industries. Members of our senior management team were part of the investor group that acquired our business in 2003. After giving effect to this offering, Mr. Lobeck and his family trusts will beneficially own approximately    % of our common stock and other members of our management team will beneficially own approximately     % of our common stock.

Our strategy

Grow our National Car Rental and Alamo Rent A Car brands

We have distinct growth strategies for the National and Alamo brands. To attract new National customers and increase rental activity with existing customers, we are continuing to expand our product and service offerings for the Emerald Club program. We recently introduced services that have enhanced rental activity by new corporate customers as well as our frequent renters. These services include E-Receipts and targeted marketing campaigns through email offers and joint marketing initiatives with airlines and travel clubs.

We have focused on positioning Alamo as the rental car brand for leisure travelers. We intend to accelerate the Alamo brand's growth through the use of our operating system and our Alamo.com website to enhance the speed and efficiency of our customers' experience. We believe that we can also build on Alamo's brand recognition among international travelers to the United States to grow the Alamo brand outside the United States.

Leverage recent technology infrastructure investments to support our brands, improve customer service and reduce operating cost

Our integrated operating system has enabled us to create a leading presence on the internet, which is an increasingly important component of our customers' experience. We intend to further enhance the functionality of our National and Alamo websites to create an even more user-friendly customer experience, while facilitating communication, administration and data flow. Our operating system has allowed us to introduce innovative services that improve the speed and efficiency of our customers' experience and enhance our profitability. For example, we are testing touch screen car rental kiosks at the Dallas, Las Vegas, and Jacksonville airports. In tests, the new process reduces check-in time for customers by approximately 72% when compared to average queue and transaction times at traditional staffed counters. We believe that, if fully implemented, the touch-screen rental kiosks will allow us to increase the number of customers we serve at existing locations while decreasing customer check-in time.

Diversify fleet purchases

In light of the prevailing conditions in the automobile industry in the United States and Canada, we have taken steps to diversify our vehicle supply sources and improve our vehicle mix to better match the needs of our customers. While we expect that GM and DaimlerChrysler will continue to be our primary vehicle suppliers, we have negotiated an increased supply of 2007 model year vehicles from our third largest provider, Toyota, as well as added new suppliers, including Kia, Volkswagen and Volvo. In our EMEA segment, we have significant experience operating a more diverse fleet.

Opportunistically acquire and expand our franchise business and develop other strategic relationships

We regularly review opportunities to acquire franchises in key markets in the United States and Canada. For example, in 2005, we acquired franchises in San Antonio, Texas and Albany, New York and, in August 2006, we acquired a franchise in Providence, Rhode Island. The selective acquisition of franchises in the United States and Canada is attractive for us as we believe we can generally reduce operating costs and improve performance by implementing our management model, reducing fleet costs and employing our information management systems. We also may selectively grant new franchises in smaller markets in the United States and Canada.

Our leading market share in the United Kingdom, combined with our strong network of company-owned and franchised locations, provides a platform for growth in the fragmented European market through the addition or formation of joint ventures or marketing alliances, the selective acquisition of franchisees and the addition of new company-owned locations. For example, in the first quarter of 2006, we entered into a new franchise agreement with an established rental car operator in southern Germany that added more than 40 locations. In addition to our focus on our core markets, we intend to continue the cost effective expansion of our global platform through strategic alliances or new franchisees in rapidly growing markets such as Asia and Central and South America. We believe these initiatives will not only increase rental transactions by providing a single-source solution for corporate procurement specialists of multi-national organizations and global tour operators, but also augment Alamo's inbound U.S. and Canadian international tour business.

Our brands

We operate principally under the National Car Rental and Alamo Rent A Car brands. We generate revenue primarily from vehicle rental transactions, including the sale of ancillary rental products. The National and Alamo brands each contributed approximately 50% of our U.S. and Canadian rental revenues for 2005. We estimate that our National brand contributed approximately two-thirds of our 2005 rental revenues in EMEA and our Alamo and Guy Salmon brands contributed the remaining one-third. During 2005, not including the rental activities of our franchisees and licensees, we had approximately 68.5 million rental days with an average paid fleet of 236,760 vehicles.

We serve the daily rental needs of both business and leisure travelers through a network of company-owned, franchised and licensed locations in all fifty states of the United States as well as in Canada, Europe, Mexico, the Caribbean, Central and South America, Asia Pacific, Africa and the Middle East.

The following table sets forth our company-owned and franchised locations (including licensed locations) of the National and Alamo brands at June 30, 2006.

	Company-Owned Locations(1)		Franchised Locations(1)
	National	Alamo	National	Alamo

United States(2)	215	154	483	364
EMEA(3)	180	180	1,050	982
Canada	92	41	215	23

Total Worldwide	487	375	1,748	1,369

(1)
Numbers represent total locations where a brand is offered for daily-use rental and are greater than numbers of individual physical locations. This is because both brands may be offered in one physical location.

(2)
Includes franchised operations in Mexico, Central and South America and Asia Pacific.

(3)
EMEA company-owned locations include 20 dual branded licensed locations operated under agency arrangements.

National Car Rental

National has been operating in the U.S. daily rental market in the corporate and premium leisure travel segments for more than 50 years and is targeted to commercial accounts, frequent business travelers and premium leisure renters in the United States and Canada. During 2005, the top ten National locations in the United States and Canada in terms of revenue generated approximately 24.9%, or $294 million, of our total rental revenues in the United States and Canada attributable to the National brand. These locations are major business travel destinations, such as Atlanta, Chicago, Dallas, Denver, Los Angeles, New York and Orlando. Commercial accounts, which include corporate accounts, represented the largest source of revenue attributable to the National brand during 2005, with the remaining revenue coming from leisure travelers, primarily from Emerald Club members, travel agents and affinity groups such as airlines and travel clubs.

National also enjoys a leading market position in the car rental market in the United Kingdom. In particular, in the United Kingdom, we have exclusive or preferred provider status relationships with corporate and replacement car services, offering a high level of service in exchange for a high volume of business at pre-negotiated contract rates. The total rental revenue generated by these customer accounts during 2005 represented approximately 61%, or approximately $295 million, of our EMEA rental revenues. Other than our corporate and replacement car service customers originating in the United Kingdom, our European operations under the National brand primarily serve corporate and premium leisure travelers in-bound from the United States and, to a greater extent, the corporate and premium leisure market originating in Europe.

We have focused on positioning the National brand to appeal to commercial accounts, frequent business travelers and premium leisure renters by offering premier service programs, including Emerald Aisle, which allows our customers to bypass the rental counter, choose their own vehicle and obtain an E-Receipt. Furthermore, we also offer the Emerald Club loyalty program that enables National customers to earn rewards such as rental upgrades, free rental days and airline travel miles.

Alamo Rent A Car

Alamo, a value-oriented brand, has been operating in the leisure and tour segments of the U.S. car rental market for more than 25 years and is targeted primarily to customers who seek the best value for their rental experience. The Alamo brand's top ten rental locations in the United States and Canada in terms of revenue generated approximately 41.7%, or $483.9 million, of our total rental revenues in the United States and Canada attributable to the Alamo brand, including locations in Fort Lauderdale, Hawaii, Las Vegas, Los Angeles, Miami and Orlando. As the Alamo brand is primarily targeted to the less-frequent leisure traveler, approximately 49% of Alamo's U.S. rental revenue in 2005 was generated through direct channels, including reservation centers, our Alamo.com website and counter walk-ups. Tour bookings generated approximately 18% of Alamo's 2005 U.S. rental revenue, with the balance generated from online travel agencies, small business accounts and government accounts. In Europe, our Alamo brand primarily serves value conscious tour customers in-bound from the United States or originating in Europe.

Guy Salmon

We also operate the Guy Salmon brand in the United Kingdom. Guy Salmon is a prestige lifestyle brand targeted primarily towards business and leisure customers seeking luxury and performance vehicles. The Guy Salmon brand generated approximately 2% of our EMEA rental revenues during 2005.

Operations

We offer our customers, daily, multi-day, weekly and monthly vehicle rentals. Rental rates are generally based on the length of rental period and may include a charge for mileage beyond a specified level. Our rates vary depending on competitive conditions in specific rental locations, although we may offer agreed upon discounts or fixed rates to large corporate and tour customers. Although vehicles rented from on-airport or near-airport locations are typically returned by the renter to those locations, we do offer one-way rentals to and from specific locations when consistent with our fleet planning requirements. In addition to rental fees, we generate revenues through the sale of related products and services, including liability and personal accident/effects insurance, collision damage waiver, fueling charges, GPS devices and supplemental equipment such as child seats and ski racks.

Our fleet consists primarily of low mileage vehicles that are typically operated for less than twelve months. Our vehicles are generally returned to the manufacturer as part of a repurchase program or sold through various channels, including auctions. We acquire our rental vehicles through fleet purchase agreements negotiated annually with the manufacturers, normally on either a model year or a calendar year basis. Although, in some cases, we have negotiated multi-year supply agreements, such as with GM and DaimlerChrysler in the United States, we are required to negotiate annually model mix, depreciation rates and incentives, optional minimum equipment such as sunroofs, anti-theft devices, GPS units, satellite radio and remote start capability. At times manufacturers supply us with exposure vehicles that allow us to feature new models that are currently being promoted by the manufacturer. In addition to annual contracts, we will purchase vehicles offered by manufacturers on a spot basis as manufacturers seek to achieve sales targets.

Our on-airport business is largely dependent on our ability to obtain and maintain airport concession or similar leasing, licensing or permitting agreements or arrangements. These agreements are typically obtained through a competitive bidding process. The number of car rental concessions available at airports varies by location, but at larger airports it is typically at least four. Concession bidding may be for a single brand or in some locations, a multi-brand single company bid. While concession agreements generally have a fixed duration, a number of concession agreements, such as in the Hawaiian Islands and at certain major U.S. airports, are on a month-to-month basis.

Given the high demand for airport space, airport authorities have begun developing consolidated car rental facilities. Airports that operate these facilities usually require the co-location of all on-airport car rental operators and the use of a single unbranded bus service to transport travelers from the airport to the facility. Airport authorities generally finance the construction of these facilities through bonds supported by customer facility charges which we are required to collect from our customers and remit to the airport authorities.

Sales and marketing

United States and Canada

We have adopted an approach of one company with two distinct brands to compete effectively for both business and leisure travelers. Differences between the business and leisure customers are significant in terms of the methods of customer acquisition and retention and market penetration, as well as buyer behavior and expectations. In the year ended December 31, 2005, 50% of our combined U.S. and Canadian rental revenues came from our National brand and 50% came from our Alamo brand.

We primarily focus our National brand sales and marketing activities in the United States and Canada on the following customers:

  •
  Corporate accounts.    The National brand has been an established presence in the corporate market for over 50 years and mainly serves corporate renters through a sales force that contracts and maintains relationships with corporate accounts. Our contracted accounts for the National brand include more than one third of the Fortune 500 companies. Our top ten National corporate accounts in terms of revenue have been our customers for an average of approximately 15 years.

  •
  Frequent renters and Emerald Club membership.    The National brand is marketed to frequent business and premium leisure renters through our website, email, television, trade publications, direct marketing and partnership efforts with traditional and internet travel service providers. National's Emerald Club is designed to provide frequent renters with the key benefits of speed, choice and convenience by allowing members to bypass the rental counter at major airports. Emerald Club members proceed directly to a segregated rental lot where they choose their own vehicle, which is a National brand service innovation. Emerald Club members enjoy special telephone and internet services, and we regularly solicit active and new Emerald Club members through online and direct mail offers as well as other communications. National's marketing activities use the brand's "Green Means Go" positioning to target the business customer through highly visible airport advertising and nationwide advertising on programs of interest to business travelers.

We primarily focus our Alamo brand sales and marketing activities in the United States and Canada on the following customer groups:

  •
  Direct consumer.    The Alamo brand is marketed to value-oriented leisure and business consumers using online marketing, partner promotions and targeted direct mail and e-mail. We have used special Alamo promotions featuring Family Disney Vacation Sweepstakes and weekend rates with Alamo's Best Rate Guarantee to seek to grow Alamo's online customer base.

  •
  Domestic and international tour operators.    Tour operators create package tours by assembling various components of travel such as airfare, hotel, vehicle rental and destination features. We contract with domestic and international tour operators to be a preferred provider of vehicle rental services through our Alamo brand for these tour operators' packaged vacations.

  •
  Car rental brokers and retail travel agencies.    One of Alamo's market strengths is in the inbound international leisure rental sector. We focus on generating this business from car rental brokers and retail travel agencies in addition to domestic and international tour operators.

Sales and marketing for both the National and Alamo brands are also focused on targeted and branded relationships with major travel agency consortia as well as associations and affinity groups such as airline and credit card rewards programs. No one customer in either our United States or Canada segment is responsible for 10% or more of our sales in that segment. In the year ended December 31, 2005, our top ten customers in terms of revenue represented 6.2% of our U.S. total rental revenues.

Through our Alamo brand, we have established preferred provider agreements with domestic and international tour companies, airlines and online and offline travel distributors. Under preferred provider agreements with tour operators, Alamo typically sells car rentals at a contracted price to the applicable tour operator for resale to its customers. Tour agreements are generally two- or three-years in duration. The majority of Alamo's tour agreements are non-exclusive. Under airline agreements, Alamo books car rentals via the airline's website or through airline call transfer programs in exchange for either a flat fee and/or a percentage fee of the booked car rentals. Major airline agreements are generally two- or three-year, non-exclusive agreements. Alamo also has marketing and distribution agreements with internet travel sites, such as Expedia, Orbitz, Priceline and Travelocity. Under internet travel site agreements, Alamo or National books car rentals through the travel website in exchange for either a flat fee and/or a percentage fee of booked car rentals. Internet travel site agreements are generally two- or three-year, non-exclusive agreements.

We use a rapid response automated system for both the National and Alamo brands in order to respond to price changes by their competitors. This system is designed to allow for the alignment of price changes within and among the various channels of distribution for each brand, thereby resulting in competitive rates available on each brand's dedicated internet site.

We are committed to using new technologies to enhance customer experience. We have improved our websites by making them easier to use and enhancing their functionality. For example, we have introduced Online Check-In and Pre-Pay and Save for Alamo customers at Alamo.com and, on a test basis, new touch-screen car rental kiosks for Alamo customers at the Dallas, Las Vegas and Jacksonville airports.

We also maintain a sales force based in South Florida that is dedicated solely to the maintenance of existing franchisees and development of new franchises in Central and South America and the promotion of inbound U.S. rentals from that region.

EMEA

In the United Kingdom, we primarily focus our National brand sales and marketing activities on the corporate and replacement car service segments of the market. We principally acquire these accounts through a dedicated sales force. Our customers include a significant number of the largest companies in the United Kingdom as well as numerous small business and mid-size organizations. In the United Kingdom, we rent service vans on a temporary, as-needed basis to police forces and other corporate customers. We also operate Guy Salmon, a luxury brand primarily dedicated to the U.K. market serving the car rental needs of our premium customers.

In other parts of Europe where we have company-owned operations, we primarily focus our Alamo brand sales and marketing activities on local and international tour operators, car rental brokers and retail travel agencies, with access to outbound U.S. travelers. Further, we have launched local language websites in France, Germany, Switzerland, Finland, Norway, Sweden, Belgium, Czech Republic, Italy and Israel which are customized for each country. In the Middle East and Africa, we utilize joint ventures and franchises to service those markets. No one customer is responsible for 10% or more of our sales in our EMEA segment, and our top ten customers represented approximately 24% of our total rental revenues in EMEA for the year ended December 31, 2005.

Distribution channels

During 2005, approximately 58% of our U.S. and Canadian bookings were directed to our reservation system through our direct booking channels, which include the Nationalcar.com and Alamo.com websites, voice reservations and direct XML links, which directly link us to travel distributors to allow us to bypass third party reservation systems and avoid booking fees. The balance of our bookings, approximately 42%, were through other third-party reservation systems, including those operated by Sabre Holdings Corporation, Worldspan Technologies Inc., Galileo International, Inc., and Amadeus Global Travel Distribution, S.A., which directly connect to our central reservation system with real-time access to Alamo and National rental car inventory and rates and instant confirmation of a reservation. From 2004 to 2005, U.S. and Canadian bookings through our websites increased 45%.

We have consolidated our U.S. reservations centers into two locations, Charleston, South Carolina and Salt Lake City, Utah. In addition, we have strategically sourced a portion of our voice reservation services offshore to affiliates of two major multinational corporations with offshore centers in Delhi and Bangalore, India. Our central reservation system routes calls from the United States and Canada, Central and South America, and the Caribbean to these centers for optimal utilization. In Europe, we have two call centers in the United Kingdom and Germany which handle voice reservations that are routed from our EMEA locations.

Our website strategy for the National brand is to provide the same premium expedited service online as it provides off-line. In April 2004, we relaunched the Emerald Club program to add more attractive features and incentives for the frequent business travelers. In 2005, approximately 16.9% of National's total U.S. and Canadian bookings were generated from the Nationalcar.com website. In addition, the Nationalcar.com website is able to offer products to their Emerald Club members who have completed online profiles based on their preferences, location, vehicle availability and dates to best suit their frequent travel needs.

The Alamo.com website is designed for ease-of-use and functionality. In 2005, approximately 27.8% of Alamo's total U.S. and Canadian bookings were generated from the Alamo.com website. We also maintain separate travel agent and tour operator sites for the Alamo brand in order to facilitate communication, administration and reservations with travel agents and tour operators.

In the United Kingdom, our primary source of bookings is through corporate accounts that award us an exclusive or preferred provider status in exchange for a high level of service, including drop-off and pick-up. In continental Europe, we offer customers the ability to make reservations online or via telephone. We have an integrated reservations system that links reservations made online via telephone, email or fax to our consolidated European reservation processing system.

Fleet operations and management

In the United States, our current fleet management strategy is to hold vehicles for not more than twelve months, with the average fleet age being approximately eight months. In Canada, we typically hold vehicles for not more than twelve months, with our average fleet age being approximately seven months. In EMEA, our current fleet management strategy is to hold vehicles for not more than twelve months, with the average fleet age being approximately seven months. In the United Kingdom, we also maintain a fleet of vans, for which our fleet management strategy is to hold vehicles for eighteen to thirty-six months. We use a proprietary system to track our rental fleet on a real time basis, which we believe improves our utilization.

Since 2003, we have acquired vehicles primarily through manufacturer repurchase programs. Under GM and DaimlerChrysler's vehicle repurchase programs, we agree to purchase a minimum number of vehicles directly from franchised dealers of the manufacturer at specified prices. Manufacturer repurchase programs, in turn, allow vehicles conforming to the terms of the agreement to be returned to the vehicle manufacturer at the end of their service lives at a predetermined residual value. Repurchase prices under these programs are based on either a specified percentage of original vehicle cost determined in the month the vehicle is returned or the original capitalization cost less a pre-negotiated daily depreciation amount and, in certain cases, adjustments for damage and/or excess mileage. These repurchase programs limit a vehicle rental company's residual value risk with respect to vehicles purchased under the programs.

GM and DaimlerChrysler are expected to reduce or eliminate the availability of repurchase programs in general, reduce related incentives, reduce the number of vehicles available to us through repurchase programs, increase depreciation charges, increase adjustments for damages or excess mileage or otherwise impose less favorable terms on the repurchase of our vehicles. Accordingly, we expect to increase our purchase of non-program vehicles, which could result in an increase and higher volatility in our revenue earning vehicle depreciation expense. In addition, repurchase programs generally provide us with flexibility to reduce the size of our fleet by returning cars sooner than originally planned without risk of loss in the event of reductions in demand. This flexibility will be reduced to the extent the percentage of program vehicles in our fleet decreases. See "Risk factors—Vehicle manufacturers, particularly GM and Daimler Chrysler, are expected to reduce or eliminate the availability of vehicle repurchase programs. These changes in vehicle repurchase programs may reduce our fleet flexibility and expose us to the risk that our costs relating to the acquisition and disposition of vehicles will increase."

In light of prevailing conditions in the automobile industry, we expect increases in the cost of vehicles, particularly in the United States and Canada. We intend to broaden our sources of vehicles and increase the purchase of vehicles which are not subject to repurchase programs.

Vehicle supply

GM has been our principal supplier of rental vehicles in the United States for many years. The number of vehicles we purchase varies from year to year. Vehicles manufactured by GM constituted approximately 82.5% of our total model year 2005 U.S. rental fleet acquisitions. Our supply agreement with GM requires us to purchase approximately 228,000 GM vehicles for the 2006 model year (amounting to approximately 79.5% of our projected U.S. rental fleet purchases for the 2006 model year). We have committed to purchase substantially fewer GM vehicles in the 2007 and 2008 model years, and GM vehicles are no longer required to constitute a specified percentage of our U.S. vehicle fleet, as in previous years. We intend to substantially increase our reliance on non-program vehicles for our U.S. fleet for the 2007 model year. We currently estimate that our non-program purchases for the U.S. 2007 model year will be approximately 16% of our estimated U.S. 2007 fleet purchases, although the actual percentage could be higher or lower. See "Risk factors—We depend on GM and DaimlerChrysler as our principal U.S. rental fleet suppliers. If we are unable to acquire vehicles from these or other manufacturers in sufficient quantities or on competitive terms and conditions, we may experience a loss of revenue or an increase in our vehicle acquisition and depreciation costs."

In model year 2005, vehicles manufactured by DaimlerChrysler constituted approximately 16.2% of our aggregate U.S. rental fleet acquisitions. We have also entered into an agreement with DaimlerChrysler to purchase approximately 48,000 DaimlerChrysler vehicles for the 2006 model year (amounting to approximately 16.7% of our projected U.S. rental fleet purchases for the 2006 model year) and we have committed to purchase a comparable number of DaimlerChrysler vehicles for the 2007 and 2008 model years.

In light of prevailing conditions in the U.S. and Canadian automobile industry, we have been seeking to broaden our supplier base by entering into vehicle purchase commitments with Asian and European manufacturers for both program and non-program vehicles which allows us to be less dependent on GM. For the 2006 model year, we purchased vehicles from Toyota, Kia and Volkswagen in addition to GM and DaimlerChrysler. We also intend to increase our purchase of non-program vehicles. There is no assurance that we will be able to purchase sufficient quantities of vehicles from these manufacturers to meet our requirements on competitive terms. Accordingly, if we are unable to negotiate competitive terms and conditions with GM and DaimlerChrysler for the 2007, 2008 or subsequent model years or we are not able to purchase sufficient quantities of vehicles from other manufacturers on competitive terms and conditions, then we may be forced to purchase vehicles at higher prices or on less favorable terms. This could adversely affect us through increased vehicle acquisition and depreciation costs.

We purchase vehicles for our European rental fleet from a number of different manufacturers, including GM, Ford and Peugeot under contracts that determine pricing and delivery of fleet vehicles, the duration of which are approximately one year. Vehicles manufactured by GM, Ford and Peugeot constituted approximately 42%, 21% and 17%, respectively, of our total 2005 calendar year European rental fleet vehicle acquisitions. We believe that our ability to make vehicle purchases from a number of different manufacturers enables us to acquire an attractive mix of vehicles at competitive prices. As of June 30, 2006, approximately 87% of our purchased revenue earning vehicles in the EMEA fleet were program vehicles. The remainder of our purchased revenue earning vehicles (approximately 10% of our EMEA fleet as of June 30, 2006) were non-program vehicles or otherwise not eligible for return under manufacturer repurchase programs. In addition, as of June 30, 2006 vehicles under operating leases constituted approximately 3% of EMEA fleet.

We purchase vehicles for our Canadian rental fleet from a number of different manufacturers, including GM, Ford, DaimlerChrysler and Toyota under contracts that determine pricing and delivery of fleet vehicles, the duration of which are approximately one year. Program vehicles manufactured by DaimlerChrysler, GM and Toyota constituted approximately 51%, 44% and 5%, respectively, of our total 2005 model year Canadian rental fleet vehicle acquisitions.

Vehicle disposition

As of June 30, 2006, approximately 98% of our U.S. fleet, 91% of our Canadian fleet and 87% of our EMEA fleet were program vehicles. As of June 30, 2006, the remainder of our purchased revenue earning vehicles, comprising approximately 2% of our U.S. fleet, 9% of our Canadian fleet and 10% of our EMEA fleet, were non-program vehicles.

Manufacturer purchase programs impose return conditions, including those related to mileage and repair condition over specified allowances. Upon return of a program vehicle eligible for repurchase, we receive a price guaranteed for such vehicle at the time of contract commitment and thus are protected from a decrease in prevailing prices in the wholesale used car market. We also dispose of used vehicles that are not covered by, or are ineligible for, manufacturer repurchase programs to dealers and program vehicles that we determine to sell into the marketplace through informal arrangements or at auctions and websites. We intend to substantially increase our reliance on non-program vehicles for our U.S. fleet for the 2007 model year. We currently estimate that our non-program purchases for the U.S. 2007 model year will be approximately 16% of our estimated U.S. 2007 fleet purchases, although the actual percentage could be higher or lower. As the percentage of the non-program vehicles in our fleet grows, we expect to explore other alternatives for disposition, including auctions and online venues and resales to used vehicle distributors, in amounts and proportions to be determined.

As of June 30, 2006, for the 2005 and 2004 model years, approximately 4.8% and 5.4%, respectively, of our U.S. repurchase program vehicles were not returned to the manufacturer under the applicable repurchase program. As of June 30, 2006, for the 2004 and 2005 model years, a negligible number of our European repurchase program vehicles were not returned to the manufacturer or dealer under the applicable repurchase program. Vehicles that upon disposal were not returned to the manufacturer include vehicles that were stolen, salvaged or ineligible for return under the program, as well as vehicles that were sold outside of the program when a value greater than the repurchase price available from the manufacturer could be realized.

Maintenance

We place a strong emphasis on vehicle maintenance because quick and proper repairs are critical to efficient fleet utilization. At many locations in the United States, we employ our own technicians to maintain our fleet. In Europe, we contract with third-party providers for routine maintenance on our fleet. In addition, we use dealerships to maintain and service our vehicles, which provides us with qualified and experienced technicians with established manufacturer relationships.

Information technology

In 2003, we entered into a technology outsourcing agreement with Perot. Under this agreement, which expires in 2013, Perot is required to provide all information technology services necessary to support our U.S. and Canadian operations during the term of the agreement at specified annual base prices plus incremental charges for additional services provided. These services include development, maintenance and support of rental operations technology, as well as vehicle management applications and vehicle management databases (including vehicle tracking, titling and reporting) for U.S. and Canadian. Perot is also obligated to support and maintain third-party software and hardware currently used in our U.S. and Canadian operations. Under this agreement, Perot is required to perform its services at or above certain service levels and any failure by Perot to maintain those service levels could have a material adverse effect on our operations.

ANC's business historically operated using two distinct information technology platforms: the Legacy platform for the Alamo brand and the Odyssey platform for the National brand. The two existing systems resulted in duplicative costs and hampered the efficient operation of the business on a "one company, two brands" model. With Perot's assistance, in 2004, we implemented a single, company-wide U.S. and Canadian information technology platform based on the Odyssey platform, which enables us to accept reservations, process rental and sales transactions, provide many of our value-added services, and track and manage our vehicle fleet. We have realized significant operating cost savings in the United States and Canada as a result of the information technology outsourcing arrangement with Perot, the conversion to a single-system platform and other information technology initiatives.

Our European operations utilize an information technology system that is based upon open systems technology and commercially available software that integrates with our Odyssey platform as used in the United States and Canada.

Trademarks

We own a number of registered trademarks relating to our business including Alamo®, Emerald Aisle®, Emerald Club®, Emerald Club Aisle Service®, National® and National Car Rental®. Our European-specific trademarks such as those relating to Guy Salmon are generally held by the European subsidiaries using such trademarks. The use of our various trademarks is important to our business.

Franchising and Licensing

As of June 30, 2006, we had 312 franchised locations in the United States operated by 54 franchisees and an additional 535 franchised and licensed locations in Mexico, the Caribbean, Central and South America and Asia Pacific. Our U.S. franchisees primarily operate on a dual-branded basis, serving both the National and Alamo brands. Our three largest U.S. franchisees in terms of franchise revenues, as a group, comprised approximately 61% of our total franchise royalty revenues from U.S. franchisees for 2005.

With the exception of 360 company-owned locations in the United Kingdom, Germany and Switzerland, we operate primarily through a total of approximately 2,350 franchised and licensed locations outside of the United States and Canada. Some of the franchised and licensed locations are dual-branded with local or regional brands being operated by our franchisees and licensees at such locations. In Canada, we had 238 franchised and licensed locations. In EMEA, we operate through a national level franchisee in each of France, Spain, Italy, Ireland and Portugal, as well as other territories under a multi-year franchise agreement with expiration dates ranging from November 2006 through March 2019.

The durations and material terms of our franchise and license agreements vary. In certain cases, franchisees and licensees can elect not to renew their franchisee and licensee relationship with us at the end of the current term without cause. Franchisees and licensees generally pay us royalty revenues based on a percentage of their revenues. Our franchisees and licensees also pay us on a cost-plus basis for transactional related fees, such as bookings made through our reservation system. The operations of our franchisees and licensees, including the purchase and ownership of vehicles, are financed independently by the franchisees and licensees. In addition to these franchise agreements, we have agency agreements with a small number of agents in the United Kingdom, Germany, and Switzerland where we supply vehicles for such agents to operate on our behalf.

Employees

As of June 30, 2006, we had approximately 13,000 employees, consisting of 11,000 throughout the United States and Canada and 2,000 in our European operations. Collective bargaining agreements covering the terms of employment of approximately 3,500 employees, or 31%, in the United States and Canada are presently in effect under 50 active local unions.

As of June 30, 2006, 17 collective bargaining agreements covering approximately 13% or 1,329 of our employees in the United States and Canada were either open for renegotiation or were eligible for renegotiation in the next twelve months. European employees are covered by a variety of governmental regulations covering, among other things, terms of employment, compensation, job retention rights and pensions. We have not experienced any work stoppages since the Acquisition in 2003. We believe that we have generally good relations with our employees.

We also employ a substantial number of temporary workers, and engage outside services, principally for the non-revenue movement of rental cars and equipment between rental locations and within the facilities.

Properties

We lease most of our locations. These locations include rental and sales offices and rental and service facilities located on or near airports and in central business districts in major cities and suburban areas. We operate through approximately 369 company-owned locations in the United States, approximately 360 company-owned locations in EMEA and approximately 133 company-owned locations in Canada.

Airport rental locations

Our facilities serving airport locations are located on airport property or near the airport in locations convenient for bus transport of customers to the airport. We lease many of these airport locations from governmental authorities charged with the operation of the airports under arrangements generally providing for either the payment of a fixed rent or the payment of rent based on a percentage of revenue at a location with a guaranteed annual minimum payment. Under some concessions, we must also pay fixed rent for terminal counters or other leased properties and facilities. Some concessions are for a fixed length of time, while others create operating rights and payment obligations that, as a formal matter, are terminable at any time. The terms of our concessions typically do not forbid, and in a few instances actually require, us to seek reimbursement from customers of concession fees we pay; however, in certain jurisdictions, the law limits or forbids our doing so. Where we are required or permitted to seek such reimbursement, it is our general practice to do so. The number of car rental concessions available at airports varies considerably, but it is rarely less than four, except at small, regional airports. At airports where we do not have a car rental concession, we operate an airport rental location at a facility located near the airport's premises, and pick up and drop off our customers at the airport under a permit from the airport's operator.

Most of our other facility leases require fixed rental payments. In addition to concession space, our airport facilities generally include vehicle storage and maintenance areas and rental and return facilities. Airport facility leases may not necessarily have the same duration as our local airport concession agreements. Most of our airport facility leases expire at varying times over the next ten years. Some of these off-airport leases include purchase options at the end of their terms.

Many airport concession agreements require us to obtain surety bonds for the benefit of the airport. Any failure to obtain or maintain these bonds would constitute a default under the concession agreements and could result in the loss of our position at such airport.

Reservation centers

We lease reservation centers in Charleston, South Carolina and Salt Lake City, Utah and reservation centers in our leased office facilities in Leicester, United Kingdom and Wiesbaden, Germany.

Corporate headquarters

In February 2004, we entered into a lease for approximately 190,000 square feet of commercial office space in Tulsa, Oklahoma, under an 11 1/2 year lease in connection with the relocation of our corporate headquarters. The Tulsa office houses most of the administrative and service functions previously located in Fort Lauderdale and Boca Raton, Florida. Our Canadian operating subsidiary owns its office facilities in Toronto, Ontario. Our U.K. and European subsidiaries lease office facilities in Uxbridge, Leicester and Brighton in the United Kingdom and Wiesbaden in Germany.

We believe that our facilities are sufficient for our current needs.

Competition

The automotive rental industry is capital intensive and is also characterized by intense price and service competition in the United States, Canada and Europe. In any given location, we may encounter competition from national, regional and local vehicle rental companies.

According to data made available by the reporting of airport concessions, Hertz, Cendant (Avis and Budget) and Vanguard Car Rental Group Inc. (National and Alamo) hold the top three positions at the 125 largest U.S. airports at which we have company-owned locations, followed by DTAG (Dollar and Thrifty) and Enterprise.

2005 U.S. Airport Market Positions(1)

(1)
Top 125 U.S. airports where we have company-owned locations.

Source: Concessionaire data reported to local airport authorities.

The principal competitors of the National brand in the United States and Canada are the Avis and Hertz brands. The principal competitors of the Alamo brand in the United States and Canada are the Budget, Enterprise, Dollar and Thrifty brands. We also compete with regional and local car rental companies. In particular, our competitors, principally Enterprise, Dollar and Thrifty, are seeking to increase their presence at on-airport locations in the United States and Canada and have been aggressively pursuing on-airport concessions. The competition for on-airport concessions increases the price of renewals for car rental companies, or at concession constrained airports eliminates one or more car rental companies.

The following charts set forth the European market by geographic region and brand market share.

European Regional Split by Value Source: Datamonitor 2005	2005 European Market Share Source: 2005 Estimates by The Thomson Corporation, October 2005

In Europe, we compete with the Avis Europe, Enterprise, Europcar, Hertz, and Sixt brands, as well as regional and local car rental companies. Other than the corporate and replacement car business, our European owned locations cater to business and leisure travelers in-bound from the United States and demand for daily-use rental vehicles from European residents.

Competition among participants in the car rental industry is primarily based on price and customer service. At times, industry-wide price pressures have adversely affected the major vehicle rental companies, and our vehicle rental business has, on such occasions, experienced downward pricing pressure. Moreover, at times when the car rental industry has experienced an oversupply of vehicles, competitive pressure has intensified, with a negative impact on the industry's rental rates. The internet has increased pricing transparency among car rental companies by enabling customers to more easily obtain the lowest rental rates available from car rental companies for any given rental. In addition, rental car companies' use of pricing software, which facilitates quick revisions to pricing to meet changes in car rental demand, has caused pricing to become more volatile. This pricing transparency and volatility may continue to intensify the price competition in the car rental industry.

Some of our competitors have greater financial and other resources than we do or may be better positioned to compete for certain opportunities.

Automotive rental regulations

Our operations generally are subject to various international, federal, state and local laws and regulations, including those relating to taxing and licensing of vehicles, consumer protection, privacy and data protection, charge card operations, finance, insurance, advertising, currency controls, used vehicle sales, zoning and land use, environmental and labor matters.

We all are also subject to various international and U.S. federal, state and local consumer protection laws and regulations, including those relating to advertising and disclosure of charges to customers. The National Association of Attorneys General has promulgated suggested guidelines for vehicle rental advertisements in the United States. The rental car industry has sought and obtained legislation in numerous U.S. states, including California and New York, which expressly permits the separate itemization and pass through of vehicle registration fees and other concession fees and charges.

In addition, both in the United States and internationally, we are subject to increasing regulation relating to customer privacy and data protection. In general, we are limited in the uses to which we may put data that we collect about renters, including the circumstances in which we may communicate with them. We are also generally obligated to take reasonable steps to protect customer data while it is in our possession. Our failure to do so could subject us to substantial legal liability or seriously damage our reputation.

United States

In the United States, car rental transactions are generally subject to Article 2A of the Uniform Commercial Code, which governs "leases" of tangible personal property. Car rental is also specifically regulated in more than half of the states of the United States. We are subject to state regulation including the methods by which we advertise, quote and charge prices, the consequences of failing to honor reservations, the terms on which we deal with vehicle loss or damage, including the sale of loss damage waivers, by which we agree to relieve a customer from financial responsibility arising from vehicle damage incurred during the rental period, which is a traditional revenue source for car rental companies. Federal legislation has been proposed in the United States from time to time to regulate the conditions under which loss damage waivers may be sold by vehicle rental companies. In addition, a majority of states in the United States have considered legislation affecting the sale of loss damage waiver products. To date, approximately half of the states in the United States have enacted legislation requiring disclosure to each customer at the time of rental that the customer's personal automobile insurance may cover damage to the rental vehicle and therefore purchase of a collision damage waiver may be unnecessary. Adoption of federal or state legislation limiting the sale or capping the rates of collision damage waiver products could further restrict sales of this product and reduce our revenues and additional limitations of potential customer liability could increase the cost of our operations.

Another traditional revenue source for car rental companies has been the sale of other optional service items at the rental counter, such as liability insurance, personal accident coverage, personal effects coverage and other travel related coverages. As a result of private and past governmental regulatory legal proceedings in some U.S. states regarding these products, the vehicle rental industry has requested regulatory agencies and legislative bodies to provide affirmative authorization for the sale of these services and products. To date, a substantial majority of U.S. states have either adopted clarifying legislation to fully exempt the industry from licensing requirements or enacted special or limited licenses to specifically cover the sale of insurance products incidental to the vehicle rental. However, the outcome of the legal proceedings and the initiation of any future governmental regulatory proceedings could negatively impact the revenue generated from the sale of these services and products.

Europe

A traditional revenue source for car rental companies in the United Kingdom has been the sale of optional insurance to customers. Following the introduction of regulations governing the sale of insurance and other mediation activities connected therewith, the United Kingdom trade association along with other travel related bodies obtained a temporary exemption that allows for travel related insurance products to be sold with car rental without registration. We expect that the government will review this temporary exemption in 2007, but there is no assurance that the temporary exemption will be continued. We have put in place a travel related personal accident insurance product to be offered to our customers, along side damage waivers that are generally available as part of the rental process. Our operations in the United Kingdom, Germany and Switzerland are also subject to local and, except in the case of Switzerland, European Union laws and regulations which are not industry-specific, particularly in the areas of consumer protection, marketing and insurance.

Environmental matters

Our business operations are subject to extensive federal, state and local government health, safety, environmental, zoning, and land use regulations. Each jurisdiction in which we operate may impose its own laws and regulations governing the management of petroleum and hazardous materials, water discharges and air emissions, waste disposal, and, in most cases, the release and cleanup of regulated substances. In addition, governmental authorities at all levels may require permits for some activities at our facilities, and these permits may be subject to renewal, modification, or revocation. Governmental authorities can enforce compliance with these regulatory requirements, and may seek injunctions or impose fines and other sanctions, including criminal penalties, for alleged violations. We have incurred and will continue to incur expenses to comply with applicable environmental laws and regulations.

United States

We believe that our principal ongoing environmental regulatory compliance obligations arise from our use of fuel (unleaded gasoline and diesel) and motor oil. We store these petroleum products in above ground and underground storage tanks of varying capacities which we have upgraded or replaced to comply with federal standards that became effective in 1998. We carry out a compliance program to ensure that underground storage tanks do not release their contents to the environment. We have substantially completed a comprehensive inspection and equipment-upgrading program initiated by ANC in 2002 in response to new requirements applicable to ANC's underground storage tanks in California. We are currently assessing whether additional equipment upgrades will be required to comply with new requirements being imposed in other jurisdictions, such as new Florida requirements that will take effect in 2010. We do not expect the costs of equipment upgrades to have a material adverse effect on our capital expenditures, earnings or competitive position.

We are responsible for 154 unleaded fuel underground storage tanks (2.2 million gallons) and 16 diesel fuel underground storage tanks (137 thousand gallons) which are located in 118 locations. Tanks in forty-eight of these locations have been upgraded to allow for remote monitoring and testing, and we plan to upgrade our remaining tanks locations to this capability within the next 12 months. Our tank tightness regulatory compliance was 100 percent in the six months ended June 30, 2006. Our storage tanks are, and are expected to continue to be, inspected frequently by state and local regulatory officials. Moreover, the federal Energy Policy Act of 2005 includes provisions requiring more frequent regulatory inspections of underground storage tanks, and we have experienced an increase in such inspections. We do not expect the results of any non-compliance detected through such inspections to have a material adverse effect on our financial condition.

We have a compliance program to ensure that our above-ground storage tanks have adequate secondary containment to prevent releases to the environment and have plans in place to prevent or respond to inadvertent spills.

In certain jurisdictions in the United States, we must use certain procedures and equipment to reduce the release of fuel vapors into the air, and routinely assess the integrity of such equipment. Certain jurisdictions also require us to have air permits for such fuel vapor emissions. We believe that we have obtained the appropriate permits and/or installed the necessary equipment in those jurisdictions where it is required, and we routinely assess the integrity of such equipment in compliance with applicable rules and implement appropriate programs to ensure that facility employees have the necessary training to operate and maintain such equipment.

Our waste water discharges, chiefly from vehicle washing, are also subject to federal, state/provincial, and local rules. In some situations, these rules require us to install oil/water separators or grease traps, the costs of which are not material. In some situations, we must obtain permits to discharge to municipal sewer systems or to operate car wash wastewater recycle systems. We are generally not subject to U.S. federal rules requiring permits and plans for the discharge of storm water from our locations. In some instances, however, and usually because of a contractual commitment to a landlord, we voluntarily adopt and implement a location specific storm water pollution prevention plan.

We also may be liable for contamination resulting from historic or future releases from our petroleum storage tank systems or used oil sent off-site for recycling or disposal. Several properties which we currently own or operate, or previously owned or operated, have been or are suspected of being impacted by contamination, and we have incurred, and will continue to incur, costs for the investigation and cleanup of such sites. In some states in the United States, we may offset the cost of remediation with payments from such state's underground storage tank trust funds, and at a few locations we may be indemnified by, or are sharing expenses with, the prior owner of such site. At some locations such as airports, we may share facilities with other operators, use landlord provided facilities (including tank systems) or use facilities located in close proximity to other operations. At locations such as these, it is sometimes difficult to identify the source of, or the party responsible for, contamination conditions. At some of these sites, we may be required to incur costs even when we have not been identified as the source of contamination, or we may share costs of investigation or clean-up with other operations. Liability for past releases has not had a material adverse effect on our financial condition, and we do not expect the clean-up costs for any currently identified contamination to have a material adverse effect.

Europe

In the United Kingdom, our main environmental compliance obligation relates to the installation of fuel facilities within rental locations. We have 76 locations with the benefit of petrol and/or diesel, and of these, we additionally have 32 petrol reclamation pumps and 34 diesel reclamation pumps installed within the petrol and diesel sites previously referred to. The U.K. installation of such facilities is controlled by a network of local government petroleum officers who carry out an approval of every proposed installation and deliver the resultant consent, without which installation cannot take place. There is a system of annual inspections, which are required for the issuance of the statutory petroleum license.

We believe (i) all our installations have been installed subject to the proper local authority licenses, (ii) all fuel installations are subject to petroleum officer inspections and (iii) all installations have current petroleum licenses. Furthermore, our branch locations have been subject to risk assessments, and there is a fuel operating manual covering all aspects of the delivery, storage and general use of fuel and facilities.

The discharge of water from vehicle servicing and cleaning is also subject to local authority rules. These rules vary across the country, but are covered within the local authority planning consents given for individual locations prior to occupation. In most areas, the installation of interceptors is required to trap oil/water. In some cases, where locations are refurbished, the installation of an interceptor may be required as a retrofit. We believe (i) the current equipment to comply with local authority rules is installed, (ii) locations are fully briefed and subject to a program for the cleaning of interceptors to ensure ongoing compliance and (iii) if local authorities require upgrading of facilities, this is attended to on a timely basis.

Within the United Kingdom, the identification and treatment of asbestos within buildings is subject to new regulatory measures. We have completed, in advance of the required date, a full survey by a government-approved contractor of all locations constructed prior to the date which has been enacted within the legislation. Subsequent to this, a program of works to address any locations where the survey identifies contamination at a level where action is required will be initiated.

In all the above areas, we are committed to ensuring that we comply with regulations and continue to upgrade facilities, where necessary, ensuring that compliance is valid ongoing.

In Germany, we do not maintain rental installations that have either above- or below-ground fuel storage. The discharge of water from vehicle servicing and cleaning only takes place at one installation, where all necessary permits and approvals are in place, including required inspections. We are committed to ensuring that we comply with the appropriate regulations.

Likewise, in Switzerland we do not maintain rental installations that have any fuel facilities. Lubricants and cleaning fluids used in our operations in Switzerland are stored in bulk containers which are maintained and emptied regularly by certified contractors. We operate a car wash facility at the Geneva airport which has been built in accordance with relevant environmental regulations relating to waste water discharge. All other car wash facilities used by us in Switzerland are operated by third-party providers and we do not assume responsibility for environmental compliance in respect of such facilities.

Legal proceedings

We are a party to various legal proceedings that arise from time to time in the ordinary course of our business. While the results of any of these matters cannot be predicted with any certainty, we believe that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on our financial condition. However, an unfavorable resolution of any matter individually or any number of matters in the aggregate could materially adversely affect our results of operations or cash flows for the quarterly periods in which they are resolved.

Liability insurance and bonding

The nature of our business exposes us to the risk of liabilities arising out of our operations. These potential liabilities could involve, for example, customers or third parties for personal injury or property damage occurring in the course of our operations, and claims for personal injury, property damage, and damage to the environment in cases where we may be held responsible for the escape of harmful materials. We could also be subject to fines and civil and criminal penalties in connection with violations of regulatory requirements in the jurisdictions in which we operate.

The nature of our business also exposes us to significant risk of liability for damages arising primarily out of accidents involving automobiles rented from our vehicle rental fleet. Laws in some states in the United States and laws of some international jurisdictions in which we operate impose vicarious liability on automotive rental companies, which increases our exposure. However, on August 10, 2005, the Highway Bill, federal legislation that prohibits the imposition of vicarious tort liability for claims filed after that date, became effective; the legislation does not eliminate liability for negligent entrustment. Subject to the risk levels discussed below, we manage our exposure through a combination of qualified self insurance, and risk transfer to insurance companies which are rated as financially sound by insurance rating agencies. We are substantially self-insured for the majority of our incurred liability. We carry certain excess liability coverage, but catastrophic losses which exceed the amount of our coverage limits may occur.

We either purchase commercial insurance or act as our own qualified self-insurer for automobile liability, general liability, workers' compensation and employer's liability claims. We currently generally retain up to $10.0 million of risk per claim, plus claims handling expense in the United States, and retain somewhat lower levels of risk in other countries, under our various auto liability and general liability insurance programs. In most jurisdictions, we are a qualified self-insurer. In other jurisdictions, we purchase insurance from unaffiliated carriers. Additionally, we purchase excess liability insurance, from unaffiliated carriers, up to a per occurrence limit of $200 million on a worldwide basis. On June 30, 2006, we renewed our property insurance with various deductibles and a per occurrence amount of $100 million. We have also purchased insurance related to network and electronic media liability up to a per occurrence amount of $20 million. The level of risk we currently retain may change in the future as insurance market conditions or other factors affecting the economics of our insurance purchasing change. Although we strive to operate our business safely and prudently and have, subject to certain limitations and exclusions, certain excess liability insurance, we may be exposed to uninsured or underinsured losses that could have a material adverse effect on our financial condition.

Provisions for retained or self-insured claims are made by charges to expense based upon periodic evaluations of the estimated ultimate liabilities on reported and unreported claims. We have collateral requirements that are set by insurance companies, which underwrite our insurance programs. Our collateral requirements may change from time to time, based on, among other things, our claims experience, financial performance or credit quality and level of retention.

Our vehicle fleet is self-insured in a majority of the states in the United States in which we operate. Periodically, these states review our self-insured status. Loss of self-insurance status in these states could have a material adverse effect on our financial condition.

Surety bonding is required in numerous aspects of our business. Many of our airport concession agreements in the United States and Canada require us to obtain surety bonds for the benefit of the airport. Similarly, bonding is required in the United States and Canada in a number of other areas including insurance and titling. Our inability to obtain or renew surety bonds would have a material adverse effect on our business and financial condition.

Pension plans

We participate in various "multiemployer" pension plans administered by labor unions representing some of our employees. We make periodic contributions to these plans to allow them to meet their pension benefit obligations to their participants. In the event that we withdrew from participation in one or more of these plans, then applicable law could require us to make an additional lump-sum contribution to those plans, and we would have to reflect that on our balance sheet and statement of operations. Our withdrawal liability for any multiemployer plan would depend on the extent of the plan's funding of vested benefits. We currently do not expect to incur any withdrawal liability in the near future. However, in the ordinary course of our renegotiation of collective bargaining agreements with labor unions that maintain these plans, we could decide to discontinue participation in a plan, and in that event, we could face a withdrawal liability. Some multiemployer plans, including ones in which we participate, are reported to have significant underfunded liabilities. Such underfunding could increase the size of our potential withdrawal liability.

Our EMEA operations sponsor a defined benefit pension plan which is closed to new participants. This plan was underfunded by approximately $12.4 million for the year ended 2005 based on certain assumptions. (See Note 15 of the Notes to consolidated financial statements of Worldwide for the year ended December 31, 2005.) We currently expect to contribute at least $2.5 million to this plan in 2006.

Management

Executive officers

The following table sets forth the names, ages and positions of our executive officers. Our executive officers serve at the discretion of our board of directors and do not have fixed terms of office.

Name	Age	Position

William E. Lobeck	66	President, Chief Executive Officer and Director
Jeffry J. Parell	51	Executive Vice President and Chief Operating Officer
Thomas C. Kennedy	41	Executive Vice President and Chief Financial Officer
Jerrold A. Dow	41	Senior Vice President and Chief Marketing Officer
Tyler A. Best	39	Senior Vice President and Chief Information Officer
Wesley C. Fredenburg	55	Senior Vice President, General Counsel and Secretary
Ian Wardle	48	Senior Vice President and Chief Operating Officer of EMEA Operations
James H. Letang	67	Chairman of Canadian Operations
Gerard J. Kennell	62	Senior Vice President and Treasurer
Paula A. Kuykendall	47	Senior Vice President and Chief Accounting Officer
Omar K. Marchi	39	Senior Vice President, Revenue Management
Thomas J. Santorelli	64	Senior Vice President, Risk Management
William J. Frakes	58	Senior Vice President, Human Resources
John S. Leigh	61	Senior Vice President and General Manager of EMEA Operations

William E. Lobeck has been our President and Chief Executive Officer and a member of our board of directors since inception and of Worldwide since the Acquisition. From 1999 until 2003, Mr. Lobeck was involved in industry-related consulting and private investing. Prior to 1999, Mr. Lobeck served as the Chief Executive Officer and a principal owner of National Car Rental Systems, Inc., from 1995 until its sale to AutoNation in 1997, and the President and Chief Operating Officer of AutoNation's Rental Group from 1997 to 1999. Mr. Lobeck served as the Chief Executive Officer to Thrifty Rent-A-Car System, Inc. from 1981 until 1989, when Thrifty was sold to Chrysler Corporation. From 1989 until 1993, Mr. Lobeck remained with Chrysler Corporation as President and Chief Operating Officer of Pentastar Transportation Group, a Chrysler subsidiary that operated Thrifty, Dollar Rent-A-Car and Snappy Car Rental.

Jeffry J. Parell has been our Executive Vice President and Chief Operating Officer of U.S. operations since inception and of Worldwide since the Acquisition. Prior to joining Worldwide, Mr. Parell served as President, Chief Executive Officer and Director of Velocity Express Corporation, a logistics company. Mr. Parell joined Velocity Express in October 2000 as CEO and President of the operating company and was promoted to CEO and President of the holding company in January 2001. From 1998 to 2000, Mr. Parell served as President of North American Rental Group, a division of AutoNation. Prior to that, Mr. Parell was President and Chief

Operating Officer of National Car Rental Systems, Inc. from 1997 to 1998, and served as Executive Vice President of Operations from 1995 to 1997.

Thomas C. Kennedy has been our Senior Vice President and Chief Financial Officer since inception and has been the Executive Vice President and Chief Financial Officer of Worldwide since December 2003. Prior to joining Worldwide, Mr. Kennedy served in various positions at Northwest Airlines, Inc., including as Senior Vice President and Controller in 2003; Vice President, Financial Planning and Analysis from 2000 to 2002; Managing Director, Corporate Planning in 1999; and Director, Finance and Information Services, Pacific Division, Tokyo, Japan from 1997 to 1999. Mr. Kennedy held various other financial positions with Northwest from 1992 to 1997.

Jerrold A. Dow has been our Senior Vice President and Chief Marketing Officer since inception and of Worldwide since April 2005. Prior to joining Worldwide, Mr. Dow served as Managing Director, Worldwide Advertising and Promotions for United Airlines, Inc. from 2004 to 2005, and as Director, Worldwide Marketing Communications for United from 2000 to 2004. Before joining United Airlines, Mr. Dow worked for Pella Corporation as Senior Manager, Product Marketing from 1999 to 2000 and Senior Manager, Marketing Communications from 1996 to 1999. From 1989 to 1996, Mr. Dow held various positions at Leo Burnett Company, leaving as Senior Account Supervisor.

Tyler A. Best has been our Senior Vice President and Chief Information Officer since inception and of Worldwide since the Acquisition. Prior to joining Worldwide, Mr. Best served as Chief Technology Officer of Budget Group, Inc., the parent company of Budget Rent-A-Car, Budget Rent-A-Truck and Ryder Truck, from July 2001 to March 2003 and as a consultant from March 2003 to June 2003. Mr. Best served as a consultant to ANC and Cerberus from June 2003 until the consummation of the Acquisition, providing consulting services in connection with the Acquisition. From November 2000 to July 2001, Mr. Best served as President and Executive Strategist of Best Associates. From January 1997 to November 2000, Mr. Best served as Chief Information Officer of Lifestyles Furnishings International. Prior to that, Mr. Best was Vice President—Corporate Distributed Operations of The Macmanus Group from April 1995 to January 1997.

Wesley C. Fredenburg has been our General Counsel and Secretary since inception and of Worldwide since June 2006. Prior to joining Worldwide, Mr. Fredenburg served as the Secretary and General Counsel of Velocity Express Corporation from November 2000 to June 2006. From 1997 to 2000, Mr. Fredenburg served as General Counsel for the Automotive Rental Group of AutoNation, Inc. From 1995 to 1997, Mr. Fredenburg served as the General Counsel of National Car Rental Systems, Inc. Prior to that, he was a partner in the law firm of Crowe and Dunlevy and served as an Assistant United States Attorney.

Ian Wardle has been our Senior Vice President and Chief Operating Officer of EMEA operations since inception and of Worldwide since October 2003. Mr. Wardle joined our predecessor when it was owned by Republic Industries, in 1998 as Senior Vice President Finance for International Operations. He held the same position with ANC from 1998 to 2003. Mr. Wardle was Director of Group Financial Control for Lex Service Plc from 1997 to 1998 and Director of Finance and Deputy Managing Director for Avis UK, part of Avis Europe Plc from 1991 to 1996.

James H. Letang has been the Chairman of our Canadian Operations since inception and of Worldwide since the Acquisition. He served as Chairman and CEO of National Car Rental (Canada) from 1996 to 2002. Mr. Letang was a consultant to ANC and Cerberus from 2002 until the consummation of the Acquisition, providing consulting services in connection with the

Acquisition. Mr. Letang has over 35 years experience as an owner and senior executive in the Canadian car rental industry. He was a founder of the Holiday and Thrifty Car Rental brands in Canada.

Gerard J. Kennell has been our Senior Vice President and Treasurer since inception and of Worldwide since June 2004. Prior to joining Worldwide, Mr. Kennell was Vice President and Assistant Treasurer of Cendant Corporation and Senior Vice President and Treasurer of Avis Group Holdings, the parent company of Avis Rent A Car System, Inc. and Budget Rent-A-Car System, Inc. from February 2001 to June 2004. From March 1977 to February 2001, Mr. Kennell served in various positions with Avis including Vice President and Treasurer (1986-2001), Assistant Treasurer (1981-1986) and Manager Treasury Operations (1977-1981).

Paula A. Kuykendall has been our Senior Vice President and Chief Accounting Officer since inception and of Worldwide since January 2004. Prior to joining Worldwide, Ms. Kuykendall served as Vice President and Controller of True Value Hardware from October 2003 to January 2004. From December 2000 to September 2003, Ms. Kuykendall served as Vice President and Controller of Clark Retail Enterprises, an operator of 1,200 convenience stores in the upper Midwest. From December 1997 to December 2000, Ms. Kuykendall served as Vice President and Controller for Dollar Thrifty Automotive Group, the parent company of Dollar Rent A Car and Thrifty Car Rental. From April 1995 to December 1997, Ms. Kuykendall served as Controller for Snappy Car Rental. Prior to that, Ms. Kuykendall was with Arthur Andersen from December 1986 to April 1995.

Omar K. Marchi has been our Vice President of Revenue Management for Vanguard USA since inception and of Worldwide since the Acquisition and became the Senior Vice President of Revenue Management for our subsidiary Vanguard USA in December 2005. Prior to October 2003, Mr. Marchi held various positions with National/Alamo since September 1999 including Vice President of Strategic Initiatives (September 1999-December 2000); Vice President of Fleet Planning (December 2000-February 2003); and Vice President of Revenue Management (February 2003-October 2003).

Thomas J. Santorelli has been our Senior Vice President of Risk Management and Claims since January 2006. He had been our Vice President of Risk Management and Claims since inception and of Worldwide since May 2004. From 1977 to 1994, Mr. Santorelli served in the roles of Vice President of Insurance, as well as President of Hertz Claims Management, for The Hertz Corporation. From 1994 to 2004, Mr. Santorelli served as Executive Vice President of Customer Service, and as the President, of GE Zurich Warranty Corporation for Zurich North American Insurance Group.

William J. Frakes has been our Senior Vice President, Human Resources since inception and of Worldwide since November 2004. Before joining Worldwide, Mr. Frakes worked as an industry consultant in the area of Human Resources and Change Management. From 1998 to 2001, Mr. Frakes served as Vice President of Human Resources for Lifestyle Furnishings International. From 1982 through 1998 he held a number of positions within Unilever, including Human Resources Regional Vice President for the Americas, DiverseyLever based in Amsterdam, Netherlands (1996-1998); Vice President, Human Resources, Unilever Canada, Ltd. (1990-1996); and Director of Administration, Unilever Research, United States (1987-1990).

John S. Leigh has been the Senior Vice President and General Manager of EMEA operations since October 2001. He joined our predecessor U.K. subsidiary in 1973 under its prior name of Swan National where he held a number of senior executive roles until his promotion to Managing Director of EuroDollar (Holdings) plc in 1990, which was ultimately acquired by

Republic Industries in 1998. His long-standing career in the car rental industry started in 1966 and he now serves as Chairman of the British Vehicle Rental and Leasing Association (BVRLA).

The following table sets forth the names and ages of our directors.

Directors

The following table sets forth the names, ages and positions of our directors. Our directors are elected at each year's annual meeting of stockholders and serve until the following annual meeting of stockholders.

Name	Age	Position

William E. Lobeck	66	President, Chief Executive Officer and Director
Robert B. Allardice III	59	Director
James N. Chapman	44	Director
Howard S. Cohen	59	Director
Bradley A. Gold	34	Director
Charles M. Gurassa	50	Director
Stephen R. Kerrigan	53	Director
James J. Pike	63	Director
Timothy F. Price	53	Director
Lenard B. Tessler	54	Director

Information regarding Mr. Lobeck is provided under "—Executive officers" above.

Robert B. Allardice III has been a Director of Vanguard Car Rental Group Inc. since inception and of Worldwide since December 2004. Mr. Allardice was associated from 1974 until retirement in 1993 with Morgan Stanley & Company Incorporated. During an eight-year period of that time he was a member of its finance committee. Since retirement from Morgan Stanley, Mr. Allardice has worked from 1993 to 1995 in a consulting capacity for Smith Barney and from 1994 to 1999 for Deutsche Bank Americas Holding Corp. From 2000 to 2002, he was a director of Bankers Trust Company. Between 2002 and early 2006, he was a consultant to the Chairman of the Supervisory Board of Deutsche Bank and since March 2006, he has been an advisory consultant to the U.S. M&A Department of Deutsche Bank.

James N. Chapman has been a Director of Vanguard Car Rental Group Inc. since inception and of Worldwide since May 14, 2004. Mr. Chapman is the non-executive Vice Chairman of Jetworks Leasing, LLC, an aircraft management services company based in Greenwich, Connecticut which he joined in December 2004. Prior to Jetworks, Mr. Chapman served as an investment analyst for Regiment Capital Advisors, LLC, a high-yield hedge fund based in Boston which he joined in January 2003. Prior to Regiment, Mr. Chapman acted as a capital markets and strategic planning consultant with private and public companies, as well as hedge funds (including Regiment), across a range of industries including aviation/airlines, metals, mining, manufacturing, service and healthcare. Prior to his consulting endeavors, Mr. Chapman was affiliated with the Renco Group, Inc. from December 1996 to December 2001. Presently, Mr. Chapman serves as a member of the board of directors of Coinmach Service Corp. as well as a number of private companies.

Howard S. Cohen has been a Director of Vanguard Car Rental Group Inc. since inception and of Worldwide since March 2006. Mr. Cohen joined Cerberus Capital Management, L.P. in December 2004 as a senior advisor and currently serves as a director to various privately-held portfolio companies of Cerberus. Prior to joining Cerberus, Mr. Cohen was an independent consultant from 2002 to 2004 and the President and CEO of Gtech Corporation from 2001 to 2002. Prior to joining Gtech, Mr. Cohen was President and CEO of the Bell and Howell Corporation from 2000 to 2001. Prior to Bell and Howell, Mr. Cohen was President and CEO of Sidus Systems Corporation from 1998 to 2000 and Peak Technologies from 1996 to 1998. From 1992 to 1996 Mr. Cohen was President of Oce' Corporation where he was responsible for the United States operations of the office systems division, an independent subsidiary of Oce' Corporation. Prior to joining Oce', Mr. Cohen was Senior Vice-President of Sprint Corporation, the international long distance company from 1988 to 1992, where he managed the headquarters sales and marketing organizations.

Bradley A. Gold has been a Director of Vanguard Car Rental Group Inc. since inception and of Worldwide since September 2003. Mr. Gold is a Managing Director of Cerberus Capital Management, L.P., which he joined in 2000. Prior to joining Cerberus, he spent two years at Jupiter Partners, a leveraged buyout firm, and two years in the private equity and mergers and acquisitions advisory areas of The Blackstone Company. Mr. Gold is a member of the Board of Directors of Netco Inc.

Charles M. Gurassa has been a Director of Vanguard Car Rental Group Inc. since inception and of Worldwide since August 31, 2004. Mr. Gurassa was appointed as non-executive Chairman of Worldwide on March 28, 2005. He was appointed a non-executive director at Whitbread Plc in August 2000, a Trustee of Whizz-Kidz Charity in November 2003 and a director of Whizz-Kidz Trading Limited in June 2005, Chairman of 7 days Limited in the United Kingdom in May 2003, Chairman of National Trust Enterprises Ltd in January 2006 and a Trustee of The National Trust in July 2005, Member of the University of York Development Board in 2005, and Chairman of Lovefilm Int. Ltd in June 2006. Mr. Gurassa was Chairman of Virgin Mobile Holdings (UK) Plc from June 2004 to July 2006. Mr. Gurassa brings more than 25 years experience in the international corporate and leisure travel markets. He was Chief Executive of Thomson Travel Group Plc from December 1999 to May 2003 and a member of the board of directors of TUI AG from January 2001 to May 2003, where he was responsible for its travel and tourism business throughout northern Europe, and its European airlines. Mr. Gurassa spent 10 years (from 1989 to 1999) at British Airways, where he was the director responsible for its worldwide commercial operations.

Stephen R. Kerrigan has been a Director of Vanguard Car Rental Group Inc. since inception and of Worldwide since December 2004. Mr. Kerrigan has been the Chairman of the Board, President and Chief Executive Officer of Coinmach Service Corp. since March 2004. Mr. Kerrigan has been Chief Executive Officer of Coinmach Laundry Corp. since May 1996, of Coinmach Corporation since November 1995 and of Coinmach Holdings, LLC since March 2003. Mr. Kerrigan was President and Treasurer of Solon Automated Services and Coinmach Laundry Corp. from April 1995 until May 1996, and Chief Executive Officer of The Coinmach Corporation, a predecessor of Coinmach Laundry Corporation, from January 1995 until November 1995. Mr. Kerrigan served as Vice President and Chief Financial Officer of Coinmach Corporation's predecessor, Coinmach Industries Co., L.P. from 1987 to 1994. Mr. Kerrigan serves as a member of the Board of Directors of Coinmach Service Corp. and Coinmach Corporation.

James J. Pike has been a Director of Vanguard Car Rental Group Inc. since inception and of Worldwide since August 2004 and chairman of its compensation committee since August 2, 2004. Mr. Pike is a Managing Director of Cerberus Capital Management, L.P., which he joined in May 1997. Mr. Pike is an auto industry veteran with more than 30 years of experience in operations, marketing, acquisitions and finance. Mr. Pike is Chairman and Chief Executive Officer of CTA Acoustics, Inc. and Thermafiber, Inc., a position he assumed in October 2001. Mr. Pike is also Chairman and Chief Executive Officer for VHC Inc. and WMI Inc. From 1972 until 1997, Mr. Pike was an executive with MasoTech, starting as the Director of New Product Development.

Timothy F. Price has been a Director of Vanguard Car Rental Group Inc. since inception and of Worldwide since August 2004. Mr. Price has been a managing member of Communications Advisory Group, LLC since 2002. Mr. Price is the former President and Chief Operating Officer of MCI Communications Corporation, or MCI. As President, Mr. Price was responsible for all of MCI's core communications businesses, including its units serving residential and business customers, domestically and globally, as well as network operations and information systems. From December 1984 to December 1994, Mr. Price held senior staff, line, field and headquarters positions with MCI. Mr. Price has served on the boards of MCI, SHL Systemhouse, the National Alliance of Business, the Woodruff Foundation and the Corporate 100 of the John F. Kennedy Center for the Performing Arts.

Lenard B. Tessler has been a Director of Vanguard Car Rental Group Inc. since inception and of Worldwide since September 2003. Mr. Tessler is a Managing Director of Cerberus Capital Management, L.P., which he joined in May 2001. Prior to joining Cerberus, he was a founding partner of TGV Partners, a private investment partnership formed in April 1990. Mr. Tessler serves as a member of the board of directors of BlueLinx Holdings Inc., NewPage Holding Corporation and NewPage Corporation.

Committees of the board of directors

Our board of directors has established an executive committee, an audit committee and a compensation committee.

Our executive committee consists of Messrs. Chapman, Lobeck and Tessler. Duties of the Executive Committee include reviewing and approving major operating, contractual and expenditure items.

Our audit committee consists of Messrs. Allardice, Chapman and Kerrigan. Mr. Chapman serves as the chairman of the audit committee. Mr. Chapman has been designated as our audit committee's "financial expert" and is independent in accordance with the general independence standards of the NYSE. Duties of the audit committee include, among other things:

  •
  appointing or replacing the independent registered public accounting firm;

  •
  meeting with our independent registered public accounting firm to discuss the planned scope of their examinations, the adequacy of our internal controls and our financial reporting;

  •
  reviewing the results of the annual examination of our financial statements and periodic internal audit examinations;

  •
  reviewing and approving the services and fees of our independent registered public accounting firm;

  •
  authorizing special investigations and studies;

  •
  monitoring and reviewing our compliance with applicable legal requirements; and

  •
  performing any other duties or functions deemed appropriate by our Board of Directors.

Our compensation committee consists of Messrs. Pike, Cohen and Lobeck. Mr. Pike serves as the chairman of the compensation committee. Duties of the Compensation Committee include administration of our stock incentive plans and approval of compensation arrangements for our executive officers and administration of programs and policies regarding employee benefit plans.

Because we are a "controlled company" within the meaning of NYSE rules, we qualify for and intend to rely on exemptions from certain corporate governance requirements. See "Risk factors—Risks related to the offering—We are a "controlled company" within the meaning of NYSE rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements."

Compensation of directors and other arrangements

Our independent directors receive an annual retention fee of $             , except that Mr. Charles Gurassa, our non-executive chairman, receives an annual retainer fee in the amount of $             . In addition, a fee of $             will be paid to these independent directors for each directors' meeting attended. Our independent directors also receive a fee of $             for serving as chairperson of the audit committee or $             for being a member of a committee.

In August 2005, the following non-employee directors were issued shares of Class B common stock of Worldwide which will represent the number of shares indicated below as of the consummation of this offering: Mr. Robert B. Allardice III (6,500 shares); Mr. James N. Chapman (6,500 shares); Mr. Charles M. Gurassa (8,500 shares); Mr. Stephen R. Kerrigan (6,500 shares); Mr. James J. Pike (6,500 shares); and Mr. Timothy F. Price (6,500 shares).

Mr. Gurassa is entitled to an automobile for personal use, an office and administrative support including 50% of the cost of a personal assistant. We are also required to provide Mr. Gurassa with 12 months notice prior to terminating his retainer arrangement with us.

Our other directors do not receive any additional consideration for serving as directors, except that all directors are entitled to reimbursement for travel and out-of-pocket expenses in connection with their attendance at board and committee meetings.

We permit our directors to use vehicles in our rental fleet for their personal use at a significantly reduced rate. There is no limit on these rentals by our directors. We do not provide directors insurance coverage or other products in connection with these rentals.

Compensation committee interlocks and insider participation

None of our compensation committee members and none of our executive officers have a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions.

Summary executive compensation table

The following table contains information regarding compensation for the last two fiscal years awarded to, earned by or paid to our Chief Executive Officer and our other four most highly compensated executive officers serving on our company as of December 31, 2005. There were no option grants made to these executive officers during the last two fiscal years.

			Annual Compensation				Long-Term Compensation Stock Options and Restricted Stock Awards(2)
Name and Principal Position(1)					Other Annual Compensation				All Other Compensation(3)
	Year		Salary	Bonus

William E. Lobeck President, Chief Executive Officer and Director	2005 2004		$500,001 500,001	$500,001 1,543,507	$14,507 13,864	(4) (5)	$	— —	$4,033 283,011	(6) (7)
Jeffry J. Parell Executive Vice President and Chief Operating Officer	2005 2004		400,000 400,000	300,000 914,804	11,051 10,756	(4) (5)		— —	4,507 227,023	(6) (7)
Thomas C. Kennedy Executive Vice President and Chief Financial Officer	2005 2004		350,000 350,000	262,500 676,403	993,178 9,206	(4) (5)		— —	42,366 258,110	(6) (7)
Howard D. Schwartz Senior Vice President and General Counsel	2005 2004	(1) (1)	340,000 340,000	170,000 616,363	15,423 15,536	(4) (5)		— —	31,299 208,298	(6) (7)
Tyler A. Best Senior Vice President and Chief Information Officer	2005 2004		275,000 275,000	137,500 473,927	12,227 10,848	(4) (5)		— —	6,418 191,650	(6) (7)

(1)
Mr. Schwartz left Worldwide on March 31, 2006, but was one of our five most highly compensated executive officers in 2005.

(2)
See "—Long-term incentive plan."

(3)
Represents amounts for: (a) Worldwide's contribution to the 401(k) plan, (b) relocation benefits, (c) amounts deferred pursuant to a non-qualified deferred compensation plan in 2004 and (d) interest earnings on the non-qualified deferred compensation plan in 2005

(4)
Represents amounts which consist of: (a) imputed income related to company cars for Mr. Lobeck ($8,256), Mr. Parell ($7,226), Mr. Kennedy ($7,248), Mr. Schwartz ($10,248) and Mr. Best ($10,752); (b) imputed income on long-term disability insurance premiums for Mr. Lobeck ($6,251), Mr. Parell ($3,825), Mr. Kennedy ($1,980), Mr. Schwartz ($5,175) and Mr. Best ($1,475); and (c) for Mr. Kennedy, the difference between the price paid for shares of Worldwide's Class B Common stock and the fair market value of such shares of $983,950.

(5)
Represents amounts which consist of: (a) imputed income related to company cars for Mr. Lobeck ($8,256), Mr. Parell ($6,948), Mr. Kennedy ($7,752), Mr. Schwartz ($9,960) and Mr. Best ($9,394); (b) imputed income on long-term disability insurance premiums for Mr. Lobeck ($5,607), Mr. Parell ($3,807); Mr. Kennedy ($1,454); Mr. Schwartz ($5,575) and Mr. Best ($1,454).

(6)
Represents interest earnings on non-qualified deferred compensation plans for Mr. Lobeck ($4,033), Mr. Parell ($3,227), Mr. Kennedy ($2,823), Mr. Schwartz ($9,954) and Mr. Best ($2,217), and amounts paid for relocation benefits to Mr. Kennedy ($35,342) and Mr. Schwartz ($17,145).

(7)
Amounts deferred under the non-qualified deferred compensation plan for Mr. Lobeck ($283,011), Mr. Parell ($226,408), Mr. Kennedy ($198,107), Mr. Schwartz ($192,447) and Mr. Best ($155,655), and amounts paid for relocation to Mr. Kennedy ($59,561), Mr. Schwartz ($11,751) and Mr. Best ($34,937).

Employment agreements, termination of employment and change of control agreements

William E. Lobeck.    Mr. Lobeck's employment agreement extends through December 31, 2008, unless his employment agreement is terminated earlier as discussed below. His agreement provides for an annual base salary of $500,001, which is reviewed annually and may be increased by our board of directors. Mr. Lobeck is eligible to receive an annual bonus of between 75% and 100% of his base salary based on the achievement by us of worldwide and U.S. targets derived from the annual business plan presented by management and approved by our board of directors but may also receive bonuses in the discretion of our board of directors. In the event of Mr. Lobeck's termination of employment due to his death or "disability," termination of his employment by us with or without "cause," his resignation with or without "good reason," in each case as such terms are defined in his employment agreement, or upon expiration of the term of his employment agreement, Mr. Lobeck will be entitled to his base salary and benefits accrued through the termination date, any unpaid bonus relating to the year prior to the year of his termination and accrued but unpaid expenses. In the case of termination based on death or disability, Mr. Lobeck will also be entitled to a pro-rated bonus based on the bonus received by Mr. Lobeck for the year prior to his termination for death or disability. If we terminate Mr. Lobeck without cause or if he terminates his employment for good reason, unless Mr. Lobeck elects not to be subject to the non-competition provision contained in his employment agreement, Mr. Lobeck is entitled to receive, in addition to the payments described above, upon his execution without revocation of a release, his base salary for a period of the greater of the remainder of the original term of his employment agreement or twelve months, and aggregate bonus payments equal to the bonus amount he received for the prior fiscal year, payable in twelve equal monthly installments.

Mr. Lobeck's employment agreement includes non-competition and non-solicitation provisions whereby he may not compete with us if he is terminated without cause or if he resigns with good reason or solicit our employees and customers for twelve months following his termination of employment. If Mr. Lobeck elects not to be subject to the non-competition provision, he will receive only salary and benefits accrued through the termination date, any unpaid bonus relating to the year prior to the year of his termination and accrued but unpaid expenses. Under his employment agreement, Mr. Lobeck may elect to resign his position as our chief executive officer and assume the position of chairman of our board of directors, at a salary equal to 80% of his base salary at the time of such election.

Jeffry J. Parell.    Mr. Parell's employment agreement extends through December 31, 2008, unless his employment agreement is terminated earlier as discussed below. His agreement provides for an annual base salary of $400,000, which will be reviewed annually and may be increased by our chief executive officer and our board of directors. Mr. Parell is eligible to receive an annual bonus of between 75% and 100% of his base salary based on the achievement by us of worldwide and U.S. targets derived from the annual business plan presented by management and approved by our board of directors but may also receive bonuses in the discretion of our board of directors. In the event of Mr. Parell's termination of employment due to his death or "disability," termination of his employment by us with or without "cause," or his resignation with or without "good reason," in each case as such terms are defined in his employment agreement, Mr. Parell will be entitled to salary and benefits accrued through the termination date, any unpaid bonus relating to the year prior to the year of his termination and accrued but unpaid expenses. If we terminate Mr. Parell's employment without cause or if he terminates his employment for good reason, in addition to the payments described above, upon his execution without revocation of a release, Mr. Parell is entitled to receive his base salary for a period of twelve months, payment for accrued unused vacation days and reimbursement of COBRA costs for up to twelve months. Mr. Parell's employment agreement includes non-competition and non-solicitation provisions that prohibit him from competing with us or soliciting our employees and customers for twelve months after the termination of his employment.

Thomas C. Kennedy.    Mr. Kennedy's employment agreement extends through December 31, 2008, unless his employment agreement is terminated earlier as discussed below. His agreement provides for an annual base salary of $350,000, which will be reviewed annually and may be increased by our chief executive officer and our board of directors. Mr. Kennedy is eligible to receive an annual bonus up to 75% of his base salary based on the achievement by us of worldwide targets derived from the annual business plan presented by management and approved by our board of directors but may also receive bonuses in the discretion of our board of directors. In the event of Mr. Kennedy's termination of employment due to his death or "disability," termination of his employment by us with or without "cause," or his resignation with or without "good reason," in each case as such terms are defined in his employment agreement, Mr. Kennedy will be entitled to salary and benefits accrued through the termination date, any unpaid bonus relating to the year prior to the year of his termination and accrued but unpaid expenses. If we terminate Mr. Kennedy without cause or if he terminates his employment for good reason, Mr. Kennedy is entitled to receive, in addition to the payments described above, upon his execution without revocation of a release, his base salary for twelve months, payment for accrued unused vacation days and reimbursement of COBRA costs for up to twelve months. Mr. Kennedy's employment agreement includes non-competition and non-solicitation provisions that prohibit him from competing with us or soliciting our employees and customers for twelve months after the termination of his employment.

Howard D. Schwartz.    Mr. Schwartz resigned from our company effective March 31, 2006. Mr. Schwartz was subject to a four-year employment agreement with us, under which he was paid an annual base salary of $340,000 and was eligible to receive an annual bonus based on the achievement by us of worldwide and U.S. targets derived from the annual business plan presented by management and approved by our board of directors. Under his separation agreement, Mr. Schwartz received salary and benefits accrued through the termination date, any unpaid bonus relating to the year prior to the year of his termination and accrued but unpaid expenses. In addition, Mr. Schwartz received or will receive the following severance benefits: (i) an amount equal to one and one-half times his base salary, payable in eighteen equal monthly installments, his bonus for the year prior to his termination of employment and a payment in the amount of $100,000; (ii) reimbursement of COBRA costs for up to eighteen months; (iii) a pro-rated payout under our long term incentive plan for the 2005 plan year equal to 15/36 of the total amount he would have been eligible to receive if he had remained employed with us through December 31, 2007; (iv) an automobile and expenses related to the automobile for a period of eighteen months; (v) relocation benefits; and (vi) outplacement services for a period of twelve months.

Mr. Schwartz is subject to non-competition and non-solicitation restrictions for twelve months following his resignation.

Tyler A. Best.    Mr. Best's employment agreement extends through December 31, 2008, unless his employment agreement is terminated earlier as discussed below. His agreement provides for an annual base salary of $275,000, which will be reviewed annually and may be increased by our chief executive officer and our board of directors. Mr. Best is eligible to receive an annual bonus up to 50% of his base salary based on the achievement by us of worldwide and U.S. targets derived from the annual business plan presented by management and approved by our board of directors but may also receive bonuses in the discretion of our board of directors. In the event of Mr. Best's termination of employment due to his "death" or "disability," termination of his employment by us with or without "cause," or his resignation with or without "good reason," in each case as such terms are defined in his employment agreement, Mr. Best will be entitled to salary and benefits accrued through the termination date, any unpaid bonus relating to the year prior to the year of his termination and accrued but unpaid expenses. If we terminate Mr. Best without cause or if he terminates his employment for good reason, Mr. Best is entitled to receive, in addition to the payments described above, upon execution without revocation of a release, his base salary for twelve months, payment for accrued unused vacation days and reimbursement of COBRA costs for up to twelve months. Mr. Best's employment agreement includes non-competition and non-solicitation provisions whereby he may not compete with us or solicit our employees and customers for twelve months after the termination of his employment.

Equity incentive plan

Prior to the consummation of this offering, we intend to adopt the 2006 Equity Incentive Plan. The plan is designed to motivate and retain certain individuals who are responsible for achieving our long-term performance goals and covers our employees, directors and consultants. The plan provides for the grant of nonqualified stock options and incentive stock options for common stock and stock appreciation rights or other stock-based awards to participants selected by our board of directors or a committee of the board of directors in its capacity as administrator of the plan.             shares of our common stock have been reserved for awards under the plan. We do not have any present intention to grant options or make other stock based awards under the plan prior to or in connection with this offering. The terms and conditions of awards are determined by the administrator for each grant and are to be evidenced by an award agreement.

Unless otherwise determined by the administrator or as otherwise set forth in an award agreement, all unvested awards will vest upon a "Change of Control" and the administrator may determine the treatment of all exercisable or vested awards, in its sole discretion. A "Change of Control" is defined as the occurrence of any of the following events: (i) the sale of all or substantially all of our assets to a "person" or "group" (each as defined in the Securities Exchange Act of 1934, as amended) who is not Cerberus, (ii) a sale by us, Cerberus or any of our affiliates resulting in more than 50% of our voting stock being held by a person or group that does not include Cerberus or (iii) our merger or consolidation into another person which is not Cerberus; if and only if any such event listed in (i) through (iii) above results in the inability of Cerberus to elect a majority of our board of directors or of the resulting entity.

Long term incentive plan

The Long Term Incentive Plan is a rolling three year performance plan designed to reward participants for outstanding performance measured by global performance metrics established by the compensation committee of the board of directors. Achievement during the three year cycle is assessed within a pre-determined matrix using target performance levels for each performance metric. Performance levels may change for each performance cycle. Participants within the plan have target value awards for each cycle. The actual value of the awards is determined by the actual performance levels during the cycle versus the target performance level within the matrix.

Management lock-up agreements

Each of our executive officers who owns shares of our common stock immediately prior to the consummation of this offering has entered into a lock-up agreement with us, under which they agree, subject to certain limited exceptions, not to sell or otherwise transfer the shares of our common stock beneficially owned by such executive officer for the two-year period commencing on the date that this offering is consummated without our prior written consent. Pursuant to these agreements, if Cerberus and its affiliates sell any of their shares of common stock, these executive officers will be entitled to sell the same percentage of their shares as are sold by Cerberus and its affiliates. The shares owned by trusts for the benefit of Mr. Lobeck's children are not subject to this two-year lock up agreement.

Principal and selling stockholders

The following table sets forth information regarding the beneficial ownership of our common stock, after giving effect to the Incorporation Transactions and the Offering Transactions by:

  •
  each person who is known by us to beneficially own 5% or more of our outstanding shares of capital stock;

  •
  each member of our board of directors;

  •
  each of our executive officers named in the Summary Compensation Table under "Management;"

  •
  all of our directors and executive officers as a group; and

  •
  each selling stockholder in this offering.

Unless otherwise indicated in the footnotes to the table, each stockholder has sole voting and investment power with respect to shares beneficially owned. All share amounts and percentages reflect beneficial ownership determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. None of the persons listed in the following table owns any securities that are convertible into common stock at his or her option currently or within 60 days of the date of this prospectus. Unless otherwise indicated, the address for the listed person is c/o Vanguard Car Rental Group Inc., 6929 North Lakewood Avenue, Suite 100, Tulsa, Oklahoma 74117.

	Shares beneficially owned prior to offering(1)		Shares of common stock to be sold in offering(5)	Shares beneficially owned after offering		Shares to be sold in offering assuming exercise of the over-allotment option	Shares beneficially owned after offering assuming exercise of the over-allotment option
	Number	Percent	Number	Number	Percent	Number	Number	Percent

Cerberus Vanguard Investor L.P.(2)(3)
William E. Lobeck(4)
Jeffry J. Parell
Thomas C. Kennedy
Tyler Best
Robert B. Allardice III
James N. Chapman
Howard S. Cohen
Bradley A. Gold (3)
Charles M. Gurassa
Stephen R. Kerrigan
James J. Pike(3)
Timothy F. Price
Lenard B. Tessler(3)
All directors and executive officers as a group (26 persons)

*
Represents less than 1%.

(1)
Percentage of shares beneficially owned prior to the offering is based on             shares of our common stock outstanding as of                      , 2006 after giving effect to the Incorporation Transactions.

(2)
Cerberus holds our common stock through Cerberus Vanguard Investor L.P. Stephen Feinberg, through one or more intermediate entities, possesses sole power to vote and direct the disposition of all of our securities owned by Cerberus Vanguard Investor L.P. Thus, pursuant to Reg. Section 240.13d-3, Stephen Feinberg is deemed to beneficially own                             shares of our common stock.

(3)
The address for Cerberus Vanguard Investor L.P. and Messrs. Gold, Pike and Tessler is c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, New York 10171.

(4)
Includes              shares held through family trusts and              shares held through an entity owned by Mr. Lobeck and his spouse.

(5)
Each of the selling stockholders acquired their shares as part of the investor group that acquired our business in 2003, except for Mr. Kennedy who, to further incentivize his performance, was given the opportunity to purchase at fair market value              shares upon his joining Worldwide in 2003 and an additional              shares in August 2005.

Certain relationships and related party transactions

Management lock-up agreements

Each of our executive officers who owns shares of our common stock immediately prior to the consummation of this offering has entered into a lock-up agreement with us under which they have agreed, subject to certain limited exceptions, not to sell or otherwise transfer the shares of our common stock beneficially owned by such executive officer for the two-year period commencing on the date that this offering is consummated, without our prior written consent. Pursuant to these agreements, if Cerberus and its affiliates sell any of their shares of common stock, these executive officers will be entitled to sell the same percentage of their shares as are sold by Cerberus and its affiliates. The shares owned by trusts for the benefit of Mr. Lobeck's children are not subject to this two-year lock up agreement.

Registration rights agreement

We entered into a registration rights agreement with Cerberus Vanguard Investor, L.P., an affiliate of Cerberus that currently beneficially owns the majority of the shares of our common stock, and certain members of management.

Demand registration rights.    The registration rights agreement provides for registration upon demand at the request of shareholders party thereto owning a majority of the registrable securities, subject to certain requirements. If, at a time when we are eligible to do so, we are requested pursuant to the registration rights agreement to file a registration statement on Form S-3 for a public offering of all or any portion of the requesting shareholders registrable securities, we are required to use our best efforts to register for public sale the registrable securities specified in such request. These requests are not subject to the four-registration limit applicable to demand registrations. We may also, when we are eligible to do so, be required to maintain a shelf registration continuously effective.

Incidental registration rights.    The registration rights agreement also provides for registration of the shares of the shareholders party thereto upon registration of our other securities, also commonly referred to as "incidental" or "piggyback" registration, other than any registration on Form S-4 or Form S-8. If, after an initial public offering of equity securities, we propose to register any of our securities under the Securities Act (other than in a registration on Form S-4 or Form S-8 and other than pursuant to the preceding paragraph), we must notify all holders of registrable securities of its intention and upon the request of any holder, subject to certain restrictions, effect the registration of all securities requested by holders to be so registered.

Pursuant to the registration rights agreement, we will indemnify each holder of registrable securities with respect to each registration which has been effected.

Prior indebtedness

In connection with the closing of the Acquisition, on October 14, 2003, Madeleine LLC, a Cerberus affiliate, made loans to us in an aggregate amount of $220 million consisting of (1) $80 million of 14% secured senior subordinated term notes due March 31, 2008, co-issued by Vanguard USA, Alamo Rental (US) Inc. and National Rental (US) Inc., (2) $60 million of 15% junior secured subordinated notes due September 30, 2008, co-issued by Vanguard USA, Alamo Rental (US) Inc. and National Rental (US) Inc., and (3) the $80 million of 15% junior secured subordinated notes due September 30, 2008, issued by Vanguard USA Holdings. In addition, an affiliate of Cerberus was a lender under our $150 million revolving credit facility. These notes were repaid in full on June 14, 2006 with the proceeds of our senior secured credit facilities, and the $150 million revolving credit facility was terminated.

On June 14, 2006, Vanguard USA Holdings, together with National Canada entered into senior secured credit facilities with various lenders in an aggregate principal amount of up to $975 million, including (i) a revolving credit facility of up to $175 million (including a sub-facility for loans to National Canada, as the Canadian borrower, in the amount of $25 million) and (ii) a term loan of $800 million. Approximately $122.6 million of the proceeds of the term loan were used to redeem preferred equity interests in Worldwide held by Cerberus and Mr. Lobeck. See "Description of certain Indebtedness—Non-vehicle related indebtedness"

Cerberus consulting arrangements

Cerberus retains consultants that specialize in operations management and support and who provide management and operational consulting services to Cerberus concerning portfolio companies in which funds and accounts managed by Cerberus or its affiliates have invested. From time to time, Cerberus makes the services of these consultants available to Cerberus portfolio companies. In the future, we may employ the consulting services of one or more of these Cerberus consultants. Any such retention will require the approval of the independent members of our board of directors and will be for specific projects in areas in which the consultants have expertise. In addition, any such consultants will be subject to the supervision of the independent members of our board of directors, and the consultants' duty of loyalty in their performance of their consulting services to our company shall be solely to us. Any such consulting services shall be provided at monthly rates not greater than the fees that Cerberus pays to the applicable consultant, together with reimbursement of out of pocket expenses incurred by the consultant in providing such services. During each of 2005 and the six months ended June 30, 2006, we paid Cerberus less than $60,000 for consulting services. Depending upon the nature of the assignment, consultants retained by us may provide services to Cerberus and other entities affiliated with Cerberus, including other Cerberus portfolio companies, at the same time as they are performing consulting services to us.

Airplane usage agreement

We previously had an agreement with an unaffiliated company to charter aircraft for use in our business. Mr. Lobeck, through entities wholly or partially owned by him, engaged the charter company to manage two aircraft owned by these entities. The charter company placed those aircraft in its charter fleet and periodically chartered them to us. When the charter company chartered out either of the aircraft, including to us, it paid to the entities affiliated with Mr. Lobeck a percentage of the charter fee. During the year ended December 31, 2005 and the six months ended June 30, 2006, we paid $317,360 and $296,015, respectively, to the charter company, and during the same periods, the charter company paid $242,054 and $150,686, respectively, to the entities affiliated with Mr. Lobeck related to our chartering of the two aircraft that they own.

Description of capital stock

The following is a summary of the material provisions of our certificate of incorporation and amended and restated bylaws. For more details, please see our certificate of incorporation and amended and restated bylaws which are exhibits to the registration statement of which this prospectus is a part.

Authorized capital stock

After giving effect to the Incorporation Transactions, our authorized capital stock will consist of     shares of common stock, par value of $0.01 per share, of which     shares will be issued and outstanding and              shares of preferred stock, par value of $0.01 per share, of which no shares will be issued and outstanding. Upon consummation of the Offering Transactions, there will be              shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common stock

Voting rights.    The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of more than 50% of the shares of common stock can, if they choose to do so, elect all directors. In such event, the holders of the remaining shares of common stock will not be able to elect any directors.

Dividend rights.    Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our common stock will receive ratably any dividends declared by our board of directors from time to time out of funds legally available for that purpose. Our Board of Directors may, at its discretion, modify or repeal our dividend policy. Future dividends, if any, with respect to shares of our common stock will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our Board of Directors deems relevant. Our senior secured credit facilities impose restrictions on our ability to declare dividends with respect to our common stock and future agreements may similarly restrict dividend payments. See "Dividend policy" and "Description of certain indebtedness—Non-vehicle related indebtedness—Covenants."

Liquidation rights.    In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other matters.    Holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

  •
  the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

  •
  the dates at which dividends, if any, will be payable;

  •
  the redemption rights and price or prices, if any, for shares of the series;

  •
  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  •
  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

  •
  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series; and

  •
  the voting rights, if any, of the holders of the series.

Vanguard USA, our subsidiary, issued Series A non-voting preferred stock to GM in connection with the GM freeze agreement. See "Description of certain indebtedness-Vehicle related indebtedness—GM freeze agreement and issuance of series A preferred stock."

Provisions of our certificate of incorporation and our bylaws and Delaware law that may have an anti-takeover effect

Certificate of incorporation and bylaws

Certain provisions of our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Limits on ability of stockholders to act by written consent and call special meetings

We have provided in our certificate of incorporation and bylaws that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a stockholders meeting. Our bylaws provide that special meetings of the stockholders may be called only by the Board of Directors.

Undesignated preferred stock

The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Requirements for advance notification of stockholder nominations and proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. The bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

Delaware anti-takeover statute

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" (as defined below) with any "interested stockholder" (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines "business combination" to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation in a transaction involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Limitations on directors' liability

Our certificate of incorporation indemnifies our directors to the fullest extent permitted by the DGCL. The DGCL permits a corporation to limit or eliminate a director's personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director which (i) were in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The DGCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans.

In addition, our bylaws provide that we shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the company), by reason of the fact that he is or was, or has agreed to become, a director or officer of our company, or is or was serving, or has agreed to serve, at the request of our company, as a director, officer, partner, employee, agent or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of our company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The effect of these provisions is to eliminate the rights of our company and our stockholders (through stockholders' derivative suits on behalf of our company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under the federal securities laws of the United States.

Transfer agent and registrar

The Transfer Agent and Registrar for our common stock is                                             .

Listing

We have applied to list our common stock on the NYSE under the symbol "VCG."

Shares eligible for future sale

Prior to this offering, there has not been any public market for our common stock, and we cannot predict what effect, if any, market sales of shares of our common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. See "Risk factors—Risks related to the offering—Further sales of our common stock could depress the market price of our common stock."

Upon completion of this offering, we will have outstanding an aggregate of             shares of common stock. In addition, we will have reserved and available for issuance             shares of common stock pursuant to the 2006 Equity Incentive Plan. All of the common stock we sell in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144, which is summarized below. The remaining             shares of our common stock and any of the shares issued pursuant to the 2006 Equity Incentive Plan that are not registered will be "restricted shares" as that term is defined under Rule 144 promulgated under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 144(k) promulgated under the Securities Act, which rules are summarized below.

Subject to the lock-up agreements described below and the provisions of Rules 144 and 144(k), additional shares of our common stock will be available for sale in the public market under exemptions from registration requirements, subject to the lock-up agreements described below, as follows:

Number of shares	Date

At various times after 180 days from the date of this prospectus (subject to volume limitations and other conditions under Rule 144)
At various times after 180 days from the date of this prospectus (Rule 144(k))

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares of our common stock for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the then-outstanding shares of common stock; and

  •
  the average weekly reported volume of trading in the common stock on the NYSE during the four calendar weeks preceding the date on which notice of sale is filed, subject to restrictions.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144. To the extent that such persons sell their shares other than pursuant to Rule 144 or a registration statement, the purchaser's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from such person.

Lock-up agreements

Each of our executive officers who owns shares of our common stock immediately prior to the consummation of this offering has entered into a lock-up agreement with us, under which they have agreed, subject to certain limited exceptions, not to sell or otherwise transfer the shares of our common stock beneficially owned by such executive officer for the two-year period commencing on the date that this offering is consummated without our prior written consent. If Cerberus and its affiliates sell a percentage of its shares of common stock, our executive officers who own shares will be entitled to sell the same percentage of their shares of common stock as are sold by Cerberus and its affiliates. The shares owned by trusts for the benefit of Mr. Lobeck's children are not subject to this two-year lock up agreement.

In addition, we intend to obtain lock-up agreements from all of our executive officers, directors and stockholders, holding substantially all of our outstanding common stock, including Cerberus, under which they will agree not to sell, dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock, subject to certain limited exceptions, during the "lock-up" period ending 180 days after the date of this prospectus without the prior written consent of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case, the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event. See "Underwriting."

Additional registration statements

We intend to file one or more registration statements on Form S-8 under the Securities Act to register up to             shares of our common stock, underlying stock options or other stock-based awards under our 2006 Equity Incentive Plan. These registration statements will become effective upon filing, and shares covered by these registration statements will be eligible for sale in the public market immediately after the effective dates of these registration statements, subject to any limitations on exercise under the 2006 Equity Incentive Plan, the management lock-up agreements and the lock-up agreements described in "Underwriting."

Cerberus and certain of our executives have demand and incidental registration rights pursuant to a registration rights agreement we have entered into with them. See "Certain relationships and related party transactions—Registration rights agreement."

Description of certain indebtedness

The following is a summary of the material provisions of the instruments evidencing our material indebtedness. It does not include all of the provisions of such investments, copies of which have been filed as exhibits to our registration statement of which this prospectus forms a part.

Non-vehicle related indebtedness

On June 14, 2006, Vanguard USA Holdings, together with National Canada, a subsidiary of Vanguard USA Holdings, entered into senior secured credit facilities with various lenders, including Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A., Lehman Commercial Paper Inc., Bear Stearns Corporate Lending, Inc., Bank of Montreal and Wachovia Bank, National Association in an aggregate principal amount of up to $975 million, including (i) a revolving credit facility of up to $175 million (including a sub-facility for loans to National Car Rental (Canada) Inc., as the Canadian borrower, in the amount of $25 million) and (ii) a term loan of $800 million. Goldman Sachs Credit Partners L.P. serves as the administrative agent for the lenders under the senior secured credit facilities. Bank of Montreal serves as the Canadian agent for the lenders under the sub-facility to National Canada.

The proceeds of the term loan were used to repay existing non-vehicle indebtedness, to repurchase shares of preferred stock of Worldwide and to repay certain vehicle-related indebtedness. The revolving credit facility can be used for working capital and general corporate purposes, including obtaining standby letters of credit.

At any time during the term of the revolving credit facility, Vanguard USA Holdings may request that the revolving credit facility be increased by up to $25 million. Any such increase is at the discretion of the administrative agent and would be available only if one or more existing lenders or additional lenders in their discretion are willing to provide the additional commitments for revolving loans.

Vanguard USA, Alamo Rental (US) Inc., National Rental (US) Inc., Vanguard Real Estate Holdings LLC, Alamo Rent-A-Car (Canada), Inc., Vanguard Car Rental Claims Inc., and Vanguard Trademark Holdings USA LLC, have guaranteed the obligations under the senior secured credit facilities and are collectively referred to as the "guarantors." Vanguard USA Holdings has guaranteed the obligations of National Canada under the Canadian subfacility.

Interest

The loans under the senior secured credit facilities to Vanguard USA Holdings bear interest, at the option of Vanguard USA Holdings, at a rate per annum equal to either: (1) the base rate (as defined in the senior secured credit facilities), plus an applicable margin, or (2) the Eurodollar rate (as defined in the senior secured credit facilities), plus an applicable margin. The loans to National Canada either: (1) bear interest at the Canadian prime rate (as defined in the senior secured credit facilities), plus an applicable margin, or (2) are extended through the sale of banker's acceptances by National Canada to the lenders under the Canadian sub-facility discounted at a discount rate equal to the CDOR Rate (as defined in the senior credit facilities).

The base rate is a rate per annum equal to the greater of (i) the rate quoted as the "prime rate" in The Wall Street Journal (which is currently defined as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks) and (ii) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published by the Federal Reserve Bank of New York plus 1/2 of 1%. The Eurodollar rate is the rate per annum equal to the rate for deposits in US Dollars or Canadian Dollars, as applicable, for a period equal to the applicable interest period commencing on the first day of such interest period, appearing on Page 3750 of the Telerate screen as of 11:00 a.m., London time, two business days prior to the beginning of such interest period. The Canadian prime rate is a rate per annum equal to the greater of (i) the reference rate announced by the Canadian agent from time to time and (ii) the CDOR Rate plus 0.75%. The CDOR Rate is the average of the rates for the applicable interest period for Canadian Dollar Banker's Acceptances issued by the lenders that are named on Schedule I to the Bank Act (Canada) identified on the Reuters Screen CDOR Page at approximately 10:00 a.m. (Toronto time) on the applicable date.

Upon the acceptance of a banker's acceptance by a lender, National Canada must pay to the Canadian agent an acceptance fee calculated on the face amount of the banker's acceptance.

Beginning with the delivery to the administrative agent of the financial statements of Vanguard USA Holdings and its subsidiaries for the second full fiscal quarter after the closing date, the applicable margin for loans under the revolving credit facility will be determined from a pricing grid (applicable to the revolving credit facility) based on Vanguard USA Holdings' consolidated total leverage ratio, which is described under "—Covenants". There are three levels of margins. For Euro Dollar rate loans, the margins are 2.50%, 2.25% and 2.00% and for base rate loans the margins are 1.50%, 1.25% and 1.00%. The highest margins apply when Vanguard USA Holdings' consolidated total non-vehicle leverage ratio exceeds 2.75:1; the mid-level margins apply when the ratio is equal to or less than 2.75:1 but greater than 2.25:1; and the lowest margins apply when the ratio is equal to or less than 2.25:1.

Overdue payments of principal will bear interest at a rate per annum equal to the otherwise applicable rate plus 2%. Overdue interest or other sums bear interest at a rate per annum equal to the base rate or the Canadian prime rate, as applicable, plus 2%.

Fees

In addition to paying interest on the outstanding principal under the senior secured credit facilities, the borrowers and guarantors are required to pay certain customary fees to the administrative agent and the lenders, including a commitment fee on the average daily undrawn US revolving credit commitment and certain letter of credit fees and issuer fronting fees.

Maturity, amortization and prepayment

The term loan has a maturity of seven years with scheduled payments consisting of 24 consecutive equal quarterly installments during the first six years in an aggregate annual amount equal to 1.0% of the original principal amount of the term loan, followed by four equal quarterly installments of the remaining balance during the seventh year. Unless terminated earlier, the revolving credit facility has a maturity of six years.

The term loan is prepayable at any time at Vanguard USA Holdings' option without premium or penalty, except as provided below. If prior to June 14, 2007, Vanguard USA Holdings repays all or a portion of the term loan concurrently with the incurrence of new term loans with interest rate margins lower than the applicable margin then in effect for the term loan, or if Vanguard USA Holdings exercises the option available under the senior secured credit facilities to replace a lender under the term loan following such lender's failure to consent to an amendment to the senior secured credit facilities that would have the effect of reducing the applicable margin on the term loan, then Vanguard USA Holdings will be required to pay a prepayment penalty, in an amount equal to 1.0% of the amount of the term loan repaid or the term loans of the replaced lender. The prepayment penalty is not due in connection with a repayment and termination of the entire senior secured credit facilities.

The loans under the senior secured credit facilities are generally subject to mandatory prepayment with: (i) 100% of the net cash proceeds of certain asset sales, subject to certain exceptions and reinvestment rights; (ii) 50% of the net cash proceeds to us from this offering; (iii) 100% of the net cash proceeds of debt incurrences, subject to certain exceptions; and (iv) 40% of Vanguard USA Holdings' excess cash flow, as defined in the senior secured credit facilities. Mandatory prepayments are applied first to the loans under the term loan (at Vanguard USA Holdings' election, either to the remaining installments on a pro rata basis or first, in direct order, to the next four installments and then pro rata to all remaining installments), and, after full repayment of the term loan, to the repayment of revolving loans under the revolving credit facility with a corresponding reduction of the revolving loan commitments.

Liens

The senior secured credit facilities are secured by first priority liens on substantially all assets, and proceeds thereof, of the borrowers and guarantors, subject to certain permitted exceptions, including without limitation, pledges of all of the capital stock owned by Vanguard USA Holdings and the guarantors in their direct and indirect U.S. subsidiaries, including our securitization subsidiaries. In addition, VCR USA Holdings II Inc. has pledged 100% of the stock of Vanguard USA Holdings to secure the repayment of the senior secured credit facilities. None of the assets of the securitization subsidiaries are collateral for the senior secured credit facilities. In addition, the assets of our Canadian subsidiaries secure only the obligations under the Canadian sub-facility.

Liens on capital stock of our securitization subsidiaries, however, do not include (i) equity interests in any entity that serves as a general partner of any of our securitization subsidiaries or (ii) general partner interests in any of our securitization subsidiaries. The collateral agents under the senior secured credit facilities have agreed, pursuant to an intercreditor agreement with the trustees and sureties for our securitization program, among other things, not to take any action that would cause the applicable securitization subsidiaries to breach their respective obligations in their certificates of incorporation or limited partnership agreements or in the related financing documents and not to transfer their respective interests in the common stock or limited partnership interests of the applicable securitization subsidiaries unless the transferee has agreed to abide by these same restrictions.

Covenants

The senior secured credit facilities contain various customary affirmative and negative covenants (subject to customary exceptions) including, but not limited to, restrictions on the ability of Vanguard USA Holdings and its subsidiaries to (i) dispose of assets, (ii) incur additional indebtedness and guarantee obligations, (iii) pay certain restricted payments and dividends, (iv) create liens on assets or prohibit the creation of liens on assets, (v) make investments, loans or advances, (vi) restrict distributions from subsidiaries, (vii) make certain acquisitions, (viii) engage in mergers or consolidations, (ix) enter into sale and leaseback transactions, (x) engage in certain transactions with affiliates or (xi) maintain vehicle related indebtedness in excess of the net book value of the collateral for such indebtedness. Under the negative covenant described in clause (iii) of the proceeding sentence, dividends by Vanguard USA Holdings on its capital stock on a cumulative basis on and after June 14, 2006 will be limited to an amount not to exceed in the aggregate $30 million plus 35% of excess cash flow of the U.S. subsidiaries since June 14, 2006, provided that the U.S. subsidiaries' consolidated non-vehicle leverage ratio, as of the most recently completed four fiscal quarter (determined after giving effect to any such dividend), is equal to or less than 2.75 to 1.0.

In addition, under the senior secured credit facilities, Vanguard USA Holdings is required to comply with the following financial ratios and tests:

  •
  Minimum interest coverage ratio.    The interest coverage ratio is the ratio of Vanguard Holdings' consolidated adjusted EBITDA after fleet costs (as defined in the senior secured credit facilities) to its consolidated non-vehicle cash interest expense (as defined in the senior secured credit facilities) for the trailing four quarters. The required minimum interest coverage ratio will be increased from 2.75:1 to 3.00:1 during the term of the senior secured credit facilities.

  •
  Total leverage ratio.    The total leverage ratio is the ratio of Vanguard USA Holdings' consolidated total non-vehicle debt (as defined in the senior secured credit facilities) to its consolidated adjusted EBITDA after fleet costs for the trailing four fiscal quarters. The required total leverage ratio will decrease from 4.75:1 to 3.00: 1 during the term of the senior secured credit facilities.

  •
  Capital expenditures.    Capital expenditure are expenditures for fixed or capital assets that are required by generally accepted accounting principals to be capitalized in our financial statements. Our annual capital expenditures will not be permitted to exceed $60 million for 2006 and for each year thereafter, the greater of 2.50% of gross operating revenues for the preceding year or $85 million. Up to 50% of the amount permitted but not spent in a year may be carried forward to the next year.

Events of default

The senior secured credit facilities contains customary events of default, subject to customary exceptions, thresholds and grace periods.

European revolving facility

In connection with the working capital needs of our European operations, in December 2004, Vanguard Rental (Holdings) Limited, or Vanguard Ltd., together with certain of its subsidiaries (collectively, the "Vanguard Ltd Group"), entered into a £30 million (or $55 million as of June 30, 2006) senior secured revolving credit and overdraft facility with Bank of Scotland. Loans under the European revolving facility can be drawn down under either a committed revolving facility or an on-demand overdraft facility. Each borrower may draw down up to

£10 million under the overdraft facility, subject to the £30 million overall limit, or up to the full amount of the revolving credit facility of £30 million.

The borrowers may voluntarily prepay the advances made to them under the European revolving facility at any time upon five business days notice. The borrowers are required to make mandatory prepayments upon the sale of all or substantially all of the assets of the borrowers, a public listing of the shares of Vanguard Ltd, or certain change of control events, including in respect of Cerberus.

The borrowers' obligations under the European revolving facility are secured by first priority liens on substantially all assets of the eligible borrowers, including, subject to first ranking security provided to the vehicle financiers relating to vehicles whose purchase price was funded by those financiers, any proceeds of such assets and certain bank accounts of the borrowers.

The terms of the European revolving facility do not require any scheduled payments of principal other than on December 3, 2007, the final maturity date. In addition to paying interest on the outstanding principal from time to time under the European revolving facility, the borrowers are required to pay certain fees to Bank of Scotland, including a quarterly commitment fee on the unused portion of the European revolving facility.

The European revolving facility contains customary affirmative and negative covenants and financial covenants that require Vanguard Ltd to comply with certain financial performance targets. The European revolving facility also includes customary events of default.

Vehicle-related indebtedness

In October 2003, Vanguard USA and certain of its special purpose subsidiaries entered into the DaimlerChrysler commitment facility, structured as an $800 million secured revolving credit facility, for the purpose of financing 90% of the acquisition cost of eligible vehicles available for purchase from DaimlerChrysler and after specified minimum holding periods, repurchase by DaimlerChrysler under its guaranteed depreciation programs.

This manufacturer commitment facility is secured by first-priority security interests in and liens on each eligible vehicle purchased under the commitment facility. Each advance under the commitment facility is conditioned on the absence of a material adverse change in Vanguard USA's consolidated financial condition. The manufacturer commitment facility is secured by:

  •
  a $20 million capital contribution made by Vanguard USA to its separate special purpose subsidiary that is a borrower under that manufacturer's commitment facility, subject to limited exceptions;

  •
  any and all factory or manufacturer's credits associated with the applicable vehicles (other than incentive payments);

  •
  all leases of the applicable vehicles (other than daily rental agreements); and

  •
  all proceeds arising from or relating to the lease, use or sale of the applicable vehicles but excluding daily rental revenues.

This manufacturer commitment facility:

  •
  allows for prepayment at any time, in whole or in part, without premium or penalty;

  •
  matures on August 31, 2007, and no advances may be made after September 1, 2006; and

  •
  contains customary covenants, including reporting requirements and a prohibition on liens on the assets of the special purpose entities that are borrowers thereunder other than security interests granted to the lender under the relevant facility.

GM freeze agreement and issuance of series A preferred stock

In connection with the acquisition of substantially all of the assets of ANC, Vanguard USA and Cerberus entered into the GM freeze agreement regarding certain vehicles purchased from GM. Pursuant to GM freeze agreement, in the event that we file for bankruptcy protection, we are entitled to more favorable repurchase terms such as fixed prices and a waiver of minimum holding periods with respect to vehicles purchased from GM. Because the GM freeze agreement provides for more favorable pricing for us with respect to vehicles purchased from GM, our credit enhancement requirements for vehicles subject to this agreement have been lower than would otherwise have been the case. However, when the GM freeze agreement expires at the end of the 2006 model year, which coincides with the acquisition of model year 2007 vehicles, we are required to significantly increase our credit enhancement with respect to new GM vehicles. We estimate that approximately $200 million of additional credit enhancement will be required through the first quarter of 2007 in order to finance model year 2007 vehicles that replace model year 2006 vehicles that were subject to the GM freeze agreement. In June 2006, we used $395.7 million of proceeds under our new $800 million term loan to repay vehicle debt and increase credit enhancement to our U.S. fleet securitization subsidiaries, thereby prefunding this credit enhancement requirement.

In order to induce GM to enter into the GM freeze agreement, Vanguard USA issued one share of its Series A non-voting preferred stock to GM. If we seek bankruptcy protection and do not assume our pre-petition obligations relating to certain GM vehicles in our rental fleet, then GM, as holder of Vanguard USA's Series A preferred stock, will have the right to elect a majority of Vanguard USA's board of directors until we assume such obligations. GM may not sell, pledge, transfer or otherwise dispose of Vanguard USA's Series A preferred stock, and Vanguard USA may redeem the Series A preferred stock for an amount equal to $10,000 at any time after the expiration of the GM freeze agreement, which is anticipated to occur in 2007.

Asset-backed securitization program

We established an asset-backed securitization program, which we refer to as the ABS program, to finance our U.S. rental fleet at a reduced borrowing cost and to enhance our financing resources. Under the ABS program, asset-backed notes are issued by multiple, wholly-owned special purpose financing subsidiaries of Vanguard USA and are reflected as debt on our consolidated balance sheet. All debt issued under the ABS program is secured by assets held in bankruptcy-remote special purpose entities, which assets are not available to satisfy our creditors. These assets include: (i) rental vehicles used in our U.S. vehicle rental business; (ii) restricted cash investments; (iii) certain receivables related to the rental vehicles; and (iv) payments made under insurance policies or warranties relating to the rental vehicles.

Outstanding asset-backed notes.    In connection with our acquisition of substantially all of the assets of ANC, Vanguard USA and certain of its subsidiaries assumed certain obligations relating to several series of asset-backed notes which have since been retired. In addition, in order to finance our U.S. rental fleet under the ABS program, several additional series of medium term and variable funding asset-backed notes have been issued. The notes are rated by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., and by Moody's Investors Service. As of June 30, 2006, the following series of notes were outstanding:

  •
  $500.00 million of Series 2004-1 Rental Car Asset Backed Auction Rate Notes, rated AAA by Standard & Poor's and Aaa by Moody's; the timely payment of interest on and ultimate payment of principal of the Series 2004-1 Notes are insured by Ambac Assurance Corporation;

  •
  $40.0 million of Series 2004-4 Rental Car Variable Funding Asset Backed Notes, rated AAA by Standard & Poor's and Aa1 by Moody's; the timely payment of interest on and ultimate payment of principal of the Series 2004-4 Notes are insured by Assured Guarantee Corp;

  •
  $1.8 billion of Series 2005-1 Rental Car Asset Backed Notes, rated AAA by Standard & Poor's and Aaa by Moody's; the timely payment of interest on and ultimate payment of principal of the Series 2005-2 Notes are insured by MBIA Insurance Corporation; and

  •
  $1.5 billion of Series 2005-2 Rental Car Asset Backed Notes, rated AAA by Standard & Poor's and Aaa by Moody's; the timely payment of interest on and ultimate payment of principal of the Series 2005-2 Notes are insured by Ambac Assurance Corporation.

Canadian vehicle financing partnership

Our Canadian operating subsidiary for the National brand, National Canada, finances its vehicle acquisitions by participating in a limited partnership, NT Limited Partnership. A securitization trust operated by a Canadian bank is the limited partner of the limited partnership. National Canada, a subsidiary of Vanguard USA Holdings, is the general partner of the limited partnership. The current term of the fourth amended and restated limited partnership agreement dated March 13, 1997, as amended through August 8, 2005 (the "limited partnership agreement"), expires in October 2010, subject to further agreements to extend access to the program. The limited partnership was formed for the purpose of purchasing, owning, leasing and renting vehicles throughout Canada. The limited partnership acquires the vehicles without the use of debt, using capital contributions made by each of National Canada as general partner and the independent securitization trust as the limited partner. The limited partner generally funds a percentage of the fair market value of the purchased vehicles and has currently agreed to make available up to CDN$500 million ($447.9 million as of June 30, 2006). The securitization trust raises the funds for the capital contribution to be made to the limited partnership through the issuance and sale of notes in the Canadian commercial paper market. The limited partner has a prior entitlement to payment and interest to the assets, prior to that of our subsidiary. The assets of the limited partnership are not subject to any security, other than purchase money security provided to the manufacturers for the unpaid purchase price on the manufacturers usual payment terms.

The limited partnership agreement provides that National Canada will carry on business through the limited partnership under the name, NT Limited Partnership. The partnership carries on the business of purchasing, owning and renting vehicles throughout Canada, selling the vehicles it has owned as rental vehicles, leasing vehicles to Alamo Rent-A-Car (Canada) Inc. pursuant to a lease arrangement to permit Alamo to operate the rental business in Canada, and when approved by the rating agency in Canada leasing vehicles to franchisees of National Canada. The general partner is required to maintain a tangible net worth of $45 million, expressed in Canadian dollars.

National Canada is required to have entered into repurchase agreements with Ford, GM, DaimlerChrysler and certain Toyota approved dealers. Vehicle purchases are made under the terms of those repurchase agreements. Vehicles are purchased using capital contributions made by the limited partner, and the general partner. There are also requirements to maintain the capital accounts by requiring ongoing contributions of capital based on asset values.

The rental business in Canada is carried on by National Canada for and on behalf of NT Limited Partnership. Monies are received and deposited into limited partnership trust accounts. The limited partnership agreement requires payments then to be made first to expenses, an amount to maintain vehicle accounts based upon estimated depreciation and net loss on dispositions, and the balance is allocated between the limited partner and the general partner. The general partner receives only excess available, and is required to fund, to the extent of the general partner's capital account, losses and deficiencies including those arising from depreciation. National Canada, as general partner, is required to maintain trust accounts including those for remittance of taxes, and the vehicle accounts which are used to maintain the vehicle fleet by restricting the use of funds to reimbursement of temporary contributions by the general partner for vehicle acquisition purposes, to make payments for vehicles and where there is excess to advance amounts to the general partner and the limited partner.

The general partner is given broad authority to manage the business of the limited partnership, which essentially consists of our Canadian rental business. The general partner conducts all of its business, including dealings with the motor vehicle dealers and manufacturers in its name and without liability to the limited partnership. The general partner has limitations on its authority, including a requirement to maintain at least 80% of the vehicles as repurchase program vehicles, and to maintain a specified balance among GM, DaimlerChrysler and Ford vehicles. The limited partnership is not permitted to lease more than 40% of its vehicles to Alamo.

The limited partner funds its requirements for capital contribution through the issuance of commercial paper in the commercial paper markets in Canada. Accordingly, the limited partnership agreement includes provisions such as a requirement that the limited partner enter into one or more hedging transactions, at the general partner's expense, in the event that the effective rate of interest on the notes issued by the limited partner exceeds the specified rate of 5% per annum.

The partnership does not have employees and does not own or lease real property. It does not borrow money other than the ordinary payment terms of the manufacturers and approved dealers for the acquisition of vehicles. It cannot give any form of a mortgage, lien or charge, and its sole assets must be cash, eligible investments, the accounts required to be maintained, receivables, vehicles and vehicle rental agreements, the lease with Alamo, repurchase agreements, contractual rights to buy and insurance policies.

There are termination events specified, which would cause the limited partnership to cease purchasing vehicles and to commence wind up. The events that lead to a termination include a material adverse change, accessing formal insolvency protection, inaccuracy in a representation or warranty, or breach of covenants under the agreement. Upon the occurrence of a termination event the general partner does have the right to acquire the partnership vehicles on the terms set out in the limited partnership agreement.

European vehicle finance facilities

In connection with the vehicle financing needs of our European operations, Vanguard Ltd, Vanguard Rental (UK) Limited, or Vanguard UK, and other members of the Vanguard Ltd Group entered into the following:

  •
  a vehicle finance facility of up to £180 million ($332.7 million as of June 30, 2006) to finance the purchase of vehicles under certain master lease agreements between Capital Bank plc, or capital and certain of its affiliates and Vanguard UK, which we refer to as the Capital Facility. The Capital Facility includes a guarantee facility pursuant to which Capital guarantees to Lombard Leasing GmbH and to RBS Deutschland Leasing GmbH

  the obligations of Vanguard Autovermietung GmbH & Co KG, or Vanguard Germany, under the German Facility described below;

  •
  a vehicle finance facility of up to £150 million ($277.3 million as of June 30, 2006) to finance the purchase of vehicles under certain master lease agreements between Lombard North Central plc, or Lombard, and Vanguard UK, which we refer to as the Lombard Facility; and

  •
  a vehicle finance facility of up to £20 million ($37.0 million as of June 30, 2006) to finance the purchase of vehicles under a master lease agreement between Alliance and Leicester Commercial Finance Plc, or A&L, and Vanguard UK, which we refer to as the Alliance and Leicester Facility and

  •
  a multi-tranche, multi-currency vehicle finance facility of up to (i) £40 million ($73.9 million as of June 30, 2006) and (ii) €10 million ($12.8 million as of June 30, 2006) from Fortis Lease UK Limited, or Fortis, to finance the purchase of vehicles by Vanguard Holdings Ltd, which we refer to as the Fortis Facility and together with the Capital Facility, the Lombard Facility, the Alliance and Leicester Facility and the Fortis Facility, the European Vehicles Finance Facilities.

In addition, Vanguard Germany entered into a vehicle sale and lease back master agreement with a volume of up to €95 million ($121.5 million as of June 30, 2006), subject to certain restrictions in that only €80 million ($102.3 million as of June 30, 2006) may be outstanding at any one time, for the sale and lease back of vehicles to be purchased from manufacturers under certain purchase agreements between RBS Deutschland Leasing GmbH and Vanguard Germany, which we refer to as the German Facility.

In addition, our European operations lease vehicles under operating lease facilities, which require us to provide normal maintenance and liability coverage. Vehicles leased under these facilities are for four to thirteen months. These facilities are generally with manufacturers or manufacturer finance companies. The largest of the operating lease facilities in place is with Daimler Chrysler Services in the United Kingdom. This lease is provided in connection with a replacement vehicle program with DaimlerChrysler, whereby we supply short term replacement vehicles to Mercedes Benz customers.

In addition to paying interest on the outstanding principal from time to time under the European Vehicle Finance Facilities, Vanguard UK is required to pay certain fees to certain of the financiers under the European Finance Facilities, or the Vehicle Financiers, including a commitment fee on the unused portion of the applicable European Vehicle Finance Facilities, payable annually.

The Capital Facility and the Lombard Facility include provisions which are typical in the lending market to protect the vehicle financiers from loss of margin in the event of an increase in the funding costs as a result of changes to applicable tax legislation or revenue services practice in the United Kingdom.

The borrowers' obligations under each of the European Vehicle Finance Facilities are secured by first priority liens (i) on the proceeds of the sale of such vehicles and (ii) on the relevant bank accounts into which such proceeds are paid, along with first ranking liens on all or substantially all assets of Vanguard UK. The priority of the claims of the vehicle financiers are governed by an intercreditor agreement between the Vehicle Financiers, Bank of Scotland, and certain members of the Vanguard Ltd Group. In addition, Vanguard Car Rental EMEA Holdings Limited (as creditor) and certain members of the Vanguard Ltd Group (as debtors) have agreed to subordinate certain intercompany loans to the obligations owed to the vehicle financiers under the European Vehicle Finance Facilities and to Bank of Scotland under the European working capital facility made available by Bank of Scotland to, among others, Vanguard UK.

The Capital Facility contains affirmative and negative covenants customary to this type of agreement, including the periodic delivery of financial information and the continued availability of the working capital facility and the Lombard Facility. The Lombard Facility contains affirmative and negative covenants customary to this type of agreement, including restrictions on the creation of security interests over Vanguard UK's assets, periodic delivery of financial information and maintenance of certain financial performance targets. The Alliance and Leicester Facility contains affirmative and negative covenants customary to this type of agreement, including restrictions on the creation of security interests over Vanguard UK's assets and the periodic delivery of financial information. The Fortis Facility contains affirmative and negative covenants customary to this type of agreement.

Each of the European Vehicle Finance Facilities contains events of default customary for these types of agreements, including non-payment, breaches of representations and warranties and undertakings, and insolvency related events, including where appropriate, cure periods. The Capital Facility and the Lombard Facility can be cancelled at the election of the relevant lender upon an event of default (which includes certain change of control events, including in respect of Cerberus). An event of default under the Alliance and Leicester Facility allows A&L to suspend, withdraw or terminate the Alliance and Leicester Facility. An event of default under the Fortis Facility allows Fortis to demand repayment of utilizations made thereunder.

Certain U.S. federal tax consequences for non-U.S. holders

The following summary describes the material U.S. federal income and estate tax consequences of the ownership of common stock by a Non-U.S. Holder (as defined below) as of the date hereof. This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state and local tax consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Special rules may apply to certain Non-U.S. Holders, such as United States expatriates, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, and investors in pass-through entities, that are subject to special treatment under the Internal Revenue Code of 1986, as amended, or the Code. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of common stock are urged to consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

If a partnership holds the common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of partnerships holding the common stock are urged to consult their tax advisors.

This discussion is limited to Non-U.S. Holders that hold the common stock as a capital asset (generally, property held for investment).

As used in this discussion, the term "Non-U.S. Holder" means a beneficial owner of common stock that is, for U.S. federal income tax purposes:

  •
  a nonresident alien individual,

  •
  a foreign corporation,

  •
  a foreign partnership,

  •
  an estate whose income is not subject to U.S. federal income tax on a net income basis, or

  •
  a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if no United States persons have the authority to control all of its substantial decisions.

Dividends

Dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder that wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends will be required to (a) complete Internal Revenue Service, or IRS, Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a U.S. person and is eligible for treaty benefits, or (b) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

A Non-U.S. Holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on disposition of common stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of common stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the company is or has been a "United States real property holding corporation" for U.S. federal income tax purposes. The company believes it is not, has not been and does not anticipate becoming a "United States real property holding corporation" for U.S. federal income tax purposes.

An individual Non-U.S. Holder described in clause (i) above will be subject to tax on the net gain derived from a sale of common stock under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it will be subject to tax on its gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Federal estate tax

Common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

The company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder generally will not be subject to backup withholding if the applicable certification requirements are met.

Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale of common stock within the United States or conducted through United States financial intermediaries or certain foreign financial intermediaries with U.S. connections, unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

Underwriting

J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc. and Goldman, Sachs & Co. are acting as representatives for this offering.

We and the underwriters named below have entered into an underwriting agreement covering the common stock to be sold in this offering. Each underwriter has severally agreed to purchase, and we and the selling stockholders have agreed to sell to each underwriter, the number of shares of common stock set forth opposite its name in the following table.

Name	Number of shares

J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Bear, Stearns & Co. Inc.
Goldman, Sachs & Co.

Total

The underwriting agreement provides that if the underwriters take any of the shares presented in the table above, then they must take all of the shares. No underwriter is obligated to take any shares allocated to a defaulting underwriter except under limited circumstances. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent auditors.

The underwriters are offering the shares of common stock, subject to the prior sale of shares, and when, as and if such shares are delivered to and accepted by them. The underwriters will initially offer to sell shares to the public at the initial public offering price shown on the front cover page of this prospectus. The underwriters may sell shares to securities dealers at a discount of up to $             per share from the initial public offering price. Any such securities dealers may resell shares to certain other brokers or dealers at a discount of up to $             per share from the initial public offering price. After the initial public offering, the underwriters may vary the public offering price and other selling terms.

The selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act with respect to the shares to be sold by them in the offering.

If the underwriters sell more shares than the total number shown in the table above, the underwriters have the option to buy up to an additional                           shares of common stock from the selling stockholders to cover such sales. They may exercise this option during the 30-day period from the date of this prospectus. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The following table shows the per share and total underwriting discounts that we and the selling stockholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Paid by Vanguard Car Rental Group Inc.		Paid by selling stockholders
	Without overallotment exercise	With full overallotment exercise	Without overallotment exercise	With full overallotment exercise

Per share	$	$	$	$
Total	$	$	$	$

The underwriters have advised us that they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a "covered" short position to the extent that it does not exceed the shares subject to the underwriters' overallotment option and will be deemed a "naked" short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchase shares in this offering. The underwriters may reduce or close out their covered short position either by exercising the overallotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Any "naked" short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market without notice.

The underwriters have advised us that, pursuant to Regulation M under the Securities Act, they may engage in transactions, including stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "penalty bid" is an arrangement permitting the underwriters to claim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the underwriters in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The underwriters have advised us that stabilizing bids and open market purchases may be effected on the NYSE, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

One or more of the underwriters may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, place orders online or through their financial advisor. The information on any such website is not part of this prospectus.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts, will be approximately $              million.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We and our executive officers and directors and the holders of substantially all of our outstanding common stock and common stock equivalents have agreed that, during the "lock-up" period ending 180 days after the date of this prospectus, none of them will, subject to certain limited exceptions, directly or indirectly, offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of our common stock without the prior written consent of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated.

The 180-day restricted period described in the preceding paragraph will be automatically extended if (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case, the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated may, in their sole discretion and without prior notice, permit early release of the shares of our common stock subject to the descriptions detailed above prior to the expiration of the "lock-up" period, although they have no present intention or understanding to do so. Prior to granting an early release of our common stock, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated would consider factors including the number of shares requested to be released, market conditions, the possible impact on the market for our common stock, the trading price of our common stock, historical trading volumes of our common stock and the reasons for the request.

At our request, the underwriters have reserved for sale, at the initial public offering price, up to                           of the shares offered hereby to be sold to certain directors, officers, employees and persons having relationships with us. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase by 9:00 a.m. Eastern Time on the first day of trading will be sold by the underwriters to the general public on the same terms as the other shares offered hereby.

We may issue shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for the benefit of our employees, directors and officers under benefit plans described in this prospectus; provided that, during the term of the lock-up, we will not file a registration statement covering shares of our common stock issuable upon exercise of options outstanding on the date we enter into the underwriting agreement.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of our common stock offered by them and that no sales to discretionary accounts may be made without prior written approval of the customer.

We have applied to list our common stock for quotation on the NYSE under the symbol "VCG." The underwriters intend to sell shares of our common stock to a minimum of 2,000 beneficial owners in lots of 100 or more so as to meet the distribution requirements of this listing.

There has been no public market for the common stock prior to this offering. We, the selling stockholders and the underwriters will negotiate the initial public offering price. In determining the initial public offering price, we, the selling stockholders and the underwriters expect to consider a number of factors in addition to prevailing market conditions, including:

  •
  the history of and prospects for our industry;

  •
  an assessment of our management;

  •
  our present operations;

  •
  our historical results of operations;

  •
  the trend of our revenues and earnings; and

  •
  our earnings prospects.

We, the selling stockholders and the underwriters will consider these and other relevant factors in relation to the price of similar securities of generally comparable companies. None of the company, the selling stockholders and the underwriters can assure investors that an active trading market will develop for the common stock or that the common stock will trade in the public market at or above the initial public offering price.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have performed, and may in the future perform, various financial advisory, investment banking and commercial banking services for us and our affiliates. Affiliates of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. acted as joint lead arrangers, joint bookrunners, co-syndication agents and lenders under our senior secured credit facilities. An affiliate of Goldman, Sachs & Co. also acted as the administrative agent and collateral agent, and an affiliate of Bear, Stearns & Co. Inc. acted as a lender under our senior secured credit facilities. Affiliates of certain of the underwriters will receive a portion of the net proceeds of the offering in their capacity as lenders under our term loan.

United Kingdom

Each of the underwriters has represented and agreed that:

  (a)
  it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

  (b)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

  (c)
  it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (c)
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of Shares to the public" in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe the Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong

The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the

Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

Shares of our common stock may be offered in Switzerland only on the basis of a non-public offering. This prospectus does not constitute an issuance prospectus according to articles 652a or 1156 of the Swiss Federal Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange. The shares of our common stock may not be offered or distributed on a professional basis in or from Switzerland and neither this prospectus nor any other offering material relating to shares of our common stock may be publicly issued in connection with any such offer or distribution. The shares have not been and will not be approved by any Swiss regulatory authority. In particular, the shares are not and will not be registered with or supervised by the Swiss Federal Banking Commission, and investors may not claim protection under the Swiss Investment Fund Act.

Legal matters

The validity of the issuance of the shares of common stock to be sold in this offering will be passed upon for us by Schulte Roth & Zabel LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The balance sheet of Vanguard Car Rental Group Inc. as of July 31, 2006 included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Worldwide's consolidated financial statements as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004 and for the three months ended December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ANC's consolidated financial statements as of and for the nine months ended September 30, 2003 included in this prospectus have been so included in reliance on the report (which contains explanatory paragraphs relating to ANC's ability to continue as a going concern as described in Note 2 to the financial statements and to ANC's restatement of its financial statements as described in Note 4 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register our common stock being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement and the exhibits and schedules thereto. For further information about us and the common stock being offered in this prospectus, we refer you to the registration statement and the exhibits and schedules thereto. Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement and the exhibits and schedules thereto, may be inspected and copied at the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains our SEC filings. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement of which this prospectus forms a part.

Index to financial statements

Vanguard Car Rental Group Inc. was incorporated in Delaware on July 26, 2006 and, in connection with the Incorporation Transactions, will become the parent holding company of Worldwide. As a result, the financial statements of Worldwide and its predecessor, ANC Rental Corporation, are presented in this prospectus.

Page
Audited balance sheet of Vanguard Car Rental Group Inc.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of July 31, 2006	F-3
Note to Financial Statement	F-4
Interim unaudited condensed consolidated financial statements of Worldwide
Condensed Consolidated Balance Sheets as of June 30, 2006 and December 31, 2005 (unaudited)	F-5
Condensed Consolidated Statements of Income for the six months ended June 30, 2006 and 2005 (unaudited)	F-6
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2006 and 2005 (unaudited)	F-7
Notes to Condensed Consolidated Financial Statements (unaudited)	F-8
Annual audited consolidated financial statements of Worldwide
Report of Independent Registered Public Accounting Firm	F-24
Consolidated Balance Sheets as of December 31, 2005 and 2004	F-25
Consolidated Statements of Income for the years ended December 31, 2005 and 2004 and for the period from October 1, 2003 to December 31, 2003	F-26
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 2005 and 2004 and for the period from October 1, 2003 to December 31, 2003	F-27
Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004 and for the period from October 1, 2003 to December 31, 2003	F-28
Notes to Consolidated Financial Statements	F-29
Schedule I—Condensed financial information of Worldwide	F-73
Schedule II—Valuation and Qualifying Accounts for the years ended December 31, 2005 and 2004 and for the period from October 1, 2003 to December 31, 2003	F-79
Annual audited consolidated financial statements of ANC Rental Corporation (Debtor in Possession), Predecessor Company
Report of Independent Registered Certified Public Accounting Firm	F-80
Consolidated Balance Sheet as of September 30, 2003, as restated	F-81
Consolidated Statement of Operations for the nine months ended September 30, 2003, as restated	F-82
Consolidated Statement of Shareholders' Deficit for the nine months ended September 30, 2003, as restated	F-83
Consolidated Statement of Cash Flows for the nine months ended September 30, 2003, as restated	F-84
Notes to Consolidated Financial Statements	F-85
Schedule II—Valuation and Qualifying Accounts for the nine months ended September 30, 2003	F-121

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of Vanguard Car Rental Group Inc.:

In our opinion, the balance sheet listed in the accompanying index presents fairly, in all material respects, the financial position of Vanguard Car Rental Group Inc. (the "Company") at July 31, 2006 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Tulsa, Oklahoma
August 1, 2006

Vanguard Car Rental Group Inc.
Balance sheet
As of July 31, 2006

Assets
Cash and cash equivalents	$251,000

Total assets	$251,000

Liabilities and Stockholder's Equity
Liabilities
Advance from affiliate	$250,000
Stockholder's Equity
Preferred stock, par value $0.01 per share, 5,000,000 shares authorized, no shares issued and outstanding as of July 31, 2006	$—
Common stock, par value $0.01 per share; 50,000,000 shares authorized, 1,000 shares issued and outstanding as of July 31, 2006	10
Additional paid in capital	990

Total stockholder's equity	1,000

Total liabilities and stockholder's equity	$251,000

The accompanying note is an integral part of this financial statement.

Vanguard Car Rental Group Inc.
Note to financial statement

1. Organization and basis of presentation

 Vanguard Car Rental Group Inc. (the "Company") was incorporated in Delaware on July 26, 2006 to become the parent holding company of Worldwide Excellerated Leasing Ltd. ("Worldwide"). Worldwide, a Bermuda based company, was formed on August 8, 2003. The Company and Worldwide are controlled by certain investment funds and accounts managed by Cerberus Capital Management, L.P. ("Cerberus") and its affiliates. The Company was founded on July 31, 2006 and did not have any operations for the period from the date of incorporation to the balance sheet date; therefore, a statement of income and a statement of cash flows have not been presented. The advance from affiliate represents amounts advanced to the Company by Vanguard Car Rental USA Inc., a subsidiary of Worldwide. Currently, the advance is non-interest bearing and is payable upon demand.

Worldwide Excellerated Leasing Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

($ in millions, except share and per-share amounts)	As of June 30, 2006	As of December 31, 2005

Assets
Cash and cash equivalents	$288.3	$253.9
Restricted cash	348.4	997.8
Receivables, net	459.4	494.6
Prepaid expenses	87.9	64.9
Revenue earning vehicles, net	5,557.5	4,393.2
Property and equipment, net	97.5	91.5
Deferred income taxes	1.6	4.9
Other assets	261.1	247.1

Total assets	$7,101.7	$6,547.9

Liabilities, Mandatorily Redeemable Securities and Stockholders' Equity
Liabilities
Accounts payable	$255.8	$266.6
Accrued liabilities	245.1	231.3
Insurance reserves	252.0	245.9
Vehicle debt and obligations	4,891.4	4,870.7
Non-vehicle debt	817.8	300.0
Deferred income taxes	114.5	88.3
Other liabilities	60.3	19.5

Total liabilities	6,636.9	6,022.3

Commitments and Contingencies
Mandatorily Redeemable Securities
Preferred stock, par value of $0.001 per share; 95,000 shares authorized, no shares issued and outstanding as of June 30, 2006 and 95,000 shares issued and outstanding as of December 31, 2005 (Liquidation value $117.4 million as of December 31, 2005)	—	72.8
Common stock-Class A, par value $0.001 per share; 20,000,000 shares authorized, 18,283,333 shares and 18,300,000 shares issued and outstanding as of June 30, 2006 and December 31, 2005, respectively (Liquidation value of $298.9 million and $299.2 million as of June 30, 2006 and December 31, 2005, respectively)	173.6	173.8
Stockholders' Equity
Common stock-Class B, par value $0.001 per share; 5,000,000 shares authorized, 1,364,334 shares and 1,397,667 shares issued and outstanding as of June 30, 2006 and December 31, 2005, respectively	—	—
Additional paid in capital	23.4	28.7
Retained earnings	246.6	257.8
Accumulated other comprehensive income (loss)	21.2	(0.8)
Unamortized stock-based compensation	—	(6.7)

Total stockholders' equity	291.2	279.0

Total liabilities, mandatorily redeemable securities and stockholders' equity	$7,101.7	$6,547.9

The accompanying notes are an integral part of these condensed consolidated financial statements.

Worldwide Excellerated Leasing Ltd. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	For the six months ended June 30,
(in millions, except per share amounts)	2006	2005

Revenues
Rental revenues	$1,456.8	$1,335.8
Other revenues	39.8	35.7

Total revenues	1,496.6	1,371.5
Costs and Expenses
Direct vehicle and operating costs	690.8	633.4
Revenue earning vehicle depreciation and lease charges, net	381.5	340.6
Selling, general and administrative	239.9	233.7
Interest expense, net:
Vehicle interest expense (net of interest income of $10.9 million and $12.1 million, respectively)	119.9	110.9
Non-vehicle interest expense (net of interest income of $8.9 million and $3.0 million, respectively)	17.8	20.8
Net (gain) loss from derivatives	(10.6)	3.8
Other (income) expense, net	2.8	0.9

Total costs and expenses	1,442.1	1,344.1

Income before provision for income taxes	54.5	27.4
Provision for income taxes	15.9	12.2

Net income	$38.6	$15.2

Earnings per share:
Basic	$0.62	$0.59
Diluted	$0.58	$0.52
Weighted average shares outstanding:
Basic	18.0	17.0
Diluted	19.4	19.2

The accompanying notes are an integral part of these condensed consolidated financial statements.

Worldwide Excellerated Leasing Ltd. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the six months ended June 30,
($ in millions)	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$38.6	$15.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	14.3	7.0
Depreciation of revenue earning vehicles, net	368.2	330.4
Gain on sales of property and equipment	—	(0.1)
Interest accruing into junior term holding loan	8.6	7.4
Payment of interest on junior term holding loan	(39.1)	—
Amortization of deferred financing costs	8.2	15.4
Deferred income taxes	20.3	7.4
Stock-based compensation expense	1.5	2.0
Net (gain) loss from derivatives	(10.6)	3.8
Amortization of interest rate caps	1.9	—
Changes in assets and liabilities:
Receivables, net	(15.5)	(34.5)
Prepaid expenses and other assets	15.4	(8.1)
Accounts payable and accrued liabilities	9.1	(15.1)
Insurance reserves	2.9	(0.4)
Other liabilities	9.7	2.6

Net cash provided by operating activities	433.5	333.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of revenue earning vehicles	(4,463.0)	(3,783.1)
Sales of revenue earning vehicles	3,027.6	2,683.9
Purchases of property and equipment	(12.4)	(40.0)
Proceeds from sales of property and equipment	0.2	0.5
Purchases of interest rate derivatives	—	(19.6)
Sales of interest rate derivatives	30.0	11.7
Decrease (increase) in restricted cash—non-vehicle related	(34.7)	8.2
Decrease (increase) in restricted cash—vehicle related	685.2	(680.5)

Net cash used in investing activities	(767.1)	(1,818.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Vehicle debt and obligations:
Proceeds	1,771.9	4,460.9
Payments	(1,805.3)	(2,999.7)
Deferred financing costs	(22.5)	(19.2)
Non-vehicle debt:
Proceeds	820.6	20.8
Payments	(277.3)	(6.2)
Dividends paid on preferred stock	(27.6)	—
Redemption of preferred stock	(95.0)	—

Net cash provided by financing activities	364.8	1,456.6

Effect of foreign exchange rate changes on cash	3.2	0.1

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	34.4	(29.2)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	253.9	172.6

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$288.3	$143.4

The accompanying notes are an integral part of these condensed consolidated financial statements.

Worldwide Excellerated Leasing Ltd. and Subsidiaries

Notes to condensed consolidated financial statements

(Unaudited)

1.     Organization and basis of presentation

Worldwide Excellerated Leasing Ltd. (the "Company" or "Worldwide"), a Bermuda based company, was formed on August 8, 2003. The Company is controlled by certain investment funds and accounts managed by Cerberus Capital Management, L.P. ("Cerberus") and its affiliates. The Company's operations in the United States and Canada are owned by and conducted through its wholly-owned subsidiary, Vanguard Car Rental USA Holdings Inc. ("Vanguard USA Holdings"). Additionally, franchisees of Vanguard USA Holdings operate locations in Mexico, the Caribbean, Latin America and Asia Pacific. The Company's operations outside of the United States and Canada are owned by and conducted through its wholly-owned subsidiary, Vanguard Car Rental International Holdings Sarl ("EMEA"). Vanguard USA Holdings' operations in the United States are primarily owned by and conducted through Vanguard Car Rental USA Inc. ("Vanguard USA"), a subsidiary of Vanguard USA Holdings. The accompanying condensed consolidated financial statements include the accounts of Worldwide and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

The accompanying condensed consolidated financial statements are unaudited and do not include all disclosures required in annual financial statements and therefore should be read in conjunction with the consolidated financial statements and notes thereto of the Company for the year ended December 31, 2005. The condensed consolidated balance sheet as of December 31, 2005 was derived from audited financial statements. In management's opinion, the accompanying condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary for a fair statement of the results of operations for the interim periods.

The Company's business, particularly the leisure travel market, is highly seasonal. Because of the seasonality of our operations, our revenue and variable operating and selling expenses are generally higher in aggregate dollars during the second and third quarters as compared to the first and fourth quarters. The results for the periods are not necessarily indicative of the results for a full year.

2.     Earnings per share

Earnings per share are as follows:

	Six months ended June 30,
(in millions, except per share amounts)	2006	2005

Net income	$38.6	$15.2
Accretion of preferred stock (see Note 11)	(22.2)	—
Dividends accumulating on preferred stock	(5.2)	(5.2)

Income applicable to common stockholders	$11.2	$10.0

Basic weighted average shares	18.0	17.0
Effect of dilutive shares:
Unvested Common Stock—Class A	0.3	1.2
Unvested Common Stock—Class B	1.1	1.0

	1.4	2.2

Diluted weighted average shares	19.4	19.2

Earnings per share:
Basic	$0.62	$0.59
Diluted	$0.58	$0.52

3.     Revenue earning vehicles, net

Revenue earning vehicles, net consist of the following:

($ in millions)	June 30, 2006	December 31, 2005

Revenue earning vehicles	$6,034.2	$4,773.5
Less: accumulated depreciation	(476.7)	(380.3)

	$5,557.5	$4,393.2

4.     Insurance reserves

The nature of the Company's operations expose the Company to significant risk of liability arising primarily out of accidents involving automobiles rented from its vehicle rental fleet. In addition to each state's minimum financial responsibility limits and responsibility for the Company's own negligence, laws in some states in the United States imposed vicarious liability on automotive rental companies, which increased the Company's risk. In August 2005, the President signed the Highway Bill into law, making effective a provision which prohibits the imposition of vicarious liability on car rental companies, including their affiliated leasing companies. Subject to the risk levels discussed below, the Company manages its exposure through a combination of qualified self insurance and risk transfer to insurance companies which are rated as financially sound by insurance rating agencies. The Company is substantially self-insured for the majority of its incurred liability. The Company carries certain excess liability coverage; however, if catastrophic losses occur they may exceed the amount of its coverage limits.

In the United States, the Company either purchases commercial insurance or acts as its own qualified self-insurer for automobile liability, general liability, workers' compensation, employee medical, employer's liability and property claims. The Company retains up to $10.0 million per occurrence in auto liability and general liability insurance programs plus claims handling expense. The Company also purchases property insurance with various deductibles based on the perils covered. The Company purchases workers' compensation insurance from a carrier with no loss retention. The Company has collateral requirements that are set by insurance companies, which underwrite its insurance programs. Depending on the terms of the requirements, amounts for collateral are reported within restricted cash or within deposits in other assets on the condensed consolidated balance sheets. The collateral requirements may change from time to time, based on, among other things, the Company's claims experience, financial performance or credit quality and retention levels.

For EMEA and Canada, the Company purchases commercial insurance for automobile liability, subject to a retained portion. For the majority of its operations in Europe, the Company retains up to 250,000 pounds sterling per occurrence in auto liability up to an aggregate amount. The aggregate amount is updated annually and is based upon the number of car rental days and a negotiated daily rate. For Canada, the Company retains up to $1.0 million per occurrence in auto liability. EMEA and Canada have funding requirements which are set by the insurance company to cover the estimated amount of liability retained by the Company. These funds are reported within deposits in other assets or restricted cash on the condensed consolidated balance sheets. For all other operations in Europe, the Company purchases commercial insurance coverage with no retention.

The Company provides for retained or self-insured claims monthly, including claims handling expense, based on evaluations by management and outside actuaries of the estimated ultimate liabilities on reported and unreported claims. The estimated ultimate liabilities are evaluated on a periodic basis by outside actuaries and any adjustments to the estimated reserves will be reflected in operations in the periods in which such adjustments become known. In the condensed consolidated statements of income, insurance reserve adjustments are reflected as an increase or decrease to direct vehicle and operating costs with a corresponding decrease or increase in income before provision for income taxes.

Insurance reserves consist of the following:

($ in millions)	June 30, 2006	December 31, 2005

Auto and general liability	$242.3	$235.1
Other	9.7	10.8

	$252.0	$245.9

During the six months ended June 30, 2006, the auto and general liability insurance reserves increased by $7.2 million, from $235.1 million to $242.3 million. Amounts charged to income consist of monthly accrual amounts and adjustments to the reserve balance based on actuarially determined amounts for all policy periods. During the six months ended June 30, 2006, payments charged against the accrual were $40.3 million, total monthly charges added to the reserve were $51.6 million and net downward adjustments to meet actuarial reserve estimates were $7.3 million. The impact from the change in foreign currency exchange rates was a $3.2 million increase to the auto and general liability reserve for the six months ended June 30, 2006. The adjustments to meet actuarial reserve estimates reflect the impact of more favorable settlements than previously estimated which also impacted the estimated reserves for open claims. During the six months ended June 30, 2005, payments charged against the accrual were $47.7 million, monthly charges added to the reserve were $62.5 million and net downward adjustments to meet actuarial reserve estimates were $13.8 million. The impact of the change in foreign currency exchange rates was $1.8 million decrease to the auto and general liability reserve for the six months ended June 30, 2005. The adjustments to meet actuarial reserve estimates for the six months ended June 30, 2006 and 2005 resulted in a decrease to direct vehicle and operating costs and a corresponding increase in income before provision for income taxes.

5.     Vehicle debt and obligations

Vehicle debt and obligations consist of the following:

($ in millions)	June 30, 2006	December 31, 2005

Asset-backed Notes:
Series 2003-1 notes	$—	$425.0
Series 2004-1 notes (weighted average interest rate of 5.24% as of June 30, 2006)	500.0	70.0
Series 2005-1 notes (weighted average interest rate of 4.98% as of June 30, 2006)	1,800.0	1,800.0
Series 2005-2 notes (weighted average interest rate of 5.22% as of June 30, 2006)	1,500.0	1,500.0
Variable Funding Note:
Series 2004-4 notes (weighted average interest rate of 5.79% as of June 30, 2006)	40.0	—
Manufacturer Notes:
General Motors Facility	—	310.0
DaimlerChrysler Facility	—	—
Capitalized leases	684.6	598.7
Limited partner interest in subsidiary	366.8	167.0

	$4,891.4	$4,870.7

Asset backed notes and variable funding notes

Vanguard USA primarily finances its vehicle purchases through wholly-owned and consolidated special purpose financing subsidiaries. These special purpose financing subsidiaries obtain funds by issuing asset-backed medium-term notes, variable funding notes, auction rate notes or commercial paper into the capital markets. The financing subsidiaries in turn lease vehicles to other subsidiaries of Vanguard USA. All debt issued under the asset backed program is collateralized by the assets of the special purpose subsidiaries, primarily consisting of revenue earning vehicles, net, restricted cash and vehicle manufacturer receivables related to revenue earning vehicles.

The borrower under the asset-backed notes and the variable funding notes is ARG Funding Corp. ("ARG"), a wholly-owned subsidiary of Vanguard USA. The assets of ARG have not been pledged to collateralize any other obligation of the Company, and any value in ARG will be available to Vanguard USA only after ARG's creditors are satisfied out of its assets.

As of June 30, 2006 and December 31, 2005, approximately $244.4 million and $932.7 million, respectively, of restricted cash was held by wholly-owned and consolidated special purpose financing subsidiaries and the NT Limited Partnership, a consolidated special purpose entity created to provide the financing for the purchase of vehicles in Canada. These restricted cash amounts fluctuate based on the timing of fleet purchases and sales and the issuance and repayment of vehicle debt and obligations. The decrease in restricted cash from December 31, 2005 to June 30, 2006 is primarily related to the purchase of revenue earnings vehicles.

Asset backed notes

The Series 2003-1 notes amortized over a six-month period through their maturity in March 2006.

Variable funding note ("VFN")

As of June 30, 2006, the Series 2004-4 had $310.0 million available to be drawn. The Series 2004-4 VFN bears interest at a spread over various bank conduit's cost of funds.

Manufacturer Notes

In June 2006, all amounts outstanding under the General Motors Facility were repaid and the facility was subsequently terminated. A portion of the proceeds from the $800.0 million term loan (see Note 6) were used to repay amounts outstanding under this facility.

6.     Non-vehicle debt, principally to affiliates

Non-vehicle debt consists of the following:

($ in millions)	June 30, 2006	December 31, 2005

Revolving credit facilities	$—	$—
Term loan	800.0	—
Senior subordinated term loan	—	80.0
Junior subordinated term operating loan	—	60.0
Junior subordinated term holding loan	—	110.5
Notes payable related to interest rate caps	—	39.4
Other	17.8	10.1

	$817.8	$300.0

Revolving credit facilities and term loan

In June 2006, Vanguard Car Rental USA Holdings Inc., ("Vanguard USA Holdings"), a wholly-owned subsidiary of Worldwide, and one of its subsidiaries, National Car Rental (Canada) Inc. ("National Canada"), entered into new senior secured credit facilities with various lenders in an aggregate principal amount of up to $975 million, consisting of a revolving credit facility of up to $175 million (including a $25 million Canadian sub-facility) and an $800 million term loan. Under the $175 million revolving credit facility, $160.1 million was available and $14.9 million was outstanding for letters of credit.

The proceeds from the term loan were used as follows: (1) $260.5 million to repay our existing non-vehicle indebtedness including interest accrued to the repayment date, held by Cerberus, (2) $122.6 million to repurchase shares of preferred stock, including accrued and unpaid dividends, of Worldwide, held by Cerberus and Mr. Lobeck, and (3) $395.7 million to repay certain vehicle-related indebtedness.

The term loan has a maturity of seven years, with payments during the first six years equal to 1.0% of the original principal amount of the term loan per year and the remaining balance due during the seventh year. The term loan is prepayable at any time without premium or penalty, except that in certain limited circumstances a prepayment penalty equal to 1.0% of the amount of the term loan prepaid is required in connection with any refinancing prior to June 14, 2007.

The revolving credit facility can be used for working capital and general corporate purposes, including obtaining standby letters of credit. Availability under the revolving credit facility is not subject to a borrowing base. At the request of Vanguard USA Holdings, the amount of revolving credit facility can be increased by up to $25 million. Any such increase is at the discretion of the administrative agent for the facility and would be available only if one or more existing or additional lenders are willing to provide the additional commitments. Unless terminated earlier, the revolving credit facility has a maturity of six years.

The loans under the senior secured credit facilities to Vanguard USA Holdings bear interest, at Vanguard USA Holdings' option, at a rate based on either the prime lending rate or LIBOR, in each case plus an applicable margin. In conjunction with the issuance of the term loan, Vanguard USA Holdings entered into interest rate swap agreements (see Note 12). At June 30, 2006, the effective interest rate on the term loan was 8.4%. The loans to National Canada bear interest either at the Canadian prime rate plus an applicable margin or at a defined Canadian discount rate. The loans are generally subject to mandatory prepayment with: (i) 100% of the net cash proceeds of certain asset sales, subject to certain exceptions; (ii) 50% of the net cash proceeds from an equity offering; (iii) 100% of the net cash proceeds of new debt incurrences, subject to certain exceptions and (iv) 40% of Vanguard USA Holdings' excess cash flow, as defined in the senior secured credit facilities.

Certain subsidiaries of Vanguard USA Holdings, including Vanguard USA, Alamo Rental (US) Inc., National Rental (US) Inc., Vanguard Real Estate Holdings LLC, Alamo Rent-A-Car (Canada), Inc., Vanguard Car Rental Claims Inc., and Vanguard Trademark Holdings USA LLC, have guaranteed the obligations under the senior secured credit facilities and are collectively referred to as the "guarantors." Vanguard USA Holdings has guaranteed the obligations of National Canada under the Canadian subfacility.

The senior secured credit facilities are secured by first priority liens on substantially all assets, and proceeds thereof, of the borrowers and guarantors, subject to certain permitted exceptions, including without limitation, pledges of all of the capital stock owned by Vanguard

USA Holdings and the guarantors in their direct and indirect U.S. subsidiaries, including the securitization subsidiaries. In addition, VCR USA Holdings II Inc., a subsidiary of Worldwide and the parent of Vanguard USA Holdings has pledged 100% of the stock of Vanguard USA Holdings to secure the repayment of the senior secured credit facilities. None of the assets of the securitization subsidiaries are collateral for the senior secured credit facilities. In addition, the assets of our Canadian subsidiaries secure only the obligations under the Canadian sub-facility.

Liens on capital stock of the securitization subsidiaries however, do not include (i) equity interests in any entity that serves as a general partner of any of our securitization subsidiaries or (ii) general partner interests in any of our securitization subsidiaries. The collateral agents under the senior secured credit facilities have agreed, pursuant to an intercreditor agreement with the trustees and sureties for our securitization program, among other things, not to take any action that would cause the applicable securitization subsidiaries to breach their respective obligations in their certificates of incorporation or limited partnership agreements or in the related financing documents and not to transfer their respective interests in the common stock or limited partnership interests of the applicable securitization subsidiaries unless the transferee had agreed to abide by these same restrictions.

The senior secured credit facilities contain various customary affirmative and negative covenants. In particular, dividends by Vanguard USA Holdings on its capital stock on a cumulative basis on and after June 14, 2006 will be limited to an amount equal to $30 million plus 35% of cumulative excess cash flow; provided that such dividends will only be permitted to the extent that the maximum consolidated leverage ratio of Vanguard Holdings is not greater than 2.75 to 1. Additionally, Vanguard USA Holdings will be required to comply with the following financial covenants on a periodic basis; (i) minimum interest coverage ratio of Vanguard USA Holdings (ratio of consolidated adjusted EBITDA after fleet costs to consolidated non-vehicle cash interest expense); (ii) maximum consolidated leverage ratio of Vanguard USA Holdings (ratio of consolidated non-vehicle indebtedness to consolidated adjusted EBITDA after fleet costs); and (iii) maximum periodic capital expenditures.

In conjunction with the new $175.0 million revolving credit facility discussed above, the $150 million U.S. revolving credit facility was terminated. Under the £30.0 million revolving credit facility (approximately $55.5 million as of June 30, 2006), £28.0 million was available and £2.0 million was dedicated for bank overdraft facilities as of June 30, 2006.

Senior subordinated and junior subordinated operating term loans

The senior subordinated term loan, the junior subordinated term operating loan, and the junior subordinated term holding loan were paid in full in June 2006 with the proceeds from the $800.0 million term loan as discussed above.

Notes payable related to interest rate caps

In June 2006, the Company repaid these notes with proceeds from the interest rate cap agreements (see Note 12).

7.     Income taxes

For the six months ended June 30, 2006 and 2005, the Company generated $54.5 million and $27.4 million, respectively, of income before provision for taxes. For the six months ended June 30, 2006, the Company recorded a U.S. federal deferred tax provision of $19.8 million partially offset by a net foreign deferred tax benefit of $3.9 million. For the six months ended June 30, 2005, the Company recorded a U.S. federal deferred tax provision of $8.5 million which was partially offset by a net foreign deferred tax benefit of $3.7 million.

The effective tax rate for the six months ended June 30, 2006 is lower than the statutory federal tax rate due to a benefit of $6.0 million resulting from certain organizational restructuring transactions undertaken in conjunction with refinancing of credit facilities in the second quarter of 2006. The effective tax rate before the impact of the $6.0 million benefit would have been higher than the statutory federal rate primarily due to incremental state taxes, an increase in the valuation allowance for certain net operating losses of foreign entities and losses in foreign entities without a tax benefit.

8.     Stock-based compensation

In December 2004, the FASB issued FASB Statement No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123(R)"), which is a revision of SFAS No. 123 and supersedes APB No. 25. SFAS 123(R) is effective at the beginning of the first annual period beginning after December 15, 2005 for non-public companies. The provisions of SFAS 123(R) are similar to those of SFAS No. 123. Effective January 1, 2006, the Company adopted SFAS 123(R) under the modified prospective method. The adoption of SFAS 123(R) did not affect the Company's financial position, results of operations or cash flows.

As discussed below, the Company has given the opportunity to certain executives and certain members of the board of directors of the Company to purchase Class A shares or Class B shares of the common stock of Worldwide. These shares vest over time and some shares include various restrictions. Under the fair value recognition provisions, stock-based compensation is measured as the excess, if any, of the fair market value of the underlying security awarded at the date of grant over the amount that an employee paid to acquire the security. The Company estimated that there would not be any forfeitures as the group of individuals that purchased the restricted shares was limited and consisted mainly of the executive management of the Company. The estimated stock-based compensation expense is recognized over the restricted stock award vesting period determined as of the date of grant.

In October 2003, certain key executives entered into stock purchase agreements with Worldwide that afforded them the opportunity to participate in the ownership of Worldwide and its subsidiaries by purchasing preferred shares and Class A shares of common stock. In the aggregate, the executive officers purchased 3,050,000 shares of Class A common stock for $0.8 million, 1,150,000 shares of Class B common stock for $0.01 million and 9,500 shares of preferred stock for $9.5 million. Of the 3,050,000 shares of Class A common stock issued, 1,700,000 shares purchased by the Company's Chief Executive Officer vested immediately. Another 1,000,000 shares acquired by the Company's Chief Executive Officer vested on December 31, 2005. Shares purchased by other officers vest over time as follows:

October 14, 2006	50%
October 14, 2007	100%

In October 2003, Worldwide recorded deferred stock-based compensation of $22.3 million, measured as the excess of the estimated fair value of the common stock issued to certain key executives over the amount paid by these executives to purchase the common stock. The fair value of the common stock was estimated using, among other measures, the carrying value of the net monetary assets acquired by Worldwide in October 2003 from ANC Rental Corporation and its subsidiaries. The fair value of the common stock was supported by an external valuation of the Company.

In August 2005, certain executives and certain members of the board of directors of the Company were given the opportunity to purchase Class B shares of common stock of Worldwide. In aggregate, 347,667 shares of Class B common stock were purchased at par value and vest over a three year period. The Company recorded unamortized stock-based compensation of $6.8 million, measured as the excess of the estimated fair value of the Class B common stock issued and the amount paid by these individuals. The fair value was estimated using an external valuation of the Company which was prepared contemporaneously with the issuance.

A summary of unvested shares as of June 30, 2006 and the changes during the six months ended June 30, 2006 is as follows:

	Class A Shares		Class B Shares
	Number of Restricted Share Awards	Weighted Average Grant Date Fair Value	Number of Restricted Share Awards	Weighted Average Grant Date Fair Value

Restricted share awards outstanding at December 31, 2005	300,000	$8.04	1,397,667	$4.90
Granted	—	$—	—	$—
Vested	(16,667)	$8.04	(33,333)	$—

Restricted share awards outstanding at June 30, 2006	283,333	$8.04	1,364,334	$5.01

As of June 30, 2006, unrecognized compensation expense related to Class A common stock and Class B common stock totaled approximately $0.5 million and $4.8 million, respectively, and will be recognized over a weighted average period of 9 months and 13 months, respectively.

During the six months ended June 30, 2006 and 2005, the Company charged $0.4 million and $2.0 million to compensation expense, in accordance with the vesting provisions of the Class A common stock. During the six months ended June 30, 2006, the Company charged $1.1 million to compensation expense related to the Class B common stock.

In March 2006, an executive of the Company entered into an agreement to terminate his employment. Under the terms of the shareholders agreement, the Company has the right but not the obligation to repurchase the executives' vested and unvested shares at fair market value as defined in the shareholder agreement. The Company repurchased 16,667 shares of Class A common stock and 33,333 shares of Class B common stock and as a result, the Company recorded approximately $1.1 million of additional stock compensation expense.

9.     Employee benefits

Net periodic pension expense as it relates to EMEA's defined benefit pension plan is comprised of the following:

	Six months ended June 30,
($ in millions)	2006	2005

Components of net periodic pension expense:
Service cost	$0.9	$0.8
Interest cost	1.3	0.9
Expected return on plan assets	(1.1)	(1.1)
Recognized actuarial loss	0.2	—

Net periodic pension expense	$1.3	$0.6

For the six months ended June 30, 2006, the Company contributed approximately $1.3 million to the EMEA pension plan. The Company continues to evaluate its funding requirement for 2006; however, the Company expects to contribute at least $2.5 million to the EMEA pension plan in 2006.

10.  Commitments and contingencies

Legal proceedings

The Company is a party to various legal proceedings, which have arisen in the ordinary course of business. While the results of these matters cannot be predicted with certainty, the Company believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's results of operations, cash flows or financial position. However, an unfavorable resolution of any matter individually or any number of matters in the aggregate could materially adversely affect the Company's results of operations or cash flows for the quarterly period in which they are resolved.

Other matters

In the normal course of business, the Company is required to post performance and surety bonds, letters of credit, and/or cash deposits as financial guarantees of the Company's performance. To date, the Company has satisfied financial responsibility requirements for regulatory agencies and insurance companies by making cash deposits, obtaining surety bonds or by obtaining bank letters of credit. As of June 30, 2006, the Company had outstanding surety bonds of $67.2 million.

11.  Mandatorily redeemable securities

In June 2006, all shares of the preferred stock were repurchased by the Company. The recorded value of $72.8 million was accreted to the face value of $95.0 million through a $22.2 million reduction of retained earnings. Additionally, $27.6 million of dividends were accrued as a reduction to retained earnings and represents the cumulative dividends from the issuance date to the date of redemption. In total, the holders of the preferred stock received $122.6 million in cash.

12.  Derivatives

The major market risk hedged by the Company is the change in LIBOR-based interest rates. The Company enters into interest rate cap agreements to mitigate the risk of increases in interest payments due to increases in interest rates on its variable interest rate vehicle debt. In substance, these interest rate cap agreements consist of monthly caps which extend through the life of the underlying debt and, in some cases, up to 12 months past the final maturity date of the debt. These purchases were in conjunction with issuances of variable rate vehicle debt.

Certain of the monthly caps associated with the Series 2003-1, Series 2005-1 and Series 2005-2 vehicle debt were determined to qualify for cash flow hedge accounting and thus any changes in the fair value of the associated monthly caps were reported as a component of accumulated other comprehensive income (loss) in stockholders' equity on the condensed consolidated balance sheets.

In those instances where the monthly caps extend past the final maturity date of the debt, the Company has identified those monthly caps as not qualifying for cash flow hedge accounting. For the monthly caps that do not qualify for hedge accounting, any changes in the fair value of the monthly caps are reported as net (gain) loss from derivatives in the condensed consolidated statements of income. In June 2006, the Company entered into interest rate caps agreements at the Vanguard USA Holdings level that effectively offset the impact of existing interest rate cap agreements related to these monthly caps that extended past the final maturity date for the Series 2005-1 and Series 2005-2 vehicle debt. As such, future movements in the fair value of the new interest rate caps and the existing interest rate caps of the Series 2005-1 and Series 2005-2 will substantially offset in the consolidated statement of income. Holdings received proceeds of approximately $30 million related to the sale of the interest rate cap agreements. The proceeds were used to repay the notes payable related to the interest rate caps (see Note 6).

In conjunction with the term loan (see Note 6), Vanguard USA Holdings entered into interest rate swap agreements with a total notional amount of $475 million. These swaps are based on LIBOR and have notional amounts of $275 million, $100 million and $100 million at maturities of 3 years, 5 years and 7 years, respectively, and effectively converted the respective portions of the variable rate $800 million term loan, including the 3.0% spread, to 8.50%, 8.53% and 8.56%. For accounting purposes, the Company determined that these swaps qualify for cash flow hedge accounting and thus any changes in the fair value of the associated monthly caps were reported as a component of accumulated other comprehensive income (loss) in stockholders' equity on the condensed consolidated balance sheets.

13.  Comprehensive income

Comprehensive income is comprised of the following:

	Six months ended June 30,
($ in millions)	2006	2005

Net income	$38.6	$15.2
Interest rate hedge gain (loss)	23.6	(15.8)
Foreign currency translation gain (loss)	7.9	(5.5)
Tax impact on interest rate hedge gain (loss)	(9.5)	6.4

Total comprehensive income	$60.6	$0.3

14.  Segment information

The Company's reportable segments are strategic business units that are based primarily upon geographic regions. The Company's reportable segments are defined as (i) United States, (ii) EMEA, with operations located primarily in Europe, and (iii) Canada. All reportable segments have both Alamo and National operations.

The Company evaluates performance based on segment profit (loss) from operations, which represents earnings after revenue earning vehicle depreciation and lease charges, net and vehicle interest expense, net, but is earnings before non-vehicle interest expense, net, income taxes and depreciation of property and equipment. A reconciliation of total segment profit (loss) from operations to consolidated income before provision of income taxes is provided below. The following tables present certain financial information concerning the Company's reportable segments.

The following table reflects the segment information for the six months ended June 30, 2006 and 2005.

($ in millions)	United States	EMEA	Canada	Other	Total

For the six months ended June 30, 2006
Rental revenues	$1,158.0	$224.6	$74.2	$—	$1,456.8
Other revenues	23.3	14.0	2.5	—	39.8

Total segment revenues	$1,181.3	$238.6	$76.7	$—	$1,496.6
Segment profit (loss)	$91.5	$11.2	$(10.3)	$(5.8)	$86.6
Less:
Depreciation of property and equipment					(14.3)
Non-vehicle interest expense, net					(17.8)

Income before provision for income taxes					$54.5

Other financial information:
Revenue earning vehicle depreciation and lease charges, net	$306.7	$51.8	$23.0	$—	$381.5
Vehicle interest expense, net	$101.6	$13.9	$4.4	$—	$119.9
For the six months ended June 30, 2005
Rental revenues	$1,043.4	$228.1	$64.3	$—	$1,335.8
Other revenues	20.2	13.2	2.3	—	35.7

Total segment revenues	$1,063.6	$241.3	$66.6	$—	$1,371.5
Segment profit (loss)	$45.6	$12.8	$(3.2)	$—	$55.2
Less:
Depreciation of property and equipment					(7.0)
Non-vehicle interest expense, net					(20.8)

Income before provision for income taxes					$27.4

Other financial information:
Revenue earning vehicle depreciation and lease charges, net	$271.2	$51.1	$18.3	$—	$340.6
Vehicle interest expense, net	$92.8	$15.0	$3.1	$—	$110.9

The following table presents total assets by segment.

($ in millions)	June 30, 2006	December 31, 2005

Total Assets:
United States	$5,602.3	$5,435.8
EMEA	975.8	828.3
Canada	523.6	283.8

	$7,101.7	$6,547.9

15.  Subsequent events

In the third-quarter of 2006, the existing equity holders of Worldwide exchanged their outstanding shares of Class A and Class B common stock of Worldwide for Class A and Class B common equity units of Vanguard Car Rental Holdings LLC ("VCR Holdings LLC"). VCR Holdings LLC was incorporated in July 2006 and is now the direct parent of Worldwide. Vanguard Car Rental Group Inc. ("VCRG") was incorporated in July 2006 and filed a Form S-1 with the Securities and Exchange Commission. VCRG is intended to ultimately become the parent holding company of Worldwide if an equity offering of VCRG occurs. VCRG will become the parent of Worldwide immediately prior to the consummation of an equity offering through the merger of VCR Holdings LLC into VCRG. In the merger, each Class A common equity unit and each Class B common equity unit of VCR Holdings LLC will be converted into shares of VCRG common stock at specified conversion ratios.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Worldwide Excellerated Leasing Ltd.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Worldwide Excellerated Leasing Ltd. and its subsidiaries (the "Company") at December 31, 2005 and 2004, and the results of their operations and their cash flows for years ended December 31, 2005 and 2004 and for the period from October 1, 2003 to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," on January 1, 2005.

PricewaterhouseCoopers LLP
Tulsa, Oklahoma
March 29, 2006, except for Note 4 and Note 22, as to which the date is August 1, 2006

Worldwide Excellerated Leasing Ltd. and Subsidiaries
Consolidated Balance Sheets

	As of December 31,
($ in millions, except share and per share amounts)	2005	2004

Assets
Cash and cash equivalents	$253.9	$172.6
Restricted cash	997.8	405.0
Receivables, net	494.6	439.4
Prepaid expenses	64.9	56.7
Revenue earning vehicles, net	4,393.2	4,270.2
Property and equipment, net	91.5	54.4
Deferred income taxes	4.9	7.5
Other assets	247.1	255.9

Total assets	$6,547.9	$5,661.7

Liabilities, Mandatorily Redeemable Securities and Stockholders' Equity
Liabilities
Accounts payable	$266.6	$172.5
Accrued liabilities	231.3	246.4
Insurance reserves	245.9	286.6
Vehicle debt and obligations	4,870.7	4,246.7
Non-vehicle debt, principally to affiliates	300.0	240.5
Deferred income taxes	88.3	24.4
Other liabilities	19.5	15.8

Total liabilities	6,022.3	5,232.9

Commitments and Contingencies
Mandatorily Redeemable Securities
Preferred stock, par $0.001 per share; 95,000 shares authorized, issued and outstanding as of December 31, 2005 and 2004 (Liquidation value of $117.4 million and $106.7 million as of December 31, 2005 and 2004, respectively)	72.8	72.8
Common stock—Class A, par value $0.001 per share; 20,000,000 shares authorized, 18,300,000 shares issued and outstanding as of December 31, 2005 and 2004 (Liquidation value of $299.2 million as of December 31, 2005 and 2004)	173.8	173.8
Stockholders' Equity
Common stock—Class B, par value $0.001 per share; 5,000,000 shares authorized, 1,397,667 shares and 1,050,000 shares issued and outstanding as of December 31, 2005 and 2004, respectively	—	—
Additional paid in capital	28.7	21.9
Retained earnings	257.8	152.5
Accumulated other comprehensive income (loss)	(0.8)	13.2
Unamortized stock-based compensation	(6.7)	(5.4)

Total stockholders' equity	279.0	182.2

Total liabilities, mandatorily redeemable securities and stockholders' equity	$6,547.9	$5,661.7

The accompanying notes are an integral part of these consolidated financial statements.

Worldwide Excellerated Leasing Ltd. and Subsidiaries
Consolidated Statements of Income

	For the years ended December 31,
			For the period from October 1, 2003 to December 31, 2003
(in millions, except per share amounts)	2005	2004

Revenues
Rental revenues	$2,815.0	$2,632.0	$595.9
Other revenues	76.1	69.6	13.1

Total revenues	2,891.1	2,701.6	609.0
Costs and Expenses
Direct vehicle and operating costs	1,279.1	1,215.2	295.8
Revenue earning vehicle depreciation and lease charges, net	688.9	595.0	156.0
Selling, general and administrative	469.4	487.8	127.4
Interest expense, net:
Vehicle interest expense (net of interest income of $34.3 million, $8.3 million, and $2.2 million, respectively)	231.9	162.1	33.1
Non-vehicle interest expense (net of interest income of $9.1 million, $2.9 million and $0.2 million, respectively)	39.6	41.2	11.1
Net (gain) loss from derivatives	(0.8)	2.0	—
Other (income) expense, net	(1.8)	(3.4)	0.9

Total costs and expenses	2,706.3	2,499.9	624.3

Income (loss) before provision for income taxes and extraordinary gain	184.8	201.7	(15.3)
Provision for income taxes	79.5	30.0	3.9

Income (loss) before extraordinary gain	105.3	171.7	(19.2)
Extraordinary gain	—	—	146.6

Net income	$105.3	$171.7	$127.4

Earnings per share:
Basic	$5.57	$9.53	$0.07
Diluted	$4.92	$8.49	$0.07
Wighted average shares outstanding:
Basic	17.0	17.0	17.0
Diluted	19.3	19.1	17.0

The accompanying notes are an integral part of these consolidated financial statements.

Worldwide Excellerated Leasing Ltd. and Subsidiaries
Consolidated Statements of Stockholders' Equity (Deficit)

	Common stock class B
			Additional paid in capital	Retained earnings (accumulated deficit)	Accumulated other comprehensive income (loss)	Unamortized stock-based compensation	Total stockholders' equity (deficit)	Total comprehensive income
(in millions)	Shares	Par amount

BALANCE, OCTOBER 1, 2003	—	$—	$—	$—	$—	$—	$—
Stock issued	1.2	—	—	—	—	—	—
Comprehensive income:
Net income	—	—	—	127.4	—	—	127.4	$127.4
Foreign currency translation	—	—	—	—	4.0	—	4.0	4.0
Interest rate hedges	—	—	—	—	(0.2)	—	(0.2)	(0.2)

Total comprehensive income								$131.2

Deferred stock-based compensation	—	—	22.3	—	—	(22.3)	—
Amortization of stock-based compensation	—	—	—	—	—	12.5	12.5
Reallocation of Acquisition Date Equity to Class A common stock as a deemed dividend ($124.3 million) and deferred stock-based compensation ($22.3 million)	—	—	—	(146.6)	—	—	(146.6)

BALANCE, DECEMBER 31, 2003	1.2	—	22.3	(19.2)	3.8	(9.8)	(2.9)

Comprehensive income:
Net income	—	—	—	171.7	—	—	171.7	$171.7
Foreign currency translation	—	—	—	—	10.4	—	10.4	10.4
Interest rate hedges (net of $0.8 million tax benefit)	—	—	—	—	(1.0)	—	(1.0)	(1.0)

Total comprehensive income								$181.1

Amortization of stock-based compensation	—	—	—	—	—	4.0	4.0
Adjustment to stock-based compensation	—	—	(0.4)	—	—	0.4	—
Repurchase of shares	(0.1)	—	—	—	—	—	—

BALANCE, DECEMBER 31, 2004	1.1	—	21.9	152.5	13.2	(5.4)	182.2

Comprehensive income:
Net income	—	—	—	105.3	—	—	105.3	$105.3
Foreign currency translation	—	—	—	—	(9.2)	—	(9.2)	(9.2)
Interest rate hedges (net of $1.7 million tax provision)	—	—	—	—	2.4	—	2.4	2.4
Minimum pension liability (net of $3.1 million tax benefit)	—	—	—	—	(7.2)	—	(7.2)	(7.2)

Total comprehensive income								$91.3

Amortization of stock-based compensation	—	—	—	—	—	5.5	5.5
Deferred stock-based compensation	—	—	6.8	—	—	(6.8)	—
Stock issued	0.3	—	—	—	—	—	—

BALANCE, DECEMBER 31, 2005	1.4	$—	$28.7	$257.8	$(0.8)	$(6.7)	$279.0

The accompanying notes are an integral part of these consolidated financial statements.

Worldwide Excellerated Leasing Ltd. and Subsidiaries
Consolidated Statements of Cash Flows

	For the years ended December 31,
			For the period from October 1, 2003 to December 31, 2003
($ in millions)	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$105.3	$171.7	$127.4
Adjustments to reconcile net income to net cash provided by operating activities:
Extraordinary gain	—	—	(146.6)
Depreciation of property and equipment	15.3	8.0	0.3
Depreciation of revenue earning vehicles, net	669.3	563.4	131.5
Gain on sales of property and equipment	(0.5)	(3.4)	—
Amortization of premium on fixed rate debt	—	(4.9)	(2.5)
Interest accruing into junior term holding loan	15.5	12.4	2.6
Amortization of deferred financing costs	26.2	26.6	5.3
Deferred income taxes	68.4	23.0	2.3
Stock-based compensation expense	5.5	4.0	12.5
Net (gain) loss from derivatives	(0.8)	2.0	—
Amortization of interest rate caps	1.6	0.9	—
Changes in assets and liabilities:
Receivables, net	(33.5)	(48.7)	11.2
Prepaid expenses and other assets	60.4	47.8	(118.2)
Accounts payable and accrued liabilities	(12.6)	58.4	(19.3)
Insurance reserves	(38.8)	(12.8)	3.6
Other liabilities	2.9	(2.1)	6.8

Net cash provided by operating activities	884.2	846.3	16.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of revenue earning vehicles	(7,189.4)	(7,069.5)	(2,014.2)
Sales of revenue earning vehicles	6,405.5	6,006.5	1,334.9
Purchases of businesses, net of cash acquired	(5.8)	—	(121.6)
Purchases of property and equipment	(59.8)	(45.3)	(13.7)
Proceeds from sales of property and equipment	3.2	3.2	—
Purchases of interest rate derivatives	(23.4)	(8.3)	(2.1)
Sales of interest rate derivatives	11.7	—	—
Decrease (increase) in restricted cash—non-vehicle related	(10.9)	32.7	—
Decrease (increase) in restricted cash—vehicle related	(580.4)	223.2	(92.6)

Net cash used in investing activities	(1,449.3)	(857.5)	(909.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Vehicle debt and obligations:
Proceeds	5,138.4	4,242.7	1,853.1
Payments	(4,461.7)	(4,061.6)	(1,160.9)
Deferred financing costs	(22.4)	(18.6)	(41.8)
Non-vehicle debt:
Proceeds	34.7	37.9	225.1
Payments	(38.2)	(45.6)	(57.6)
Proceeds from preferred stock issuance	—	—	95.0
Proceeds from common stock issuance	—	—	5.0
Other	—	—	0.1

Net cash provided by financing activities	650.8	154.8	918.0

Effect of foreign exchange rate changes on cash	(4.4)	6.1	(2.7)

NET INCREASE IN CASH AND CASH EQUIVALENTS	81.3	149.7	22.9
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	172.6	22.9	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$253.9	$172.6	$22.9

Supplemental disclosure:
Interest paid	$266.8	$168.5	$32.5

Income taxes paid	$1.2	$1.4	$0.9

The accompanying notes are an integral part of these consolidated financial statements.

Worldwide Excellerated Leasing Ltd. and Subsidiaries
Notes to consolidated financial statements

1.     Organization and basis of presentation

Worldwide Excellerated Leasing Ltd. (the "Company" or "Worldwide"), a Bermuda based company, was formed on August 8, 2003. The Company is controlled by certain investment funds and accounts managed by Cerberus Capital Management, L.P. ("Cerberus") and its affiliates. The Company's operations in the United States and Canada are owned by and conducted through its wholly-owned subsidiary, Vanguard Car Rental USA Holdings Inc. ("Vanguard USA Holdings"). Additionally, franchisees of Vanguard USA Holdings operate locations in Mexico, the Caribbean, Latin America and Asia Pacific. The Company's operations outside of the United States and Canada are owned by and conducted through its wholly-owned subsidiary Vanguard Car Rental International Holdings Sarl ("EMEA"). Vanguard USA Holdings' operations in the United States are primarily owned by and conducted through Vanguard Car Rental USA Inc. ("Vanguard USA"), a subsidiary of Vanguard USA Holdings. The accompanying consolidated financial statements include the accounts of Worldwide and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

On June 12, 2003, CAR Acquisition Company LLC ("CAR"), a Delaware limited liability company controlled by Cerberus, entered into an Asset Purchase Agreement, as amended (the "Agreement"), with ANC Rental Corporation and its subsidiaries ("ANC") to acquire substantially all of the assets and the worldwide operations of ANC. CAR was a newly formed entity with the sole purpose of effecting the acquisition (the "Acquisition"). The Acquisition of ANC's businesses closed on October 14, 2003, with an accounting effective date of October 1, 2003. The activities of the Company from August 8, 2003 (its inception) to September 30, 2003, consisted exclusively of organizational activities related to its formation. There were no operations during the period. Upon closing of the Acquisition, payments totaling $2.4 million, which were charged to expense, were made by the Company to members of management, Cerberus and others for services and costs incurred prior to the closing of the Acquisition.

In 2005, the Company revised the classification of purchases of revenue earning vehicles, sales of revenue earning vehicles and the changes in related accounts receivable and accounts payable from operating activities to investing activities in the Company's consolidated statements of cash flows. The Company believes that presentation in either category is appropriate pursuant to FASB Statement No. 95 "Statement of Cash Flows." The Company views its primary business as the rental of vehicles to customers and not the purchase and sale of vehicles. The Company believes that the timing of the purchases and sales of revenue earning vehicles does not necessarily coincide with the rental revenues and costs associated with the actual car rental service. Therefore, in our opinion, the presentation of cash flows related to the purchase and sale of revenue earning vehicles is more appropriately presented within investing activities so that cash flow from operating activities represents the car rental business performed on a cash basis for car rental activity alone. Additionally, in the statement of cash flows the Company revised the classification of the (1) decrease (increase) in restricted cash-vehicle related and (2) sales and purchases of interest rate derivatives, both items related to our vehicle indebtedness, from financing activities, which should be shown as investing activities. A summary of the impact of these revised classifications on the consolidated statements of cash flows is as follows:

	For the year ended December 31, 2004		For the period from October 1, 2003
($ in millions)	As previously reported	As revised	As previously reported	As revised

Net cash provided by (used in) operating activities	$(216.7)	$846.3	$(662.4)	$16.9
Net cash used in investing activities	$(9.4)	$(857.5)	$(135.3)	$(909.3)
Net cash provided by financing activities	$369.7	$154.8	$823.3	$918.0
Net increase in cash and cash equivalents	$149.7	$149.7	$22.9	$22.9

2.     Description of business

The Company rents vehicles on a daily, weekly or monthly basis at airport or near-airport locations primarily through the brand names of "Alamo" and "National".

The Alamo and National brands serve the needs of both leisure and business travelers primarily through a network of airport, near-airport and franchised locations throughout the world. Alamo, a value-oriented brand, has operated in the U.S. rental market for more than 25 years, and is targeted primarily to the value leisure and tour travellers. National, a premium brand, has been operating in the U.S. rental market for more than 50 years, and is targeted to the airport premium corporate and leisure travel markets. For the year ended December 31, 2005, each of the Alamo and National brands each contributed approximately 50% of Vanguard USA Holdings' rental revenues for 2005. The National brand contributed approximately two-thirds of the 2005 rental revenues in EMEA with the remaining one-third coming from the Alamo and Guy Salmon brands.

3.     Summary of significant accounting policies

Cash and cash equivalents

Cash and cash equivalents include cash on hand and on deposit, including highly liquid investments with maturities at the date of purchase of three months or less.

Restricted cash

Restricted cash consists of amounts held in trust for payment and as security under the Company's vehicle debt and obligations as well as amounts on deposit for insurance claims.

Allowance for doubtful accounts

The Company maintains allowances for doubtful accounts for estimated losses from the inability or failure of counterparties to make payments for rental activity, damage reimbursement or sales of vehicles. The allowances are based on specific identification, current trends in the credit quality of the customer base, and historical collection experience. Accounts are generally written off against the allowance for doubtful accounts after all collection attempts have been exhausted.

Revenue earning vehicles

Vehicles are stated at cost, net of related discounts, which relate primarily to manufacturer purchase incentive programs. The Company purchases the majority of its vehicles under programs for which residual values are determined by depreciation rates that are established and guaranteed by the manufacturers ("Program Vehicles"). As of December 31, 2005, approximately 97% and 84% of the Company's combined U.S. and Canadian fleet and EMEA fleet, respectively, are Program Vehicles. The remainder of the Company's purchased vehicles (approximately 3% and 12% of the Company's combined U.S. and Canadian fleet and EMEA fleet, respectively, as of December 31, 2005) are without the benefit of a manufacturer residual value guaranty program ("Non-Program Vehicles"). For Non-Program Vehicles, the Company estimates what the residual values of these vehicles will be at the expected time of disposal to determine monthly depreciation rates. Depreciation rates generally average between 1.5% and 3.0% per month for the U.S. and Canadian fleet. EMEA's fleet consists primarily of vehicles subject to capital lease which are depreciated over the expected period of use which is approximately six to eight months. The Company continually evaluates its estimated residual values. Differences between actual residual values and those estimated by the Company result in a gain or loss on disposal and are recorded as adjustments to revenue earning vehicle depreciation expense.

In addition, the Company leases vehicles under operating lease agreements, which require the Company to provide normal maintenance and liability coverage. The agreements generally have terms of four to thirteen months. As of December 31, 2005, vehicles under operating leases approximated 4% of EMEA's fleet.

Property and equipment

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recorded.

Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The estimated useful lives are three to fifteen years for equipment, including computer hardware and software, and five to ten years for furniture and fixtures. Leasehold improvements are amortized over the shorter of the useful life of the asset or the life of the related leases.

Deferred financing costs

Financing issue costs related to vehicle and non-vehicle debt are deferred and amortized to interest expense over the term of the related debt using the straight-line method, which approximates the effective interest method.

Impairment of long lived assets

The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows to be generated by those assets are less than the asset carrying amounts. If the carrying value of the assets will not be recoverable, as determined based on the estimated undiscounted cash flows, the carrying value of the assets is reduced to fair value. Generally, fair value will be determined using valuation techniques such as expected discounted cash flows or appraisals, as appropriate. As of December 31, 2005, the Company determined that there were no indicators of impairment with respect to its long-lived assets.

Insurance reserves

The nature of the Company's operations expose the Company to significant risk of liability arising primarily out of accidents involving automobiles rented from its vehicle rental fleet. In addition to the state's minimum financial responsibility limits and responsibility for the Company's own negligence, laws in some states in the United States imposed vicarious liability on automotive rental companies, which increased the Company's risk. In August 2005, the President signed the Highway Bill into law, making effective a provision which prohibits the imposition of vicarious liability on car rental companies, including their affiliated leasing companies. Subject to the risk levels discussed below, the Company manages its exposure through a combination of qualified self insurance and risk transfer to insurance companies which are rated as financially sound by insurance rating agencies. The Company is substantially self-insured for the majority of its incurred liability. The Company carries certain excess liability coverage; however, if catastrophic losses occur they may exceed the amount of its coverage limits.

In the United States, the Company either purchases commercial insurance or acts as its own qualified self-insurer for automobile liability, general liability, workers' compensation, employee medical, employer's liability and property claims. The Company retains up to $10.0 million per occurrence in auto liability and general liability insurance programs plus claims handling expense, a change from 2004 when the Company retained $5.0 million per occurrence subject to a $12.0 million aggregate liability. The Company also has a $0.1 million deductible for limited perils and a two percent of total loss deductible for wind storm damages under its property insurance policy. The Company purchases workers' compensation insurance from a carrier with no loss retention. The Company has collateral requirements that are set by insurance companies, which underwrite its insurance programs. Depending on the terms of the requirements, amounts for collateral are reported within restricted cash or within deposits in other assets on the consolidated balance sheets. The collateral requirements may change from time to time, based on, among other things, the Company's claims experience, financial performance or credit quality and retention levels.

For EMEA and Canada, the Company purchases commercial insurance for automobile liability, subject to a retained portion. For the majority of its operations in Europe, the Company retains up to 250,000 pounds sterling per occurrence in auto liability up to an aggregate amount. The aggregate amount is updated annually and is based upon the number of car rental days and a negotiated daily rate. For Canada, the Company retains up to $1.0 million per occurrence in auto liability. EMEA and Canada have funding requirements which are set by the insurance company to cover the estimated amount of liability retained by the Company. These funds are reported within deposits in other assets or restricted cash on the consolidated balance sheets. For all other operations in Europe, the Company purchases commercial insurance coverage with no retention.

The Company provides for retained or self-insured claims monthly, including claims handling expense, based on evaluations by management and outside actuaries of the estimated ultimate liabilities on reported and unreported claims. The estimated ultimate liabilities are evaluated on a periodic basis by outside actuaries and any adjustments to the estimated reserves will be reflected in operations in the periods in which such adjustments become known. In the consolidated statements of income, insurance reserve adjustments are reflected as an increase or decrease to direct vehicle and operating costs with a corresponding decrease or increase in income (loss) before provision for income taxes.

Environmental costs

The Company's operations involve the storage and dispensing of petroleum products, primarily gasoline. The Company records as expense, on a current basis, costs associated with remediation of environmental pollution. The Company also accrues for its proportionate share of costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated. Estimated costs include anticipated site testing, consulting, remediation, disposal, post-remediation monitoring and legal fees, as appropriate. Provisions for environmental costs are made by charges to expense upon periodic reviews by management and/or outside legal counsel. Adjustments or recoveries from third parties, if any, are reflected in operations in the periods in which such adjustments or recoveries are known and deemed probable.

Derivatives

The Company utilizes interest rate protection agreements with several counterparties to manage the impact of interest rate changes on the Company's variable-rate vehicle debt obligations. The Company does not use derivative financial instruments for trading purposes. Cash proceeds on derivative financial instruments that qualify for hedge accounting are recorded as a component of interest expense. Purchases and sales of interest rate derivatives are included in investing activities in the statement of cash flows. The changes in the fair value of certain derivatives that the Company has determined qualify for cash flow hedge accounting are reported as a component of accumulated other comprehensive income (loss) within stockholders' equity in the consolidated balance sheets. The changes in the fair value of certain derivative financial instruments that do not qualify for hedge accounting are reported as net (gain) loss from derivatives in the consolidated statements of income.

Foreign currency translation

The assets and liabilities of subsidiaries whose functional currency is other than the U.S. dollar are translated using the exchange rates in effect at the balance sheet date. Results of operations are translated at the average rates of exchange in effect during the period. Translation adjustments are reported as a component of accumulated other comprehensive income (loss) within stockholders' equity in the consolidated balance sheets.

Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time of the transaction. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the consolidated statements of income.

Contingent rent

The Company recognizes contingent rent expense on a monthly basis in accordance with the provisions of certain airport concession agreements. Contingent rent generally results when rent, stated as a percent of revenue, exceeds minimum rent thresholds.

Income taxes

Income taxes are recorded based upon amounts currently payable or receivable in the current year and any differences between the basis of existing assets and liabilities determined under generally accepted accounting principles in the United States and the basis of assets and liabilities under applicable tax guidelines. These differences are recorded as deferred tax assets or liabilities. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates, applicable to future years, to these differences. Changes in tax laws and rates may affect recorded deferred tax assets and liabilities in the future. A valuation allowance is recorded for deferred tax assets when management determines it is more likely than not that such assets will not be realized.

Earnings (loss) per share

Basic earnings (loss) per share is based on the sum of the weighted average number of Class A and Class B common shares outstanding and vested. Diluted earnings (loss) per share includes the dilutive effect of Class A and Class B common shares outstanding and unvested Class A and Class B common shares.

Revenue recognition

Rental Revenues consist primarily of fees from vehicle rentals and the sale of related rental products. Rental Revenues also include amounts collected from customers associated with certain airport-related charges and vehicle licensing fees. The Company recognizes revenue over the period in which vehicles are rented. The Company also receives franchise fees, which are recognized in the period in which the fee is earned from the franchisee. Franchise fees are included within other revenues and represent approximately 2.4% of total revenues for 2005 and 2004 and 2.1% of total revenues for the period from October 1, 2003 to December 31, 2003.

Advertising

The Company expenses the cost of advertising as incurred. Advertising expense was $74.7 million for 2005, $61.9 million for 2004 and $12.8 million for the period from October 1, 2003 to December 31, 2003.

Concentrations of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash equivalents, restricted cash, trade receivables and vehicle manufacturer receivables. The Company limits its exposure on cash equivalents and restricted cash by investing in highly rated funds. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across different businesses and geographic areas. Vehicle manufacturer receivables (see Note 6) are substantially with General Motors Corporation ("GM").

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include but are not limited to allowances for doubtful accounts, revenue earning vehicle depreciation and other revenue earning vehicle related reserves, insurance reserves, pension benefits, income taxes, valuation allowances on deferred tax assets and management's estimates of future cash flows used to assess recoverability of long-lived assets.

Stock-based compensation

Prior to January 1, 2005, the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). On January 1, 2005, the Company adopted the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), electing the retroactive restatement method as allowed under FASB Statement No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure". Company employees have been issued restricted stock. Under the fair value recognition provisions, stock-based compensation is measured as the excess, if any, of the fair market value of the underlying security awarded at the date of grant over the amount that an employee paid to acquire the security. The estimated stock-based compensation expense is recognized over the restricted stock award vesting period determined as of the date of grant. The following information summarizes the effects of implementing this standard on the Company's prior periods:

	For the year ended December 31, 2004		For the period from October 1, 2003 to December 31, 2003
($ in millions, except per share amounts)	As previously reported	After adoption	As previously reported	After adoption

Income statement items:
Selling, general and administrative	$500.4	$487.8	$127.4	$127.4
Income (loss) before provision for income taxes and extraordinary gain	$189.1	$201.7	$(15.3)	$(15.3)
Net income	$159.1	$171.7	$127.4	$127.4
Basic earnings per share	$8.79	$9.53	$0.07	$0.07
Diluted earnings per share	$8.33	$8.49	$0.07	$0.07
Balance sheet items:
Additional paid in capital	$55.7	$21.9	$22.3	$22.3
Retained earnings (accumulated deficit)	$139.9	$152.5	$(19.2)	$(19.2)
Unamortized stock-based compensation	$(26.6)	$(5.4)	$(9.8)	$(9.8)

Recent accounting pronouncements

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities", as amended in December 2003, an interpretation of Accounting Research Bulletin No. 51 ("FIN 46(R)"). FIN 46(R) introduces a new consolidation model—the variable interests model—which determines control (and consolidation) based on potential variability in gains and losses of the entity being evaluated for consolidation. FIN 46(R) requires the consolidation of entities in which the enterprise absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Conversely, entities would not be consolidated where the Company does not absorb a majority of expected losses and/or does not receive a majority of expected residual returns. For nonpublic entities, FIN 46(R) is effective from the first date the Company becomes involved in variable interest entities ("VIE's") created after December 31, 2003. The Company has not been involved in any VIE's created after December 31, 2003. For VIE's in which an enterprise holds a variable interest that it acquired before December 31, 2003, FIN 46(R) was effective at the beginning of the first annual reporting period beginning after December 15, 2004 for non-public calendar year-end companies. The adoption of FIN 46(R) did not affect the Company's financial position, results of operations or cash flows.

In December 2004, the FASB issued FASB Statement No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123(R)"), which is a revision of SFAS No. 123 and supersedes APB No. 25.

SFAS 123(R) is effective at the beginning of the first annual period beginning after December 15, 2005 for non-public companies. The provisions of SFAS 123(R) are similar to those of SFAS No. 123 and the Company is currently evaluating the impact of SFAS 123(R) on its consolidated financial statements.

4.     Earnings (loss) per share

Earnings (loss) per share are as follows:

	For the years ended December 31,
			For the period from October 1, 2003 to December 31, 2003
(in millions, except per share amounts)	2005	2004

Net income	$105.3	$171.7	$127.4
Deemed dividend of extraordinary gain applicable to Class A common stock	—	—	(124.3)
Preferred dividends accumulating but not declared	(10.7)	(9.7)	(2.0)

Income applicable to common stockholders	$94.6	$162.0	$1.1

Basic weighted average shares	17.0	17.0	17.0
Effect of dilutive shares:
Unvested Common Stock—Class A	1.2	1.1	—
Unvested Common Stock—Class B	1.1	1.0	—

	2.3	2.1	—

Diluted weighted average shares	19.3	19.1	17.0

Earnings per share:
Basic	$5.57	$9.53	$0.07
Diluted	$4.92	$8.49	$0.07

Approximately 1.3 million weighted-average unvested shares have been excluded from the computation of diluted earnings (loss) per share for the period from October 1, 2003 to December 31, 2003 as their inclusion would be antidilutive. For the period from October 1, 2003 to December 31, 2003, loss before the extraordinary gain was $19.2 million while net income was $127.4 million after the $146.6 million extraordinary gain on the acquisition. Loss before extraordinary gain of $19.2 million was increased for the $2 million cumulative preferred stock dividend for a total of $21.2 million which is used to derive the loss per share before extraordinary gain, resulting in a basic and diluted loss per share of $1.24. The extraordinary gain of $146.6 million was reduced for the $124.3 million deemed dividend reallocated to the Class A investors resulting in an extraordinary gain of $22.3 million for purposes of extraordinary gain earnings per share of $1.31 per basic and diluted shares. As discussed in Note 5, the $146.6 million acquisition gain was reallocated as a $124.3 million deemed dividend to Class A investors and as $22.3 million deferred stock-based compensation on Class A shares issued to management.

5.     Acquisition

ANC and various of its direct and indirect United States subsidiaries filed voluntary reorganization petitions under Chapter 11 of Title 11, United States Code, on November 13, 2001 ("Bankruptcy Case"). ANC and these subsidiaries operated as debtors-in-possession under the Bankruptcy Code from that date until the date of the Acquisition, which was effected as an asset sale under Sections 363 and 365 of the Bankruptcy Code. An order approving the Acquisition was entered by the United States Bankruptcy Court for the District of Delaware on August 21, 2003 and became final on September 2, 2003.

The Acquisition, effected pursuant to the Agreement, dated as of June 12, 2003, as amended, by and among Cerberus, CAR Acquisition Company LLC, ANC and various of its subsidiaries, closed on October 14, 2003. As a result of the Acquisition, Worldwide, through Vanguard USA Holdings and other of its direct and indirect subsidiaries, acquired substantially all of the assets and operations of ANC's worldwide daily vehicle rental business. The total purchase price consisted of $240.1 million in cash (of which $223.8 million was paid to ANC and $16.3 million represented direct costs of the transaction), the assumption of $54.4 million of debtor-in-possession financing provided to ANC by DaimlerChrysler Corporation (which was repaid at the time of closing of the Acquisition) and the assumption of other liabilities including most of ANC's vehicle financing debt and operating liabilities incurred or assumed by ANC subsequent to the commencement of the Bankruptcy Case. While the Acquisition closed on October 14, 2003, the Company has designated October 1, 2003 as the acquisition date for accounting purposes. As such, the Company recorded approximately $1.4 million of imputed interest expense related to the acquired businesses for the period before the consideration was exchanged. The Company's operating results from October 1, 2003 to October 14, 2003 increased net income by $5.0 million, net of imputed interest.

The total purchase price under the Agreement was allocated among the various acquired operations based on the relative fair values of those operations as of the date of purchase. Accordingly, $210.0 million of the total purchase price was allocated to operations acquired through Vanguard USA Holdings and its subsidiaries and $30.1 million was allocated to EMEA. The relative fair values of these operations and the fair value of long-lived assets and acquired intangibles was determined based, in part, on a third-party appraisal. The Acquisition resulted in an excess of fair value of identifiable acquired net assets over purchase price. The excess of fair value of identifiable acquired net assets over purchase price was allocated as a pro rata reduction of the amounts that otherwise would have been assigned to acquired long-lived assets. Any excess remaining after reducing to zero the amounts that otherwise would have been assigned to those assets was recognized as an extraordinary gain. Worldwide recognized a $146.6 million extraordinary gain in the period from October 1, 2003 to December 31, 2003.

The allocated purchase price and pro rata allocation of excess fair value is summarized in the table below:

(in millions)	Estimated fair value at October 1, 2003 of net assets acquired	Pro rata allocation of excess fair value of assets	Basis of net assets on October 1, 2003

Assets
Cash and cash equivalents	$118.5	$—	$118.5
Restricted cash	566.3	—	566.3
Receivables	307.6	—	307.6
Prepaid expenses	56.6	—	56.6
Revenue earning vehicles	3,183.8	—	3,183.8
Property and equipment	210.7	(210.7)	—
Deferred income taxes	16.7	—	16.7
Intangible assets:
Tradename	207.9	(207.9)	—
Franchise agreements	59.6	(59.6)	—
Customer relationships	40.9	(40.9)	—
Airport concession rights	12.4	(12.4)	—
Technology license	22.6	(22.6)	—
Other	4.4	(4.4)	—
Other assets	129.8	—	129.8

Total assets	$4,937.8	$(558.5)	$4,379.3

Liabilities
Accounts payable	121.8	—	121.8
Accrued liabilities	203.3	—	203.3
Insurance reserves	278.5	—	278.5
Vehicle debt and obligations	3,305.4	—	3,305.4
Non-vehicle debt	63.7	—	63.7
Deferred income taxes	9.2	—	9.2
Other liabilities	10.7	—	10.7

Total liabilities assumed	3,992.6	—	3,992.6

Net assets	$945.2	$(558.5)	$386.7

The Company funded the $240.1 million acquisition cost by issuing nonconvertible preferred stock, Class A common stock and Class B common stock to investors and management for aggregate cash proceeds of $100 million and using a portion of the proceeds from debt issued by its subsidiaries. The total equity of the Company at the date of Acquisition was $246.6 million consisting of $100 million from the sale of equity and $146.6 million of retained earnings as a result of the extraordinary gain on acquisition. The Company allocated the entire

$246.6 million of equity among its equity classes based on their relative fair values on the Acquisition date, as described in Note 18. As a result, $72.8 million was allocated to the preferred stock, $173.8 million was allocated to the Class A common stock and $0.01 million was allocated to the Class B common stock. Because of their redemption rights, the preferred stock and Class A common stock are presented outside of stockholders' equity (see Note 18). As a result of the allocation, the $146.6 million acquisition gain was reallocated as a deemed dividend to investors of $124.3 million on Class A common stock and as deferred stock-based compensation of $22.3 million to management on Class A common stock.

6.     Receivables, net

Receivables, net as of December 31 consist of the following:

($ in millions)	2005	2004

Trade receivables	$211.9	$181.1
Vehicle manufacturer receivables	247.8	215.6
Other receivables	57.2	58.4

	516.9	455.1
Less: allowance for doubtful accounts	(22.3)	(15.7)

	$494.6	$439.4

Trade receivables consist primarily of receivables from corporate trade customers, travel agents, tour operators and franchisees.

Vehicle manufacturer receivables consist of amounts due from vehicle manufacturers primarily due to sales of vehicles under guaranteed repurchase agreements and other incentives. These receivables are substantially with GM.

Other receivables consist primarily of amounts related to Non-Program Vehicle sales, damage recovery from rental customers and airport concession agreements.

7.     Revenue earning vehicles, net

Revenue earning vehicles, net as of December 31 consist of the following:

($ in millions)	2005	2004

Revenue earning vehicles	$4,773.5	$4,639.2
Less: accumulated depreciation	(380.3)	(369.0)

	$4,393.2	$4,270.2

The majority of the Company's combined U.S. and Canadian vehicle fleet is acquired under supply agreements with manufacturers. Under the terms of these agreements, the manufacturer is generally required to repurchase the vehicles from the Company at the end of a defined holding period at a guaranteed residual amount, subject to limits based upon time in service, mileage and vehicle conditions. The payments from the manufacturers generally provide the Company sufficient proceeds on disposition of revenue earning vehicles to realize the carrying value of these vehicles. Additionally, the Company receives incentive payments which have been included as a component of revenue earning vehicle depreciation and lease charges, net in the consolidated statements of income.

EMEA's operations primarily acquire vehicles from manufacturers under repurchase programs (with guaranteed residual values). The cars are then sold under sale-leaseback arrangements to various third-party financing institutions (see Note 11). As of December 31, 2005, the vehicles subject to capital lease in the EMEA fleet had a gross value of $611.1 million with accumulated depreciation of $46.6 million for a net book value of $564.5 million. As of December 31, 2004, the vehicles subject to capital lease in the EMEA fleet had a gross value of $598.8 million with accumulated depreciation of $44.8 million for a net book value of $554.0 million. The Company depreciates vehicles subject to capital lease over the expected period of use, approximately six to eight months. This amount is a component of revenue earning vehicle depreciation and lease charges, net. EMEA also leases vehicles under operating lease agreements which require the Company to provide normal maintenance and liability coverage. The agreements generally have terms of four to thirteen months. Some agreements provide for an option to terminate the leases early and allow for the purchase of leased vehicles subject to certain restrictions.

Vanguard USA has entered into a U.S. Vehicle Supply Agreement ("VSA") with GM for the 2004-2008 model years. For the 2006 model year, Vanguard USA has agreed, subject to the satisfaction of certain terms and conditions, to purchase 230,000 vehicles. The VSA also requires Vanguard USA to purchase from GM at least 75% of its fleet acquisitions for the 2007 and 2008 model years. However, the parties to the VSA have entered into discussions that may alter the terms of the VSA related to the 2007 and 2008 model years. Vanguard USA has also entered into an agreement with DaimlerChrysler Corporation to purchase a specified number of DaimlerChrysler vehicles in each of the 2004-2008 model years. Management expects that the Company's total worldwide vehicle purchases for 2006 will be between $7.8 billion and $8.3 billion.

8.     Property and equipment, net

Property and equipment, net as of December 31 consist of the following:

($ in millions)	2005	2004

Building and leasehold improvements	$35.9	$24.9
Equipment, furniture and fixtures	59.5	33.3
Construction in progress	19.4	4.5

	114.8	62.7
Less: accumulated depreciation and amortization	(23.3)	(8.3)

	$91.5	$54.4

In connection with the Acquisition, the Company allocated a portion of the excess of the fair value of identifiable net assets over the purchase price to reduce the property and equipment balances to zero. The balances as of December 31, 2005 and 2004 represent additions since the Acquisition date.

9.     Other assets

Other assets as of December 31 consist of the following:

($ in millions)	2005	2004

Deposits	$138.9	$211.2
Deferred financing costs, net	24.9	28.7
Interest rate derivatives, at fair value	69.6	6.3
Other	13.7	9.7

	$247.1	$255.9

Deposits consist of amounts primarily related to the Company's insurance programs, surety bonding programs and airport concessions. The majority of the decrease in deposits can be attributed to a decrease in collateral requirements under the Company's insurance programs as a result of negotiations in 2005 with the insurance providers.

Deferred financing costs, net represent direct and incremental costs incurred in connection with the Company's debt facilities and are being amortized to interest expense on a straight-line basis, which approximates the effective interest method, over the terms of the related borrowing.

Interest rate derivatives, at fair value represent the interest rate derivative assets held by the Company to manage the impact of interest rate changes on the Company's variable-rate vehicle debt and includes those derivatives that qualify for cash flow hedge accounting and those that do not (see Note 14).

10.  Insurance reserves

Insurance reserves as of December 31 consist of the following:

($ in millions)	2005	2004

Auto and general liability	$235.1	$272.3
Other	10.8	14.3

	$245.9	$286.6

During 2005, the auto and general liability insurance reserves decreased by $37.2 million, from $272.3 million to $235.1 million. Amounts charged to income consist of monthly accrual amounts, an adjustment resulting from the application of the provisions of the Highway Bill passed in August 2005 (see Note 3), and adjustments to the reserve balance based on actuarially determined amounts for all policy periods. During 2005, payments charged against the accrual were $92.3 million, total monthly charges added to the reserve were $112.9 million, a downward adjustment as a result of the new legislation was $10.4 million and net downward adjustments to meet reserve estimates determined by actuaries were $45.7 million. The impact of the change in foreign currency exchange rates was $1.7 million in 2005. The adjustment related to the new legislation represents the reversal of amounts accrued for estimated liability on claims incurred prior to the bankruptcy of ANC Rental Corporation, the predecessor company. The adjustments to meet actuarial estimates reflect the impact of more favorable settlements than previously estimated which also impacted the estimated reserves for open claims. These reserve estimate adjustments and the adjustment for the new legislation totaled $56.1 million. During 2004, payments charged against the accrual were $87.6 million, monthly charges added to the reserve were $118.3 million and adjustments to meet reserve estimates determined by actuaries were $45.3 million. The impact of the change in foreign currency exchange rates was $3.1 million in 2004. The reserve estimate adjustments in 2005 and 2004 resulted in a decrease to direct vehicle and operating costs and a corresponding increase in income before provision for income taxes.

11.  Vehicle debt and obligations

Vehicle debt and obligations as of December 31 consist of the following:

($ in millions)	2005	2004

Asset-backed Notes:
Series 2001-2 notes	$—	$300.0
Series 2003-1 notes	425.0	850.0
Series 2004-1 notes	70.0	500.0
Series 2005-1 notes	1,800.0	—
Series 2005-2 notes	1,500.0	—
Variable Funding Notes:
Series 2004-4	—	—
Series 2004-5	—	1,000.0
Manufacturer Notes:
General Motors Facility	310.0	795.8
DaimlerChrysler Facility	—	31.6
Capitalized leases	598.7	568.8
Limited partner interest in subsidiary	167.0	200.5

	$4,870.7	$4,246.7

Asset backed notes and variable funding notes

Vanguard USA primarily finances its vehicle purchases through wholly-owned and consolidated special purpose financing subsidiaries. These special purpose financing subsidiaries obtain funds by issuing asset-backed medium-term notes, variable funding notes, auction rate notes or commercial paper into the capital markets. The financing subsidiaries in turn lease vehicles to other subsidiaries of Vanguard USA. All debt issued under the asset backed program is collateralized by the assets of the special purpose subsidiaries, primarily consisting of revenue earning vehicles, net, restricted cash and vehicle manufacturer receivables related to revenue earning vehicles.

The borrower under the asset-backed notes and the variable funding notes is ARG Funding Corp. ("ARG"), a wholly-owned subsidiary of Vanguard USA. The assets of ARG have not been pledged to collateralize any other obligation of the Company, and any value in ARG will be available to Vanguard USA only after ARG's creditors are satisfied out of its assets.

Asset backed notes

The Series 2001-2 notes amortized over a six-month period through their maturity in March 2005.

The Series 2003-1 notes were issued in three classes, each subject to varying interest rates and minimum collateral requirements. In addition, Class B noteholders are subordinate to Class A noteholders and Class C noteholders are subordinate to Class A and Class B noteholders. The terms and amounts by class as of December 31 are summarized in the table that follows:

($ in millions)	2005	2004

Series 2003-1, Class A; interest at a floating rate of LIBOR plus 0.45% (4.82% as of December 31, 2005)	$36.4	$328.1
Series 2003-1, Class A-2; interest at a fixed rate of 2.54%	16.7	150.0
Series 2003-1, Class B; interest at a floating rate of LIBOR plus 1.75% (6.12% as of December 31, 2005)	177.7	177.7
Series 2003-1, Class C-1; interest at a floating rate of LIBOR plus 4.50% (8.87% as of December 31, 2005)	94.2	94.2
Series 2003-1, Class C-2; interest at a fixed rate of 6.64%	100.0	100.0

	$425.0	$850.0

Class A notes were repaid in full in January 2006. Class B notes were repaid in full in February 2006. Class C notes were repaid in full in March 2006. In connection with the issuance of these notes, the Company entered into an interest rate cap with a notional amount of $600.0 million as an economic hedge of changes in interest payments due to increases in LIBOR interest rates above the cap amount (see Note 14). The interest rate cap effectively capped the rate of interest at 5.0%, plus the spread over LIBOR for each variable rate class.

In February 2004, ARG completed an Auction Rate Note ("ARNs") program that provides for the issuance of up to $700.0 million of ARNs. The Series 2004-1 ARNs were initially issued in seven classes with varying interest reset dates and varying auction frequencies ranging from 7 days to 91 days. Interest rates are reset at each auction date. At December 31, 2005, the weighted average interest rate under the various classes of ARN's was 4.32%. During the third quarter of 2005, the terms of the Series 2004-1 ARN program were amended to extend the scheduled repayment date from August 2007 to August 2009.

In connection with the issuance of the ARNs, the Company entered into an interest rate cap with a notional amount of $700.0 million as an economic hedge of changes in interest payments due to increases in LIBOR interest rates above the cap amount. The interest rate cap effectively caps the rate of interest at 5.0%, plus the spread over LIBOR. In conjunction with the extension of the Series 2004-1 ARNs, the Company entered into an additional interest rate cap for the period from August 2006 to August 2008. The interest rate cap effectively caps the rate of interest at 5.0% plus the spread over LIBOR (see Note 14).

In February 2005, ARG issued Series 2005-1 Medium Term Notes ("MTN") in four classes, each subject to varying interest rates and minimum collateral requirements. The terms and amounts by class as of December 31, 2005 are summarized in the table that follows:

($ in millions)

Series 2005-1, Class A-1; interest at a fixed rate of 4.02%	$250.0
Series 2005-1, Class A-2; interest at a floating rate of LIBOR plus 0.10% (4.47% as of December 31, 2005)	1,000.0
Series 2005-1, Class A-3; interest at a fixed rate of 4.29%	350.0
Series 2005-1, Class A-4; interest at a floating rate of LIBOR plus 0.15% (4.52% as of December 31, 2005)	200.0

$1,800.0

The Class A-1 and Class A-2 notes are scheduled to be repaid in full by April 2008. The Class A-3 and Class A-4 notes are scheduled to be repaid in full by April 2010. In connection with the issuance of the Class A-2 notes, the Company entered into an interest rate cap with a notional amount of $1.0 billion (see Note 14). The interest rate cap effectively caps the rate of interest at 4.0% plus the spread over LIBOR. In connection with the issuance of the Class A-4 notes, the Company entered into an interest rate cap with a notional amount of $200.0 million (see Note 14). The interest rate cap effectively caps the rate of interest at 4.25% plus the spread over LIBOR.

In April 2005, ARG issued Series 2005-2 MTNs in five classes, each subject to varying interest rates and minimum collateral requirements. The terms and amounts by class as of December 31, 2005 are summarized in the table that follows:

($ in millions)

Series 2005-2, Class A-1; interest at a fixed rate of 4.54%	$218.0
Series 2005-2, Class A-2; interest at a floating rate of LIBOR plus 0.11% (4.48% as of December 31, 2005)	395.0
Series 2005-2, Class A-3; interest at a floating rate of LIBOR plus 0.14% (4.51% as of December 31, 2005)	320.0
Series 2005-2, Class A-4; interest at a fixed rate of 4.84%	167.0
Series 2005-2, Class A-5; interest at a floating rate of LIBOR plus 0.16% (4.53% as of December 31, 2005)	400.0

$1,500.0

The Class A-1 and Class A-2 notes are scheduled to be repaid in full by May 2008. The Class A-3 notes are scheduled to be repaid in full by May 2009. The Class A-4 and Class A-5 notes are scheduled to be repaid in full by May 2010. In connection with the Class A-2, Class A-3 and Class A-5 notes, the Company entered into interest rate caps with notional amounts of

$395.0 million, $320.0 million and $400.0 million, respectively (see Note 14). The interest rate caps effectively cap the rate of interest at 4.50% plus the spread over LIBOR for the floating rate notes.

Variable funding notes

In June 2004, ARG issued a series of Variable Funding Notes ("VFN") totaling $350.0 million. The Series 2004-4 has a final maturity of October 2007. As of December 31, 2005, the Series 2004-4 had $350.0 million available to be drawn. The Series 2004-4 VFN bears interest at a spread over various bank conduit's cost of funds.

In November 2004, ARG issued a $1.0 billion VFN (Series 2004-5) with a term of 364 days in length. In connection with the issuance of the VFN, the Company entered into an interest rate cap with a notional amount of $1.0 billion. The interest rate cap effectively capped the rate of interest at 4.0% plus the spread over LIBOR; however this interest rate cap did not qualify for hedge accounting. Concurrently with the issuance of the Series 2005-1 MTNs discussed above, the Company repaid the Series 2004-5 $1.0 billion VFN. The Company terminated the Series 2004-5 VFN on March 30, 2005. Additionally, the Company sold the related interest rate cap on April 1, 2005 for proceeds of $10.4 million (see Note 14).

Manufacturer notes

Vanguard USA and certain wholly-owned and consolidated special purpose financing entities of Vanguard USA have entered into (i) an $800.0 million variable funding note facility with General Motors (the "GM Facility") for the purpose of financing eligible vehicles available for purchase from GM under the GM repurchase program and (ii) an $800.0 million Secured Credit Facility with DaimlerChrysler (the "DC Facility") for the purpose of financing eligible vehicles available for purchase from DaimlerChrysler under the DaimlerChrysler manufacturer program.

The borrower under the GM Facility, Vanguard SPE I, Inc. ("VSPEI"), a subsidiary of Vanguard USA, pledged 100% of its assets to collateralize its obligations under the GM Facility. The assets primarily consist of revenue earning vehicles, restricted cash and certain vehicle manufacturer receivables. The VSPEI assets have not been pledged to collateralize any other obligation of the Company, and any value in VSPEI will be available to Vanguard USA only after VSPEI's creditors are satisfied out of its assets.

The borrower under the DC Facility, National Rental Group Financing, Inc. ("NRGF"), a subsidiary of Vanguard USA, pledged 100% of its assets to collateralize its obligations under the DC Facility. The assets primarily consist of revenue earning vehicles, restricted cash and certain vehicle manufacturer receivables. The NRGF assets have not been pledged to collateralize any other obligation of the Company, and any value in NRGF will be available to Vanguard USA only after NRGF's creditors are satisfied out of its assets.

The GM Facility and the DC Facility allow for prepayment at any time, in whole or in part, without premium or penalty. The GM Facility and the DC Facility mature on August 31, 2007 and no advances may be made after September 1, 2006. The GM Facility bears interest at prime plus 1.0% (8.25% at December 31, 2005), however, it contains a provision for an interest rebate to occur 18 months, 24 months, 30 months and 36 months from the closing date, subject to certain rebate conditions, such that the effective rate is reduced to the prime rate. The DC Facility bears interest at prime (7.25% at December 31, 2005).

Capitalized leases

EMEA's operations primarily acquire vehicles from manufacturers under repurchase programs (with guaranteed residual values). The cars are then sold under sale-leaseback arrangements to various third party financing institutions. The vehicles are held for six to eight months; the vehicle obligation accrues interest at a rate based upon a spread over LIBOR (4.6% at December 31, 2005). The future minimum lease payments due under the capital lease obligations is $604.9 million as of December 31, 2005, which includes $6.2 million of imputed interest.

Limited partner interest in subsidiary

National Car Rental (Canada) Inc. ("National Canada"), the Company's Canadian operating subsidiary for the National brand, has a partnership agreement (the "Partnership Agreement") with the subsidiary of a bank (the "Limited Partner"). This transaction included the creation of a limited partnership (NT Limited Partnership, or the "Partnership"). National Canada is the general partner in the Partnership. The Partnership Agreement is effective through October 29, 2010, subject to extension, with the purpose to purchase, own, lease and rent vehicles throughout Canada. The Partnership Agreement contains various restrictive covenants. The Limited Partner has committed to funding $500.0 million Canadian ($429.5 million U.S. at December 31, 2005) to the Partnership, through the issuance and sale of notes in the Canadian commercial paper market. The Limited Partner's interest is collateralized by an interest in all the vehicles and receivables of the Partnership. The Limited Partner's interest is reflected as a vehicle debt obligation in the consolidated financial statements as the Partnership is a limited life partnership (a special purpose entity) created to provide the financing for the purchase of vehicles in Canada.

National Canada, as General Partner, is allocated the remainder of the partnership net income after distribution of the income share of the Limited Partner. The income share of the Limited Partner totaled $8.3 million for 2005, $7.2 million for 2004 and $1.9 million for the period from October 1, 2003 to December 31, 2003 which is included in vehicle interest expense. Due to the nature of the relationship between National Canada and the Partnership, the Partnership is consolidated by the Company.

Maturity of vehicle debt and obligations

Expected repayments of vehicle debt and obligations outstanding as of December 31, 2005 are as follows:

($ in millions)

2006	$1,160.1
2007	859.0
2008	1,397.7
2009	614.7
2010	839.2

Total	$4,870.7

As of December 31, 2005 and 2004, approximately $932.7 million and $364.1 million, respectively, of restricted cash was held by the special purpose financing subsidiaries and the Partnership.

12.  Non-vehicle debt, principally to affiliates

Non-vehicle debt, principally to affiliates, as of December 31 consists of the following:

($ in millions)	2005	2004

Revolving credit facilities	$—	$—
Senior subordinated term loan	80.0	80.0
Junior subordinated term operating loan	60.0	60.0
Junior subordinated term holding loan	110.5	95.0
Notes payable related to interest rate caps	39.4	—
Other	10.1	5.5

	$300.0	$240.5

In connection with the Acquisition, the Company, through certain of its consolidated subsidiaries, entered into a revolving credit facility with Cerberus, Congress Financial Corporation ("Congress") and The CIT Group/Business Credit, Inc. ("CIT"). In addition, the Company, through certain of its consolidated subsidiaries, entered into term loans with Cerberus. At the date of closing, the Company paid Cerberus $3.6 million of financing costs related to these obligations of which an unamortized balance of $1.8 million is included in other assets as of December 31, 2005.

Revolving credit facilities

On October 14, 2003, the Company, through certain of its consolidated U.S. subsidiaries, entered into a $150.0 million collateralized revolving credit facility ("U.S. Revolving Credit

Facility") that expires on September 30, 2007. Congress and CIT provide the first $80.0 million of availability and an affiliate of Cerberus provides the remaining $70.0 million. Although the availability of borrowings under the U.S. Revolving Credit Facility is not subject to a borrowing base, borrowings that exceed an agreed upon borrowing base bear interest at a rate per annum equal to (i) the greater of 1.25% per annum and three month LIBOR, plus (ii) 6.0%. Loans made in compliance with the borrowing base will bear interest at a rate based on either, at the option of the Company, the reference rate or LIBOR for the applicable interest period plus in either case a spread dependent upon the amount of excess availability under the borrowing base. The reference rate is the greater of (i) 4.50%, and (ii) the prime rate. As of December 31, 2005, $143.1 million was available to be drawn under this facility. The amount available has been reduced by outstanding letters of credit.

The U.S. Revolving Credit Facility is collateralized by first-priority and second-priority perfected liens, subject to permitted exceptions (including liens on certain assets securing obligations in respect of outstanding surety bonds), on substantially all of the tangible and intangible assets of Vanguard USA Holdings.

The terms of the U.S. Revolving Credit Facility do not require any scheduled payments of principal other than at maturity. In addition to paying interest on the outstanding principal under the U.S. Revolving Credit Facility, the Company is required to pay (i) an unused commitment fee equal to 0.5% per annum on the average monthly unused portion of the U.S. Revolving Credit Facility, payable monthly; (ii) servicing fees and agent's fees; (iii) anniversary fees on a portion of the U.S. Revolving Credit Facility and (iv) an early termination fee in an amount equal to 1.0% to 3.0% dependent upon the termination date.

The U.S. Revolving Credit Facility contains various restrictive covenants including limitations on Vanguard USA's ability to incur other debt, grant liens to secure its obligations, declare and pay dividends, repurchase its stock or sell its properties. Vanguard USA must also maintain a minimum net worth of $180 million. Accordingly, the ability of Vanguard USA to pay dividends is restricted to the extent of Vanguard USA's minimum net worth requirement. As of December 31, 2005, management believes that Vanguard USA is in compliance with all covenants. During 2005, 2004 and for the period from October 1, 2003 to December 31, 2003, the Company incurred $2.6 million, $2.5 million and $1.0 million, respectively, in anniversary and unused commitment fees, of which $0.4 million and $0.5 million are included within accrued liabilities on the consolidated balance sheet as of December 31, 2005 and 2004, respectively. The $2.6 million in anniversary and unused commitment fees incurred in 2005 includes $1.9 million payable to Cerberus, of which $0.3 million is included within accrued liabilities on the consolidated balance sheet as of December 31, 2005. The $2.5 million in anniversary and unused commitment fees incurred in 2004 includes $1.5 million payable to Cerberus, of which $0.3 million is included within accrued liabilities on the consolidated balance sheet as of December 31, 2004. The $1.0 million in anniversary and unused commitment fees incurred in 2003 includes $0.3 million payable to Cerberus.

In December 2004, EMEA, through its consolidated subsidiaries entered into a 30.0 million pounds sterling revolving credit facility (approximately $51.7 million U.S. as of December 31, 2005). As of December 31, 2005, 27.0 million pounds sterling was available and 3.0 million pounds sterling was dedicated for bank overdraft facilities. This facility expires in December 2007. Interest on any borrowings is based on the Bank of England index rate plus 1.25%.

Senior subordinated term loan

On October 14, 2003, Vanguard USA entered into an $80.0 million Senior Subordinated Term Loan with Cerberus. The Senior Subordinated Term Loan bears interest at a rate of 14.0% per annum and matures on March 30, 2008. The Senior Subordinated Term Loan is guaranteed by Vanguard USA Holdings.

Vanguard USA may voluntarily prepay some or all of the notes evidencing the Senior Subordinated Term Loan at any time, without premium or penalty, subject to certain notice requirements and certain minimum amounts. Holders of the notes may require Vanguard USA to make an offer to purchase the notes at a purchase price in cash of 101% of the then-outstanding aggregate principal amount of the notes (together with accrued and unpaid interest) upon certain changes of control. The Senior Subordinated Term Loan parties (Vanguard USA Holdings and Vanguard USA) are required to make an offer to purchase notes evidencing the Senior Subordinated Term Loan upon certain asset sales from the net cash proceeds of such asset sales. Any such voluntary prepayments are permitted and both of such offers are required, only to the extent permitted by the U.S. Revolving Credit Facility.

The Senior Subordinated Term Loan is subordinated to the obligations of Vanguard USA under the U.S. Revolving Credit Facility. The Senior Subordinated Term Loan is collateralized by a third-priority perfected lien on, and security interest in, the equity interests of Vanguard USA in each of the securitization subsidiaries; however, such liens do not include partner interests in any of Vanguard USA's securitization subsidiaries. The Senior Subordinated Term Loan contains various restrictive covenants including a minimum net worth covenant.

The terms of the Senior Subordinated Term Loan do not require any scheduled payments of principal other than at maturity. In addition to paying interest on the outstanding principal under the Senior Subordinated Term Loan, Vanguard USA is required to pay an anniversary fee while the Senior Subordinated Term Loan is outstanding. During 2005 and 2004, Vanguard USA incurred $12.2 million each year in interest and anniversary fees payable to Cerberus, of which $1.1 million is included within accrued liabilities on the consolidated balance sheets as of December 31, 2005 and 2004. For the period from October 1, 2003 to December 31, 2003, Vanguard USA incurred $2.6 million in interest and anniversary fees payable to Cerberus.

Junior subordinated term loans

On October 14, 2003, Vanguard USA and Cerberus entered into a $60.0 million term loan (the "Junior Term Operating Loan") and Vanguard USA Holdings and Cerberus entered into an

$80.0 million term loan (the "Junior Term Holding Loan" and, collectively with the Junior Term Operating Loan, the "Junior Term Loans"). The Junior Term Operating Loan is guaranteed by Vanguard USA Holdings. The Junior Term Loans bear interest at a rate of 15.0% per annum and mature on September 30, 2008. Under the Junior Term Operating Loan, up to 50% of each installment of interest due may be deferred and added to principal at the option of Vanguard USA. Under the Junior Term Holding Loan, 100% of each installment of interest due shall be deferred and added to the principal. During 2005 and 2004, $15.5 million and $12.4 million, respectively, of interest was added to the principal amount. For the period from October 1, 2003 to December 31, 2003, $2.6 million of interest was added to the principal amount.

The Company may voluntarily prepay some or all of the notes evidencing the Junior Term Loans at any time, without premium or penalty, subject to certain notice requirements and certain minimum amounts. Holders of the notes may require the parties (Vanguard USA Holdings and Vanguard USA) to the Junior Term Loan to make an offer to purchase the Junior Term Loans at a purchase price in cash of 101% of the then-outstanding aggregate principal amount of the notes (together with accrued and unpaid interest) upon certain changes of control. The Company is required to make an offer to purchase notes evidencing the Junior Term Loans upon certain asset sales from the net cash proceeds of such asset sales. Any such voluntary prepayments are permitted and both of such offers are required, only to the extent permitted by the U.S. Revolving Credit Facility and the Senior Subordinated Term Loan.

The Junior Term Loans are subordinated to the obligations of the Company under the U.S. Revolving Credit Facility and the Senior Subordinated Term Loan. The Junior Term Operating Loan is collateralized by a fourth-priority perfected lien on, and security interest in, the equity interests of each of Vanguard USA's securitization subsidiaries; however, such liens do not include (i) equity interest in any entity that serves as a general partner of any securitization subsidiary or (ii) general partner interests in any securitization subsidiary. In addition, the Junior Term Holding Loan is collateralized by a third-priority security interest in Vanguard USA Holdings' equity interest in Vanguard USA; provided, however, that such security interest does not include any preferred stock or similar equity interests. The Junior Term Loans contain various restrictive covenants, however the Junior Term Loans are not subject to any consolidated net worth or other maintenance covenants.

The terms of the Junior Term Loans do not require any scheduled payments of principal other than at maturity. The Company is required to pay an anniversary fee while the Junior Term Loans are outstanding. During 2005 and 2004, the Company incurred $26.9 million and $24.8 million, respectively, in anniversary fees and interest payable to Cerberus under the Junior Term Loans, of which $2.6 million, and $2.4 million are included within accrued liabilities on the consolidated balance sheets as of December 31, 2005 and 2004, respectively. For the period from October 1, 2003 to December 31, 2003, the Company incurred $5.0 million in anniversary fees and interest payable to Cerberus.

Notes payable related to interest rate caps

In conjunction with the issuance of the Series 2005-1 MTNs, the Company purchased interest rate caps with a purchase price of $28.0 million. The Company paid $8.0 million and financed the remaining amount over three years. The implicit interest rate of these notes is 7.8%. In conjunction with the issuance of the Series 2005-2 MTNs, the Company borrowed $27.5 million to finance the purchase of interest rate caps associated with the Series 2005-2 MTNs. The implicit interest rate of these notes is 8.4% and will be repaid over six years. See Note 11 for discussion of the Series 2005-1 and Series 2005-2 MTNs.

Maturity of non-vehicle debt, principally to affiliates

Expected repayments of non-vehicle debt, principally to affiliates outstanding as of December 31, 2005 are as follows:

($ in millions)

2006	$14.2
2007	14.4
2008	259.0
2009	6.7
2010	4.6
Thereafter	1.1

Total	$300.0

13.  Income taxes

The components of the provision for income taxes are as follows:

	For the years ended December 31,
			For the period from October 1, 2003 to December 31, 2003
($ in millions)	2005	2004

Current:
Federal	$2.6	$—	$—
State	—	—	—
Foreign	8.5	7.0	1.6
Federal and state deferred	51.6	9.7	—
Foreign deferred	16.8	13.3	2.3

Provision for income taxes	$79.5	$30.0	$3.9

A reconciliation of the provision (benefit) for income taxes calculated using a notional statutory U.S. federal income tax rate to the Company's provision for income taxes is as follows:

	For the years ended December 31,
			For the period from October 1, 2003 to December 31, 2003
($ in millions)	2005	2004

Provision (benefit) computed at statutory U.S. federal income tax rate	$64.7	$70.6	$(5.3)
Non-deductible expenses	2.4	1.7	3.4
U.S. state income taxes, net of U.S. federal benefit	7.0	7.5	(1.1)
Foreign income tax at other than U.S. rates	(1.3)	(2.0)	0.8
Change in foreign tax rates	—	(2.4)	—
Change in estimate for foreign income taxes	4.0	—	—
Change in valuation allowance	2.3	(45.6)	5.5
Other	0.4	0.2	0.6

Provision for income taxes	$79.5	$30.0	$3.9

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The classification as a deferred tax asset or liability in the consolidated balance sheet is based on the net deferred tax position by taxing jurisdiction. The deferred tax assets reported in the consolidated balance sheet reflect the combined net deferred taxes of all foreign jurisdictions, other than Canada. The Canadian operations generated a net deferred tax liability, and were combined with the U.S. net deferred tax liabilities on the consolidated balance sheet. Components of the net deferred income tax asset (liability) as of December 31 are as follows:

($ in millions)	2005	2004

Deferred income tax liabilities:
Difference in book basis and tax basis in property and other assets	$(936.4)	$(899.2)
Deferred income tax assets:
Net operating losses and carryforwards	782.4	820.2
Accruals not currently deductible	77.6	65.0
Valuation allowance	(5.2)	(2.9)
Other	(1.8)	—

Net deferred income tax asset (liability)	$(83.4)	$(16.9)

As of December 31, 2005, the Company had cumulative tax losses of $2.0 billion resulting in a deferred tax asset. The losses, which are primarily attributable to the U.S. operations, have a carryforward period of twenty years and will expire in 2023 through 2025.

The Company's net operating loss carryforward has been generated primarily from additional bonus depreciation expense. The Company is a capital-intensive company whose business operations involve continuous and significant vehicle acquisitions and dispositions. Due to a favorable change in the U.S. tax law, companies were allowed to expense up to 50% of the cost of qualified assets in the year such assets were placed in service as additional bonus depreciation expense. Qualified assets, as defined in the U.S. tax code, were those assets that have a recovery period of 20 years or less or certain specified assets, such as computer software. The qualified assets must have been purchased before January 1, 2005 and after September 10, 2001. Substantially all of the vehicles purchased by the Company between October 1, 2003 and December 31, 2004 qualify for this favorable treatment. This bonus depreciation has also generated the significant deferred tax liability.

Under current law, realized gains from the sale of certain assets may be deferred if the sales proceeds are reinvested in similar property within a required time period as outlined in Internal Revenue Code section 1031. These rules require qualifying assets to be transferred to a Qualified Intermediary ("QI") as defined in the rules. The QI will i) sell the asset, ii) hold the sales proceeds to purchase replacement property, iii) acquire the replacement property, and iv) ultimately transfer the replacement property to the seller. In March 2005, management implemented a Like-Kind-Exchange ("LKE") asset program for its rental fleet. The bonus depreciation eliminated the payment of most cash income taxes in 2003 and 2004. The LKE program has extended the period in which the Company expects to pay reduced cash income taxes beyond when the bonus depreciation provision expired. Without the implementation of the LKE program, the majority of accelerated tax depreciation claimed on fleet acquisitions during the 2003 and 2004 tax period would have reversed upon the sale of these vehicles.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company provides valuation allowances to offset portions or all of the deferred tax assets due to uncertainty surrounding the future realization of such deferred tax assets. The Company adjusts the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized.

In management's judgment, it is more likely than not that the net deferred tax asset of certain of the Company's foreign operations would not be realized as a reduction of future taxable income, therefore the Company has recorded valuation allowances against the deferred assets. In management's judgment as of December 31, 2003, it was more likely than not that the net deferred tax asset of the Company's U.S. operations would not be realized as a reduction of future taxable income. Therefore, the Company recorded a valuation allowance against the net deferred tax asset. The change in valuation allowance for the period from October 1, 2003 to December 31, 2003 was $5.5 million. During 2004, management revised its assessment regarding the realization of these assets due to a change in facts, specifically the generation of a net deferred tax liability as a result of continuing operations. In management's opinion, it is more likely than not that the deferred tax assets of its U.S. operations will be realized as a reduction in future taxable income.

14.  Derivatives

The major market risk hedged by the Company is the change in LIBOR-based interest rates. The Company enters into interest rate cap agreements to mitigate the risk of increases in interest payments due to increases in interest rates on its variable interest rate vehicle debt. In substance, these interest rate cap agreements consist of monthly caps which extend through the life of the underlying debt and, in some cases, up to 12 months past the final maturity date of the debt. During 2005, 2004 and the period from October 1, 2003 to December 31, 2003, the Company purchased interest rate caps totaling $70.9 million, $8.3 million and $2.1 million, respectively. These purchases were in conjunction with issuances of variable rate vehicle debt (see Note 11).

Certain of the monthly caps associated with the Series 2003-1, Series 2005-1 and Series 2005-2 vehicle debt were determined to qualify for cash flow hedge accounting and thus any changes in the fair value of the associated monthly caps were reported as a component of accumulated other comprehensive income (loss) in stockholders' equity on the consolidated balance sheets. In 2005, the Company received payments totaling $0.3 million related to monthly caps that qualified for hedge accounting. During 2004 and the period from October 1, 2003 to December 31, 2003, the Company did not receive any payments related to its monthly caps. As of December 31, 2005, net deferred gains on the Company's monthly caps included in accumulated other comprehensive income (loss) totaled $1.2 million (net of a $0.9 million tax provision). The Company expects that $5.6 million of gains included in the net deferred gain will be recognized in 2006 in vehicle interest, net in the consolidated statements of income as these monthly caps expire. See Note 21 for the changes in accumulated other comprehensive income (loss).

In those instances where the monthly caps extend past the final maturity date of the debt, the Company has identified those monthly caps as not qualifying for cash flow hedge accounting. For the monthly caps that do not qualify for hedge accounting, any changes in the fair value of the monthly caps are reported as net (gain) loss from derivatives in the consolidated statements of income. The net gains on the Company's monthly caps that did not qualify for hedge accounting totaled $0.8 million in 2005 and included a $4.5 million realized gain on the sale of an interest rate cap agreement for proceeds of $10.4 million. Losses on the Company's monthly caps that did not qualify for hedge accounting totaled $2.0 million in 2004.

15.  Employee benefit and other employee-related programs

United States

The Company-sponsored retirement savings plan incorporates the salary reduction provisions of Section 401(k) of the Internal Revenue Code and covers substantially all employees in the United States meeting specific age and service requirements. The Company provides a cash match of 50% of the first 4% of an eligible employee's plan compensation deferred into the plan. Contributions expensed by the Company totaled $3.0 million for 2005, $3.1 million for 2004 and $0.3 million for the period from October 1, 2003 to December 31, 2003.

The Company also contributes to various defined benefit, union-administered, multi-employer plans for employees under collective bargaining agreements in the United States. Contributions expensed by the Company totaled $3.4 million for 2005, $3.2 million for 2004 and $0.8 million for the period from October 1, 2003 to December 31, 2003. Approximately 32% of employees in the United States are under collective bargaining agreements.

EMEA

EMEA sponsors a defined benefit pension plan that provides pension arrangements to certain full time employees. This plan is closed to new participants. The following table presents the changes in benefit obligations and plan assets for pension benefits of this plan. It also presents a reconciliation of the funded status of these benefits to the amount recorded in the consolidated balance sheets at December 31 of each year indicated.

	For the years ended December 31,
($ in millions)	2005	2004

Change in benefit obligation:
Benefit obligation at beginning of year	$37.6	$30.5
Service cost	1.6	1.3
Interest cost	1.9	1.9
Actuarial loss	15.3	1.9
Benefits paid	(0.6)	(0.6)
Plan participant contributions	0.1	0.1
Impact of change in foreign exchange rate	(4.7)	2.5

Benefit obligation at end of year	$51.2	$37.6

Change in plan assets:
Fair value of plan assets at beginning of year	$35.1	$27.0
Actual return on plan assets	5.5	3.6
Benefits paid	(0.6)	(0.6)
Employer contributions	2.6	2.6
Plan participant contributions	0.1	0.1
Impact of change in foreign exchange rate	(3.9)	2.4

Fair value of plan assets at end of year	$38.8	$35.1

Reconciliation of funded status:
Funded status	$(12.4)	$(2.5)
Unrecognized actuarial (gain) loss	10.9	(0.7)

Accrued benefit cost	$(1.5)	$(3.2)

Amounts recognized in the consolidated balance sheet consist of:
Accrued benefit cost	$(1.5)	$(3.2)

Additional minimum liability	$(10.3)	$—

The 2005 actuarial loss of $15.3 million in the preceding table of changes in benefit obligations reflects changes in various actuarial assumptions used to calculate the benefit obligation including the mortality table and discount rate. The accumulated benefit obligation was $50.6 million and $35.9 million as of December 31, 2005 and 2004, respectively.

Net periodic pension expense consists of the following:

	For the years ended December 31,
			For the period from October 1, 2003 to December 31, 2003
($ in millions)	2005	2004

Components of net periodic pension expense:
Service cost	$1.6	$1.3	$0.3
Interest cost	1.9	1.9	0.4
Expected return on plan assets	(2.3)	(1.9)	(0.4)

Net periodic pension expense	$1.2	$1.3	$0.3

The following are the assumptions utilized to determine benefit obligations for the valuations of EMEA's plan as of December 31 of the year indicated:

	2005	2004

Discount rate	4.8%	5.5%
Expected return on plan assets	5.6%	6.5%
Rate of compensation increase	3.4%	3.5%

The following are the assumptions utilized to determine net periodic pension expense:

	For the years ended December 31,
			For the period from October 1, 2003 to December 31, 2003
	2005	2004

Discount rate	5.5%	5.5%	6.0%
Expected return on plan assets	6.5%	6.5%	6.7%
Rate of compensation increase	3.5%	3.5%	4.0%

The plan assets by category as of December 31 are as follows:

	2005	2004

Equity securities	56%	56%
Bonds	44%	44%

	100%	100%

The assumptions for the valuation of the plans were developed by management with the assistance of a third-party actuary. The discount rate was based on a Sterling corporate bond index as of December 31, 2005. The expected return on plan assets was determined based on historical experience within the portfolio and the expectation of future returns based on the current asset mix. The decrease of the expected return on plan assets assumption used in the determination of benefit obligations reflects the change in expectations of long term returns at December 31, 2005 as compared to expectations of long term returns at December 31, 2004. The mortality assumptions are based on the third-party actuary's best estimate of expected plan mortality.

The investment strategy for the assets of the EMEA pension plan is to maximize investment returns with prudent levels of risk to meet the current and projected financial requirements of the plan.

The following are the expected benefits to be paid in the next ten years. These estimates are based on the same assumptions as those utilized to determine net periodic pension expense.

($ in millions)

2006	$0.6
2007	0.6
2008	0.9
2009	0.9
2010	1.0
2011-2015	6.2

The Company is currently evaluating its funding plan for 2006; however, the Company expects to contribute at least $2.5 million to the EMEA pension plan in 2006.

Other

In 2004, the Company relocated its corporate headquarters to Tulsa, Oklahoma. During 2005 and 2004 the Company recorded approximately $1.4 million and $10.9 million, respectively in retention and severance expense related to the headquarter relocation. The Company made cash payments of $6.3 million and $5.3 million in 2005 and 2004, respectively, related to severance and retention. As of December 31, 2005 and 2004, the Company had $0.7 million and $5.6 million, respectively, included in accrued liabilities in the consolidated balance sheets.

As part of the accounting for the Acquisition, the Company accrued $10.4 million for relocation expenses, including direct relocation and outplacement. During 2004, the Company accrued an additional $0.9 million for the corporate headquarters relocation. The Company made cash payments of $4.1 million and $5.5 million in 2005 and 2004, respectively, for relocation expenses. As of December 31, 2005 and 2004, the Company has $1.7 million and $5.8 million included in accrued liabilities on the consolidated balance sheets.

16.  Commitments and contingencies

Legal proceedings

The Company is a party to various legal proceedings, which have arisen, in the ordinary course of business. While the results of these matters cannot be predicted with certainty, the Company believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated results of operations, cash flows or financial position.

Lease commitments

The Company and its subsidiaries lease real property, equipment and software under various operating leases with terms from 1 to 25 years. The Company has also entered into various airport concession and permit agreements, which generally provide for payment of a percentage of revenue from vehicle rentals with a guaranteed minimum lease obligation.

Expenses under real property, equipment and software leases, airport concession and permit agreements and other lease arrangements are as follows:

	For the years ended December 31,
			For the period from October 1, 2003 to December 31, 2003
($ in millions)	2005	2004

Real property	$74.9	$73.2	$17.6
Equipment and software	9.5	22.9	3.0
Other	9.7	11.2	19.5
Airport concession fees:
Minimum fixed obligation	139.6	125.5	32.1
Contingent fees	80.5	69.0	15.1

	$314.2	$301.8	$87.3

Future minimum lease obligations under noncancelable real property, equipment and software leases and airport agreements with initial terms in excess of one year as of December 31 are payable as follows:

($ in millions)	Real property	Equipment and software	Airport concession fees	Total

2006	$71.1	$6.1	$118.3	$195.5
2007	57.1	4.1	104.7	165.9
2008	49.2	3.2	83.5	135.9
2009	39.4	1.7	52.0	93.1
2010	34.5	0.6	32.7	67.8
Thereafter	256.2	—	208.8	465.0

	$507.5	$15.7	$600.0	$1,123.2

Information technology systems

In October 2003 and in connection with the Acquisition, the Company executed a Master Information Technology Services Agreement (the "Perot Agreement") with Perot Systems Corporation ("Perot"). Under the Perot Agreement, Perot will provide the Company's operations in the United States and Canada with substantially all of its information technology requirements, including application development and maintenance, data center, desktop and helpdesk services.

The initial term of the Perot Agreement is 10 years, and is cancelable, without cause, at any time after the first 4 years of the initial term, subject to termination fees. The Perot agreement requires minimum payments of approximately $27.5 million in 2006 and $29.2 million in 2007. These base fees vary over the 10 year term and are subject to adjustment based on service levels in excess of base levels specified in the agreement. The Company is amortizing the total base fees on a straight-line basis over the term of the agreement. During 2005, 2004 and for the period from October 1, 2003 to December 31, 2003, the Company recorded $42.7 million, $38.1 million and $9.6 million, respectively, in expense related to the Perot Agreement. These amounts are primarily reflected in selling, general and administrative expenses in the consolidated statements of income.

Other matters

The Company is also subject to potential liability related to environmental matters. The Company establishes reserves for environmental matters when the loss is probable and reasonably estimable. As of December 31, 2005 and 2004, the aggregate amounts accrued for environmental liabilities, reflected in our consolidated balance sheet in "Other liabilities" were $0.9 million and $0.9 million, respectively. The accrual generally represents the estimated cost to study potential environmental issues at sites deemed to require investigation or clean-up activities, and the estimated cost of any remediation activities required including on-going maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the site.

For many sites, potential damages for which we may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as our connection to the site, the materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation).

In the normal course of business, the Company is required to post performance and surety bonds, letters of credit, and/or cash deposits as financial guarantees of the Company's performance. To date, the Company has satisfied financial responsibility requirements for regulatory agencies and insurance companies by making cash deposits, obtaining surety bonds or by obtaining bank letters of credit. As of December 31, 2005, the Company had outstanding surety bonds of approximately $71.9 million.

17.  Fair value of financial instruments

The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. The assumptions used have a significant effect on the estimated amounts reported.

The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

  •
  Cash and cash equivalents, restricted cash, trade and manufacturer receivables, deposits within other assets, accounts payable, accrued liabilities, other liabilities and variable-rate debt:    The carrying amount of these items are a reasonable estimate of their fair value due to the short term nature or the variable interest rate.

  •
  Fixed rate medium-term notes payable:    The fair value of medium-term notes payable is estimated based on the quoted market prices for the same or similar issues.

  •
  Interest rate caps:    The fair value of interest rate caps is determined from valuation models which represent discounted future cash flows through maturity of the derivative instruments using current rates. Fair value was calculated by the financial institutions that are the counterparties to the derivatives.

  •
  Senior and junior subordinated term loans and notes payable related to interest rate caps: As of December 31, 2005 and 2004, the fair value of these loans was based on the prices of similar securities and credit ratings.

Carrying amounts and fair values of certain of the Company's financial instruments which are not separately reported in the consolidated balance sheets or the notes to the consolidated financial statements are as follows as of December 31:

	2005		2004
($ in millions)	Carrying value	Fair value	Carrying value	Fair value

Fixed rate medium term notes—vehicle debt	$1,101.7	$1,087.9	$250.0	$249.9
Senior and junior subordinated term loans	250.5	253.0	235.0	237.4
Notes payable related to interest rate caps	39.4	39.4	—	—

18.  Mandatorily redeemable securities

In connection with the asset purchase agreement in October 2003, Worldwide issued 95,000 shares (85,500 shares to Cerberus and 9,500 shares to the Company's Chief Executive Officer) of 10.0% redeemable nonconvertible preference shares ("preferred stock") at a liquidation preference of $1,000 per share for proceeds of $95.0 million. Redemption is required upon liquidation or change in control which constitutes a Liquidation Event (as defined in the preferred stock agreement). Upon a Liquidation Event, the holders of the preferred stock are entitled to receive an amount per share equal to the sum of $1,000 per share plus all accumulated and unpaid dividends ("liquidation value"). Additionally, the Company may choose to redeem these securities at the liquidation value. The liquidation value at December 31, 2005 was $117.4 million which includes $22.4 million of unpaid dividends. The preferred stock ranks senior to all classes of common stock with respect to dividend rights and rights upon liquidation.

The holders of the preferred stock are entitled to receive, in cash, dividends at the rate of 10% of the liquidation value per annum. Such dividends are cumulative, annually compounding and accrue daily from the date of issuance. Accumulated and unpaid dividends were $10.7 million ($112.35 per share) for 2005, $9.7 million ($102.14 per share) for 2004 and $2.0 million ($21.37 per share) for the period from October 1, 2003 to December 31, 2003.

In connection with the asset purchase agreement in October 2003, Worldwide issued 18,350,000 shares (15,300,000 shares to Cerberus and the remaining shares to certain key executives of the Company) of Common Stock-Class A shares for proceeds of $5.0 million ($0.27 per share). The Class A common shares entitle the holder to one vote per share which is equivalent to the Class B shares. In the event of a Liquidation Event, as defined, the holders of the Class A shares are entitled to receive, after paying or setting aside amounts for the preferred shares, $16.35 per share before any distributions are made to the Class B shareholders. Once the Class A shareholders receive their preferential distribution of $16.35 per share after a Liquidation Event, the holders share in the remaining proceeds with the Class B shareholders. In the event of an equity offering to the public, the Class A shares vest and convert to a new class of common stock at a conversion rate of one share plus the result of dividing $16.35 by the IPO price. The Class A shares are redeemable by the holder in the event of a Liquidation Event.

The Company's Chief Executive Officer may require the Company to repurchase the 9,500 shares of preferred stock and the 1,700,000 shares of the Common Stock-Class A upon his termination for any reason at a fair value price to be determined upon his termination.

The preferred stock and the Class A common stock were issued concurrently at the stated values of $95.0 million and $5.0 million, respectively. At the time of the Acquisition, the fair value of the net assets acquired and recorded exceeded the purchase price by $146.6 million which resulted in an extraordinary gain for that amount (see Note 5). The Company obtained a third-party valuation of each of its equity classes. Of the $246.6 million of initial equity, $72.8 million was allocated to the preferred stock based on its relative fair value, $173.8 million was allocated to the Class A common stock and $0.01 million was allocated to the Class B common stock.

19.  Stock-based compensation

As previously noted, certain key executives entered into stock purchase agreements with Worldwide that afforded them the opportunity to participate in the ownership of Worldwide and its subsidiaries by purchasing preferred shares and Class A and B shares of common stock. In the aggregate, the executive officers purchased 3,050,000 shares of Class A common stock for $0.8 million, 1,150,000 shares of Class B common stock for $0.01 million and 9,500 shares of preferred stock for $9.5 million. Of the 3,050,000 shares of Class A common stock issued, 1,700,000 shares purchased by the Company's Chief Executive Officer vested immediately. Another 1,000,000 shares acquired by the Company's Chief Executive Officer vested on December 31, 2005. Shares purchased by other officers vest over time as follows:

October 14, 2006	50%
October 14, 2007	100%

At the time of Acquisition, Worldwide recorded deferred stock-based compensation of $22.3 million, measured as the excess of the estimated fair value of the common stock issued to certain key executives and the amount paid by these executives to purchase the common stock. The fair value of the common stock was estimated using, among other measures, the carrying value of the net monetary assets acquired by Worldwide as of the date of Acquisition. The fair value of the common stock was supported by an external valuation of the company.

During 2005, 2004 and for the period from October 1, 2003 to December 31, 2003, the Company charged $4.6 million, $4.0 million and $12.5 million to compensation expense, in accordance with the vesting provisions of the Class A common stock. As of December 31, 2005, 2004 and 2003, the Company has $0.8 million, $5.4 million and $9.8 million, respectively, of Class A unamortized stock-based compensation.

In August 2005, certain executives and certain members of the board of directors of the Company were given the opportunity to purchase Class B shares of common stock of Worldwide. In aggregate 347,667 shares of Class B common stock were purchased at par value and vest over a three year period. The Company recorded unamortized stock-based compensation of $6.8 million, measured as the excess of the estimated fair value of the Class B common stock issued and the amount paid by these individuals. The fair value was estimated using an external valuation of the Company, which was prepared contemporaneously with the issuance. During 2005, the Company charged $0.9 million against the unamortized compensation expense related to these shares. At December 31, 2005, the Company has $5.9 million of Class B unamortized stock-based compensation.

20.  Equity

In connection with the Asset Purchase Agreement in October 2003, Worldwide issued 1,150,000 shares of Class B common stock for proceeds of $0.01 million. The Class B shares were purchased by members of management. The holders have one vote per share, equal to the

Common A shareholder and upon an equity offering to the public, the shares vest and convert into a new class of common stock on a one to one basis. As noted above, during 2005, the Company allowed certain members of management and the board of directors to purchase 347,667 shares of Class B common stock for proceeds of $0.001 per share. The holders of the Class B common stock purchased in 2005 have the same terms as the other Class B common stock with the exception that these shares may not be sold for two years following an initial public offering. However, the shares may be sold in a pro rata percentage equal to the percentage of shares sold by Cerberus.

Vanguard USA issued a series of preferred stock to GM consisting of one share of Series A Preferred Stock in exchange for a cash price of $10,000. GM may not sell, pledge, transfer or otherwise dispose of the Series A Preferred Stock. Vanguard USA may redeem the Series A Preferred Stock for an amount equal to $10,000 in certain limited circumstances. The Series A Preferred Stock has a par value of $.01, ranks senior to any other class of capital stock with respect to liquidation or dissolution of Vanguard USA, is non-voting and bears no dividends.

Upon the occurrence of a Series A Event of Noncompliance, as defined below, GM will have the right to elect a number of directors constituting a majority of the Board of Directors of Vanguard USA, provided that the right to elect such directors to the Board of Directors will automatically terminate (and any directors elected by GM, as holder of the Series A Preferred Stock will resign) upon the assumption by Vanguard USA of the vehicle leases of its financing subsidiaries in accordance with the Bankruptcy Code. A Series A Event of Noncompliance means the occurrence of either of the following: on or prior to the 60th day following a Bankruptcy Proceeding, (i) Vanguard USA has not either (a) filed a motion with the Bankruptcy Court to permit the assumption in accordance with the Bankruptcy Code of the leases or (b) commenced making payments under the leases for periods following the commencement of the Bankruptcy Proceeding, or (ii) if Vanguard USA has either (a) filed a motion with the Bankruptcy Court to permit the assumption in accordance with the Bankruptcy Code of the leases and such motion is withdrawn or (b) commenced making payments under the leases, Vanguard USA shall thereafter fail to continue to make such payments.

21.  Accumulated other comprehensive income (loss)

Changes in the components of accumulated other comprehensive income (loss) are as follows:

	Income (Loss)
($ in millions)	Interest rate hedges	Foreign currency translation	Minimum pension liability	Total

Balance at October 1, 2003	$ —	$ —	$ —	$ —

2003 Change:
Pre-income tax amount	(0.2)	4.0	—	3.8
Income tax benefit	—	—	—	—

	(0.2)	4.0	—	3.8

Balance at December 31, 2003	(0.2)	4.0	—	3.8

2004 Change:
Pre-income tax amount	(2.8)	10.4	—	7.6
Income tax benefit	1.2	—	—	1.2
Net reclassification into earnings of losses (net of a $0.4 million tax benefit)	0.6	—	—	0.6

	(1.0)	10.4	—	9.4

Balance at December 31, 2004	(1.2)	14.4	—	13.2

2005 Change:
Pre-income tax amount	2.8	(9.2)	(10.3)	(16.7)
Income tax benefit (provision)	(1.2)	—	3.1	1.9
Net reclassification into earnings of losses (net of a $0.5 million tax benefit)	0.8	—	—	0.8

	2.4	(9.2)	(7.2)	(14.0)

Balance at December 31, 2005	$ 1.2	$ 5.2	$ (7.2)	$ (0.8)

22.  Segment Information

The Company's reportable segments are strategic business units that are based primarily upon geographic regions. The Company's reportable segments are defined as (i) United States, (ii) EMEA, with operations located primarily in Europe, and (iii) Canada. All reportable segments have both Alamo and National operations.

The Company evaluates performance based on segment profit (loss) from operations, which represents earnings after revenue earning vehicle depreciation and lease charges, net and vehicle interest expense, net, but is earnings before non-vehicle interest expense, net, income taxes and depreciation of property and equipment. The accounting policies of the segments are the same as those described in Note 3. A reconciliation of total segment profit (loss) from operations to consolidated income (loss) before provision for income taxes and extraordinary gain is provided below. The following tables present certain financial information concerning the Company's reportable segments.

($ in millions)	United States	EMEA	Canada	Other	Total

For the year ended December 31, 2005
Rental revenues	$2,173.7	$474.4	$166.9	$—	$2,815.0
Other	42.4	28.5	5.2	—	76.1

Total segment revenues	$2,216.1	$502.9	$172.1	$—	$2,891.1
Segment profit (loss)	$197.9	$25.1	$17.4	$(0.7)	$239.7
Less:
Depreciation of property and equipment					(15.3)
Non-vehicle interest expense, net					(39.6)

Income before provision for income taxes					$184.8

Other financial information:
Revenue earning vehicle depreciation and lease charges, net	$542.1	$106.0	$40.8	$—	$688.9
Vehicle interest expense, net	$192.5	$31.4	$8.0	$—	$231.9
Purchases of property and equipment	$(47.5)	$(9.0)	$(3.3)	$—	$(59.8)
For the year ended December 31, 2004
Rental revenues	$2,037.1	$457.0	$137.9	$—	$2,632.0
Other	42.7	22.5	4.4	—	69.6

Total segment revenues	$2,079.8	$479.5	$142.3	$—	$2,701.6
Segment profit	$200.3	$43.1	$7.6	$(0.1)	$250.9
Less:
Depreciation of property and equipment					(8.0)
Non-vehicle interest expense, net					(41.2)

Income before provision for income taxes					$201.7

Other financial information:
Revenue earning vehicle depreciation and lease charges, net	$465.8	$97.2	$32.0	$—	$595.0
Vehicle interest expense, net	$129.6	$25.3	$7.2	$—	$162.1
Purchases of property and equipment	$(35.1)	$(6.1)	$(4.1)	$—	$(45.3)

($ in millions)	United States	EMEA	Canada	Other	Total

For the period from October 1, 2003 to December 31, 2003
Rental revenues	$474.0	$95.9	$26.0	$—	$595.9
Other	7.7	4.2	1.2	—	13.1

Total segment revenues	$481.7	$100.1	$27.2	$—	$609.0
Segment profit (loss)	$1.0	$(1.7)	$(3.2)	$—	$(3.9)
Less:
Depreciation of property and equipment					(0.3)
Non-vehicle interest expense, net					(11.1)

Loss before provision for income taxes and extraordinary gain					$(15.3)

Other financial information:
Revenue earning vehicle depreciation and lease charges, net	$129.3	$20.1	$6.6	$—	$156.0
Vehicle interest expense, net	$25.5	$5.2	$2.4	$—	$33.1
Purchases of property and equipment	$(11.8)	$(1.7)	$(0.2)	$—	$(13.7)

The following table presents long-lived assets and total assets by segment as of December 31.

	Long Lived Assets(1)		Total Assets
($ in millions)	2005	2004	2005	2004

United States	$73.0	$40.2	$5,435.8	$4,544.3
EMEA	11.6	10.2	828.3	803.3
Canada	6.9	4.0	283.8	314.1

	$91.5	$54.4	$6,547.9	$5,661.7

(1)
Long lived assets include property and equipment, net.

23.  Subsequent events (Unaudited)

In June 2006, Vanguard USA Holdings, a wholly-owned subsidiary of Worldwide, and one of its subsidiaries, National Car Rental (Canada) Inc. ("National Canada"), entered into new senior secured credit facilities with various lenders in an aggregate principal amount of up to $975 million, consisting of a revolving credit facility of up to $175 million (including a $25 million Canadian sub-facility) and an $800 million term loan. Under the $175 million revolving credit facility, $160.1 million was available and $14.9 million was outstanding for letters of credit.

The proceeds from the term loan were used as follows: (1) $260.5 million to repay existing non-vehicle indebtedness, including interest accrued to the repayment date, held by Cerberus, (2) $122.6 million to repurchase of shares of preferred stock, including accrued and unpaid dividends, of Worldwide, held Cerberus and Mr. Lobeck, and (3) $395.7 million to repay certain vehicle-related indebtedness.

The term loan has a maturity of seven years, with payments during the first six years equal to 1.0% of the original principal amount of the term loan per year and the remaining balance due during the seventh year. The term loan is prepayable at any time without premium or penalty, except that in certain limited circumstances a prepayment penalty equal to 1.0% of the amount of the term loan prepaid is required in connection with any refinancing prior to June 14, 2007.

The revolving credit facility can be used for working capital and general corporate purposes, including obtaining standby letters of credit. Availability under the revolving credit facility is not subject to a borrowing base. At the request of Vanguard USA Holdings, the amount of revolving credit facility can be increased by up to $25 million. Any such increase is at the discretion of the administrative agent for the facility and would be available only if one or more existing or additional lenders are willing to provide the additional commitments. Unless terminated earlier, the revolving credit facility has a maturity of six years.

The loans under the new senior secured credit facilities to Vanguard USA Holdings bear interest, at Vanguard USA Holdings' option, at a rate based on either the prime lending rate or LIBOR, in each case plus an applicable margin. In conjunction with the issuance of the term loan, Vanguard USA Holdings entered into interest rate swap agreements (see Note 12). At June 30, 2006, the effective interest rate on the term loan was 8.4%. The loans to National Canada bear interest either at the Canadian prime rate plus an applicable margin or at a defined Canadian discount rate. The loans are generally subject to mandatory prepayment with: (i) 100% of the net cash proceeds of certain asset sales, subject to certain exceptions; (ii) 50% of the net cash proceeds from an equity offering; (iii) 100% of the net cash proceeds of new debt incurrences, subject to certain exceptions and (iv) 40% of Vanguard USA Holdings' excess cash flow, as defined in the senior secured credit facilities.

Certain subsidiaries of Vanguard USA Holdings, including Vanguard USA, Alamo Rental (US) Inc., National Rental (US) Inc., Vanguard Real Estate Holdings LLC, Alamo Rent-A-Car (Canada), Inc., Vanguard Car Rental Claims Inc., and Vanguard Trademark Holdings USA LLC,

have guaranteed the obligations under the senior secured credit facilities and are collectively referred to as the "guarantors." Vanguard USA Holdings has guaranteed the obligations of National Canada under the Canadian subfacility.

The senior secured credit facilities are secured by first priority liens on substantially all assets, and proceeds thereof, of the borrowers and guarantors, subject to certain permitted exceptions, including without limitation, pledges of all of the capital stock owned by Vanguard USA Holdings and the guarantors in their direct and indirect U.S. subsidiaries, including the securitization subsidiaries. In addition, VCR USA Holdings II Inc., a subsidiary of Worldwide and the parent of Vanguard USA Holdings has pledged 100% of the stock of Vanguard USA Holdings to secure the repayment of the senior secured credit facilities. None of the assets of the securitization subsidiaries are collateral for the senior secured credit facilities. In addition, the assets of our Canadian subsidiaries secure only the obligations under the Canadian sub-facility.

Liens on capital stock of the securitization subsidiaries however, do not include (i) equity interests in any entity that serves as a general partner of any of our securitization subsidiaries or (ii) general partner interests in any of our securitization subsidiaries. The collateral agents under the senior secured credit facilities have agreed, pursuant to an intercreditor agreement with the trustees and sureties for our securitization program, among other things, not to take any action that would cause the applicable securitization subsidiaries to breach their respective obligations in their certificates of incorporation or limited partnership agreements or in the related financing documents and not to transfer their respective interests in the common stock or limited partnership interests of the applicable securitization subsidiaries unless the transferee has agreed to abide by these same restrictions.

The new senior secured credit facilities contain various customary affirmative and negative covenants. In particular, dividends by Vanguard USA Holdings on its capital stock on a cumulative basis on and after June 14, 2006 will be limited to an amount equal to $30 million plus 35% of cumulative excess cash flow; provided that such dividends will only be permitted to the extent that the maximum consolidated leverage ratio of Vanguard USA Holdings is not greater than 2.75 to 1. Additionally, Vanguard USA Holdings will be required to comply with the following financial covenants on a periodic basis: (i) minimum interest coverage ratio of Vanguard USA Holdings (ratio of consolidated adjusted EBITDA after fleet costs to consolidated non-vehicle cash interest expense); (ii) maximum consolidated leverage ratio of Vanguard USA Holdings (ratio of consolidated non-vehicle indebtedness to consolidated adjusted EBITDA after fleet costs); and (iii) maximum periodic capital expenditures.

In conjunction with the issuance of the $800 million term loan, Vanguard USA Holdings entered into interest swap agreements in a total notional amount of $475 million. These swaps are based on LIBOR and have notional amounts of $275 million, $100 million and $100 million at maturities of 3 years, 5 years and 7 years, respectively, and effectively converted the respective portions of the variable rate $800 million term loan to 8.5%, 8.53% and 8.56%.

Also in June 2006, Vanguard USA Holdings entered into interest rate cap agreements that effectively offset the impact of existing interest rate cap agreements related to monthly caps that extend past the final maturity date for the Series 2005-1 and Series 2005-2 vehicle debt. As such, future movements in the fair value of the new interest rate caps and the existing interest rate caps will substantially offset in the consolidated statements of income. Vanguard USA Holdings received proceeds of approximately $30.0 million related to the sale of the interest rate cap agreements. The proceeds were used to repay the notes payable related to interest rate caps which are included in non-vehicle debt principally to affiliates.

In the third-quarter of 2006, the existing equity holders of Worldwide exchanged their outstanding shares of Class A and Class B common stock of Worldwide for Class A and Class B common equity units of Vanguard Car Rental Holdings LLC ("VCR Holdings LLC"). VCR Holdings LLC was incorporated in July 2006 and is now the direct parent of Worldwide. Vanguard Car Rental Group Inc. ("VCRG") was incorporated in July 2006 and filed a Form S-1 with the SEC. VCRG is intended to ultimately become the parent holding company of Worldwide if an equity offering of VCRG occurs. VCRG will become the parent of Worldwide immediately prior to the consummation of an equity offering through the merger of VCR Holdings LLC into VCRG. In the merger, each Class A common equity unit and each Class B common equity unit of VCR Holdings LLC will be converted into shares of VCRG common stock at specified conversion ratios.

Worldwide Excellerated Leasing Ltd. and Subsidiaries
Quarterly Financial Data (Unaudited)

Summarized quarterly financial data are as follows.

($ in millions)	First quarter	Second quarter	Third quarter	Fourth quarter

2005
Revenues	$655.9	$715.6	$832.6	$687.0
Income before provision for income taxes	$15.5	$11.9	$134.0	$23.4
Net income	$8.7	$6.5	$81.4	$8.7
Non-vehicle interest expense, net	$10.4	$10.4	$10.6	$8.2
Depreciation of property and equipment	$3.0	$4.0	$3.9	$4.4
2004
Revenues	$616.3	$673.0	$771.4	$640.9
Income before provision for income taxes	$38.5	$62.3	$88.1	$12.8
Net income	$36.7	$55.7	$77.9	$1.4
Non-vehicle interest expense, net	$10.5	$10.1	$10.7	$9.9
Depreciation of property and equipment	$1.0	$1.7	$2.5	$2.8

The Company's business, particularly the leisure travel market, is highly seasonal. The third quarter, which includes the peak summer travel months, has historically been our strongest quarter of the year. During the peak season we increase our rental fleet and workforce to accommodate increased rental activity. As a result, any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on our business. The first and fourth quarters are generally the weakest because there is reduced leisure travel except during key holiday periods and a greater potential for adverse or unseasonable weather conditions that could impact business activity. Because of the seasonality of our operations, our revenue and variable operating and selling expenses are generally higher in aggregate dollars during the second and third quarters as compared to the first and fourth quarters. Many of our operating expenses, such as rent, general insurance and administrative personnel remain fixed throughout the year and cannot be reduced during periods of decreased rental demand. As a result, our cost of operations, as a percentage of revenue, is generally higher during the first and fourth quarters as compared to the second and third quarters.

 Schedule I—Condensed Financial Information

Worldwide Excellerated Leasing Ltd.
Condensed Parent Company Balance Sheets

	As of December 31,
($ in millions, except share and per share amounts)	2005	2004

Assets
Investment in and advances to subsidiaries	$527.5	$428.8

Total assets	$527.5	$428.8

Liabilities, mandatorily redeemable securities and stockholders' equity
Liabilities
Accrued liabilities	$1.0	$—
Due to subsidiaries	0.9	—

Total liabilities	1.9	—

Mandatorily redeemable securities
Preferred stock, par value $0.001 per share, 95,000 shares authorized, issued and outstanding as of December 31, 2005 and 2004 (Liquidation value of $117.4 million and $106.7 million as of December 31, 2005 and 2004, respectively)	72.8	72.8
Common stock—Class A, par value $0.001 per share; 20,000,000 shares authorized, 18,300,000 shares issued and outstanding as of December 31, 2005 and 2004 (Liquidation value of $299.2 million as of December 31, 2005 and 2004)	173.8	173.8
Stockholders' equity
Common stock—Class B, par value $0.001 per share; 5,000,000 shares authorized, 1,397,667 shares and 1,050,000 shares issued and outstanding as of December 31, 2005 and 2004, respectively	—	—
Additional paid in capital	28.7	21.9
Retained earnings	257.8	152.5
Accumulated other comprehensive income (loss)	(0.8)	13.2
Unamortized stock-based compensation	(6.7)	(5.4)

Total stockholders' equity	279.0	182.2

Total liabilities, mandatorily redeemable securities and stockholders' equity	$527.5	$428.8

The accompanying notes are an integral part of these condensed financial statements.

 Schedule I—Condensed Financial Information (continued)

Worldwide Excellerated Leasing Ltd.
Condensed Parent Company Statements of Income

			For the period from October 1, 2003 to December 31, 2003
	For the years ended December 31,
(millions, except for per share amounts)	2005	2004

Revenue	$—	$—	$—
Operating costs and expenses	(1.9)	—	—
Interest income on advances to affiliates	4.6	3.7	0.7
Equity earnings (loss) of subsidiaries, net of tax	102.6	168.0	(19.9)

Income (loss) before extraordinary gain	105.3	171.7	(19.2)
Extraordinary gain	—	—	146.6

Net income	$105.3	$171.7	$127.4

Earnings per share:
Basic	$5.57	$9.53	$0.07
Diluted	$4.92	$8.49	$0.07
Weighted average shares outstanding:
Basic	17.0	17.0	17.0
Diluted	19.3	19.1	17.0

The accompanying notes are an integral part of these condensed financial statements.

 Schedule I—Condensed Financial Information (continued)

Worldwide Excellerated Leasing Ltd.
Condensed Parent Company
Statements of Stockholders' Equity (Deficit)

	Common Stock Class B
			Additional paid in capital	Retained earnings (accumulated deficit)	Accumulated other comprehensive income (loss)	Unamortized stock-based compensation	Total shareholders' equity (deficit)	Total comprehensive income
($ in millions)	Shares	Par amount

Balance, October 1, 2003	—	$—	$—	$—	$—	$—	$—
Stock issued	1.2	—	—	—	—	—	—
Comprehensive income:	—	—
Net income	—	—	—	127.4	—	—	127.4	$127.4
Foreign currency translation	—	—	—	—	4.0	—	4.0	4.0
Interest rate hedges	—	—	—	—	(0.2)	—	(0.2)	(0.2)

Total comprehensive income								$131.2

Deferred stock-based compensation	—	—	22.3	—	—	(22.3)	—
Amortization of stock-based compensation	—	—	—	—	—	12.5	12.5
Reallocation of Acquisition Date Equity to Class A common stock as a deemed dividend ($124.3 million) and deferred stock-based compensation ($22.3 million)	—	—	—	(146.6)	—	—	(146.6)

Balance, December 31, 2003	1.2	—	22.3	(19.2)	3.8	(9.8)	(2.9)

Comprehensive income:
Net income	—	—	—	171.7	—	—	171.7	$171.7
Foreign currency translation	—	—	—	—	10.4	—	10.4	10.4
Interest rate hedges	—	—	—	—	(1.0)	—	(1.0)	(1.0)

Total comprehensive income								$181.1

Amortization of stock-based compensation	—	—	—	—	—	4.0	4.0
Adjustment to stock-based compensation	—	—	(0.4)	—	—	0.4	—
Repurchase of shares	(0.1)	—	—	—	—	—

Balance, December 31, 2004	1.1	—	21.9	152.5	13.2	(5.4)	182.2

Comprehensive income:
Net income	—	—	—	105.3	—	—	105.3	$105.3
Foreign currency translation	—	—	—	—	(9.2)	—	(9.2)	(9.2)
Interest rate hedges	—	—	—	—	2.4	—	2.4	2.4
Minimum pension liability	—	—	—	—	(7.2)	—	(7.2)	(7.2)

Total comprehensive income								$91.3

Amortization of stock-based compensation	—	—	—	—	—	5.5	5.5
Deferred stock-based compensation	—	—	6.8	—	—	(6.8)	—
Stock issued	0.3	—	—	—	—	—	—

Balance, December 31, 2005	1.4	$—	$28.7	$257.8	$(0.8)	$(6.7)	$279.0

The accompanying notes are an integral part of these condensed financial statements.

 Schedule I—Condensed Financial Information (continued)

Worldwide Excellerated Leasing Ltd. and Subsidiaries
Condensed Parent Company Statements of Cash Flows

			For the period from October 1, 2003 to December 31, 2003
	For the years ended December 31,
($ in millions)
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$105.3	$171.7	$127.4
Adjustments to reconcile net income to net cash provided by operating activities:
Extraordinary gain	—	—	(146.6)
Equity (earnings) loss of subsidiaries, net of tax	(102.6)	(168.0)	19.9
Changes in assets and liabilities:
Due to/due from subsidiaries	(3.7)	(3.7)	(0.7)
Other liabilities	1.0	—	—

Net cash provided by operating activities	—	—	—

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash contributed to subsidiaries in connection with acquisition	—	—	(118.5)

Purchase of business, net of cash acquired	—	—	(121.6)

Net cash used in investing activities	—	—	(240.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from preferred stock issuance	—	—	95.0
Proceeds from common stock issuance	—	—	5.0
Proceeds from subsidiaries in connection with acquisition	—	—	140.1

Net cash provided by financing activities	—	—	240.1

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	—	—
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	—	—	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$—	$—	$—

The accompanying notes are an integral part of these condensed financial statements.

 Schedule I—Condensed Financial Information (continued)
Worldwide Excellerated Leasing Ltd.

Notes to Condensed Parent Company
Financial Statements

1.     Background and basis of presentation

Worldwide Excellerated Leasing Ltd. (the "Company" or "Worldwide"), a Bermuda based company, was formed on August 8, 2003. The Company is controlled by certain investment funds and accounts managed by Cerberus Capital Management, L.P. ("Cerberus") and its affiliates. Worldwide is a top-level holding company that conducts substantially all of its business operations through its indirect subsidiaries.

There are significant restrictions on Worldwide's ability to obtain funds from its indirect subsidiaries through dividends, loans or advances. See Note 12 to Notes to consolidated financial statements of Worldwide as of and for the years ended December 31, 2005 and 2004 and for the period from October 1, 2003 to December 31, 2003 included elsewhere in this prospectus. Accordingly, these condensed financial statements have been presented on a "parent-only" basis. Under a parent-only presentation, Worldwide's investments in its consolidated subsidiaries are presented under the equity method of accounting. These parent-only financial statements should be read in conjunction with Worldwide's audited annual consolidated financial statements included elsewhere in this prospectus.

2.     Vehicle and non-vehicle debt

Worldwide has no direct outstanding vehicle debt and obligations or non-vehicle debt. Such items exist at its direct and indirect subsidiaries. For a discussion of the vehicle debt and obligations and the non-vehicle debt of Worldwide's direct and indirect subsidiaries, see Notes 11 and 12 to Notes to consolidated financial statements of Worldwide as of and for the years ended December 31, 2005 and 2004 and for the period from October 1, 2003 to December 31, 2003 included elsewhere in this prospectus.

3.     Commitments and contingencies

Worldwide has no direct commitments and contingencies. Such items exist at its direct and indirect subsidiaries. For a discussion of the commitments and contingencies of Worldwide's direct and indirect subsidiaries, see Note 16 to Notes to consolidated financial statements of Worldwide as of and for the years ended December 31, 2005 and 2004 and for the period from October 1, 2003 to December 31, 2003 included elsewhere in this prospectus.

4.     Mandatorily redeemable securities

For a discussion of the mandatorily redeemable securities of Worldwide, see Note 18 to Notes to consolidated financial statements of Worldwide as of and for the years ended December 31, 2005 and 2004 and for the period from October 1, 2003 to December 31, 2003 included elsewhere in this prospectus.

 Schedule I—Condensed Financial Information (continued)
Worldwide Excellerated Leasing Ltd.

Notes to Condensed Parent Company
Financial Statements (continued)

5.     Stock-based compensation

For a discussion of Worldwide's stock-based compensation see Note 19 to Notes to consolidated financial statements of Worldwide as of and for the years ended December 31, 2005 and 2004 and for the period from October 1, 2003 to December 31, 2003 included elsewhere in this prospectus. The stock-based compensation expense is pushed down to Worldwide's subsidiaries; therefore, the expense is recorded within the equity earnings (losses) of subsidiaries.

6.     Equity

For a discussion of Worldwide's equity, see Note 20 to Notes to consolidated financial statements of Worldwide as of and for the years ended December 31, 2005 and 2004 and for the period from October 1, 2003 to December 31, 2003 included elsewhere in this prospectus.

7.     Subsequent events (unaudited)

In August 2006, the existing equity holders of Worldwide exchanged their outstanding shares of Class A and Class B common stock of Worldwide for Class A and Class B common equity units of Vanguard Car Rental Holdings LLC ("VCR Holdings LLC"). VCR Holdings LLC was incorporated in July 2006 and is now the direct parent of Worldwide. Vanguard Car Rental Group Inc. ("VCRG"), was incorporated in July 2006 and filed a Form S-1 with the Securities and Exchange Commission on August 2, 2006. VCRG is intended to ultimately become the parent holding company of Worldwide if an equity offering of VCRG occurs. VCRG will become the parent of Worldwide immediately prior to the consummation of an equity offering through the merger of VCR Holdings LLC into VCRG. In the merger, each Class A common equity unit and each Class B common equity unit of VCR Holdings LLC will be converted into shares of VCRG common stock at specified conversion ratios.

Worldwide Excellerated Leasing Ltd. and subsidiaries
Schedule II—Valuation and qualifying accounts
For the years ended December 31, 2005 and 2004 and for
the period from October 1, 2003 to December 31, 2003

($ in millions)	Balance at beginning of the period	Net additions (deductions) charged to expense	Other		Translation adjustment	Balance at end of the year

For the year ended December 31, 2005:
Allowance for doubtful accounts	$15.7	$10.5	$(3.2)	(a)	$(0.7)	$22.3
Auto and general liability insurance reserves	$272.3	$56.8	$(92.3	)(b)	$(1.7)	$235.1
Valuation allowance for deferred tax assets	$2.9	$2.3	$—		$—	$5.2
For the year ended December 31, 2004:
Allowance for doubtful accounts	$3.2	$16.2	$(4.5)	(a)	$0.8	$15.7
Auto and general liability insurance reserves	$283.8	$73.0	$(87.6	)(b)	$3.1	$272.3
Valuation allowance for deferred tax assets	$47.9	$(45.6)	$0.6		$—	$2.9
For the period from October 1, 2003 to December 31, 2003:
Allowance for doubtful accounts	$—	$3.2	$—		$—	$3.2
Auto and general liability insurance reserves	$279.6	$29.8	$(27.7	)(b)	$2.1	$283.8
Valuation allowance for deferred tax assets	$42.4	$5.5	$—		$—	$47.9

(a)
Represents writeoffs.

(b)
Represents payments.

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Stockholders of Vanguard Car
Rental USA Holdings Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of ANC Rental Corporation and its subsidiaries (the "Company") at September 30, 2003, and the results of their operations and their cash flows for the nine months then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred significant operating losses and, at September 30, 2003, has a shareholders' deficit of $506.8 million. As described in Note 2, in November 2001, the Company and certain of its US subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. These conditions raise substantial doubt about the Company's ability to continue as a going concern. As described in Note 1, in October 2003, the Company sold substantially all of its assets and operations to a private investment group.

As described in Note 4, the Company has restated its consolidated financial statements as of and for the nine months ended September 30, 2003.

PricewaterhouseCoopers LLP

Miami, Florida
December 17, 2004

ANC Rental Corporation
(Debtor-in-possession)
Consolidated Balance Sheet
(As restated)

($ in millions, except share and per-share amounts)	As of September 30, 2003

Assets
Cash and cash equivalents	$0.1
Receivables, net	0.7
Other assets	8.1
Assets held for sale	4,186.2

Total assets	$4,195.1

Liabilities and shareholders' deficit
Liabilities
Accounts payable	$2.5
Accrued liabilities	75.0
Other debt	204.9
Other liabilities	46.4
Liabilities subject to compromise	410.7
Liabilities related to assets held for sale	3,962.4

Total liabilities	4,701.9
Commitments and contingencies (Note 13)
Shareholders' deficit:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; none issued	$—
Common stock, par value $0.01 per share; 250,000,000 shares authorized; 45,296,139 shares issued and outstanding	0.5
Additional paid-in capital	907.6
Accumulated deficit	(1,395.2)
Accumulated other comprehensive loss	(19.7)

Total shareholders' deficit	(506.8)

Total liabilities and shareholders' deficit	$4,195.1

The accompanying notes are an integral part of these consolidated financial statements.

ANC Rental Corporation
(Debtor-in-possession)
Consolidated Statement of Operations
(As restated)

(in millions, except per share amounts)	For the nine months ended September 30, 2003

Revenue	$1,898.6
Costs and expenses:
Direct operating costs	849.1
Vehicle depreciation and lease charges, net	453.8
Selling, general, and administrative	335.8
Reorganization expenses	51.0
Transition expenses	21.8
Impairment of long-lived assets	522.2
Interest income	(2.2)
Interest expense	117.7
Other expense, net	32.2

Loss from continuing operations before income taxes	(482.8)
Provision for income taxes	—

Loss from continuing operations	(482.8)
Loss from discontinued operations, net of income taxes	(7.7)

Net loss	$(490.5)

Basic and diluted loss per share from continuing operations	$(10.66)
Basic and diluted loss per share from discontinued operations	(0.17)

Basic and diluted loss per share	$(10.83)

Shares used in computing per share amounts:
Basic and diluted	45.3

The accompanying notes are an integral part of these consolidated financial statements.

ANC Rental Corporation
(Debtor-In-Possession)
Consolidated Statement of Shareholders' Deficit
(As restated)

	For the nine months ended September 30, 2003
	Common stock
			Additional paid in capital		Accumulated other comprehensive loss	Total stockholders' equity deficit	Total comprehensive loss
				Accumulated deficit
($ in millions)	Shares	Amount

BALANCE, JANUARY 1, 2003	45.3	$0.5	$907.6	$(904.7)	$(59.9)	$(56.5)
Comprehensive loss:
Net loss	—	—	—	(490.5)	—	(490.5)	$(490.5)
Foreign currency translation	—	—	—	—	10.1	10.1	10.1
Interest rate hedges	—	—	—	—	30.1	30.1	30.1

Total comprehensive loss							$(450.3)

BALANCE, SEPTEMBER 30, 2003	45.3	$0.5	$907.6	$(1,395.2)	$(19.7)	$(506.8)

The accompanying notes are an integral part of these consolidated financial statements.

ANC Rental Corporation
(Debtor-in-possession)
Consolidated Statement of Cash Flows
(As restated)

($ in millions)	For the nine months ended September 30, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(490.5)
Adjustments to reconcile net loss to net cash used in operating activities:
Net loss from discontinued operations	7.7
Depreciation of revenue earning vehicles, net	346.3
Net loss on sale of revenue earning vehicles	10.1
Provision for bad debt	(5.8)
Impairment of long-lived assets	522.2
Fair value adjustment on interest rate hedges and recognition of deferred losses	33.1
Depreciation of property and equipment	46.8
Amortization of intangibles and debt issue costs	7.9
Changes in assets and liabilities:
Receivables	(14.1)
Prepaid expenses and other assets	(44.4)
Accounts payable and accrued liabilities	13.4
Insurance reserves	(15.3)
Other liabilities	(48.0)
Other, net	10.6

Net cash provided by operating activities	380.0
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of revenue earning vehicles	(4,670.2)
Sales of revenue earning vehicles	4,099.2
Purchases of property and equipment	(26.6)
Proceeds from sale of property and equipment	14.1
Increase in restricted cash—non-vehicle related	(7.7)
Decrease in restricted cash—vehicle related	255.0

Net cash used in investing activities	(336.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Vehicle debt and obligations:
Proceeds	943.0
Payments	(1,094.4)
Proceeds from other debt	96.2
Payments on other debt	(22.4)
Deferred financing costs	(12.6)
Other, net	(1.2)

Net cash used in financing activities	(91.4)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(47.6)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	166.2

CASH AND CASH EQUIVALENTS AT END OF PERIOD*	$118.6

Supplemental disclosure:
Interest paid	$76.2

*
At September 30, 2003, the Company has cash and cash equivalents of $118.6 million, of which $118.5 million was included in assets held for sale.

The accompanying notes are an integral part of these consolidated financial statements.

ANC Rental Corporation
(Debtor-in-possession)
Notes to consolidated financial statements

1.    Organization and basis of presentation

The accompanying consolidated financial statements include the accounts of ANC Rental Corporation and its subsidiaries (the "Company" or "ANC"). All significant intercompany accounts and transactions have been eliminated. Prior to the sale discussed below, the Company rented vehicles on a daily, weekly or monthly basis at airport or near-airport locations through the brand names of "Alamo" and "National." Alamo and National operate both domestically and internationally in the airport leisure and business rental segments. Alamo primarily serves the value leisure market while National primarily serves the airport premium business and leisure travel market. Alamo and National operate through both company-owned and franchised locations in the United States and internationally.

On November 13, 2001, ANC Rental Corporation and certain of its direct and indirect U.S. subsidiaries (each, a "Debtor," and collectively "Debtors") filed voluntary petitions under Chapter 11 of Title 11, United States Code, in the United States Bankruptcy Court for the district of Delaware (Case No. 01-11200 et al., Jointly Administered). The Debtors do not include international operations, an insurance captive or consolidated special purpose financing entities. The Debtors remained in possession of their assets and properties, and continued to operate their businesses and manage their properties as debtors-in-possession pursuant to the Bankruptcy Code through the date of the sale to Cerberus Capital Management L.P. ("Cerberus"), a private investment group.

On June 12, 2003, after a formal sales process that included discussions with and offers from various potential buyers, the Company entered into an agreement to sell substantially all of its assets and operations to an affiliate of Cerberus for $233.0 million in cash and assumption of certain liabilities. Liabilities assumed, directly or indirectly, generally include all of the Company's vehicle debt, debtor-in-possession financing provided by a vehicle manufacturer, and certain other liabilities. All other liabilities, including liabilities subject to compromise, were retained by ANC. On June 26, 2003, the Bankruptcy Court approved formal bidding procedures required under Delaware bankruptcy law to provide other qualified buyers an opportunity to submit competing bids. No competing bids were received and on August 21, 2003, the Bankruptcy Court approved the sale to Cerberus. A subsequent sale approval order was entered by the Bankruptcy Court on September 3, 2003. The sale transaction closed on October 14, 2003 for cash proceeds of $223.8 million. Following the closing, the Company has no remaining operating assets. All assets sold and related liabilities assumed have been classified as assets held for sale and liabilities related to assets held for sale in the accompanying consolidated balance sheet (see Note 5). On August 21, 2003, the assets and liabilities to be sold were classified as held for sale and written down to their estimated fair market value less costs to sell. The Company plans to proceed to an orderly liquidation of all assets and liabilities which were not sold.

These financial statements have been prepared in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in

Reorganization Under the Bankruptcy Code" ("SOP 90-7"). SOP 90-7 requires segregating pre-petition liabilities that are subject to compromise and identifying all transactions and events that are directly associated with the reorganization of the Company. Certain portions of the liabilities recorded as of September 30, 2003 are expected to be subject to compromise. Also, in accordance with SOP 90-7, interest is no longer accrued on any unsecured and undersecured debt after the Company filed for bankruptcy. Had the Company accrued interest expense on such debt, additional interest expense of $14.3 million would have been recognized for the nine months ended September 30, 2003.

The Company has revised the classification of purchases of revenue earning vehicles, sales of revenue earning vehicles and the changes in related accounts receivable and accounts payable from operating activities to investing activities in the Company's consolidated statement of cash flows for the nine months ended September 30, 2003. Additionally, in the statement of cash flows, the Company revised the classification of the decrease in restricted cash-vehicle related, which is related to vehicle indebtedness, from financing activities, which should be shown as investing activities.

A summary of the impact of these revised classifications on the consolidated statement of cash flows is as follows:

	Nine months ended September 30, 2003
($ in millions)	As Previously Reported	As Revised

Net cash provided by (used in) operating activities	$(191.0)	$380.0
Net cash used in investing activities	$(20.2)	$(336.2)
Net cash provided by (used in) financing activities	$163.6	$(91.4)
Net decrease in cash and cash equivalents	$(47.6)	$(47.6)

These financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets, and payment of liabilities in the ordinary course of business, and do not reflect adjustments that might result if the Debtors are unable to continue as a going concern.

During the fourth quarter of 2002, management approved and announced a plan to close and abandon the Alamo Local Market Division, the Company's former insurance replacement and local market business. The Company substantially completed its plan of abandonment in the fourth quarter of 2002. The plan included provisions for employee terminations, closure of locations and disposals or transfers of fleet to other operations. The operating results of Alamo Local Market have been classified as a discontinued operation. The $7.7 million loss from discontinued operations for the nine months ended September 30, 2003 primarily relates to costs incurred relative to the disposition of vehicles as well as provisions for insurance reserves.

2.    Chapter 11 proceedings

Under bankruptcy law, actions by creditors to collect pre-petition indebtedness owed by the Debtors at the filing date, as well as most litigation pending against the Debtors, are stayed and other pre-petition contractual obligations may not be enforced against the Debtors. The Company notified all known claimants and historical creditors that the Bankruptcy Court established a bar date of January 14, 2003. A bar date is the date by which a claimant, whose claim against the Debtors is either omitted from or listed different from the amount or status described in the schedules of liabilities filed by the Debtors with the Bankruptcy Court, must file a claim against the Debtors if the claimant wishes to participate in the Chapter 11 case as provided for in any plan of reorganization or liquidation. The Debtors are currently in the process of settling the claims that have been submitted. In addition, the Debtors have the continuing right, subject to Court approval and other conditions, to assume or reject any pre-petition executory contracts and unexpired leases. Parties affected by these subsequent rejections may file claims with the Bankruptcy Court regardless of the bar date. Any damages resulting from rejection of executory contracts and unexpired leases are treated as unsecured pre-petition claims. The amounts of claims filed by creditors could be significantly different from their recorded amounts.

Under the Bankruptcy Code, post-petition liabilities and pre-petition liabilities subject to compromise must be satisfied before shareholders can receive any distribution. As a result of the bankruptcy filings and related subsequent events, it has been determined that the carrying amounts of assets will not be realized and that liabilities will be liquidated or settled for amounts substantially less than the amounts recorded. Due to these events, it is almost certain that there will be no value ascribed to the Company's common stock as a result of the bankruptcy proceeding.

The Company has incurred recurring operating losses and has a net capital deficiency. Subsequent to the sale to Cerberus, the Company is unable to continue as a going concern since it has: (i) no ability to generate adequate sources of liquidity, (ii) no ability to generate sufficient cash from operations, (iii) divested all of its subsidiaries that are not included in the Chapter 11 cases, (iv) successfully confirmed a Plan of Liquidation under the Bankruptcy Code, and (v) no ability to achieve profitability following the confirmation. Management's current plans, as approved by the Bankruptcy Court and discussed above, are to effect an orderly liquidation of the remaining assets as provided in the Plan of Liquidation as further discussed below.

On November 19, 2003, the Bankruptcy Court approved a Joint Chapter 11 Liquidating Plan and Disclosure Statement ("the Plan") filed by the Company and the Statutory Creditors' Committee, and authorized the Solicitation of votes to accept or reject the Plan. The Plan was mailed to Creditors for vote on December 3, 2003, requiring votes to be received on or before 4:00 PM prevailing Eastern Time on December 30, 2003. On April 2, 2004 the Company and the Statutory Creditors' Committee filed an Amended Joint Chapter 11 Liquidating Plan and Disclosure Statement with the Bankruptcy Court. On April 16, 2004 ("the Confirmation Date"),

the Bankruptcy Court issued a Confirmation Order authorizing the implementation of the Plan. From, and after, the Confirmation Date, the Company shall continue to exist solely for the purpose of implementing the provisions of the Plan which essentially calls for the orderly liquidation of the Company's remaining assets. The Plan shall be deemed effective ("the Effective Date") on the first business day following the day on which all conditions as to the Effective Date have been met as set forth in the Plan. Among other things, paragraph 14.6 of the Plan states that upon the Effective Date, ANC Common Stock, and any ANC Common Stock Interests, as well as any Shareholder Agreements relating to the ANC Common Stock shall be cancelled. Accordingly, on the Effective Date, the Company's shares will have no value. The Company has commenced the orderly liquidation of any assets and liabilities which were not sold, pursuant to the Plan, however, certain claims for recovery of assets by the Company remain ongoing. Due to the complexities associated with the recovery process, the Company cannot predict the time required to complete and close the remaining claims. In accordance with the Plan, however, management of the Company intends to dissolve the Company on or about January 31, 2005, at which time the assets and liabilities of the Company will be assigned to a liquidating trust and the remaining claims and recoveries, if any, and subsequent distributions to creditors becoming the responsibility of the liquidating trust.

3.    Summary of significant accounting policies

Restatement of previously issued financial statements

The accompanying consolidated financial statements as of and for the nine months ended September 30, 2003 have been restated. All information in the notes to the consolidated financial statements gives effect to the aforementioned restatement (see Note 4).

Cash and cash equivalents

Cash and cash equivalents consist of highly liquid investments with maturities at the date of purchase of three months or less.

Restricted cash

Restricted cash consists of amounts held in trust for payment and security under the Company's vehicle debt programs as well as amounts on deposit for certain insurance claims.

Allowance for doubtful accounts

The Company maintains allowances for doubtful accounts for estimated losses from the inability or failure of customers to make payments for rental activity, damage reimbursement or sales of vehicles. The allowances are based on current trends and historical collection experience and a percentage of receivables by aging category. In determining these percentages, the Company looks to historical write-offs, current trends in the credit quality of customer base and in billing dispute resolution as well as changes in credit policy.

Revenue earning vehicles

Vehicles are stated at cost, net of related discounts, which relate primarily to manufacturer purchase incentive programs. The Company generally purchases the majority of its vehicles under programs for which residual values are determined by depreciation rates that are established and guaranteed by the manufacturers ("Program Vehicles"). At September 30, 2003, approximately 80.2% of the Company's fleet consisted of Program Vehicles. Of these Program Vehicles, approximately 15% of the vehicles were under a sale lease back arrangement under capital leases with various third party financing institutions. The remainder of the Company's purchased vehicles (were approximately 3.7% of the Company's fleet at September 30, 2003) were without the benefit of a manufacturer residual value guaranty program ("Non-Program Vehicles"). For Non-Program Vehicles, the Company estimates what the residual values of these vehicles will be at the expected time of disposal to determine monthly depreciation rates. Depreciation rates generally average between 1.25% and 2.50% per month. The Company continually evaluates estimated residual values. Differences between actual residual values and those estimated by the Company result in a gain or loss on disposal and are recorded as an adjustment to depreciation expense. On August 21, 2003, all vehicles were classified as assets held for sale and no longer depreciated from that date forward (see Note 5).

In addition, the Company leases vehicles under operating lease agreements, which require the Company to provide normal maintenance and liability coverage. The agreements generally have terms of four to thirteen months. Approximately 16.1% of the Company's fleet at September 30, 2003 was under operating leases.

Property and equipment

Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated statement of operations.

Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The estimated useful lives are: twenty to forty years for buildings and improvements, three to fifteen years for equipment, including computer hardware and software, and five to ten years for furniture and fixtures. On August 21, 2003, property and equipment was classified as assets held for sale and no longer depreciated (see Note 5).

Deferred financing costs

Direct and incremental costs incurred in connection with the Company's secured debt facilities have been recorded as a component of other assets and are being amortized to interest expense on a straight-line basis, which approximates the effective interest method, over the terms of the related borrowing. Amortization of deferred financing costs included in interest expense amounted to $7.9 million for the nine months ended September 30, 2003.

Impairment of long lived assets

The Company reviews long-lived assets for impairment whenever circumstances indicate that the carrying amount of a long-lived asset (disposal group) might not be recoverable. Indicators of impairment include a current expectation that more-likely-than-not a long-lived asset (group) will be sold or otherwise disposed of significantly before the end of its useful life. In addition, long-lived assets (disposal group) that are to be disposed of by sale and which meet specified "held for sale" criteria are adjusted by the Company to their fair value less costs to sell. The "held for sale" criteria include a requirement that management, having the authority to approve the action, commits to a plan to sell the long-lived asset or disposal group.

As disclosed in Note 1, the Company entered an agreement with Cerberus to sell substantially all of its assets and operations. At September 30, 2003, the Company has reduced the carrying value of the net assets held for sale as a group, to the sales price under the Cerberus contract less costs to sell. Based on the sales process undertaken by the Company, management believes that the net assets held for sale, as a group, have been reduced to their estimated fair value less costs to sell (see Note 5).

Since effectively all of the operations of the business were sold, no separate classification of the disposal group as a discontinued operation is reflected in the Consolidated Statement of Operations.

Insurance reserves

The nature of the Company's business exposes it to the risk of liabilities arising out of its operations. These potential liabilities could involve, for example, claims of employees, customers or third parties for personal injury or property damage occurring in the course of the Company's operations, claims for remediation costs, personal injury, property damage, and damage to the environment in cases where the Company may be held responsible for the escape of harmful materials. The Company could also be subject to fines and civil and criminal penalties in connection with alleged violations of regulatory requirements.

The nature of the Company's business also exposes it to significant risk of liability arising primarily out of accidents involving automobiles rented from its vehicle rental fleet. Laws in some states impose vicarious liability on automotive rental companies, which increases the Company's risk. Subject to the risk levels discussed below, the Company manages its exposure through a combination of qualified self insurance and risk transfer to insurance companies which are rated as financially sound by insurance rating agencies. The Company is substantially self-insured for the majority of its incurred liability. The Company carries certain excess liability coverage, however, catastrophic losses may occur which exceed the amount of coverage limits.

The Company either purchases commercial insurance or acts as its own qualified self-insurer for automobile liability, general liability, workers' compensation and employer's liability claims. Under its auto and general liability insurance programs, the Company retains up to $5.0 million of risk per claim, plus claims handling expense. The retained risk per claim under the Company's property program is approximately $1.0 million. The Company purchases excess liability insurance to provide insurance in excess of the primary liability insurance policies and/or retained losses subject to certain deductibles. The level of risk the Company retains may change in the future as insurance market conditions or other factors affecting the economics of its insurance purchasing change. Although the Company strives to operate safely and prudently and has, subject to certain limitations and exclusions, certain excess liability insurance, the Company may be exposed to uninsured or underinsured losses that could have a material adverse effect on its results of operations and financial condition.

Provisions for retained or self-insured claims are made by charges to expense based upon periodic evaluations by management and outside actuaries of the Company's claims loss history, insurance deductibles, policy limits and the estimated ultimate liabilities on reported and unreported claims. Adjustments, if any, to the estimated reserves resulting from ultimate claim payments will be reflected in operations in the periods in which such adjustments become known. The Company has collateral requirements that are set by insurance companies, which underwrite its insurance programs. The collateral requirements may change from time to time, based on, among other things, the Company's claims experience, financial performance or credit quality and retention levels.

Environmental costs

The Company's operations involve the storage and dispensing of petroleum products, primarily gasoline. The Company records as expense, on a current basis, costs associated with remediation of environmental pollution. The Company also accrues for its proportionate share of costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated. Estimated costs include anticipated site testing, consulting, remediation, disposal, post-remediation monitoring and legal fees, as appropriate. Provisions for environmental costs are made by charges to expense upon periodic reviews by management and outside legal counsel. Adjustments or recoveries from third parties, if any, are reflected in operations in the periods in which such adjustments are known and deemed probable. Environmental costs incurred during the nine months ended September 30, 2003 totaled approximately $1 million.

Derivative financial instruments

The Company utilizes interest rate protection agreements with several counterparties to manage the impact of interest rate changes on the Company's variable-rate vehicle debt obligations. The Company does not use derivative financial instruments for trading purposes. Cash proceeds on derivative financial instruments used to manage interest rate exposure are recorded as a component of vehicle interest expense. The Company's derivative instruments qualify for hedge accounting treatment. For a further discussion of the Company's interest rate derivatives refer to Note 16.

Foreign currency translation

The assets and liabilities of foreign subsidiaries are translated using the exchange rates in effect at the balance sheet date. Certain non-monetary items such as long-term intercompany debt and common stock are translated at historical rates on transaction and acquisition dates, as applicable. Results of operations are translated at the average rates of exchange in effect during the period. Translation adjustments are accumulated and reported as a component of stockholders' deficit and comprehensive loss.

Contingent rent

The Company recognizes contingent rent expense associated with certain airport concession agreements monthly as incurred since the Company's achievement of the annual targeted qualifying revenue is probable.

Income taxes

The Company accounts for income taxes using the liability method. Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenue and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company provides valuation allowances to offset portions of deferred tax assets due to uncertainty surrounding the future realization of such deferred tax assets. The Company adjusts the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized.

Revenue recognition

Revenue consists primarily of fees from rentals, the sale of related rental products, and certain airport-related charges collected from customers. The Company recognizes revenue over the period in which vehicles are rented. The Company also receives franchise fees, which are recognized in the period in which the fee is earned from the franchisee. Franchise fees represent approximately 2.3% of revenue for the nine months ended September 30, 2003.

Advertising

The Company expenses the cost of advertising as incurred or when such advertising initially takes place. No advertising costs were capitalized as of September 30, 2003. Advertising expense was $57.0 million for the nine months ended September 30, 2003.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include but are not limited to allowances for doubtful accounts, vehicle depreciation and other reserves, insurance reserves, valuation allowances on deferred tax assets, liabilities subject to compromise and management's estimates of future cash flows used to assess recoverability of long-lived assets.

Loss per share

Basic loss per share is calculated based on the weighted average shares of common stock outstanding during the period. Stock options and common stock purchase warrants were anti-dilutive and excluded for purposes of calculating loss per share for the nine months ended September 30, 2003.

Stock-based compensation

The Company applies the intrinsic value method in accounting for stock-based employee compensation arrangements. Under this method, employee stock-based compensation is recognized for the excess, if any, of the fair market value of the Company's common stock over the exercise price of the applicable stock options. Stock-based compensation to non-employees is accounted for using the fair value method. Had compensation cost for stock option grants to employees under the Company's stock option plans been determined pursuant to the fair value method, the Company's net loss would have increased accordingly. Using the Black-Scholes option pricing model for all options granted, the Company's pro forma net loss and pro forma weighted average fair value of options granted, with related assumptions, are as follows for the nine months ended September 30, 2003:

Net loss, as reported	$(490.5)
Less total stock-based employee compensation expensed under the fair value based method for all awards	1.4

Pro forma loss	$(491.9)

Pro forma loss per share:
Basic and diluted	$(10.86)

	2001 Grants	2000 Grants

Pro forma weighted average fair value of options at grant date	$2.31	$3.13
Risk free interest rates	5.06%	5.11%
Expected lives	6 years	6 years
Expected volatility	65.70%	64.40%
Dividend rate	—	—

4.    Restatement of financial statements

In February 2004, Vanguard Car Rental USA Inc. ("Vanguard USA"), an indirect wholly-owned subsidiary of Worldwide Excellerated Leasing Ltd. ("Worldwide") which is controlled by certain investment funds and accounts managed by Cerberus and its subsidiaries, furnished an offering circular to prospective purchasers in connection with the issuance of up to $700 million of asset-backed auction rate notes. Included in this offering circular were the unaudited condensed consolidated financial statements of ANC Rental Corporation as of and for the nine months ended September 30, 2003. These consolidated financial statements have since been audited and as a result the Company's management determined that the unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2003 contained certain misapplications of generally accepted accounting principles ("GAAP") that required them to be restated.

Prior period adjustments

The Company identified a clearing account with no activity in the nine months ended September 30, 2003 for which there was no support for the credit balance. Further investigation of the balance within the clearing account revealed that the activity creating the balance related to periods prior to 2002. As a result, the Company restated its previously issued 2002 consolidated financial statements by decreasing its accumulated deficit and accrued liabilities by $24.0 million at January 1, 2002. The impact of this entry on the consolidated balance sheet as of September 30, 2003 was to reduce the accumulated deficit and accrued liabilities by $24.0 million. There was no impact to the consolidated statement of operations for the nine months ended September 30, 2003 for this prior period adjustment.

As of December 31, 2001 and 2002, the Company's balance sheet incorrectly included a $253.7 million deferred tax liability. The December 31, 2002 balance sheet was restated to remove this deferred tax liability, to increase accrued liabilities by $48.6 million and to reduce the accumulated deficit by $205.1 million. During the nine months ended September 30, 2003, the Company incorrectly reversed the previously recorded $253.7 million deferred tax liability by recording a $241.1 million deferred tax benefit and increasing accrued liabilities by $12.6 million to establish certain income tax related reserves. Upon restatement of the December 31, 2002 balance sheet and the correction of the related current and deferred income tax balances, the Company also recorded restatement adjustments for the nine months ended September 30, 2003 reversing the previously described $241.1 million net income tax benefit with a $205.1 million adjustment to the opening accumulated deficit and a $36 million increase to accrued liabilities to establish the reserves identified in connection with the 2002 restatement, net of those recorded in 2003.

Liabilities subject to compromise

As indicated in Note 1, the consolidated financial statements have been prepared in accordance with SOP 90-7, which, among other things, requires segregation of pre-petition liabilities that are subject to compromise. Subsequent to February 2004, the Company completed a reconciliation of the claims filed by vendors against the Company with the recorded amounts in the Company's financial records. The result was the identification of certain liabilities that should have been classified as liabilities subject to compromise as well as the identification of certain liabilities that were incorrectly classified as such. The effect of these restatement adjustments was a reclassification among a number of the Company's liability balances which resulted in a net reduction of liabilities subject to compromise of $62.6 million.

Further, during the claims reconciliation process, the Company identified marketing agreements and airport concession agreements for which claims of approximately $16.5 million submitted by vendors were not recorded on the balance sheet. This matter, as well as the correction of a settlement during 2003 of a claim amount for $3.0 million which was incorrectly accounted for as an expense rather than as a reduction of a previously recorded liability, required a further adjustment of liabilities subject to compromise. The Company recorded an adjustment to correct these matters by increasing liabilities subject to compromise by $13.5 million and recording a net charge to the consolidated statement of operations of $13.5 million.

Impairment charge

As described in Note 1, the Company executed an asset sale agreement in June 2003 and recorded an impairment charge of $279.3 million for the six months ended June 30, 2003. Of this amount, $179.8 million was allocated to property and equipment, net and the remaining $99.5 million was allocated to other assets. As a result of an increase in the carrying value of the net assets held for sale, the Company recorded an additional impairment charge of $155.6 million during the three months ended September 30, 2003 for a total impairment charge of $434.9 million for the nine months ended September 30, 2003. The $155.6 million impairment was not allocated to specific assets. The Company instead recorded an impairment reserve of $155.6 million on its balance sheet as of September 30, 2003.

In connection with this restatement, the Company reversed the allocation of the June impairment charge of $279.3 million from the respective asset categories and included the entire amount as an impairment reserve within assets held for sale. Additionally, the Company, principally as a result of the restatement adjustments described herein, reevaluated the carrying amount of the disposal group as compared to its fair value less cost to sell and increased the total impairment charge by $87.3 million to $522.2 million. See Note 5.

Other adjustments

In connection with the audit of its financial statements as of and for the nine months ended September 30, 2003, the Company identified certain assets and liabilities without appropriate support for the amounts recorded on the consolidated balance sheet as of September 30, 2003. The majority of these misapplications of GAAP resulted in an overstatement of assets and accrued liabilities. A summary of the more significant matters is as follows:

    The Company adjusts its insurance reserves based on periodic evaluations by management and outside actuaries of the Company's ultimate liabilities on reported and unreported claims. In connection with the audit of its financial statements as of and for the nine months ended September 30, 2003, the Company determined that its insurance reserves were overstated by $34.2 million.

    During 2003, the Company made a decision to close one of its leased facilities. The Company did not establish an accrual for the amount of the costs the Company would incur under the rental lease obligation that existed prior to the commitment date to exit the facility and for which no future economic benefit exists. The present value of the remaining unexpired lease payments for this facility was $8.8 million at September 30, 2003.

    The Company evaluated its historical collection rate experience for the recovery of collision damage accounts receivable. Based on this analysis, the Company determined that it had overstated the collision damage recovery receivable at September 30, 2003 by $7.9 million.

    The Company previously recorded certain airport-related charges collected from customers as a reduction in direct operating costs. The Company has determined that these amounts should be reflected as revenue, therefore, $101.2 million was reclassified from direct operating costs to revenues.

    Included in other adjustments are several balance sheet reclassifications including an entry related to $13.8 million of rental fleet which was sold prior to September 30, 2003 that was included in vehicles, net on the consolidated balance sheet. The restatement adjustment removed the $13.8 million from vehicles, net and increased accounts receivable from the manufacturer by the same amount. Additionally, the Company reclassified the $285.0 million limited partner interest in subsidiary from other liabilities to vehicle debt and obligations (see Note 5).

The Company has restated its consolidated financial statements as a result of the "Other Adjustment" errors summarized above and others of a similar nature. In connection with the restatement, the Company adjusted its assets and liabilities and adjusted the amounts incorrectly recognized within the consolidated statement of operations during the nine months ended September 30, 2003. The net effect of these adjustments was to decrease assets by $18.9 million and decrease liabilities by $60.9 million as of September 30, 2003, increase revenue by $102.0 million and increase costs and expenses by $64.7 million for the nine months ended September 30, 2003.

The cumulative impact of the aforementioned adjustments result in an increase to the Company's accumulated deficit as of September 30, 2003 of $70.6 million, from $1,324.6 million, as originally reported, to $1,395.2 million, as restated. The impact to net loss was an increase to the net loss of $299.7 million, or $6.62 per share. The following sets forth the condensed consolidated balance sheet as of September 30, 2003 and the condensed consolidated statement of operations for the period from January 1, 2003 to September 30, 2003 as originally reported and as restated.

($ in millions)	As Originally Reported	2002 Restatement	Liabilities Subject to Compromise	Impairment Charge	Other Adjustments	As Restated

Assets
Cash and cash equivalents	$7.8	$—	$—	$—	$(7.7)	$0.1
Receivables, net	0.1	—	—	—	0.6	0.7
Other assets	—	—	—	—	8.1	8.1
Assts held for sale:
Cash and cash equivalents	110.7	—	—	—	7.8	118.5
Restricted cash	566.3	—	—	—	—	566.3
Receivables, net	307.1	—	—	—	0.1	307.2
Prepaid expenses	61.8	—	—	—	(5.2)	56.6
Vehicles, net	3,280.0	—	—	—	(16.3)	3,263.7
Property and equipment, net	57.1	—	—	179.8	(2.2)	234.7
Goodwill, net	20.9	—	—	—	—	20.9
Other assets	45.1	—	—	99.5	(4.1)	140.5
Impairment reserve	(155.6)	—	—	(366.6)	—	(522.2)

Total assets	$4,301.3	$—	$—	$(87.3)	$(18.9)	$4,195.1

Liabilities and Shareholders' Deficit
Liabilities
Accounts payable	$1.9	$—	$(1.8)	$—	$2.4	$2.5
Accrued liabilities	53.0	12.0	(1.1)	—	11.1	75.0
Other debt	265.9	—	(61.0)	—	—	204.9
Other liabilities	29.2	—	13.4	—	3.8	46.4
Net liability from discontinued operations	19.8	—	—	—	(19.8)	—
Liabilities subject to compromise	295.4	—	115.3	—	—	410.7
Liabilities related to assets held for sale:
Accounts payable	121.3	—	—	—	5.6	126.9
Accrued liabilities	214.3	—	—	—	(27.1)	187.2
Insurance reserves	195.4	—	113.1	—	(29.9)	278.6
Vehicle debt and obligations	3,013.1	—	—	—	285.0	3,298.1
Other debt	56.4	—	—	—	7.3	63.7
Other liabilities	307.2	—	—	—	(299.3)	7.9
Liabilities subject to compromise	164.4	—	(164.4)	—	—	—

Total liabilities	$4,737.3	$12.0	$13.5	$—	$(60.9)	$4,701.9

Shareholders' deficit
Preferred stock	$—	$—	$—	$—	$—	$—
Common stock	0.5	—	—	—	—	0.5
Additional paid in capital	907.6	—	—	—	—	907.6
Accumulated deficit	(1,324.6)	(12.0)	(13.5)	(87.3)	42.2	(1,395.2)
Accumulated other comprehensive loss	(19.5)	—	—	—	(0.2)	(19.7)

Total shareholders' deficit	$(436.0)	$(12.0)	$(13.5)	$(87.3)	$42.0	$(506.8)

Total liabilities and shareholders' deficit	$4,301.3	$—	$—	$(87.3)	$(18.9)	$4,195.1

($ in millions)	As Originally Reported	2002 Restatement	Liabilities Subject to Compromise	Impairment Charge	Other Adjustments	As Restated

Revenue	$1,796.6	$—	$—	$—	$102.0	$1,898.6
Costs and expenses
Direct operating costs	779.9	—	(3.0)	—	72.2	849.1
Vehicle depreciation and lease charges, net	455.6	—	—	—	(1.8)	453.8
Selling, general and administrative	334.4	—	—	—	1.4	335.8
Transition and reorganization expenses	56.3	—	16.5	—	—	72.8
Impairment of long-lived assets	434.9	—	—	87.3	—	522.2
Interest income	(2.2)	—	—	—	—	(2.2)
Interest expense	123.7	—	—	—	(6.0)	117.7
Other expense, net	33.3	—	—	—	(1.1)	32.2

Loss from continuing operations before income taxes	(419.3)	—	(13.5)	(87.3)	37.3	(482.8)
Income tax benefit	(241.1)	241.1	—	—	—	—

Loss from continuing operations	(178.2)	(241.1)	(13.5)	(87.3)	37.3	(482.8)
Loss from discontinued operations, net of income taxes	(12.6)	—	—	—	4.9	(7.7)

Net loss	$(190.8)	$(241.1)	$(13.5)	$(87.3)	$42.2	$(490.5)

5.    Assets held for sale and liabilities related to assets held for sale

As described in Note 1, on June 12, 2003, the Company entered into an agreement to sell substantially all of its assets to Cerberus. However, as a debtor-in-possession, the Company is precluded from engaging in transactions outside the ordinary course of business without approval of the Bankruptcy Court. Consequently, the Company's commitment to the plan of sale required court approval. The Bankruptcy Court approved the sale on August 21, 2003, and the sale was completed on October 14, 2003.

Upon Bankruptcy Court approval for the sale on August 21, 2003, the assets and liabilities to be sold were classified as held for sale. Accordingly, on that date, the Company ceased depreciation on depreciable assets. The Company recorded a $522.2 million impairment charge and created a corresponding reserve during the nine months ended September 30, 2003 to adjust the carrying amount of the disposal group (assets held for sale and liabilities related to assets held for sale) to its fair value less costs to sell. The components of the disposal group are presented within assets held for sale and liabilities related to assets held for sale in the accompanying Consolidated Balance Sheet and detailed in the tables below. The impairment loss has not been allocated to assets held for sale but is presented as a separate line item within assets held for sale.

Assets held for sale (in millions):
Cash and cash equivalents	$118.5
Restricted cash	566.3
Receivables, net	307.2
Prepaid expenses	56.6
Vehicles, net	3,263.7
Property and equipment, net	234.7
Goodwill, net	20.9
Other assets	140.5
Impairment reserve	(522.2)

Total assets held for sale	$4,186.2

Liabilities related to assets held for sale (in millions):
Accounts payable	$126.9
Accrued liabilities	187.2
Insurance reserves	278.6
Vehicle debt and obligations	3,298.1
Other debt	63.7
Other liabilities	7.9

Total liabilities related to assets held for sale	$3,962.4

Receivables

The components of receivables, net of allowance for doubtful accounts, are as follows (in millions):

Trade receivables	$155.1
Vehicle manufacturer receivables	120.7
Other	44.1

319.9
Less: allowance for doubtful accounts	(12.7)

$307.2

Vehicles

A summary of vehicles is as follows (in millions):

Vehicles	$3,547.6
Less: accumulated depreciation	(283.9)

$3,263.7

The majority of the Company's vehicle fleet is acquired primarily under supply agreements with manufacturers. Under the terms of these agreements, the manufacturer is generally required to repurchase the vehicles from the Company at the end of a defined holding period at a guaranteed residual amount (or to guarantee a monthly rate of depreciation over the holding period), subject to limits based upon time in service, mileage and vehicle conditions. Guaranteed residual and buyback payments from the manufacturers provide the Company sufficient proceeds on disposition of revenue earning vehicles to realize the carrying value of these vehicles. Payments received are included in proceeds from sales of revenue earning vehicles and applied against the related receivables. Additionally, the Company receives payments and other incentives primarily related to the disposal of revenue earning vehicles, which amounts have been included as a component of revenue earning vehicle depreciation expense in the Consolidated Statement of Operations.

Vehicles subject to capital lease had a gross value of $423.1 million with accumulated depreciation of $36.0 million for a net book value of $387.1 million as of September 30, 2003. The Company depreciates vehicles subject to capital lease over their expected useful life of approximately six months as a component of vehicle depreciation expense. The Company also leases vehicles under operating lease agreements which require the Company to provide normal maintenance and liability coverage. The agreements generally have terms of four to thirteen months. Many agreements provide for an option to terminate the leases early and allow for the purchase of leased vehicles subject to certain restrictions.

All vehicles were classified as assets held for sale and were no longer depreciated as of August 21, 2003, the date the Bankruptcy Court approved the sale. Had the Company continued to record vehicle depreciation from August 21, 2003 to September 30, 2003, approximately $80.2 million in additional depreciation expense on vehicles would have been recorded during the nine months ended September 30, 2003.

Property and equipment

A summary of property and equipment is as follows (in millions):

Land	$41.3
Furniture, fixtures and equipment	404.7
Buildings and improvements	266.1
Construction in process	3.4

715.5
Less: accumulated depreciation and amortization	(480.8)

$234.7

All property and equipment are classified as assets held for sale and were no longer depreciated as of August 21, 2003, the date the Bankruptcy Court approved the sale. The Company would have recorded $9.4 million in additional depreciation expense on property and equipment for the period from August 21, 2003 to September 30, 2003 had it not ceased to record depreciation on August 21, 2003.

Other assets

The components of other assets are as follows (in millions):

Deposits	$125.9
Debt issue costs, net	10.2
Interest rate hedges, at fair value	0.8
Other	3.6

$140.5

Deposits consist of amounts primarily related to the Company's insurance programs, surety bonding programs and airport concessions.

Insurance reserves

The components of insurance reserves are as follows (in millions):

Auto and general liability	$262.4
Other	16.2

$278.6

In connection with the sales agreement, ANC retained certain responsibility for claims in selected states. Additionally, ANC retained liability for certain claims incurred from October 1, 1999 through October 1, 2001 which were covered under a indemnity contract for that period retained by ANC. Management's estimate of these claims, approximately $51.3 million, is recorded as part of the liabilities subject to compromise in Note 6.

Vehicle debt and obligations

All vehicle debt as of September 30, 2003 has been classified as liabilities related to assets held for sale in the Consolidated Balance Sheet. Vehicle debt is as follows (in millions):

Amounts under various asset-backed medium term note programs secured by eligible vehicle collateral:
Fixed rate component; weighted average interest rate of 6.02% at September 30, 2003; maturities through 2004	$500.0
Floating rate component based on a spread over LIBOR; weighted average interest rate of 1.69% at September 30, 2003; maturities through 2005	2,109.9
Capitalized leases	403.2
Limited partner interest in subsidiary	285.0

$3,298.1

The Company finances its domestic vehicle purchases through wholly-owned, consolidated special purpose financing subsidiaries. These financing subsidiaries obtain funds by issuing asset-backed medium-term notes. The financing subsidiaries in turn lease vehicles to the domestic operating subsidiaries. All debt issued under the asset backed program is collateralized by the assets of special purpose subsidiaries primarily consisting of revenue earning vehicles, restricted cash and certain receivables related to revenue earning vehicles. The Company's international operations in Europe and Canada provide their own financing for vehicle purchases through various asset-backed financings, leases and secured loans on a country by country basis.

The Debtor's filing for bankruptcy represented an Event of Default under each of the domestic financing facilities and certain of the Company's international facilities for which the parent company is guarantor. However, in the United States the financing subsidiaries are not Debtors and have continued making scheduled interest and principal payments to the third party note holders.

In connection with the sale on October 14, 2003, approximately $800 million of the floating rate debt was repaid with funds from new financings within the special purpose financing subsidiaries.

The Company's operation in the United Kingdom acquires vehicles from manufacturers under repurchase programs (with guaranteed residual values). The cars are then sold under sale-leaseback arrangements to various third party financing institutions. The vehicles are held for an average of six months; the vehicle obligation accrues interest at a rate based upon a spread over the London Interbank Offering Rate ("LIBOR") (4.18% at September 30, 2003). The minimum amount due under the capital lease obligations is $409.8 million as of September 30, 2003, which includes $6.6 million of imputed interest.

National Canada, the Company's Canadian operating subsidiary for the National brand, has a partnership agreement (the "Partnership Agreement") with the subsidiary of a bank (the "Limited Partner"). The terms of the Partnership Agreement required the creation of a limited partnership ("NT Limited Partnership", or the "Partnership"). National Canada is the general partner in the Partnership. The partnership agreement is through September 30, 2005, subject to extension, with the purpose of purchasing, owning, leasing and renting vehicles throughout Canada. The Limited Partner has committed to funding approximately CND$500.0 million (approximately US$370.6 million at September 30, 2003) to the Partnership. The Limited Partner's earnings under the Partnership Agreement ($8.4 million for the nine months ended September 30, 2003) are recorded as interest expense as the terms of the Partnership Agreement are in substance, a financing arrangement. The Limited Partner interest is reflected as a debt obligation in the accompanying financial statements as the Partnership is a limited life partnership (a special purpose entity) created to provide the financing for the purchase of vehicles in Canada.

National Canada, as General Partner, is allocated the remainder of the partnership net income after distribution of the income share of the Limited Partner. Due to the nature of the relationship between National Canada and the Partnership, the accounts of the Partnership are consolidated with the Company. The Partnership agreement requires the maintenance of certain letters of credit and contains various restrictive covenants. At September 30, 2003, approximately $1 million of letters of credit were outstanding. The Company's management believes that National Canada is in compliance with all such covenants and requirements at September 30, 2003.

As of September 30, 2003, aggregate expected maturities of vehicle debt, excluding the $6.6 million of imputed interest related to capitalized leases, were as follows (in millions):

2003	$1,028.8
2004	1,665.1
2005	604.2

$3,298.1

At September 30, 2003, approximately $494.1 million of restricted cash was held by the special purpose financing subsidiaries and the Partnership.

Other debt

Other debt consists of the following (in millions):

Debtor in possession financing with vehicle manufacturer	$54.4
Capitalized lease and other debt	9.3

$63.7

In the first quarter of 2003, the Company entered into a secured loan agreement with a vehicle manufacturer in an amount not to exceed $62.5 million. In exchange for the lending commitment, the Company committed to purchase a stated number of model year 2004 vehicles from the manufacturer. All amounts outstanding as of September 30, 2003 have been classified as liabilities related to assets held for sale and were repaid by Vanguard USA on October 14, 2003 in connection with the sale.

6.    Liabilities subject to compromise

The classification of liabilities subject to compromise is based on currently available information. As additional information and analysis is completed or, as the Court rules on relevant matters, the amounts in this category may change. Due to the nature of the bankruptcy proceedings the amount of any changes could be significant. Additionally, it is not possible to predict the amount, if any, at which each type of liability will be satisfied. The change in total liabilities subject to compromise from December 31, 2002 of $515.6 million to

September 30, 2003 of $410.7 million is due primarily to a decrease in insurance reserves of approximately $159.2 million as a result of Cerberus assuming a significant portion of the insurance reserve liability offset by an increase in unsecured debt of $61.0 million as discussed in Note 7.

The Company has pre-petition liabilities subject to compromise that were not assumed in the sale as follows (in millions):

Accounts payable	$75.2
Unsecured debt	121.0
Terminated interest rate hedges	82.3
Insurance reserves	51.3
Accrued liabilities	65.7
Other liabilities	15.2

$410.7

7.    Other debt

Other debt as of September 30, 2003 is as follows (in millions):

Secured revolving credit facility weighted average interest rate of 5.75% at September 30, 2003; matured September 2003	$45.9
Supplemental secured term loan at 13.5% at September 30, 2003; matured May 31, 2003	40.0
Secured claim $180.0 million at 10.0% from February 2003 and an unsecured claim of $25.0 million	205.0
Unsecured notes payable to vehicle manufacturer; weighted average interest rates of 2.63% at September 30, 2003; matured June 2002	35.0

325.9
Less, amounts considered to be subject to compromise	(121.0)

$204.9

The Debtors' filing for Chapter 11 represented an event of default under each of these financing facilities. Under bankruptcy law, the Debtors are not permitted to make scheduled principal and interest payments with respect to their pre-petition debt unless specifically ordered by the Court. Therefore, the Company has not made principal and interest payments currently due relative to its other debt.

In June 2000, the Company entered into a three-year secured revolving credit facility with a borrowing base capacity of up to $175.0 million at a floating rate, based upon a spread above LIBOR. In the third quarter of 2001, the Company reduced its capacity under this facility to $70.0 million of which $63.9 million supported outstanding letters of credit. As of September 30, 2003, $9.2 million of letters of credit were secured by the facility and $45.9 million was drawn on the facility. As a result of the Chapter 11 filing, the Company was precluded from drawing further on this facility. All amounts outstanding were paid in connection with the sale on October 14, 2003.

The Company also entered into a supplemental secured revolving credit facility with availability of the lesser of (1) $40.0 million and (2) an amount equal to $175.0 million less the borrowing base of the resized $175.0 million secured revolving credit facility. On its one-year maturity date, the $40.0 million supplemental secured revolving credit facility was converted into a term loan that matured on May 31, 2003. As previously discussed, the Debtors are not permitted to make principal and interest payments. Interest on the supplemental secured term loan is payable at a floating rate, initially based upon a spread of 4.5% above LIBOR and increasing by 50 basis points on the first day of each January, April, July and October. The $40.0 million supplemental secured term loan was paid in connection with the sale on October 14, 2003.

On June 30, 2000, the Company entered into an agreement with a lender for interim financing of $225.0 million in connection with its separation from AutoNation, Inc. ("AutoNation" or "Former Parent"). The initial term of the interim financing was 12 months. The Company extended $200.0 million of the interim financing into a six-year term loan. In accordance with the terms of the agreement, upon conversion to the term loan, the Company issued immediately exercisable warrants to acquire approximately 3.7 million shares and paid a fee of $6.0 million to the lender. The term loan bears interest at an increasing rate starting at 14.5% as of October 1, 2001 and increases by 50 basis points each 90-day period up to a maximum of 18.0%. The term loan may, at the option of the lender, be exchanged into a fixed-rate note with a similar maturity. The warrants have a term of 10 years and an exercise price of $0.01 per share. The fair value of the warrants on June 30, 2001, the date of issue, was $11.0 million. The warrants were treated as a note discount, and are being amortized as a component of interest expense, over the term of the refinancing. Under the original terms, upon request of the holder of the notes and warrants, the Company would be required to file registration statements with the Securities and Exchange Commission which register the fixed-rate notes referred to above and the shares of common stock issuable upon the exercise of the warrants. To the extent the Company does not file these registration statements or they were not declared effective within certain time constraints, the Company would be required to pay penalties.

In connection with certain amendments to the interim financing agreements during 2001, the Company issued additional immediately exercisable warrants representing 1.4 million shares of Common Stock. These warrants have a term of ten years from their issue date and an exercise price of $0.01 per share. The fair value of the additional warrants on September 30, 2001, the date of issue, was $0.7 million. The fair value of the warrants is recorded as a note discount and is being amortized as a component of interest expense over the term of the note using the effective interest method.

In the first quarter of 2003, the Bankruptcy Court approved an order regarding the settlement of claims concerning the holder of the Company's $200.0 million interim financing fixed-rate note. The order provides for an allowed secured claim of $180.0 million and an allowed unsecured claim of $25.0 million. The secured claim accrues interest at 10.0% beginning in February 2003, of which half is being paid currently with the remaining half to be paid upon emergence. Although the $180 million was a secured claim, the Company did not have sufficient assets to pay the entire amount. Therefore, as allowed by the order, the holder subsequently filed an unsecured deficiency claim in the amount of $61.0 million.

The Company's governing documents for its credit facilities and interim financing entered into during 2000 and subsequently amended, require the Company to maintain certain financial ratios including, but not limited to, financial performance measures and limits on additional indebtedness. In addition, these documents restrict the Company's ability to: sell assets; grant or incur liens on our assets; repay certain indebtedness; pay dividends, make certain investments or acquisitions; issue certain guarantees; enter certain sale and leaseback transactions; repurchase or redeem capital stock; engage in mergers or consolidation; and engage in certain transactions with our affiliates.

All unsecured notes payable and unsecured claims filed with the Bankruptcy court were classified as liabilities subject to compromise in the accompanying consolidated balance sheet at September 30, 2003.

8.    Income taxes

During the nine months ended September 30, 2003, the Company did not record a current or deferred income tax provision. A reconciliation of the benefit for income taxes from continuing operations calculated using the statutory federal income tax rate to the amount reflected as an income tax benefit within the Company's statement of operations for the nine months ended September 30, 2003 is as follows (in millions):

Benefit at statutory federal income tax rate	$(169.0)
Non-deductible expenses	3.1
State income taxes, net of federal benefit	(21.0)
Change in valuation allowance	187.4
Foreign income tax benefit at other than U.S. rates	(0.8)
Other, net	0.3

Income tax benefit	$—

There was no income tax effect in connection with the net loss from discontinued operations.

Components of the deferred income taxes as of September 30, 2003 are as follows (in millions):

Deferred income tax liabilities:
Book basis in property over tax basis	$287.3
Deferred income tax assets:
Net operating loss carry forwards	(512.5)
Accruals not currently deductible	(207.2)
Valuation allowance	432.4

Net deferred income tax liability	$—

As of September 30, 2003, the Company had available domestic net operating loss carry forwards of approximately $1,049.3 million and foreign net operating loss carry forwards, the majority of which have an indefinite carry forward, of approximately $178.8 million. The expiration of the domestic net operating loss carry forwards is as follows: $10.0 million in 2011, $180.4 million in 2020, $223.8 million in 2021, $269.4 million in 2022 and $365.7 million in 2023. As a result of the Company's plan of liquidation, management believes that all of its net operating losses will expire unused.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company provides valuation allowances to offset portions of deferred tax assets due to uncertainty surrounding the future realization of such deferred tax assets. The Company adjusts the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized. As a result of significant adverse changes in the present business environment, current operating cash flow losses and projected operating cash flow losses for the foreseeable future, management believed that it was more likely than not that the tax assets were no longer realizable. Accordingly, the Company has established a valuation allowance to reserve for substantially all of its net deferred tax assets.

The Company entered into a tax sharing agreement with AutoNation on June 30, 2000. The primary purpose of the agreement is to reflect each party's rights and obligations relating to payments and refunds of taxes that are attributable to periods beginning before and including June 30, 2000 and any taxes resulting from transactions effected in connection with the spin-off. The agreement also covers the handling of audits, settlements, elections, accounting methods and return filings in cases where both companies have an interest in the results of these activities. With respect to any period ending on or before the spin-off or any tax period in which the spin-off occurs, AutoNation will:

  •
  continue to be the sole and exclusive agent for the Company in all matters relating to its income, franchise, property, sales and use tax liabilities,

  •
  bear any costs relating to tax audits, including tax assessments and any related interest and penalties and any legal, litigation, accounting or consulting expenses, subject to the Company's obligation to pay for items relating to the rental business,

  •
  continue to have the sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state income tax returns, and

  •
  generally have the powers, in AutoNation's sole discretion, to contest or compromise any claim or refund on the Company's behalf.

During the time the Company was part of AutoNation's consolidated federal income tax return, AutoNation engaged in certain transactions that are of a type that the Internal Revenue Service has indicated it intends to challenge. Based upon disclosures from AutoNation, a settlement has been reached with the Internal Revenue Service, however, until and unless paid by AutoNation, the Company may still have several liability with AutoNation to the Internal Revenue Service for all transactions, that occurred while the Company was part of AutoNation's consolidated federal tax returns. The Company has recorded income tax reserves for certain exposures.

9.    Other liabilities

Components of other liabilities are as follows (in millions):

Deferred gains on property sales	$17.9
Deferred gains—other	18.6
Post retirement liability	9.9

$46.4

10.    Transition and reorganization expenses

Transition expenses

Transition expenses for the nine months ended September 30, 2003 resulted from combining the Company's two information technology systems. The Company operates two separate and distinct information technology systems, one for each of its Alamo and National brands. At September 30, 2003, the Company was migrating to one information system and intended to abandon the other by the end of 2004. Based on management's plans, the Company revised the remaining useful life of the system it planned to abandon. The Company incurred $21.8 million of transition expenses for the nine months ended September 30, 2003. The cash component of $9.0 million primarily related to external consulting while the non-cash component totaling $12.8 million primarily related to accelerated depreciation due to the change in useful life of the system to be abandoned.

Reorganization expenses

Reorganization expenses for the nine months ended September 30, 2003 are as follows (in millions):

	Cash	Non-cash	Total

Airport location consolidation	$0.5	$9.0	$9.5
Exiting certain international locations	1.2	0.1	1.3
Professional fees and other	40.2	—	40.2

	$41.9	$9.1	$51.0

Airport location consolidation

As of the date of the bankruptcy filing, Alamo and National operated under 140 separate stand-alone concession agreements at 70 airports, including most of the major airports in the United States. The Company consolidated many of these separately branded locations into dual branded locations.

As a result of the consolidations and the related rejection of the applicable lease agreements, the Company recorded airport location consolidation expenses of $9.5 million for the nine months ended September 30, 2003. For the nine month period ended September 30, 2003, the non-cash component was primarily comprised of property leases rejected in bankruptcy of $16.5 million offset by the recognition of $7.9 million of gains previously deferred on prior sale-leaseback transactions.

Professional fees and other

The Company incurred professional fees related to its bankruptcy of approximately $40.2 million for the nine months ended September 30, 2003. Pursuant to SOP 90-7, the Company must reclassify interest income on accumulated cash that the Company did not disburse as a result of the Chapter 11 proceedings to reorganization expense. No amounts have been reclassified in 2003.

For the nine months ended September 30, 2003, the Company has remitted payments relative to its reorganization expenses of $26.4 million.

11. Debtor and non-debtor condensed combining financial statements

The following schedules reflect condensed combining statements of Debtors and Non-Debtors as of September 30, 2003 and for the nine months then ended. The divisions and subsidiaries excluded from the bankruptcy proceedings ("Non-debtors") relate to international subsidiaries, an insurance captive and special purpose financing entities.

($ in millions)	Debtors	Non-debtors	Eliminations	Total

Assets:
Cash and cash equivalents	$0.1	$—	$—	$0.1
Receivables, net	0.7	—	—	0.7
Other assets	8.1	—	—	8.1
Assets held for sale:
Cash and cash equivalents	89.8	28.7	—	118.5
Restricted cash	0.5	565.8	—	566.3
Receivables, net	108.0	199.2	—	307.2
Prepaid expenses	45.1	11.5	—	56.6
Vehicles, net	—	3,263.7	—	3,263.7
Property and equipment, net	178.6	55.1	1.0	234.7
Goodwill, net	—	20.9	—	20.9
Other assets (including debtor's investment in non-debtors)	340.4	64.4	(264.3)	140.5
Impairment reserve(1)	(55.3)	(466.9)	—	(522.2)

Total assets	$716.0	$3,742.4	$(263.3)	$4,195.1

($ in millions)	Debtors	Non-debtors	Eliminations	Total

Liabilities and shareholders' equity (deficit):
Accounts payable	$2.5	$—	$—	$2.5
Accrued liabilities	75.0	—	—	75.0
Other debt	204.9	—	—	204.9
Other liabilities	46.4	—	—	46.4
Liabilities subject to compromise	410.7	—	—	410.7
Liabilities related to assets held for sale:
Accounts payable	43.1	83.8	—	126.9
Accrued liabilities	132.2	55.0	—	187.2
Insurance reserves	179.0	87.3	12.3	278.6
Vehicle debt	—	3,298.1	—	3,298.1
Other debt	62.8	0.9	—	63.7
Deferred income taxes	—	(1.7)	1.7	—
Other liabilities	6.6	1.3	—	7.9
Due to (from) affiliates	46.6	(46.6)	—	—

Total liabilities	1,209.8	3,478.1	14.0	4,701.9

Total shareholders' equity (deficit)	(493.8)	264.3	(277.3)	(506.8)

Total liabilities and shareholders' equity (deficit)	$716.0	$3,742.4	$(263.3)	$4,195.1

(1)
Allocated based on total assets of debtors and non-debtors before impairment reserve.

($ in millions)	Debtors	Non-debtors	Eliminations	Total

Revenue	$1,530.6	$1,159.2	$(791.2)	$1,898.6
Costs and expenses:
Direct operating costs	679.6	197.7	(28.2)	849.1
Vehicle depreciation and lease charges, net	460.3	758.4	(764.9)	453.8
Selling, general, and administrative	265.6	70.2	—	335.8
Transition expenses	37.2	13.8	—	51.0
Reorganization expenses	21.8	—	—	21.8
Impairment of long-lived assets	55.3	466.9	—	522.2
Interest income	(1.0)	(1.2)	—	(2.2)
Interest expense	12.7	104.8	0.2	117.7
Other expense, net	(119.1)	151.0	0.3	32.2
Equity loss in investee	608.4	—	(608.4)	—

Loss from continuing operations before income taxes	(490.2)	(602.4)	609.8	(482.8)
Income tax provision (benefit)	—	6.0	(6.0)	—

Loss from continuing operations	(490.2)	(608.4)	615.8	(482.8)
Loss form discontinued operations, net of income taxes	(7.7)	—	—	(7.7)

Net loss	$(497.9)	$(608.4)	$615.8	$(490.5)

($ in millions)	Debtors	Non-debtors	Total

CASH FLOWS FROM OPERATING ACTIVITIES:	$(87.4)	$467.4	$380.0
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of revenue earnings vehicles	—	(4,670.2)	(4,670.2)
Sales of revenue earning vehicles	—	4,099.2	4,099.2
Purchases of property and equipment	(19.6)	(7.0)	(26.6)
Proceeds from sale of property and equipment	10.7	3.4	14.1
Increase in restricted cash—non-vehicle related	—	(7.7)	(7.7)
Decrease in restricted cash—vehicle related	0.1	254.9	255.0

Net cash provided by (used in) investing activities	(8.8)	(327.4)	(336.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Vehicle debt and obligations:
Proceeds	—	943.0	943.0
Payments	—	(1,094.4)	(1,094.4)
Proceeds from other debt	74.5	21.7	96.2
Payments on other debt	(1.3)	(21.1)	(22.4)
Deferred financing costs	—	(12.6)	(12.6)
Other, net	0.1	(1.3)	(1.2)

Net cash provided by (used in) financing activities	73.3	(164.7)	(91.4)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(22.9)	(24.7)	(47.6)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	112.8	53.4	166.2

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$89.9	$28.7	$118.6

12. Stock-based compensation

On June 28, 2000, the Company's Board of Directors and AutoNation, as sole shareholder, approved the ANC Rental Corporation Stock Option Plan (the "Plan"). The total amount of shares issuable under the Plan is 9,000,000. On June 30, 2000, the Company's Board of Directors approved the grant, to key employees and directors of the Company, of options to purchase 6,695,000 shares of Common Stock at a price equal to the average of the daily high and low market price of the Common Stock on July 3, 2000, the date of grant. The options granted have a term of ten years from the date of grant, and vest in equal 25% increments over three and one-half years commencing on January 1, 2001 and annually thereafter. As part of the initial grant, each outside director received a grant of options to purchase 100,000 shares of Common Stock, which vested immediately. The Company's Chairman received a grant of options to purchase 750,000 shares of Common Stock, which vested immediately.

In May 2001, the Company's Board of Directors and its shareholders approved a plan that granted options to purchase 750,000 shares of Common Stock to the Company's Chairman and then Chief Executive Officer and granted each outside director options, which vested immediately, to purchase 50,000 shares of Common Stock. One third of the Chairman's options vested immediately and one third vested on each of the first two anniversaries of the grant date. Following the Company's chapter 11 filing in November 2001, no stock options were granted.

A summary of issued stock option transactions is as follows for the nine months ended September 30, 2003:

	Shares (in millions)	Weighted- average exercise price

Options outstanding at beginning of period	4.9	$4.77
Cancelled	(0.7)	$4.59

Options outstanding at end of period	4.2	$4.80

Options exercisable at end of period	3.4	$4.81
Options available for future grants	0.9	$—

A summary of outstanding and exercisable options by price range as of September 30, 2003:

Range of exercise price	Number outstanding as of September 30, 2003 (in millions)	Weighted average remaining contractual life (in years)	Weighted average exercise price	Number exercisable as of September 30, 2003 (in millions)	Weighted average exercise price

$2.53 - $4.90	1.1	7.69	$3.72	0.8	$3.55
$5.19 - $6.94	3.1	6.77	$5.20	2.6	$5.20

$2.53 - $6.94	4.2	7.01	$4.80	3.4	$4.81

13. Commitments and contingencies

Legal proceedings

The Company is a party to various legal proceedings, which have arisen, in the ordinary course of business. While the ultimate outcome of these matters cannot be predicted with certainty, the Company believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated results of operations, cash flows or financial position. However, unfavorable resolution could affect the consolidated results of operations or cash flows for the periods in which they are resolved.

Lease commitments

The Company and its subsidiaries lease real property, equipment and software under various operating leases with terms from 1 to 25 years. The Company has also entered into various airport concession and permit agreements which generally provide for payment of a percentage of revenue from vehicle rentals with a guaranteed minimum lease obligation.

Expenses under real property, equipment and software leases and airport concession and permit agreements for the nine months ended September 30, 2003 are as follows (in millions):

Real property	$53.4
Equipment and software	14.1
Airport concession and permit fees:
Minimum fixed obligations	96.3
Additional amounts, based on revenue from vehicle rentals	54.2

$218.0

Future minimum lease obligations under noncancelable real property, equipment and software leases and airport agreements with initial terms in excess of one year (excluding those leases and multi-year commitments which were rejected by the Company under the bankruptcy proceedings) as of September 30, 2003 are as follows (in millions):

Years ended December 31,
2003	$62.5
2004	190.3
2005	126.8
2006	91.0
2007	77.3
Thereafter	347.8

$895.7

The leases and related commitments described above for the most part were assumed by Cerberus as of the acquisition date. Aggregate maturities of the Company's capital leases for vehicles are included in the expected debt maturities table in Note 5.

Other matters

The Company is also subject to potential liability related to environmental matters. The Company establishes reserves for environmental matters when the loss is probable and reasonable estimable.

In the normal course of business, the Company is required to post performance and surety bonds, letters of credit, and/or cash deposits as financial guarantees of the Company's performance. To date, the Company has satisfied financial responsibility requirements for regulatory agencies and insurance companies by making cash deposits, obtaining surety bonds or by obtaining bank letters of credit. As of September 30, 2003, the Company had outstanding surety bonds of approximately $125.2 million, the majority of which expire during 2003. All of the surety bonds were assumed by Vanguard USA as of the acquisition date.

In March 2002, the Bankruptcy Court approved, on a final basis, a key employee retention plan. The purpose of the plan is to retain certain key employees critical to the near-term success of the Company's restructuring by providing financial incentives and security against unanticipated termination of employment and to incent them to maximize stakeholder value. There are three levels of participation in the plan (Tier I, Tier II, and Tier III).

The Basic Retention (Tier I) is available to all participants in the plan and approximated fifty percent of the participants' base salary or $7.0 million. The Company paid the Base Retention on June 30, 2003. The Holdback Retention is for Tier II and Tier III participants payable upon a "Triggering Event." A "Triggering Event" occurs when a plan of reorganization of the Company under Chapter 11 is approved and subsequently confirmed by the Bankruptcy Court without material modifications, or the date upon which a motion seeking approval of the sale of all or substantially all of the operating assets of the Company is approved so long as the sale is subsequently consummated without material modifications. The Holdback Retention will be paid based upon a sliding scale affected by the passage of time and value realized in the "Triggering Event." The Company did not make any payments under the holdback provisions of Tier II or Tier III.

As discussed in Note 1, the Company completed the sale of substantially all assets and liabilities on October 14, 2003. Certain parties engaged in the reorganization or financing of the Company earned contingent incentives, success or emergence fees. The success fees were paid based upon a sliding scale affected by the passage of time and the value realized upon reorganization or sale of the Company. The success or emergence fees totaled approximately $21.0 million, of which an emergence fee of $12.5 million was paid to the Company's primary vehicle debt surety provider. The success or emergence fees were included as an expense in the accompanying consolidated statement of operations and the liability was assumed by Vanguard USA and included in the liabilities related to assets held for sale at September 30, 2003.

14. Fair value of financial instruments

The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. The assumptions used have a significant effect on the estimated amounts reported.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

  •
  Cash and cash equivalents, restricted cash and cash equivalents, trade and manufacturer receivables, other assets, accounts payable, accrued liabilities, other liabilities and variable-rate debt: The amounts reported in the accompanying Consolidated Balance Sheet and Note 5, for those assets and liabilities that are held for sale, approximate fair value assuming the Company continues as a going concern.

  •
  Fixed rate medium-term notes payable: The fair value of medium-term notes payable is estimated based on the quoted market prices for the same or similar issues.

  •
  Interest rate caps and floors: The fair value of interest rate caps and floors is determined from valuation models which are then compared to dealer quotations and represents the discounted future cash flows through maturity using current rates, and is effectively the amount the Company would pay or receive to terminate the agreements.

The following table sets forth the carrying amounts and fair values of the Company's financial instruments, except for those noted above for which carrying amounts approximate fair value, as of September 30, 2003 (in millions):

Assets (liabilities)	Carrying value	Fair value

Fixed rate medium-term notes payable	$(500.0)	Not determinable
Interim financing	(205.0)	Not determinable
Interest rate caps	0.8	$0.8
Interest rate floors/due to counterparty	(82.3)	Not determinable

Due to uncertainty surrounding the Chapter 11 filing, the fair value of the medium-term notes, interim financing and amounts due to counterparty, which are Debtor obligations, is not determinable.

15. Related party transactions

AutoNation distributed all of the Company's Common Stock to its shareholders as of June 30, 2000. The Company's relationship with AutoNation since the spin-off has been governed by a separation and distribution agreement and other agreements entered into in June 2000 in connection with the spin-off. Certain of the directors of the Company are directors of AutoNation.

The Company has reached an agreement with AutoNation and the Unsecured Creditors' Committee that resolves potential claims relating to the Company's bankruptcy, including potential claims arising out of the spin-off from AutoNation in 2000. The key terms of the settlement include the following: (i) AutoNation will continue to guarantee certain surety bonds issued by the Company until December 2006 (see discussion below); AutoNation's obligations under this guarantee are capped at $29.5 million; (ii) in addition, upon the Company's successful exit from bankruptcy, AutoNation will guarantee an additional $10.5 million of the Company's bonds until December 2006 and, upon a permanent reduction of the guarantees, AutoNation will pay one-half of the permanent reduction, or up to $20 million, to a trust established for the benefit of its unsecured creditors; (iii) the Company and the unsecured creditors will provide a full release of any potential claims against AutoNation arising from the spin-off and AutoNation will release most of the pre-petition claims that it has asserted in the bankruptcy.

Before the spin-off from AutoNation, AutoNation had provided guarantees in support of the Company's debt financing. Pursuant to a reimbursement agreement entered into with AutoNation before the distribution date, some of this credit support remains in place following the spin-off. In particular, AutoNation continues to guarantee certain annual rent expense in connection with various real estate lease obligations and vehicle leases. The Company has reimbursement obligations to AutoNation to the extent AutoNation is required to satisfy any of its guarantees of any of its obligations. These reimbursement obligations are payable upon AutoNation's demand, except in the event that certain of the Company's loans and credit facilities remain in effect as of the date of AutoNation's demand. Additionally, as part of the issuance in 2001 of a $29.5 million surety bond, AutoNation provided a $29.5 million back-up guarantee for the benefit of Liberty Mutual Insurance Company, the Company's primary surety provider. The reimbursement agreement was amended to provide for a reduction in AutoNation's back-up guarantee over the course of the next five years. No amounts were paid for the nine months ended September 30, 2003.

The Company entered into a lease with AutoNation for approximately 31,600 square feet of computer data center space at AutoNation's data center. Payments due under the lease for the computer data center space total approximately $0.9 million per year. The lease has an initial term of two years, with an option to extend the term for an additional two years. If extended, the lease payments will be increased based on increases in the Consumer Price Index. In no event will the adjusted lease payment be more than 6% higher than the initial lease payment. The Company believes that the lease payments reflect fair market value and that the terms of the leases are no less favorable than could be obtained from unrelated persons.

It is the Company's policy that transactions with related parties must be on terms that, on the whole, are no less favorable than those that would be available from unrelated parties. It is management's belief that all of the transactions described met that standard at the time the transactions were effected.

16. Derivatives

The Company's derivative instruments qualify for hedge accounting treatment. The major market risk hedged by the Company is the change in LIBOR-based interest rates, which apply to the majority of its vehicle debt. The Company uses interest rate derivatives to limit interest rate exposures, when appropriate, based upon market conditions or as required by the terms of its vehicle financing. During 2003, the Company used stand-alone interest rate caps to manage its floating rate risk.

The Company measures effectiveness of its stand-alone caps by comparing the changes in fair value of its stand-alone caps to a hypothetical derivative that would be perfectly effective in offsetting changes in fair value of the hedged cash flows. The Company expects little to no ineffectiveness relative to its stand-alone caps and as such changes in the fair value of the stand-alone caps are recorded as a component of other comprehensive income (loss).

For the nine months ended September 30, 2003, the Company neither received proceeds from its stand-alone caps nor made payments under its floors, as these floors were terminated by the counterparty in the fourth quarter of 2001 as a result of the Debtors' filing for Chapter 11 bankruptcy protection in the fourth quarter of 2001. As such, the interest rate floors ceased being an effective hedge. The Company is amortizing deferred losses related to the floors from other comprehensive income to current earnings over the life of the remaining debt outstanding. Amortization of deferred losses recognized in earnings approximated $19.3 million for the nine months ended September 30 2003. Certain of the Company's vehicle financing facilities are amortizing, and as such the Company recognized in other expenses, $13.5 million of losses previously deferred within other comprehensive loss in the nine month period ended September 30, 2003.

17. Accumulated comprehensive loss

($ in millions)	Interest rate hedges	Foreign currency translation	Total

Balance at December 31, 2002	$(53.8)	$(6.1)	$(59.9)
Unrealized income (loss) for the nine months ended September 30, 2003	(3.0)	10.1	7.1
Amounts realized into net loss	33.1	—	33.1

Balance at September 30, 2003	$(23.7)	$4.0	$(19.7)

18. Segment information

The Company follows SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires certain segment financial information to be disclosed on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources. Management reviews its operating results and makes resource allocation decisions based primarily upon geographic regions. The Company's management segments are defined as (i) United States Rental Group, comprising of both Alamo and National domestic operations (ii) Canada, and (iii) International, comprising Alamo and National operations located primarily in Europe. The Company believes its management segments exhibit similar economic characteristics, share the same product, types of customers and points of service. Accordingly, as permitted under SFAS 131, for financial reporting purposes the Company has aggregated its management segments into one segment, automotive rental.

The Company operates primarily in the United States, Europe and Canada. Revenue generated from Company-owned automotive rental locations is recorded in the country in which the vehicle is rented. Revenue generated from licensees is recognized in the country in which the revenue is received. The accounting policies of each geographic area are the same as those described in the summary of significant accounting policies. The following table presents geographic financial information as of and for the nine months ended September 30, 2003 (in millions):

Revenue:		Total assets:

Domestic	$1,530.6	Domestic	$3,337.2
International	368.0	International	857.9

	$1,898.6		$4,195.1

19. Subsequent event

In September 2000, the Company entered into a seven year services and outsourcing agreement with Perot Systems Corporation ("Perot"), pursuant to which Perot would provide certain application support services and data operations services. On the agreement date, Perot paid the Company an incentive payment of $25 million, none of which would be reimbursable if the agreement remained in place for a minimum of five years. As of September 30, 2003, the Company had a deferred balance of $13.3 million representing the unamortized portion of the incentive payment and $8.9 million in payables due to Perot related to pre-petition claims. Upon completion of the sale to Cerberus on October 14, 2003, the following events occurred: 1) the Company's agreement with Perot was terminated with the exception of certain provisions that were assigned to Vanguard USA pursuant to the terms of a Partial Termination and Assignment Agreement dated July 11, 2003, 2) the deferred balance of $13.3 million was waived by Perot pursuant to a Master Service Agreement between Vanguard USA and Perot, and 3) the $8.9 million pre-petition claims were classified as pre-petition general unsecured claims as approved by Court Motion dated September 3, 2003.

ANC RENTAL CORPORATION
Schedule II—Valuation and Qualifying Accounts
For the nine months ended September 30, 2003

($ in millions)	Balance at beginning of the period	Net additions (deductions) charged to expense		Other		Translation adjustment	Balance at end of the period

For the nine months ended September 30, 2003:
Allowance for doubtful accounts	$29.4	$(5.8)		$(11.3	)(a)	$0.4	$12.7
Auto and general liability insurance reserves	$324.8	$65.6		$(72.7	)(b)	$1.1	$318.8
Valuation allowance for deferred tax assets	$240.8	$191.6	(c)	$—		$—	$432.4

(a)
Represents writeoffs of receivables.

(b)
Represents payments.

(c)
Includes amounts from continuing and discontinued operations.

Vanguard Car Rental Group Inc.

                           , 2006

Until                           , 2006 (25 days after the date of the prospectus), all dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II
Information not required in the prospectus

Item 13. Other expenses of issuance and distribution

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee and the NYSE fee are estimated. All remaining amounts will be filed by amendment.

SEC Registration Fee		$32,100
New York Stock Exchange Listing Fee		$100,000
NASD Fee		$30,500
Accounting Fees and Expenses
Legal Fees and Expenses
Printing Fees and Expenses
Blue Sky Fees and Expenses		$25,000
Miscellaneous
Total	$

Item 14. Indemnification of directors and officers

Indemnification under the Delaware general corporation law

Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The DGCL also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

(1)
for any breach of the director's duty of loyalty to the corporation or its stockholders,

(2)
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)
for unlawful payments of dividends or unlawful stock purchases or redemptions, or

(4)
for any transaction from which the director derived an improper personal benefit.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification under our certificate of incorporation

Article Five of our certificate of incorporation provides that, to the fullest extent permitted by the DGCL, as the same may be amended and supplemented from time to time, the personal liability of our directors shall be eliminated.

Indemnification under our bylaws

Section 5.01 of Article V of our bylaws provides that we shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the company), by reason of the fact that he is or was, or has agreed to become, a director or officer of the company, or is or was serving, or has agreed to serve, at the request of the company, as a director, officer, partner, employee, agent or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 15. Recent sales of unregistered securities.

On July 31, 2006, we issued 1,000 shares of our common stock to Vanguard Car Rental Holdings LLC for an aggregate purchase price of $1,000. The shares were issued in reliance on the exemption pursuant to Rule 4(2) of the Securities Act of 1933 as the sale of securities did not involve a public offering.

Item 16. Exhibits and financial statement schedules.

See Exhibit Index following the signature pages to this registration statement.

Item 17. Undertakings.

(a)
The undersigned Registrant hereby undertakes:

(1)
To provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2)
That, for the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)
That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, Vanguard Car Rental Group Inc. has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 20th day of September, 2006.

VANGUARD CAR RENTAL GROUP INC.
By:	/s/ WILLIAM E. LOBECK Name: William E. Lobeck Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM E. LOBECK William E. Lobeck	Chief Executive Officer, President and Director (Principal Executive Officer)	September 20, 2006
/s/ THOMAS C. KENNEDY Thomas C. Kennedy	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	September 20, 2006
/s/ PAULA A. KUYKENDALL Paula A. Kuykendall	Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)	September 20, 2006
* Robert B. Allardice III	Director	September 20, 2006
* James N. Chapman	Director	September 20, 2006
* Howard S. Cohen	Director	September 20, 2006
* Bradley A. Gold	Director	September 20, 2006
* Charles M. Gurassa	Director	September 20, 2006
* Stephen R. Kerrigan	Director	September 20, 2006
* James J. Pike	Director	September 20, 2006

* Timothy F. Price	Director	September 20, 2006
* Lenard B. Tessler	Director	September 20, 2006
*By:	/s/ THOMAS C. KENNEDY Thomas C. Kennedy Attorney-in-fact

Exhibit index

Exhibit Number	Description
1.1**	Form of Underwriting Agreement
3.1**	Form of Certificate of Incorporation of Vanguard Car Rental Group Inc.
3.2**	Form of Amended and Restated Bylaws of Vanguard Car Rental Group Inc.
4.1**	Specimen of Common Stock Certificate
4.2*	Amended and Restated Registration Rights Agreement, dated as of August 1, 2006 by and among Worldwide Excellerated Leasing Ltd. ("Worldwide"), Vanguard Car Rental Holdings LLC and the Initial Holders specified on the signature pages thereof
4.3	Fourth Amended and Restated Base Indenture, dated as of April 13, 2006 (the "ARG Base Indenture"), by and between ARG Funding Corp. ("ARG"), as issuer, and the Bank of New York, as trustee (in such capacity, the "ARG Trustee")	(A	)
4.4	Third Amended and Restated Series 2004-1 Supplement, dated as of April 13, 2006 (the "Series 2004-1 Supplement"), by and between ARG and the ARG Trustee, supplementing the ARG Base Indenture	(A	)
4.5	Amendment to Third Amended and Restated Series 2004-1 Supplement, dated as of June 13, 2006, by and between ARG and the ARG Trustee, amending the Series 2004-1 Supplement	(A	)
4.6	Second Amended and Restated Series 2005-1 Supplement, dated as of April 13, 2006 (the "Series 2005-1 Supplement"), by and between ARG and the ARG Trustee, supplementing the ARG Base Indenture	(A	)
4.7	Amendment to Second Amended and Restated Series 2004-4 Supplement, dated as of June 13, 2006, by and between ARG and the ARG Trustee, amending the Series 2004-4 Supplement	(A	)
4.8	Second Amended and Restated Series 2004-4 Supplement, dated as of April 13, 2006 (the "Series 2004-4 Supplement"), by and between ARG and the ARG Trustee, supplementing the ARG Base Indenture	(A	)
4.9	Amended and Restated Series 2005-2 Supplement, dated as of April 13, 2006 (the "Series 2005-2 Supplement"), by and between ARG and the ARG Trustee, supplementing the ARG Base Indenture	(A	)
4.10	Eighth Amended and Restated Master Collateral Agency Agreement, dated as of April 13, 2006 (the "Master Collateral Agency Agreement"), by and among National Car Rental Financing Limited Partnership ("NFLP"), as a lessor grantor, Alamo Financing L.P. ("Alamo Financing"), as a lessor grantor, Vanguard Car Rental USA Inc. ("Vanguard USA"), as master servicer and as a lessee grantor, Citibank, N.A., as master collateral agent (in such capacity, the "Master Collateral Agent"), and the various beneficiaries and financing sources parties thereto	(A	)
4.11	Fourth Amended and Restated Master Motor Vehicle Lease and Servicing Agreement (the "Alamo Group I Lease"), dated as of April 13, 2006, by and among Alamo Financing, as lessor, Vanguard Car Rental USA Holdings Inc. ("Vanguard USA Holdings"), as guarantor, and Vanguard, as servicer and as lessee	(A	)

4.12	Fifth Amended and Restated Base Indenture, dated as of April 13, 2006 (the "Alamo Base Indenture"), by and between Alamo Financing and The Bank of New York, as Trustee (in such capacity, the "Leasing Company Trustee")	(A	)
4.13	Fifth Amended and Restated Series 1999-1 Supplement, dated as of April 13, 2006 (the "Alamo Series 1999-1 Supplement"), by and between Alamo Financing and the Leasing Company Trustee, supplementing the Alamo Base Indenture	(A	)
4.14	Fourth Amended and Restated Master Motor Vehicle Lease and Servicing Agreement (the "National Group I Lease"), dated as of April 13, 2006, by and among NFLP, as lessor, Vanguard USA Holdings, as guarantor, and Vanguard USA, as servicer and as lessee	(A	)
4.15	Fifth Amended and Restated Base Indenture, dated as of April 13, 2006 (the "NFLP Base Indenture" and, together with the Alamo Base Indenture, the "Leasing Company Base Indentures"), by and between NFLP and the Leasing Company Trustee	(A	)
4.16	Fifth Amended and Restated Series 1999-1 Supplement, dated as of April 13, 2006 (the "NFLP Series 1999-1 Supplement") by and between NFLP and the Leasing Company Trustee, supplementing the NFLP Base Indenture	(A	)
4.17	LKE Consent Agreement, dated as of March 4, 2005, by and among Ambac Assurance Corporation, Assured Guaranty Corp. and MBIA Insurance Corporation for the benefit of ARG, Alamo Financing, NFLP, Vanguard USA and Vanguard USA Holdings and acknowledged by the Master Collateral Agent and The Bank of New York, as trustee, as a Financing Source and as a Beneficiary	(A	)
4.18	LKE Consent Agreement, dated as of March 4, 2005, by General Motors Acceptance Corporation for the benefit of Vanguard SPE, Alamo Financing, NFLP, Vanguard and Vanguard USA Holdings and acknowledged by the Master Collateral Agent and The Bank of New York, as trustee	(A	)
4.19	Amended and Restated Master Exchange Agreement, dated as of April 13, 2006, by and among Car for a Car Corp., as qualified intermediary, Alamo Financing, as exchangor, and Vanguard, as servicer	(A	)
4.20	Amended and Restated Escrow Agreement, dated as of April 13, 2006, by and among Alamo Financing, as exchanger, Car for a Car Corp., as qualified intermediary, JPMorgan Chase Bank, N.A., as the escrow agent, and Vanguard USA, as Servicer	(A	)
4.21	Consent Agreement, dated as of April 13, 2006, by and among MBIA Insurance Corporation, Assured Guaranty Corp., Ambac Assurance Corporation, Alamo Financing, NFLP, ARG, The Bank of New York, as ARG Trustee and Leasing Company Trustee and Vanguard USA, as Servicer, relating to certain amendments made to the ABS Program documents	(A	)
4.22	Consent Agreement, dated as of June 13, 2006, by and among MBIA Insurance Corporation, Assured Guaranty Corp., Ambac Assurance Corporation, Alamo Financing, NFLP, ARG, The Bank of New York, as ARG Trustee and Leasing Company Trustee and Vanguard USA, as Servicer, relating to certain amendments made to the Series 2004-1 Supplement and the Series 2004-4 Supplement	(A	)

4.23	Consent Agreement, dated as of June 13, 2006, by and among MBIA Insurance Corporation, Assured Guaranty Corp., Ambac Assurance Corporation, Alamo Financing, NFLP, ARG, The Bank of New York, as ARG Trustee and Leasing Company Trustee and Vanguard USA, as Servicer, relating to certain amendments made to the limited partnership agreements of Alamo Financing and NFLP	(A	)
4.24	Termination Agreement, dated as of June 14, 2006, by and among General Motors Acceptance Corporation, Vanguard SPE, Alamo Financing, NFLP, The Bank of New York, as Vanguard SPE Trustee and Leasing Company Trustee and Vanguard USA, as Servicer, relating to the termination of the vehicle financing facility provided by General Motors Acceptance Corporation	(A	)
4.25	Agreement, dated as of July 24, 2006, between ARG and Ambac Assurance Corporation, related to the Series 2004-1 Supplement and the Series 2005-2 Supplement	(A	)
4.26	Agreement, dated as of July 24, 2006, between ARG and Assured Guaranty Corp., related to the Series 2004-4 Supplement	(A	)
4.27	Agreement, dated as of July 24, 2006, between ARG and MBIA Insurance Corporation, related to the Series 2005-1 Supplement	(A	)
4.28*	Note Purchase Agreement, 14% Secured Senior Subordinated Notes due March 30, 2008, dated as of October 14, 2003, by and among Vanguard USA, Alamo Rental (US), Inc., National Rental (US) Inc., as companies, Vanguard USA Holdings, as Guarantor, the Purchasers therein and Madeleine L.L.C. as Administrative Agent and Collateral Agent
4.29*	Note Purchase Agreement, 15% Secured Junior Subordinated Notes due September 30, 2008, dated as of October 14, 2003, by and among Vanguard USA, Alamo Rental (US), Inc., National Rental (US) Inc., as companies, Vanguard USA Holdings, as Guarantor, the Purchasers therein and Madeleine L.L.C. as Administrative Agent and Collateral Agent
4.30*	Note Purchase Agreement, 15% Secured Junior Subordinated Notes due September 30, 2008, dated as of October 14, 2003, by and among Vanguard USA Holdings, the Purchasers therein and Madeleine L.L.C. as Administrative Agent and Collateral Agent
5.1**	Opinion of Schulte Roth & Zabel LLP
10.1	Asset Purchase Agreement, dated as of June 12, 2003, by and among ANC Rental Corporation, its Subsidiaries party thereto, CAR Acquisition Company LLC, Cerberus Capital Management, L.P. and, solely with respect to Section 2.5, Lehman Commercial Paper Inc. (the "Asset Purchase Agreement")	(A	)
10.2	First Amendment to the Asset Purchase Agreement, dated as of June 30, 2003, by and among ANC Rental Corporation, its Subsidiaries party thereto, CAR Acquisition Company LLC, Cerberus Capital Management, L.P. and, solely with respect to Section 2.5, Lehman Commercial Paper Inc.	(A	)
10.3	Second Amendment to the Asset Purchase Agreement, dated as of August 5, 2003, by and among ANC Rental Corporation, its Subsidiaries party thereto, CAR Acquisition Company LLC, Cerberus Capital Management, L.P. and, solely with respect to Section 2.5, Lehman Commercial Paper Inc.	(A	)

10.4	Third Amendment to the Asset Purchase Agreement, dated as of October 3, 2003, by and among ANC Rental Corporation, its Subsidiaries party thereto, CAR Acquisition Company LLC, Cerberus Capital Management, L.P. and, solely with respect to Section 2.5, Lehman Commercial Paper Inc.	(A	)
10.5	Financing Agreement, dated as of October 31, 2003, between National Rental Group Financing Inc. and DaimlerChrysler Services North America LLC	(A	)
10.6	First Amendment to the Financing Agreement, dated as of March 30, 2004, by and among National Rental Group Financing Inc. and DaimlerChrysler Services North America LLC	(A	)
10.7	Second Amendment to the Financing Agreement, dated as of May 14, 2004, by and among National Rental Group Financing Inc. and DaimlerChrysler Services North America LLC	(A	)
10.8	Third Amendment to the Financing Agreement, dated as of August 13, 2004, by and among National Rental Group Financing Inc. and DaimlerChrysler Services North America LLC	(A	)
10.9	Fourth Amendment to the Financing Agreement, dated as of March 29, 2005, by and among National Rental Group Financing Inc. and DaimlerChrysler Services North America LLC	(A	)
10.10	Security Agreement (Advances), dated December 12, 2003, between DaimlerChrysler Services North America, LLC and National Rental Group Financing Inc.	(A	)
10.11	Credit Agreement, dated as of June 14, 2006, among Vanguard USA Holdings, National Car Rental (Canada) Inc., the Lenders listed thereto, Goldman Sachs Credit Partners L.P., J.P. Morgan Securities Inc. and Lehman Brothers Inc. (as Sole Joint Lead Arrangers and Joint Bookrunners), and Goldman Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A. (as Co-Syndication Agents), Lehman Commercial Paper Inc., Bank of Montreal, and Wachovia Bank, National Association (as Co-Documentation Agents), Bank of Montreal (as Canadian Agent) and Goldman Sachs Credit Partners L.P. (as Administrative Agent)	(A	)
10.12	Guarantee and Collateral Agreement, dated as of June 14, 2006, made by Vanguard USA Holdings and certain of its subsidiaries listed thereto in favor of Goldman Sachs Credit Partners L.P. (as Administrative Agent)	(A	)
10.13	Direct Parent Stock Pledge Agreement, dated as of June 14, 2006, made by VCR USA Holdings II Inc. in favor of Goldman Sachs Credit Partners L.P. (as Administrative Agent)	(A	)
10.14	General Security Agreement, dated as of June 14, 2006, made by Alamo Rent-A-Car (Canada), Inc. in favor of Bank of Montreal (as Canadian Agent)	(A	)
10.15	Patent Security Agreement, dated as of June 14, 2006, between Vanguard USA Holdings and the other Grantors listed thereto, and Goldman Sachs Credit Partners L.P. (as Administrative Agent)	(A	)
10.16	Trademark Security Agreement, dated as of June 14, 2006, between Vanguard USA Holdings and the other Grantors listed thereto, and Goldman Sachs Credit Partners L.P. (as Administrative Agent)	(A	)
10.17	Fourth Amended and Restated Limited Partnership Agreement, made as of March 13, 1997 and executed on October 28, 2004, between National Car Rental (Canada) Inc., 1487792 Ontario Inc., and BNY Trust Company of Canada (the "NT Limited Partnership")	(A	)

10.18	Amending Agreement No. 1 to the NT Limited Partnership, made as of July 13, 2004 and executed on July 13, 2004, between National Car Rental (Canada) Inc., 1487792 Ontario Inc., and BNY Trust Company of Canada	(A	)
10.19	Amending Agreement No. 2 to the NT Limited Partnership, made as of October 28, 2004 and executed on October 28, 2004, between National Car Rental (Canada) Inc., 1487792 Ontario Inc., and BNY Trust Company of Canada	(A	)
10.20	Amending Agreement No. 3 to the NT Limited Partnership, made as of August 8, 2005 and executed on October 28, 2004, between National Car Rental (Canada) Inc., 1487792 Ontario Inc., and BNY Trust Company of Canada	(A	)
10.21	Amending Agreement No. 4 to the NT Limited Partnership, made as of December 31, 2005 and executed on October 28, 2004, between National Car Rental (Canada) Inc., 1487792 Ontario Inc., and BNY Trust Company of Canada	(A	)
10.22	Letter Agreement relating to the NT Limited Partnership, dated October 14, 2003, between Vanguard USA Holdings, National Car Rental (Canada) Inc., BNY Trust Company of Canada, and 1487792 Ontario Inc.	(A	)
10.23	Facility Letter, dated December 3, 2004, between The Governor and Company of the Bank of Scotland (the "Bank of Scotland"), Vanguard Rental (Holdings) Limited (the "Principal Borrower") and subsidiaries of the Principal Borrower, listed in Schedule 9 thereto (the "Bank of Scotland Facility Letter")	(A	)
10.24	Amendment to the Bank of Scotland Facility Letter, dated March 3, 2005, between the Bank of Scotland, the Principal Borrower and subsidiaries of the Principal Borrower listed thereto	(A	)
10.25	Lombard Override Agreement, dated December 3, 2004, between Vanguard Rental (Holdings) Limited, Vanguard Rental (UK) Limited ("Vanguard UK"), Vanguard Autovermietung GmbH & Co KG ("Vanguard Germany"), Vanguard Rental (Switzerland) AG (collectively, the "Vanguard Parties") and Lombard North Central Plc	(A	)
10.26	Amendment Letter, dated December 20, 2004, between the Vanguard Parties and Lombard North Central Plc	(A	)
10.27	Letter of Understanding, dated March 23, 1999, between Lombard North Central Plc and National Car Rental Limited (now known as Vanguard UK	(A	)
10.28	Addendum to Letter of Understanding, dated March 25, 2004, between Lombard North Central Plc and Vanguard UK	(A	)
10.29	Letter of Offer, dated December 3, 2004, between Capital Bank Plc (for itself and as agent for the Lessors listed on Appendix 1 thereto), and Vanguard UK and Vanguard Rental (Holdings) Limited (the "Letter of Offer")	(A	)
10.30	Amendment No. 1 to the Letter of Offer, dated January 26, 2005, between Capital Bank Plc, Vanguard UK and Vanguard Rental (Holdings) Limited	(A	)
10.31	Amended and Restated Master Operating Lease Agreement, dated September 26, 2005 between Capital Bank Plc (on behalf of capital lenders) and Vanguard UK	(A	)
10.32	Amended and Restated Master Hire Purchase Agreement, dated September 26, 2005 between Capital Bank Plc and Vanguard UK	(A	)

10.33	Amended and Restated Master Self Drive Hire Rental Agreement dated September 26, 2005 between Capital Bank Plc (on behalf of lenders) and Vanguard UK	(A	)
10.34*	Letter Agreement, dated August 16, 2005, between General Motors Corporation ("GM") and Vanguard USA (Portions of this document have been omitted and filed separately with the SEC pursuant to a request for confidential treatment)	(A	)
10.35*	Letter Agreement, dated April 13, 2006, between GM and Vanguard USA (Portions of this document have been omitted and filed separately with the SEC pursuant to a request for confidential treatment)	(A	)
10.36	Letter Agreement, dated September 8, 2004, between DaimlerChrysler Corporation ("DaimlerChrysler") and Vanguard USA (Portions of this document have been omitted and filed separately with the SEC pursuant to a request for confidential treatment)	(A	)
10.37*	Letter Agreement, dated August 10, 2005, between DaimlerChrysler and Vanguard USA (Portions of this document have been omitted and filed separately with the SEC pursuant to a request for confidential treatment)	(A	)
10.38	Employment Agreement, dated as of October 14, 2003, between Worldwide and William E. Lobeck	(A	)
10.39	First Revised and Extended Employment Agreement, dated as of November 1, 2005, between Worldwide and Jeffry J. Parell	(A	)
10.40	First Revised and Extended Employment Agreement, dated as of November 1, 2005, between Worldwide and Thomas C. Kennedy	(A	)
10.41	Employment Agreement, dated as of October 14, 2003, between Worldwide and Howard D. Schwartz	(A	)
10.42	First Revised and Extended Employment Agreement, dated as of November 1, 2005, between Worldwide and Tyler A. Best	(A	)
10.43**	Form of Equity Incentive Plan
10.44*	Form of Long Term Incentive Plan
10.45*	Master Information Technology Services Agreement, dated July 16, 2003, between Perot Systems Corporation and Vanguard USA (the "Master Information Technology Services Agreement") (Portions of this document have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.)
10.46*	Amendment No. 1 to the Master Information Technology Services Agreement, dated October 10, 2003, between Perot Systems Corporation and Vanguard USA
10.47*	Letter Agreement dated July 31, 2003, between DaimlerChrysler and Vanguard USA (Portions of this document have been omitted and filed seperately with the SEC pursuant to a request for confidential treatment)	(A	)
10.48*	Aircraft Management Agreement, dated as of May 22, 2003, between 7700 Properties, L.L.C. and United States Aviation Co.
10.49*	Aircraft Management Agreement, dated as of October 1, 2003, between 1132 Investment Co. and United States Aviation Co.
10.50*	Letter Agreement, dated as of April 1, 2004, between Vanguard USA and United States Aviation Co.

10.51*	Letter Agreement, dated as of April 1, 2005, between Vanguard USA and United States Aviation Co.
10.52*	Letter Agreement, dated as of April 1, 2006, between Vanguard USA and United States Aviation Co.
10.53**	Form of Indemnification Agreement
10.54**	Form of Management Lock-up Agreement
21.1*	List of Significant Subsidiaries
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.3*	Consent of PricewaterhouseCoopers LLP, Independent Registered Certified Public Accounting Firm
23.4**	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)
24.1	Powers of Attorney (included in the signature pages thereto)	(A	)

*
Filed herewith.

**
To be filed by Amendment.

(A)
Previously filed on August 2, 2006 as an exhibit to the Registrant's Registration Statement on Form S-1.

QuickLinks

Table of contents
About this prospectus
Prospectus summary
The transactions
Our history and sponsor
Our corporate information
Ownership structure
The offering
Risk factors
Summary consolidated historical financial data
Risk factors
Industry and market data
Trademarks
Cautionary statement concerning forward-looking statements
Use of proceeds
Dividend policy
Capitalization
Dilution
Selected historical consolidated financial data
Management's discussion and analysis of financial condition and results of operations
Business
Management
Principal and selling stockholders
Certain relationships and related party transactions
Description of capital stock
Shares eligible for future sale
Description of certain indebtedness
Certain U.S. federal tax consequences for non-U.S. holders
Underwriting
Legal matters
Experts
Where you can find more information
Index to financial statements
Report of Independent Registered Public Accounting Firm
Vanguard Car Rental Group Inc. Balance sheet As of July 31, 2006
Vanguard Car Rental Group Inc. Note to financial statement
Worldwide Excellerated Leasing Ltd. and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)
Worldwide Excellerated Leasing Ltd. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited)
Worldwide Excellerated Leasing Ltd. and Subsidiaries Notes to condensed consolidated financial statements (Unaudited)
Report of Independent Registered Public Accounting Firm
Worldwide Excellerated Leasing Ltd. and Subsidiaries Consolidated Balance Sheets
Worldwide Excellerated Leasing Ltd. and Subsidiaries Consolidated Statements of Income
Worldwide Excellerated Leasing Ltd. and Subsidiaries Consolidated Statements of Stockholders' Equity (Deficit)
Worldwide Excellerated Leasing Ltd. and Subsidiaries Consolidated Statements of Cash Flows
Worldwide Excellerated Leasing Ltd. and Subsidiaries Notes to consolidated financial statements
Worldwide Excellerated Leasing Ltd. and Subsidiaries Quarterly Financial Data (Unaudited)
Schedule I—Condensed Financial Information
Worldwide Excellerated Leasing Ltd. Condensed Parent Company Balance Sheets
Schedule I—Condensed Financial Information (continued)
Worldwide Excellerated Leasing Ltd. Condensed Parent Company Statements of Income
Schedule I—Condensed Financial Information (continued)
Worldwide Excellerated Leasing Ltd. Condensed Parent Company Statements of Stockholders' Equity (Deficit)
Schedule I—Condensed Financial Information (continued)
Worldwide Excellerated Leasing Ltd. and Subsidiaries Condensed Parent Company Statements of Cash Flows
Schedule I—Condensed Financial Information (continued) Worldwide Excellerated Leasing Ltd. Notes to Condensed Parent Company Financial Statements
Schedule I—Condensed Financial Information (continued) Worldwide Excellerated Leasing Ltd. Notes to Condensed Parent Company Financial Statements (continued)
Worldwide Excellerated Leasing Ltd. and subsidiaries Schedule II—Valuation and qualifying accounts For the years ended December 31, 2005 and 2004 and for the period from October 1, 2003 to December 31, 2003
Report of Independent Registered Certified Public Accounting Firm
ANC Rental Corporation (Debtor-in-possession) Consolidated Balance Sheet (As restated)
ANC Rental Corporation (Debtor-in-possession) Consolidated Statement of Operations (As restated)
ANC Rental Corporation (Debtor-In-Possession) Consolidated Statement of Shareholders' Deficit (As restated)
ANC Rental Corporation (Debtor-in-possession) Consolidated Statement of Cash Flows (As restated)
ANC Rental Corporation (Debtor-in-possession) Notes to consolidated financial statements
ANC RENTAL CORPORATION Schedule II—Valuation and Qualifying Accounts For the nine months ended September 30, 2003
Part II Information not required in the prospectus
Signatures
Exhibit index